Filed Pursuant to Rule 424(b)(3)
Registration No. 333-226112

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On June 11, 2018, Athens Bancshares Corporation, or “Athens,” and CapStar Financial Holdings, Inc., or “CapStar,” entered into an Agreement and Plan of Merger (which, as it may be amended, supplemented or modified from time to time, we refer to as the “merger agreement”), pursuant to which Athens will merge with and into CapStar (which we refer to as the “merger”). Immediately following the completion of the merger, Athens Federal Community Bank, National Association, Athens’ wholly owned bank subsidiary (which we refer to as “Athens Federal”), will merge with and into CapStar Bank, CapStar’s wholly owned bank subsidiary, with CapStar Bank continuing as the surviving bank (which we refer to as the “bank merger”).

In the merger, each share of Athens common stock (other than certain excluded shares as described in the attached joint proxy statement/prospectus) will be converted into the right to receive 2.864 shares of CapStar common stock (which we refer to as the “merger consideration”). Based on CapStar’s closing price of $20.05 per share on June 8, 2018, the last trading day before the announcement of the merger agreement, and the number of shares of Athens common stock outstanding as of June 8, 2018, the merger consideration represented approximately $57.42 for each share of Athens common stock. Based on CapStar’s closing price of $18.84 per share on July 25, 2018, the last practicable trading day before the mailing of the enclosed joint proxy statement/prospectus, the merger consideration represented approximately $53.96 for each share of Athens common stock. We encourage you to obtain current market quotations for the common stock of CapStar and Athens before you vote. CapStar common stock is currently quoted on the Nasdaq Global Select Market (which we refer to as the “NASDAQ”) under the symbol “CSTR.” Athens common stock is currently quoted on the OTCQX Market under the symbol “AFCB.”

Based on the number of shares of Athens common stock outstanding on July 19, 2018, the record date for the Athens special meeting, we expect that holders of shares of Athens common stock as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 32.8% of the issued and outstanding shares of CapStar common stock immediately following the closing of the merger (including shares received in respect of Athens stock options and without giving effect to any shares of CapStar common stock held by Athens shareholders prior to the merger).    As a result, current CapStar shareholders will hold, in the aggregate, approximately 67.2% of the outstanding shares of CapStar common stock immediately following the closing of the merger. An increase or decrease in the number of outstanding shares of Athens common stock prior to completion of the merger could cause the actual number of shares issued upon completion of the merger to change.

CapStar and Athens will each hold a special meeting of their respective shareholders in connection with the merger. CapStar shareholders will be asked to vote to approve the merger agreement and approve related matters, as described in the attached joint proxy statement/prospectus. Athens shareholders will be asked to vote to approve the merger agreement and approve related matters, as described in the attached joint proxy statement/prospectus.

The special meeting of CapStar shareholders will be held on August 29, 2018, at 1:30 p.m. (Central time), at The Golf Club of Tennessee, 1000 Golf Club Drive, Kingston Springs, Tennessee 37082. The special meeting of Athens shareholders will be held on August 30, 2018, at 9:00 a.m. (Eastern time), at Sherman Fine Arts Building, Tennessee Wesleyan University, 204 East College Street, Athens, Tennessee 37303.

Your vote is important. We cannot complete the merger unless CapStar’s shareholders and Athens’ shareholders approve the merger agreement. Approval of the merger agreement requires (1) the affirmative vote of the holders of a majority of the outstanding shares of CapStar common stock entitled to vote on the proposal and (2) the affirmative vote of the holders of a majority of the outstanding shares of Athens common stock entitled to vote on the proposal. Regardless of whether or not you plan to attend your special meeting, please take the time to vote your shares in accordance with the instructions contained in the enclosed joint proxy statement/prospectus.

The CapStar board of directors unanimously recommends that CapStar shareholders vote “FOR” the approval of the merger agreement and “FOR” the other matters to be considered at the CapStar special meeting.

The Athens board of directors unanimously recommends that Athens shareholders vote “FOR” the approval of the merger agreement and “FOR” the other matters to be considered at the Athens special meeting.

The enclosed joint proxy statement/prospectus describes the special meetings, the merger, the documents related to the merger and other related matters. Please carefully read the entire joint proxy statement/prospectus, including the section entitled “Risk Factors,” for a discussion of the risks relating to the proposed merger. You also can obtain information about the proposed merger, CapStar and Athens from documents that CapStar has filed with the Securities and Exchange Commission.

If you have any questions concerning the merger, CapStar shareholders should please contact Daniel Fox, 1201 Demonbreun Street, Suite 700, Nashville, Tennessee 37203, at (615) 732-6455, and Athens shareholders should please contact Jeffrey L. Cunningham, President and Chief Executive Officer, P.O. Box 869, Athens, Tennessee 37371-0869, at (423) 745-1111. We look forward to seeing you at the special meetings.

Claire W. Tucker President and Chief Executive Officer CapStar Financial Holdings, Inc.	Jeffrey L. Cunningham President and Chief Executive Officer Athens Bancshares Corporation

Neither the Securities and Exchange Commission nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if the enclosed joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either CapStar or Athens, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of the enclosed joint proxy statement/prospectus is July 26, 2018, and it is first being mailed or otherwise delivered to the respective shareholders of CapStar and Athens on or about July 30, 2018.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of CapStar Financial Holdings, Inc.:

CapStar Financial Holdings, Inc. (which we refer to as “CapStar”) will hold a special meeting of shareholders on August 29, 2018, at 1:30 p.m. (Central time), at The Golf Club of Tennessee, 1000 Golf Club Drive, Kingston Springs, Tennessee 37082 to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of June 11, 2018, by and between Athens Bancshares Corporation (which we refer to as “Athens”) and CapStar, as more fully described in the enclosed joint proxy statement/prospectus (which we refer to as the “CapStar merger proposal”); and

•	a proposal to adjourn the CapStar special meeting, if necessary or appropriate, to solicit additional proxies in favor of the CapStar merger proposal (which we refer to as the “CapStar adjournment proposal”).

We have fixed the close of business on July 19, 2018 as the record date for the determination of shareholders entitled to notice of and to vote at the CapStar special meeting (which we refer to as the “CapStar record date”). Only CapStar common shareholders of record at that time are entitled to notice of, and to vote at, the CapStar special meeting, or any adjournment or postponement of the CapStar special meeting.

Approval of the CapStar merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of CapStar common stock entitled to vote. The CapStar adjournment proposal will be approved if the number of shares of CapStar common stock, represented in person or by proxy at the CapStar special meeting and entitled to vote thereon, voted in favor of the CapStar adjournment proposal exceeds the number of shares voted against such proposal at the CapStar special meeting.

The CapStar board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of CapStar and its shareholders, and unanimously recommends that CapStar shareholders vote “FOR” the CapStar merger proposal and “FOR” the CapStar adjournment proposal.

Your vote is very important. We cannot complete the merger unless CapStar’s common shareholders approve the merger agreement.

You are urged to execute and return the enclosed proxy promptly in the enclosed self-addressed envelope or to vote your shares in advance of the CapStar special meeting by Internet or phone, as described in the accompanying joint proxy statement/prospectus. In the event you decide to attend the special CapStar meeting, you may, if you desire, revoke the proxy and vote your shares in person. If you hold your stock in “street name” through a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.

The enclosed joint proxy statement/prospectus provides a detailed description of the CapStar special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its appendices carefully and in their entirety.

If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of CapStar common stock, please contact Daniel Fox, 1201 Demonbreun Street, Suite 700, Nashville, Tennessee 37203, at (615) 732-6455.

On behalf of the CapStar board of directors, thank you for your prompt attention to this important matter.

BY ORDER OF THE BOARD OF DIRECTORS

Dennis C. Bottorff
Chairman of the Board of Directors

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Athens Bancshares Corporation:

Athens Bancshares Corporation (which we refer to as “Athens”) will hold a special meeting of shareholders on August 30, 2018, at 9:00 a.m. (Eastern time), at Sherman Fine Arts Building, Tennessee Wesleyan University, 204 East College Street, Athens, Tennessee 37303 to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of June 11, 2018, by and between Athens and CapStar Financial Holdings, Inc., as more fully described in the enclosed joint proxy statement/prospectus (which we refer to as the “Athens merger proposal”); and

•	a proposal to adjourn the Athens special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Athens merger proposal (which we refer to as the “Athens adjournment proposal”).

We have fixed the close of business on July 19, 2018 as the record date for the determination of shareholders entitled to notice of and to vote at the Athens special meeting (which we refer to as the “Athens record date”). Only holders of record of Athens’ common stock at the close of business on that date are entitled to notice of, and to vote at, the Athens special meeting or any adjournment or postponement thereof. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Athens’ common stock entitled to vote on the proposal. Approval of the Athens adjournment proposal requires the votes cast by Athens shareholders in favor of the proposal to exceed the votes cast by Athens shareholders against the proposal at the Athens special meeting.

The Athens board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that Athens shareholders vote “FOR” the Athens merger proposal and “FOR” the Athens adjournment proposal.

Your vote is very important. We cannot complete the merger unless Athens’ shareholders approve the merger agreement.

Whether or not you plan to attend the Athens special meeting, we encourage you to execute and return the enclosed proxy card promptly in the enclosed self-addressed envelope or to vote your shares in advance of the Athens special meeting by Internet or phone, as described in the accompanying joint proxy statement/prospectus. If you decide to attend the Athens special meeting, then you may, if you desire, revoke the proxy and vote your shares in person. If you hold your stock in “street name” through a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the record holder. If you have shares of Athens common stock allocated to your account under the Athens Federal Employee Stock Ownership Plan or Athens Federal Employees’ Savings & Profit Sharing Plan, please follow the separate voting instructions relating to such plans.

The enclosed joint proxy statement/prospectus provides a detailed description of the Athens special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its appendices carefully and in their entirety.

If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Athens common stock, please contact Jeffrey L. Cunningham, President and Chief Executive Officer, P.O. Box 869, Athens, Tennessee 37371-0869, at (423) 745-1111.

On behalf of the Athens board of directors, thank you for your prompt attention to this important matter.

BY ORDER OF THE BOARD OF DIRECTORS

Larry D. Wallace
Chairman of the Board of Directors

REFERENCES TO ADDITIONAL INFORMATION

CapStar

CapStar files annual, quarterly and special reports, joint proxy statements and other business and financial information with the Securities and Exchange Commission (which we refer to as the “SEC”). You may read and copy any materials that CapStar files with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, CapStar files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from CapStar by accessing CapStar’s website at www.CapStarbanks.com. References to CapStar’s and Athens’ website in this joint proxy statement/prospectus are intended to serve as textual references only; the contents of those websites are not incorporated herein by reference.

Copies of these documents can also be obtained, free of charge, by directing a written request to:

CapStar Financial Holdings, Inc.

1201 Demonbreun Street, Suite 700

Nashville, Tennessee 37203

Attn: Daniel Fox

Telephone: (615) 732-6455

CapStar has filed a registration statement on Form S-4 (File No. 333-226112) to register with the SEC shares of CapStar common stock to be issued pursuant to the merger. This joint proxy statement/prospectus is a part of that registration statement on Form S-4. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement on Form S-4 or in the exhibits or schedules to the registration statement on Form S-4. You may read and copy the registration statement on Form S-4, including any amendments, schedules and exhibits, at the SEC’s Public Reference Room at the address set forth above. The registration statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and CapStar or upon written request to CapStar at the address set forth above.

Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement on Form S-4. This joint proxy statement/prospectus incorporates important business and financial information about CapStar that is not included in or delivered with this joint proxy statement/prospectus, including incorporating by reference documents that CapStar has previously filed with the SEC. These documents contain important information about CapStar and its financial condition. See the section entitled “Where You Can Find More Information.” These documents are available free of charge upon written request to CapStar at the address listed above.

To obtain timely delivery of these documents, you must request them no later than August 19, 2018 in order to receive them before the CapStar special meeting.

Except where the context otherwise indicates, CapStar supplied all information contained in, or incorporated by reference into, this joint proxy statement/prospectus relating to CapStar, and Athens supplied all information contained in this joint proxy statement/prospectus relating to Athens.

Athens

Athens does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (which we refer to as the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Athens common stock, please contact Athens at:

Athens Bancshares Corporation

P.O. Box 869

Athens, Tennessee 37371-0869

Attn: Jeffrey L. Cunningham, President and Chief Executive Officer

Telephone: (423) 745-1111

To obtain timely delivery of these documents, you must request them no later than August 23, 2018 in order to receive them before the Athens special meeting.

You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. No one has been authorized to give any information or make any representation about the merger or Athens or CapStar that differs from, or adds to, the information in this joint proxy statement/prospectus or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus, and you should not assume that any information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such other document, and neither the mailing of this joint proxy statement/prospectus to Athens shareholders or CapStar shareholders nor the issuance of CapStar common stock or the payment of cash in lieu of fractional shares by CapStar in the merger shall create any implication to the contrary.

i

APPENDICES:

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE CAPSTAR SPECIAL MEETING AND THE ATHENS SPECIAL MEETING

The following are some questions that you may have about the merger and the CapStar special meeting or the Athens special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the CapStar special meeting or the Athens special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

Q:	What am I being asked to vote on and why is this approval necessary?

A:	CapStar has entered into an Agreement and Plan of Merger, dated as of June 11, 2018, with Athens (which we refer to as the “merger agreement”). A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A. Under the merger agreement, Athens will be merged with and into CapStar (which we refer to as the “merger”), with CapStar continuing as the surviving corporation. We sometimes refer to CapStar following the merger as the “surviving corporation.” Immediately following the completion of the merger, Athens Federal, Athens’ wholly owned bank subsidiary, will merge with and into CapStar Bank, CapStar’s wholly owned bank subsidiary, with CapStar Bank continuing as the surviving bank (which we refer to as the “bank merger”).

The merger cannot be completed unless, among other things, both CapStar shareholders and Athens shareholders approve the respective proposals to approve the merger agreement (which we refer to as the “CapStar merger proposal” and the “Athens merger proposal,” respectively).

In addition, CapStar and Athens are soliciting proxies from their respective shareholders with respect to the following additional proposals, approvals of which are not conditions to the completion of the merger:

•	a proposal to adjourn the CapStar special meeting, if necessary or appropriate, to solicit additional proxies in favor of the CapStar merger proposal (which we refer to as the “CapStar adjournment proposal”); and

•	a proposal to adjourn the Athens special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Athens merger proposal (which we refer to as the “Athens adjournment proposal”).

Each of CapStar and Athens will hold a separate special meeting of shareholders to obtain these approvals (which we refer to as the “CapStar special meeting” and the “Athens special meeting,” respectively). This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the special meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

This joint proxy statement/prospectus constitutes both a joint proxy statement of CapStar and Athens and a prospectus of CapStar. It is a joint proxy statement because each of the board of directors of Athens and CapStar is soliciting proxies using this joint proxy statement/prospectus from their respective shareholders. It is a prospectus because CapStar, in connection with the merger, is offering shares of its common stock in exchange for outstanding shares of Athens common stock in the merger.

Q:	What will I receive in the merger?

A:

Athens shareholders: If the merger is completed, you will receive 2.864 shares (which we refer to as the “exchange ratio”) of CapStar common stock for each share of Athens common stock that you hold immediately prior to the merger (which we refer to as the “merger consideration”). CapStar will not issue any fractional shares of CapStar common stock in the merger. Instead, an Athens shareholder who otherwise would have received a fraction of a share of CapStar common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying (1) the fraction of a share of CapStar common stock to which the holder would otherwise be entitled by (2) the average closing price of CapStar common stock reported on the Nasdaq Global Select Market (which we refer to as “NASDAQ”) for the 20 consecutive full trading days ending on and including the fifth day before the closing date (or if the fifth day before the closing day is not a trading day for CapStar common stock, the date immediately preceding the fifth day before the closing day on which shares of CapStar common stock actually trade on the NASDAQ) (which we refer to as the “CapStar average closing price”). See the section entitled “The Merger Agreement—Terms of the Merger—Merger Consideration.”

Based on CapStar’s closing price of $20.05 per share on June 8, 2018, the last trading day before the announcement of the merger agreement, the merger consideration represented approximately $57.42 for each share of Athens common stock. Based on CapStar’s closing price of $18.84 per share on July 25, 2018, the last practicable trading day before the mailing of this joint proxy statement/prospectus, the merger consideration represented approximately $53.96 for each share of Athens common stock.

We encourage you to obtain current market quotations for the common stock of CapStar and Athens before you vote.

If the merger is completed, Athens shareholders will be entitled to receive dividends with a record date after the effective time of the merger on shares of CapStar common stock received in the merger. See the section entitled “The Merger Agreement—Terms of the Merger—Dividends and Distributions.”

A quarterly cash dividend of $0.04 per share on CapStar’s common stock and preferred stock was declared on June 11, 2018, and will be payable to shareholders of record as of the close of business on July 31, 2018. For more information regarding CapStar’s dividend policy see the section entitled “The Merger—CapStar’s Dividend Policy.”

CapStar shareholders: If the merger is completed, you will not receive any merger consideration and will continue to hold the shares of CapStar common stock that you currently hold. Following the merger, shares of CapStar common stock will continue to be traded on the NASDAQ.

Q:	What equity stake will CapStar and Athens shareholders hold in CapStar immediately following the merger?

A:	As a result of the merger, based on the number of shares of Athens common stock outstanding on the Athens record date, we expect that holders of shares of Athens common stock as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 32.8% of the issued and outstanding shares of CapStar common stock immediately following the closing of the merger (including shares received in respect of Athens stock options and without giving effect to any shares of CapStar common stock held by Athens shareholders prior to the merger). As a result, current CapStar shareholders will hold, in the aggregate, approximately 67.2% of the outstanding shares of CapStar common stock immediately following the closing of the merger.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:	The value of the merger consideration may fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for CapStar common stock. The exchange ratio in the merger is a fixed number of shares of CapStar common stock. Any fluctuation in the market price of CapStar common stock after the date of this joint proxy statement/prospectus and before the effective time of the merger will change the value of the shares of CapStar common stock that Athens shareholders will receive.

Athens shareholders should obtain current sale prices for the CapStar common stock. The CapStar common stock is traded on the NASDAQ under the symbol “CSTR.”

Q:	How will the merger affect Athens equity awards?

A:	At the effective time of the merger, referred to as the effective time, outstanding Athens equity awards will be treated as follows:

Except as described in the paragraph below, at the effective time, each outstanding and unexercised Athens stock option granted under the Athens Bancshares Corporation 2010 Equity Incentive Plan (which we refer to as the “Athens equity plan”) will be automatically assumed and converted into an option to purchase a number of shares of CapStar common stock equal to the product (rounded down to the nearest whole share) of (1) the number of shares of Athens common stock subject to the Athens stock option immediately prior to the effective time, multiplied by (2) the exchange ratio, with an exercise price per share of CapStar common stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of Athens common stock subject to such Athens stock option immediately prior to the effective time by (y) the exchange ratio.

At the effective time, each outstanding and unexercised stock option granted under the Athens equity plan that is held by any employee or service provider of Athens who has terminated employment or service prior to the effective time will be cancelled and converted into a right to receive a cash payment (without interest and less applicable withholding taxes) equal to the product of (1) the number of shares of Athens common stock subject to such Athens stock option and (2) the excess, if any, of (x) the product of the exchange ratio and the CapStar average closing price over (y) the per-share exercise price of such Athens stock option. In the event that the product obtained by the prior sentence is zero or a negative number, then the Athens stock option will be cancelled for no consideration.

Q:	How does CapStar’s board of directors recommend that I vote at the CapStar special meeting?

A:	The CapStar board of directors unanimously recommends that CapStar’s shareholders vote “FOR” the CapStar merger proposal and “FOR” the CapStar adjournment proposal.

Q:	How does Athens’ board of directors recommend that I vote at the Athens special meeting?

A:	The Athens board of directors unanimously recommends that Athens’ shareholders vote “FOR” the Athens merger proposal and “FOR” the Athens adjournment proposal.

Q:	When and where are the special meetings?

A:	The CapStar special meeting will be held on August 29, 2018, at 1:30 p.m. (Central time), at The Golf Club of Tennessee, 1000 Golf Club Drive, Kingston Springs, Tennessee 37082.

The Athens special meeting will be held on August 30, 2018, at 9:00 a.m. (Eastern time), at Sherman Fine Arts Building, Tennessee Wesleyan University, 204 East College Street, Athens, Tennessee 37303.

Q:	Who can vote at the special meetings of shareholders?

A:	CapStar Special Meeting. Holders of record of CapStar common stock at the close of business on July 19, 2018, which is the date that the CapStar board of directors has fixed as the record date for the CapStar special meeting, are entitled to vote at the CapStar special meeting.

Athens Special Meeting. Holders of shares of Athens common stock at the close of business on July 19, 2018, which is the date that the Athens board of directors has fixed as the record date for the Athens special meeting, are entitled to vote at the Athens special meeting.

Q:	What do I need to do now?

A:	After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at your special meeting.

If you are a shareholder of record of CapStar as of the CapStar record date or a shareholder of record of Athens as of the Athens record date, you may submit your proxy before your respective company’s special meeting in one of the following ways:

•	Use the toll-free number shown on your proxy card;

•	Visit the website shown on your proxy card to vote via the Internet;

•	Complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope; or

•	You may also cast your vote in person at your respective company’s special meeting.

If your shares are held in “street name” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the special meetings will need to obtain a proxy form from their broker, bank or other nominee.

If you have Athens shares allocated to your account under the Athens Federal Employee Stock Ownership Plan (which we refer to as the “Athens ESOP”) and/or Athens Federal Employees’ Savings & Profit Sharing Plan (which we refer to as the “Athens 401(k) plan”), you will receive separate instructions describing the procedure for voting your shares.

Q:	What constitutes a quorum for the special meetings?

A:	For each company’s special meeting of shareholders, the presence, in person or by proxy, of holders of a majority of the outstanding shares of that company’s common stock entitled to vote at its special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at its special meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal?

A:	CapStar special meeting:

Approval of the CapStar merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CapStar common stock entitled to vote on the proposal. If you mark “ABSTAIN” on your proxy card or when voting by Internet or phone, fail to submit a proxy or vote in person at the CapStar special meeting or fail to instruct your bank, broker or other nominee with respect to the CapStar merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Approval of the CapStar adjournment proposal requires the votes cast by shareholders of CapStar in favor of the proposal to exceed the votes cast by shareholders of CapStar against the proposal at the CapStar special meeting. If a CapStar shareholder present in person at the CapStar special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count for this proposal. If a CapStar shareholder is not present in person at the CapStar special meeting and does not respond by proxy, it will have no effect on the vote count for this proposal.

Athens special meeting:

Approval of the Athens merger proposal requires the affirmative vote of a majority of the outstanding shares of Athens common stock entitled to vote on the proposal. If you mark “ABSTAIN” on your proxy card or when voting by Internet or phone, fail to submit a proxy or vote in person at the Athens special meeting or fail to instruct your bank, broker or other nominee with respect to the Athens merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Approval of the Athens adjournment proposal requires the votes cast by shareholders of Athens in favor of each proposal to exceed the votes cast by shareholders of Athens against such proposal at the Athens special meeting. However, if an Athens shareholder present in person at the Athens special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count for this proposal. If an Athens shareholder does not vote in person or by proxy, it will have no effect on the vote count for this proposal.

Q:	Why is my vote important?

A:	If you do not return your proxy, it will be more difficult for CapStar or Athens to obtain the necessary quorum to hold their special meetings. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank, broker or other nominee how to vote, or abstention will have the same effect as a vote “AGAINST” approval of the merger agreement.

The merger agreement must be approved by the affirmative vote of a majority of the outstanding shares of CapStar common stock entitled to vote on the merger agreement and approved by the affirmative vote of a majority of the outstanding shares of Athens common stock entitled to vote on the merger agreement.

The CapStar board of directors and the Athens board of directors unanimously recommend that you vote “FOR” the merger proposals.

Q:	If my shares of common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:	CapStar shareholders: No. If your bank, broker or other nominee holds your shares of CapStar common stock in “street name,” your bank, broker or other nominee will vote your shares of CapStar common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker or other nominee with this joint proxy statement/prospectus. Any such shares for which you do not give voting instructions will constitute a broker non-vote, and will have the effect of a vote “AGAINST” the merger proposal.

Athens shareholders: No. If your bank, broker or other nominee holds your shares of Athens common stock in “street name,” your bank, broker or other nominee will vote your shares of Athens common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker or other nominee with this joint proxy statement/prospectus. Any such shares for which you do not give voting instructions will constitute a broker non-vote, and will have the effect of a vote “AGAINST” the merger proposal.

Q:	How are shares of Athens common stock allocated to accounts under the Athens ESOP voted?

A:	Generally, the trustee of the Athens ESOP is permitted to vote shares of Athens common stock held in the trust of the Athens ESOP. However, you have the ability to direct how the trustee of the Athens ESOP will vote the shares of Athens common stock allocated to your account under the Athens ESOP. You will receive separate instructions describing the procedure for voting the shares allocated to your account under the Athens ESOP

If you fail to direct the trustee of the Athens ESOP how to vote the shares of Athens common stock allocated to your account under the Athens ESOP, generally, your shares will be voted by the trustee in a manner calculated to most accurately reflect the instructions the trustee has received from participants regarding voting shares of Athens common stock allocated to participants’ accounts under the Athens ESOP. Shares of unallocated common stock in the Athens ESOP will also be voted by the trustee in a manner calculated to most accurately reflect the instructions the trustee has received from participants’ voting shares of Athens common stock allocated to participants’ accounts under the Athens ESOP. Notwithstanding the foregoing, with respect to shares for which the trustee does not receive instructions and unallocated shares, the trustee must vote the shares in a manner determined by the trustee to be in the participants’ and their beneficiaries’ best interests.

Q:	How do I vote the shares of Athens common stock allocated to my account under the Athens 401(k) plan?

A:	Generally, the trustee of the Athens 401(k) plan is permitted to vote shares of Athens common stock held in the trust of the Athens 401(k) plan. However, you have the ability to direct how the trustee of the Athens 401(k) plan will vote the shares of Athens common stock allocated to your account under the Athens 401(k) plan. You will receive separate instructions describing the procedure for voting the shares allocated to your account under the Athens 401(k) plan.

If you fail to direct the trustee of the Athens 401(k) plan how to vote the shares of Athens common stock allocated to your account under the Athens 401(k) plan, generally, your shares will be voted by the trustee in a manner calculated to most accurately reflect the instructions the trustee has received from participants regarding voting shares of Athens common stock allocated to participants’ accounts under the Athens 401(k) plan.

Q:	Can I attend the special meetings and vote my shares in person?

A:	Yes. All shareholders of each of CapStar and Athens, including shareholders of record and shareholders who hold their shares through banks, brokers or other nominees, are invited to attend their respective special meetings. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a bank, broker or other nominee, to be able to vote in person at the special meetings. Please bring proper identification to the special meeting, together with proof that you are a record owner of CapStar or Athens common stock, as the case may be. If your shares are held in street name, please bring acceptable proof of ownership to the special meeting, such as a letter from your broker or an account statement showing that you beneficially owned shares of CapStar or Athens common stock, as applicable, on the respective record date.

Q:	What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:	Except as described below, if you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the shares represented by your proxy will be voted as recommended by your company’s board of directors. Unless you check the box on your proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on other matters relating to their company’s special meeting, as applicable.

If you fail to direct the trustee of the Athens ESOP how to vote the shares of Athens common stock allocated to your account under the Athens ESOP (including by failing to indicate how to vote on any particular proposal), generally, the shares will be voted by the trustee in a manner calculated to most accurately reflect the instructions the trustee has received from participants regarding voting shares of Athens common stock allocated to participants’ accounts under the Athens ESOP.

If you fail to direct the trustee of the Athens 401(k) plan how to vote the shares of Athens common stock allocated to your account under the Athens 401(k) plan (including by failing to indicate how to vote on any particular proposal), generally, the shares will be voted by the trustee in a manner calculated to most accurately reflect the instructions the trustee has received from participants regarding voting shares of Athens common stock allocated to participants’ accounts under the Athens 401(k) plan.

Q:	Can I change my vote?

A:	Yes. If you are the record holder of your shares, you may revoke your proxy in any of the following ways:

•	submitting another valid proxy card bearing a later date;

•	prior to the special meeting, by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so, and following the instructions on the proxy card;

•	attending the applicable special meeting and voting your shares in person; or

•	(1) If you are a CapStar shareholder, delivering prior to the CapStar special meeting a written notice of revocation to CapStar’s Corporate Secretary at the following address: 1201 Demonbreun Street, Suite 700, Nashville, Tennessee 37203, Attention: Corporate Secretary; and (2) if you are an Athens shareholder delivering prior to the Athens special meeting a written notice of revocation to Athens at the following address: P.O. Box 869, Athens, Tennessee 37371-0869, Attention: Jeffrey L. Cunningham, President and Chief Executive Officer.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received by (1) 11:59 p.m. (Central time) on August 28, 2018 for the CapStar special meeting; and (2) 1:00 a.m. (Eastern time) on August 30, 2018 for the Athens special meeting. Attendance at the applicable special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Q:	What are the U.S. federal income tax consequences of the merger to Athens shareholders?

A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and it is a condition to the respective obligations of CapStar and Athens to complete the merger that each of CapStar and Athens receives a legal opinion to that effect. Accordingly, holders of Athens common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Athens common stock for shares of CapStar common stock in the merger, except with respect to any cash received instead of fractional shares of CapStar common stock.

For further information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

The U.S. federal income tax consequences described above may not apply to all holders of Athens common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	Are Athens shareholders entitled to appraisal or dissenters’ rights?

A:	Yes. If you are an Athens shareholder who wants to exercise appraisal rights and receive the fair value of shares of Athens common stock in cash instead of the merger consideration, then you must deliver a written notice to Athens prior to the Athens special meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you may not vote in favor of the merger agreement and must follow other procedures, both before and after the Athens special meeting, as described in Appendix E to this joint proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger agreement, then your shares will automatically be voted in favor of the merger agreement and you will lose all appraisal rights available under the Tennessee Business Corporation Act (which we refer to as the “TBCA”). A summary of these provisions can be found under “The Merger—Dissenters’ Rights for Athens Shareholders.” Due to the complexity of the procedures for exercising dissenters’ right to seek appraisal, Athens shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable TBCA provisions will result in the loss of the right of appraisal.

Q:	If I am an Athens shareholder, should I send in my Athens stock certificates now?

A:	No. Please do not send in your Athens stock certificates with your proxy. After the completion of the merger, an exchange agent agreed upon by CapStar and Athens will send you instructions for exchanging Athens stock certificates for the merger consideration. See the section entitled “The Merger Agreement—Terms of the Merger—Conversion of Shares; Exchange of Certificates.”

Q:	What should I do if I hold my shares of Athens common stock in book-entry form?

A:	You are not required to take any special additional actions if your shares of Athens common stock are held in book-entry form. After the completion of the merger, the exchange agent will send you instructions for converting your book-entry shares into the merger consideration.

Q:	What should I do if I receive more than one set of voting materials?

A:

CapStar and Athens shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of CapStar and/or Athens common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of CapStar common stock or Athens common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both CapStar common stock and Athens common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of CapStar common stock and/or Athens common stock that you own.

Q:	When do you expect to complete the merger?

A:	CapStar and Athens expect to complete the merger in the fourth quarter of 2018. However, neither CapStar nor Athens can assure you of when or if the merger will be completed. CapStar and Athens must first obtain the approval of CapStar shareholders and Athens shareholders for the merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions. For further information, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger.”

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, Athens common shareholders will not receive any consideration for their shares of Athens common stock in connection with the merger. Instead, Athens will remain an independent company and Athens common stock will remain outstanding. In addition, if the merger agreement is terminated in certain circumstances, Athens or CapStar may be required to pay a termination fee. See the section entitled “The Merger Agreement—Termination Fee” for a complete discussion of the circumstances under which a termination fee will be required to be paid.

Q:	Where can I find the voting results of the special meetings?

A:	The preliminary voting results will be announced at each of the special meetings. In addition, within four business days following certification of the final voting results, CapStar will disclose the final voting results of the CapStar special meeting on a Current Report on Form 8-K filed with the SEC.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the merger agreement?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors.” You also should read and carefully consider the risk factors of CapStar contained in the documents that are incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

Q:	Whom should I call with questions or to obtain additional copies of this joint proxy statement/prospectus?

A:	CapStar shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of CapStar common stock, you should contact CapStar’s Daniel Fox department via (1) mail at CapStar Financial Holdings, Inc.,1201 Demonbreun Street, Suite 700, Nashville, Tennessee 37203, Attention: Daniel Fox, (2) email at ir@capstarbank.com or (3) phone at (615) 732-6455.

Athens shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Athens common stock, you should contact Jeffrey L. Cunningham, President and Chief Executive Officer, (1) by mail at P.O. Box 869, Athens, Tennessee 37371-0869, or (2) by phone at (423) 745-1111.

SUMMARY

The following summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire joint proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See the section entitled “Where You Can Find More Information” on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this joint proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.

Unless the context otherwise requires throughout this joint proxy statement/prospectus, “CapStar” refers to CapStar Financial Holdings, Inc., “Athens” refers to Athens Bancshares Corporation and “we,” and “our” refer collectively to CapStar and Athens.

Information Regarding CapStar and Athens

CapStar Financial Holdings, Inc. (see page 119)

1201 Demonbreun Street, Suite 700

Nashville, Tennessee 37203

(615) 732-6400

CapStar is a bank holding company headquartered in Nashville, Tennessee and operates primarily through its wholly owned subsidiary, CapStar Bank, a state banking association chartered under the laws of the State of Tennessee. CapStar Bank was incorporated in the State of Tennessee in 2007 and acquired a state charter in 2008, which was accomplished through a de novo application with the Tennessee Department of Financial Institutions (which we refer to as the “TDFI”) and the Federal Reserve Bank of Atlanta. Upon approval of its charter, CapStar Bank opened for business to the public on July 14, 2008. CapStar was incorporated in 2015. On February 5, 2016, CapStar completed a share exchange with CapStar Bank’s shareholders that resulted in CapStar Bank becoming a wholly owned subsidiary of CapStar.

CapStar Bank is a commercial bank that seeks to establish and maintain comprehensive relationships with its clients by delivering customized and creative banking solutions and superior client service. CapStar’s products and services include (1) commercial and industrial loans to small and medium sized businesses, with a particular focus on businesses operating in the health care industry, (2) commercial real estate loans, (3) private banking and wealth management services for the owners and operators of its business clients and other high net worth individuals and (4) correspondent banking services to meet the needs of Tennessee’s smaller community banks. CapStar’s operations are presently concentrated in the Nashville Metropolitan Statistical Area.

As of March 31, 2018, on a consolidated basis, CapStar had total assets of $1.4 billion, total deposits of $1.1 billion, total net loans of $1.0 billion, and shareholders’ equity of $148.7 million.

Additional information about CapStar is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

Athens Bancshares Corporation (see page 119)

106 Washington Avenue

Athens, Tennessee 37303

(423) 745-1111

Athens is a Tennessee corporation registered with the Federal Reserve Board and serves as a bank holding company under the Bank Holding Company Act of 1956, as amended (which we refer to as the “BHCA”). Athens’ primary business activity is its ownership of the outstanding shares of Athens Federal, a national bank. Athens Federal offers a variety of traditional banking products to consumers and businesses through 10 branch offices and one lending center located in southeastern Tennessee. At March 31, 2018, Athens had total consolidated assets of $482.3 million, gross loans of $334.5 million, deposits of $422.2 million and stockholders’ equity of $53.0 million. Athens’ common stock is quoted on the OTCQX under the symbol “AFCB.”

The Merger (see page 46)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this joint proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

In the merger, Athens will merge with and into CapStar, with CapStar as the surviving corporation in the merger. Immediately following the effective time of the merger, Athens Federal will merge into CapStar Bank, with CapStar Bank as the surviving bank in the bank merger.

Closing and Effective Time of the Merger (see page 100)

The closing date is currently expected to occur in the fourth quarter of 2018. On the closing date, CapStar will file articles of merger with the Secretary of State of the State of Tennessee. The merger will become effective at such time as the articles of merger are filed or such later time as may be specified in the articles of merger (which we refer to as the “effective time”). Neither CapStar nor Athens can predict the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and the parties’ respective shareholders’ approvals will be received.

Merger Consideration (see page 100)

Under the terms of the merger agreement, each share of Athens common stock issued and outstanding immediately prior to the completion of the merger (other than (1) dissenting shares as described below and (2) shares of Athens common stock owned directly or indirectly by Athens, CapStar and their wholly owned subsidiaries (in each case, other than shares of Athens common stock held in a fiduciary capacity or in connection with debts previously contracted) (together, the “excluded shares”)) will be converted into the right to receive the exchange ratio of CapStar common stock.

CapStar will not issue any fractional shares of CapStar common stock in the merger. Instead, an Athens shareholder who otherwise would have received a fraction of a share of CapStar common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying the fraction of a share of CapStar common stock to which the holder would otherwise be entitled by the CapStar average closing price

CapStar common stock trades on the NASDAQ under the symbol “CSTR.” Athens common stock trades on the OTCQX Market under the ticker symbol “AFCB.” The following table presents the closing price of CapStar common stock and Athens common stock on June 8, 2018, the last trading day before the date of the public announcement of the merger agreement, and July 25, 2018, the last practicable trading day prior to the mailing of this joint proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Athens common stock on those dates, calculated by multiplying the closing sales price of CapStar common stock on those dates by the exchange ratio.

Date	CapStar closing sale price	Athens closing sale price	Equivalent Athens per share value
June 8, 2018	$20.05	$44.50	$57.42
July 25, 2018	$18.84	$52.55	$53.96

The value of the shares of CapStar common stock to be issued in the merger will fluctuate between now and the closing date of the merger. Athens shareholders should obtain current sale prices for CapStar common stock.

Conversion of Shares; Exchange of Certificates (see page 101)

Promptly after the effective time of the merger, CapStar’s exchange agent will mail to each holder of record of Athens common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s Athens stock certificate(s) for the merger consideration (including cash in lieu of any fractional CapStar shares) and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.

Please do not send in your certificate until you receive these instructions.

Material U.S. Federal Income Tax Consequences of the Merger (see page 116)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of Athens and CapStar to complete the merger that each of Athens and CapStar receives a legal opinion to that effect. Accordingly, holders of Athens common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Athens common stock for shares of CapStar common stock in the merger, except with respect to any cash received instead of fractional shares of CapStar common stock. For further information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

The U.S. federal income tax consequences described above may not apply to all holders of Athens common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Dissenters’ Rights for Athens Shareholders (see page 96 and Appendix E)

Under Tennessee law, Athens shareholders have the right to dissent from the merger and receive a cash payment equal to the fair value of their shares of Athens common stock appraised by a court instead of receiving the merger consideration. To exercise appraisal rights, Athens shareholders must strictly follow the procedures established by Sections 48-23-201 through 48-23-209 of the TBCA, which include delivering a written notice to Athens prior to the Athens special meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and not voting for approval of the merger agreement. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights.

Due to the complexity of the procedures for exercising dissenters’ right to seek appraisal, Athens shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable TBCA provisions will result in the loss of the right of appraisal.

Opinions of CapStar’s Financial Advisors (see pages 53 and 65; Appendix B and Appendix C)

On June 11, 2018, at the meeting of the CapStar board of directors held to evaluate the merger, Keefe, Bruyette & Woods, Inc. (which we refer to as “KBW”) delivered an opinion (which was initially rendered verbally and confirmed in a written opinion, dated June 11, 2018) to the CapStar board of directors to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to CapStar. On June 11, 2018, at the meeting of the CapStar board of directors held to evaluate the merger, Sandler O’Neill & Partners, L.P. (which we refer to as “Sandler O’Neill”) delivered an opinion (which was initially rendered verbally and confirmed in a written opinion, dated June 11, 2018) to the CapStar board of directors to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in such opinion, exchange ratio in the merger was fair, from a financial point of view, to CapStar. The full text of the written opinions of KBW and Sandler O’Neill are attached as Appendix B and Appendix C, respectively, to this joint proxy statement/prospectus. CapStar shareholders should read the entire opinions for a description of, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW and Sandler O’Neill in rendering their respective opinions.

The opinions of KBW and Sandler O’Neill were for the information of, and were directed to, the CapStar board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinions of KBW and Sandler O’Neill did not address the underlying business decision of CapStar to engage in the merger or enter into the merger agreement or constitute a recommendation of KBW or Sandler O’Neill, respectively, to the CapStar board of directors in connection with the merger, and the opinions of KBW and Sandler O’Neill do not constitute a recommendation of KBW or Sandler O’Neill, respectively, to any holder of CapStar common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

For further information, see the section entitled “The Merger—Opinions of CapStar’s Financial Advisors.”

Opinion of Athens’ Financial Advisor (see page 78 and Appendix D)

On June 11, 2018, BSP Securities, LLC (which we refer to as “BSP Securities”), a wholly owned broker-dealer subsidiary of Banks Street Partners, LLC (which we refer to as “Banks Street,” and together with BSP Securities, “BSP”) rendered an opinion to the Athens board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by BSP as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Athens common stock. The full text of the written opinions of BSP is attached as Appendix D to this joint proxy statement/prospectus. Athens shareholders should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by BSP in rendering its opinion.

The opinion of BSP Securities is addressed to the Athens board of directors, is directed only to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Athens common stock in the merger and does not constitute a recommendation to any holder of shares of Athens common stock as to how such shareholder should vote with respect to the merger or any other matter at the Athens special meeting.

For further information, see the section entitled “The Merger—Opinion of Athens’ Financial Advisor.”

Recommendation of the CapStar Board of Directors (see page 51)

The CapStar board of directors unanimously recommends that CapStar shareholders vote “FOR” the CapStar merger proposal and “FOR” the CapStar adjournment proposal.

The CapStar board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of CapStar and its shareholders and has unanimously approved the merger agreement. For the factors considered by the CapStar board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger—Recommendation of the CapStar Board of Directors and CapStar’s Reasons for the Merger.”

Recommendation of the Athens Board of Directors (see page 76)

The Athens board of directors unanimously recommends that Athens shareholders vote “FOR” the Athens merger proposal and “FOR” the Athens adjournment proposal.

The Athens board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Athens and its shareholders and has unanimously approved the merger agreement. For the factors considered by the Athens board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger—Recommendation of the Athens Board of Directors and Athens’ Reasons for the Merger.”

Interests of Athens Directors and Executive Officers in the Merger (see page 91)

In considering the recommendation of the Athens board of directors with respect to the merger agreement, Athens’ shareholders should be aware that some of Athens’ directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Athens’ shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of Athens’ shareholders include, among others:

•	The merger agreement provides for the rollover of certain Athens stock options and the cash-out of certain other Athens stock options.

•	Certain of Athens’ executive officers and directors have entered into employment agreements with CapStar and CapStar Bank that will be effective following the merger, pursuant to which they will receive certain payments at or shortly following the effective time of the merger.

•	Certain of Athens’ executive officers and directors are entitled to severance benefits upon a qualifying termination of employment in connection with or following the merger.

•	Athens’ directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

These interests are discussed in more detail in the section entitled “The Merger—Interests of Athens Directors and Executive Officers in the Merger.” The Athens board of directors was aware of the different or additional interests set forth herein and considered such interests along with other matters in adopting and approving the merger agreement and the transactions contemplated thereby, including the merger.

Treatment of Athens Equity Awards (see page 91)

Except as described in the paragraph below, at the effective time, each outstanding and unexercised Athens stock option granted under the Athens equity plan will be automatically assumed and converted into an option to purchase a number of shares of CapStar common stock equal to the product (rounded down to the nearest whole share) of (1) the number of shares of Athens common stock subject to the Athens stock option immediately prior to the effective time, multiplied by (2) the exchange ratio, with an exercise price per share of CapStar common stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of Athens common stock subject to such Athens stock option immediately prior to the effective time by (y) the exchange ratio.

At the effective time, each outstanding and unexercised stock option granted under the Athens equity plan that is held by any employee or service provider of Athens who has terminated employment or service prior to the effective time will be cancelled and converted into a right to receive a cash payment (without interest and less applicable withholding taxes) equal to the product of (1) the number of shares of Athens common stock subject to such Athens stock option and (2) the excess, if any, of (x) the product of the exchange ratio and the CapStar average closing price over (y) the per-share exercise price of such Athens stock option. If the product obtained by the prior sentence is zero or a negative number, then the Athens stock option will be cancelled for no consideration.

Regulatory Approvals (see page 94)

Completion of the merger and the bank merger are subject to various regulatory approvals and notifications, including approvals from the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”) and the TDFI. CapStar and Athens have agreed to use their reasonable best efforts to obtain all requisite regulatory approvals. CapStar and Athens and/or their respective subsidiaries are in the process of filing applications and notifications to obtain these regulatory approvals. Although the parties currently believe they should be able to obtain all regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger. The regulatory approvals to which the completion of the merger and bank merger are subject are described in more detail under the section entitled “The Merger—Regulatory Approvals.”

Conditions to Completion of the Merger (see page 111)

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:

•	the approval of the merger agreement by CapStar’s and Athens’ respective shareholders;

•	receipt of all required regulatory approvals, consents or waivers to permit the consummation of the transactions contemplated by the merger agreement, and the expiration or termination of all statutory waiting periods;

•	the absence of any order, decree, injunction or proceeding by any governmental entity of competent jurisdiction prohibiting or enjoining the consummation of the merger or the bank merger, and the absence of any statute, rule or regulation that prohibits or makes illegal the consummation of the merger or the bank merger;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the CapStar common stock to be issued upon the consummation of the merger under the Exchange Act, and the absence of any proceedings pending or threatened by the SEC to suspend the effectiveness of the registration statement;

•	the authorization of the listing of the CapStar common stock to be issued upon the consummation of the merger on the NASDAQ, without objection to the listing from the NASDAQ;

•	receipt by each of CapStar and Athens of an opinion of its respective legal counsel as to certain tax matters;

•	the accuracy of the representations and warranties of each other party in the merger agreement as of June 11, 2018 and as of the closing date as though made at and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of certificates from the other party to such effect);

•	the performance by the other party in all material respects of all obligations required to be performed by it at or prior to the effective time of the merger under the merger agreement (and the receipt by each party of certificates from the other party to such effect); and

•	the absence of a material adverse effect on the other party.

In addition, CapStar’s obligation to complete the merger is subject to a condition that none of the requisite governmental approvals will contain a requirement or condition that would so materially and adversely impact the economic or business benefits of the merger or the bank merger to CapStar that, had such requirement or condition been known, CapStar would not have entered into the merger agreement.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Agreement Not to Solicit Other Offers (see page 110)

Athens has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than CapStar, and to certain related matters. The merger agreement does not, however, prohibit Athens from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met. Athens’ non-solicitation obligations are discussed in more detail in the section entitled “The Merger Agreement—Agreement Not to Solicit Other Offers.”

Termination of the Merger Agreement (see page 112)

The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:

•	Athens shareholders do not approve the merger agreement at the Athens special meeting, except that this right to terminate is only available to Athens if it has materially complied with its obligation to use reasonable best efforts to obtain the Athens shareholders’ approval;

•	any required regulatory approval has been denied and such denial has become final and non-appealable, or a governmental authority or court has issued a final, unappealable order permanently prohibiting consummation of the transactions contemplated by the merger agreement, unless the failure to obtain the requisite approval was due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements in the merger agreement;

•	the merger has not been consummated by March 31, 2019 (which we refer to as the “outside date”), except that (1) if on the outside date the conditions relating to requisite regulatory approval or absence of injunctions are not satisfied, then the outside date will be extended to June 30, 2019 and (2) this right to terminate will not be available to the party whose failure to perform or observe the covenants and agreements in the merger agreement is the reason for the failure to complete the merger by the outside date; or

•

there is a breach by the other party of any covenant or agreement contained in the merger agreement, or any representation or warranty of the other party becomes untrue, in each case such that the conditions to closing would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured by the earlier of the outside date or within 30 days after the giving of written notice to such party of such breach, except that this right to terminate will not be available to the party seeking to terminate if it is then in material breach of the merger agreement.

CapStar may also terminate the merger agreement if:

•	Athens breaches in any material respect its obligations not to solicit other acquisition proposals, or its obligation to submit the merger agreement to Athens’ shareholders for approval and to use reasonable best efforts to obtain the Athens shareholders’ approval; or

•	if the Athens board of directors does not publicly recommend in this joint proxy statement/prospectus that Athens shareholders approve the merger agreement or withdraws or revises its recommendation in a manner adverse to CapStar.

Athens may also terminate the merger agreement if, within the five-day period commencing with the fifth day prior to the closing date of the merger (or if the fifth day before the closing day is not a trading day for CapStar common stock, the date immediately preceding the fifth day before the closing day on which shares of CapStar common stock actually trade on the NASDAQ) (which we refer to as the “determinate date”), both of the following conditions are satisfied:

•	the CapStar average closing price is less than $16.20; and

•	the number obtained by dividing the CapStar average closing price by $20.25 is less than the number obtained by (A) dividing (x) the average of the closing price of the NASDAQ Bank Index for the 20 consecutive full trading days ending on and including the determination date by (y) $4,391.77 and (B) subtracting 0.20.

However, if Athens chooses to exercise this termination right, CapStar has the option, within five business days of receipt of notice from Athens, to adjust the merger consideration and prevent termination under this provision.

Termination Fee (see page 113)

Athens will pay CapStar a $5 million termination fee if the merger agreement is terminated in the following circumstances:

•	CapStar terminates the merger agreement because (1) Athens breaches its obligations in any material respect regarding the solicitation of other acquisition proposals or submission of the merger agreement to Athens’ shareholders or (2) the Athens board of directors does not publicly recommend in this joint proxy statement/prospectus that Athens shareholders approve the merger agreement or withdraws or revises its recommendation in a manner adverse to CapStar; and

•	if (1) the merger agreement is terminated (A) by either party because the Athens shareholder approval has not been obtained at the Athens shareholders’ meeting or (B) by either party because the merger has not occurred by the outside date and Athens shareholder approval has not been obtained or (C) by CapStar because of an uncured material breach by Athens, (2) an acquisition proposal has been publicly announced or communicated and (3) within 12 months of such termination Athens consummates or enters into an agreement with respect to an acquisition proposal (whether or not it is the same acquisition proposal).

Subject to certain conditions and exceptions, CapStar will pay Athens a $4 million termination fee if the merger agreement is terminated due to a failure to close by June 30, 2019, the reason for such failure to close is that the regulatory approval and/or absence of injunction conditions have not been satisfied by June 30, 2019, and the failure of either such condition to be satisfied is not attributable to Athens.

Except in the case of fraud or a willful and material breach of the merger agreement, the payment of the termination fee will fully discharge the party paying such fee from any losses that may be suffered by the other party arising out of the termination of the merger agreement.

Public Trading Markets (see page 93)

CapStar will cause the shares of CapStar common stock to be issued to the holders of Athens common stock in the merger to be authorized for listing on the NASDAQ, subject to official notice of issuance, prior to the effective time of the merger.

CapStar Special Meeting (see page 35)

The special meeting of CapStar shareholders will be held at on August 29, 2018, at 1:30 p.m. (Central time), at The Golf Club of Tennessee, 1000 Golf Club Drive, Kingston Springs, Tennessee 37082. At the CapStar special meeting, CapStar shareholders will be asked to vote on:

•	approve the CapStar merger proposal; and

•	approve the CapStar adjournment proposal.

Only holders of record at the close of business on July 19, 2018 will be entitled to vote at the CapStar special meeting. Each share of CapStar common stock is entitled to one vote on each proposal to be considered at the CapStar special meeting.

As of the CapStar record date, the directors and executive officers of CapStar and their affiliates beneficially owned and were entitled to vote approximately 1,755,482 shares of CapStar common stock (excluding shares issuable upon the exercise of outstanding options or warrants) representing approximately 14.8% of the shares of CapStar common stock outstanding on that date. For more information, see the sections entitled “Information About the CapStar Special Meeting—Shares Subject to Voting Agreements” and “The Merger Agreement—CapStar Voting Agreements.”

Approval of the CapStar merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of CapStar common stock entitled to vote on such proposal. If you mark “ABSTAIN” on your proxy card or when voting by Internet or phone, fail to submit a proxy or vote in person at the CapStar special meeting or fail to instruct your bank, broker or other nominee with respect to the CapStar merger proposal, it will have the same effect as a vote “AGAINST” such proposal.

Approval of the CapStar adjournment proposal requires the votes cast by shareholders of CapStar in favor of the proposal to exceed the votes cast by shareholders of CapStar against the proposal at the CapStar special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the CapStar special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the CapStar adjournment proposal, it will have no effect on the proposal. The approval of the CapStar adjournment proposal is not a condition to the completion of the merger.

Athens Special Meeting (see page 40)

The special meeting of Athens shareholders will be held on August 30, 2018, at 9:00 a.m. (Eastern time), at Sherman Fine Arts Building, Tennessee Wesleyan University, 204 East College Street, Athens, Tennessee 37303. At the Athens special meeting, Athens shareholders will be asked to vote on:

•	approve the Athens merger proposal; and

•	approve the Athens adjournment proposal.

Only holders of record at the close of business on July 19, 2018 will be entitled to vote at the Athens special meeting. Each share of Athens common stock is entitled to one vote on each proposal to be considered at the Athens special meeting. As of the Athens record date, there were 1,831,747 shares of Athens common stock entitled to vote at the Athens special meeting.

As of the Athens record date, the directors and executive officers of Athens and their affiliates beneficially owned and were entitled to vote approximately 470,263 shares of Athens common stock (excluding shares issuable upon the exercise of outstanding options) representing approximately 25.7% of the shares of Athens common stock outstanding on that date. For more information, see the sections entitled “Information About the Athens Special Meeting—Shares Subject to Voting Agreements” and “The Merger Agreement—Athens Voting Agreements.”

Approval of the Athens merger proposal requires the affirmative vote of a majority of the outstanding shares of Athens common stock entitled to vote on the proposal. Therefore, if you indicate “ABSTAIN” on your proxy card or when voting by Internet or phone, fail to either submit a proxy or vote in person at the Athens special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the proposal.

Approval of the Athens adjournment proposal requires the votes cast by Athens shareholders in favor of the proposal to exceed the votes cast by Athens shareholders against the proposal at the Athens special meeting. Abstentions and broker non-votes, if any, will not be treated as a vote cast either for or against either of the Athens adjournment proposal. The approval of the Athens adjournment proposal is not a condition to the completion of the merger.

CapStar Voting Agreements (see page 114)

Each of the directors of CapStar, solely in his or her individual capacity as a shareholder of CapStar, has entered into voting and support agreements (which we refer to collectively as the “CapStar voting agreements”) with CapStar and Athens, in which each such person agreed, on the terms and subject to the conditions set forth therein, to vote the shares of CapStar common stock beneficially owned by him or her in favor of the merger, as well as certain other customary restrictions with respect to the voting and transfer of his or her shares of CapStar common stock.

As of the CapStar record date, a total of 1,688,747 shares of CapStar common stock, representing approximately 14.2% of the outstanding shares of CapStar common stock entitled to vote at the CapStar special meeting, are subject to the CapStar voting agreements.

For more information regarding the CapStar voting agreements, see the sections entitled “Information About the CapStar Special Meeting—Shares Subject to Voting Agreements” and “The Merger Agreement—CapStar Voting Agreements.”

Athens Voting Agreements (see page 114)

Each of the directors of Athens, solely in his or her individual capacity as a shareholder of Athens, has entered into a voting and support agreement (which we refer to collectively as the “Athens voting agreements”) with CapStar and Athens, in which each such person agreed, on the terms and subject to the conditions set forth therein, to vote the shares of Athens common stock beneficially owned by him or her in favor of the merger and against any proposal made in competition with the merger, as well as certain other customary restrictions with respect to the voting and transfer of his or her shares of Athens common stock.

As of the Athens record date, a total of 243,525 shares of Athens common stock, representing approximately 13.3% of the outstanding shares of Athens common stock entitled to vote at the Athens special meeting, are subject to the Athens voting agreements.

For more information regarding the Athens voting agreements, see the sections entitled “Information About the Athens Special Meeting—Shares Subject to Voting Agreements” and “The Merger Agreement—Athens Voting Agreements.”

Comparison of Shareholders’ Rights (see page 152)

The rights of Athens shareholders who continue as CapStar shareholders after the merger will be governed by the certificate of incorporation and bylaws of CapStar rather than the certificate of incorporation and bylaws of Athens. For more information, see the section entitled “Comparison of Shareholders’ Rights.”

Risk Factors (see page 25)

Before voting at the CapStar or Athens special meeting, you should carefully consider all of the information contained or incorporated by reference into this joint proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” or described in CapStar’s reports filed with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. For more information, see the sections entitled “References to Additional Information” and “Where You Can Find More Information.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CAPSTAR

The following table summarizes selected historical consolidated financial data of CapStar for the periods and as of the dates indicated. This information has been derived from CapStar’s consolidated financial statements filed with the SEC. Historical financial data as of and for the three months ended March 31, 2018 and March 31, 2017 are unaudited and include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of CapStar. You should not assume the results of operations for past periods and for the three months ended March 31, 2018 and March 31, 2017 indicate results for any future period.

You should read this information in conjunction with CapStar’s consolidated financial statements and related notes thereto included in CapStar’s Annual Report on Form 10-K for the year ended December 31, 2017, and in CapStar’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018, which are incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

	Three Months Ended		Year Ended December 31,
(Dollars in thousands, except per share data)	March 31, 2018	March 31, 2017	2017	2016	2015	2014	2013
Income Statement Data:
Interest income	$13,744	$11,979	$51,515	$45,395	$40,504	$38,287	$41,157
Interest expense	2,898	2,047	9,652	6,931	5,731	5,871	6,577
Net interest income	10,846	9,932	41,863	38,464	34,773	32,416	34,581
Provision for loan losses	678	3,405	12,870	2,829	1,651	3,869	938
Net interest income after provision for loan losses	10,168	6,527	28,993	35,635	33,122	28,547	33,642
Non-interest income	3,090	2,134	10,908	11,084	8,884	7,419	1,946
Non-interest expense	9,580	8,376	33,765	33,129	30,977	28,562	25,431
Net income before income tax expense	3,678	285	6,136	13,590	11,029	7,404	10,157
Income tax expense (benefit)	483	(47)	4,635	4,493	3,470	2,412	3,749
Net income	3,195	332	1,501	9,097	7,559	4,992	6,408
Per Share Data:
Net income per share, basic	$0.27	$0.03	$0.13	$0.98	$0.89	$0.59	$0.75
Weighted average shares—basic	11,664,467	11,210,948	11,280,580	9,328,236	8,538,970	8,456,386	8,583,105
Net income per share, diluted	$0.25	$0.03	$0.12	$0.81	$0.73	$0.49	$0.62
Weighted average shares—diluted	12,975,981	12,784,117	12,803,511	11,212,026	10,381,895	10,281,044	10,409,750
Book value per share of common stock	$11.87	$11.70	$11.91	$11.62	$10.74	$10.17	$9.54
Tangible book value per share of common stock(1)	$11.34	$11.14	$11.37	$11.06	$10.00	$9.41	$9.51
Total shares of common stock outstanding	11,773,358	11,218,328	11,582,026	11,204,515	8,577,051	8,471,516	8,353,087
Total shares of preferred stock outstanding	878,049	878,049	878,049	878,049	1,609,756	1,609,756	1,609,756
Dividends per share	—	—	—	—	—	—	—

	Three Months Ended		Year Ended December 31,
(Dollars in thousands, except per share data)	March 31, 2018	March 31, 2017	2017	2016	2015	2014	2013
Balance Sheet Data (at period end):
Total assets	$1,382,745	$1,381,703	$1,344,429	$1,333,675	$1,206,800	$1,128,395	$1,008,709
Total loans	1,031,821	1,003,434	947,537	935,251	808,396	713,077	626,382
Allowance for loan losses	(14,563)	(13,997)	(13,721)	(11,634)	(10,132)	(11,282)	(8,459)
Investment securities	193,332	235,371	196,380	229,219	216,477	280,449	300,396
Goodwill and core deposit intangible	6,232	6,276	6,242	6,290	6,344	6,398	284
Total deposits	1,127,553	1,157,995	1,119,866	1,128,723	1,038,461	981,057	879,090
FHLB advances and securities sold under repurchase agreements	100,000	75,000	70,000	55,000	48,755	34,837	29,494
Shareholders’ equity	148,693	140,211	146,946	139,207	108,586	102,651	96,191
Performance Ratios:
Return on average assets	0.96%	0.10%	0.11%	0.72%	0.66%	0.47%	0.62%
Return on average equity	8.74%	0.95%	1.05%	7.57%	7.08%	4.94%	6.46%
Net interest margin	3.37%	3.12%	3.20%	3.17%	3.19%	3.20%	3.45%
Non-interest income to average assets	0.93%	0.65%	0.80%	0.88%	0.78%	0.70%	0.19%
Efficiency ratio	68.75%	69.42%	63.98%	66.86%	70.96%	71.70%	69.62%
Asset Quality Data:
Allowance for loan losses to total loans	1.41%	1.39%	1.45%	1.24%	1.25%	1.58%	1.35%
Allowance for loan losses to non-performing loans	1,095.7%	102.7%	509.08%	321.42%	376.78%	145.80%	129.11%
Non-performing assets to total assets	0.10%	0.99%	0.20%	0.27%	0.24%	0.74%	0.79%
Net charge-offs to average loans	-0.07%	0.43%	1.09%	0.15%	0.38%	0.15%	0.11%
Capital ratios (CapStar Financial Holdings, Inc.):
Total risk based capital	12.22%	12.13%	12.52%	12.60%	11.42%	11.54%	12.19%
Tier 1 risk based capital	11.11%	11.01%	11.41%	11.61%	10.41%	10.32%	11.14%
Common equity tier 1 capital	10.43%	10.32%	10.70%	10.90%	8.89%	8.55%	0.00%
Leverage	10.91%	10.37%	10.77%	10.46%	9.33%	8.56%	8.96%

(1)	This measure is not recognized under GAAP and is therefore considered to be a non-GAAP measure. See the section entitled “Non-GAAP Financial Measures—Management’s Discussion and Analysis of Financial Condition and Results of Operations” in CapStar’s Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference into this joint proxy statement/prospectus, for a reconciliation of this measure to its most comparable GAAP measure.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL DATA

The following table shows selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of CapStar giving effect to the merger, for the year ended December 31, 2017 and as of and for the three months ended March 31, 2018.

The selected unaudited pro forma condensed combined consolidated financial information has been prepared using the acquisition method of accounting, adjusted from CapStar’s unaudited interim financial statements as of and for the period ended March 31, 2018 and CapStar’s audited financial statements for the year ended December 31, 2017 to give effect to the merger and the estimated acquisition accounting adjustments resulting from the merger. The selected unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2018 in the tables below are presented as if the merger had occurred on March 31, 2018, and the unaudited pro forma condensed combined consolidated statements of income statements for the year ended December 31, 2017 and the three months ended March 31, 2018 are presented as if the merger had occurred on January 1, 2017. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statement only, expected to have a continuing impact on consolidated results of operations; as such, one-time merger costs are not included.

The selected unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had CapStar and Athens actually been combined as of the dates indicated and at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities, which could differ materially from those shown in this information. The selected unaudited pro forma condensed combined consolidated financial information does not reflect the benefits of expected synergies or other factors that may result as a consequence of the merger.

The selected unaudited pro forma condensed combined consolidated financial information has been derived from, and should be read in conjunction with, the unaudited pro forma combined consolidated financial information, including the notes thereto, which is included in this joint proxy statement/prospectus under the section entitled “Unaudited Pro Forma Combined Consolidated Financial Information.”

(Dollars in thousands)	For the three months ended March 31, 2018	For the year ended December 31, 2017
Unaudited Pro Forma Condensed Consolidated Income Statement Information:
Net interest income	$15,437	$58,244
Provision for loan losses	704	12,888
Income before provision for income taxes	5,547	12,339
Net income	4,627	5,306

(Dollars in thousands)	For the three months ended March 31, 2018
Unaudited Pro Forma Condensed Combined Balance Sheet Information:
Total loans, net	$1,347,778
Total assets	1,897,342
Total deposits	1,535,884
Shareholders’ equity	246,362

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Presented below are CapStar’s historical per share data for the year ended December 31, 2017, as derived from audited financial statements of CapStar, and the three months ended March 31, 2018, derived from the unaudited financial statements of CapStar. Also presented below are Athens’ historical per share data for the year ended December 31, 2017, as derived from audited financial statements of Athens, and the three months ended March 31, 2018, derived from the unaudited financial statements of Athens. The pro forma combined per share data for the year ended December 31, 2017 and three months ended March 31, 2018 and the per equivalent Athens share information provided in the table below are unaudited. The unaudited pro forma data and equivalent per share information give effect to the merger as if the transaction had been effective on the dates presented, in the case of the book value data, and as if the transactions had become effective on beginning of the fiscal year or period presented, in the case of the earnings per share and dividends declared data. For a discussion of the assumptions and adjustments made in preparing the pro forma financial information presented in this joint proxy statement/prospectus, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.”

The information presented below should be read together with: (1) CapStar’s consolidated financial statements and related notes thereto filed by CapStar with the SEC, and incorporated by reference in this joint proxy statement/prospectus; (2) Athens’ consolidated financial statements and related notes thereto, which are included in this joint proxy statement/prospectus; and (3) the unaudited pro forma combined consolidated financial information included in this joint proxy statement/prospectus. See the sections entitled “Unaudited Pro Forma Combined Consolidated Financial Information,” “Index to Consolidated Financial Statements of Athens Bancshares Corporation” and “Where You Can Find More Information.”

The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The unaudited pro forma financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

			Pro Forma Combined	Athens Pro Forma Equivalent Conversion Ratio(1)
	Historical
	CapStar	Athens
For the three months ended March 31, 2018:
Net income per share (Basic)	$0.27	$0.90	$0.27	$0.77
Net income per share (Diluted)	0.25	0.83	0.25	0.72
Cash dividends declared per share	—	0.05	0.01	0.03
Book value per share	11.87	29.16	13.98	40.04

For the year ended December 31, 2017:
Net income per share (Basic)	$0.13	$2.46	$0.32	$0.92
Net income per share (Diluted)	0.12	2.27	0.29	0.83
Cash dividends declared per share	—	0.20	0.02	0.06
Book value per share	11.91	29.09	14.01	40.12

(1)	Athens pro forma equivalent conversion ratio was computed by multiplying the CapStar pro forma combined amounts by the exchange ratio of 2.864.

MARKET PRICES AND DIVIDEND INFORMATION

CapStar common stock is listed and trades on the NASDAQ under the ticker symbol “CSTR.” As of the CapStar record date, there were 11,851,724 shares of CapStar common stock outstanding and approximately 489 holders of record.

Athens common stock is quoted on the OTCQX Market under the ticker symbol “AFCB.” As of the Athens record date, there were 1,831,747 shares of Athens common stock outstanding and approximately 264 holders of record.

The following table shows, for the indicated periods, the high and low sales prices per share for CapStar common stock, as reported on the NASDAQ and Athens common stock as reported in the OTCQX Market. Cash dividends declared and paid per share on CapStar and Athens common stock are also shown for the periods indicated below.

	CapStar			Athens Common Stock
	High	Low	Dividend(1)	High	Low	Dividend
2018
First Quarter	$21.91	$17.36	—	$51.00	$37.50	$0.05
Second Quarter	$20.87	$17.39	—	$56.00	$42.00	$0.05
Third Quarter (Through July 25, 2018)	$19.98	$18.38	$0.04	$53.70	$51.55	$0.05

2017
First Quarter	$22.05	$18.52	—	$34.51	$31.97	$0.05
Second Quarter	$19.53	$16.96	—	$44.89	$34.85	$0.05
Third Quarter	$19.62	$16.00	—	$40.00	$35.96	$0.05
Fourth Quarter	$22.22	$18.73	—	$38.50	$38.00	$0.05

2016
First Quarter	$—	$—	—	$25.85	$22.97	$0.05
Second Quarter	$—	$—	—	$33.87	$25.10	$0.05
Third Quarter(2)	$17.41	$15.00	—	$28.39	$25.40	$0.05
Fourth Quarter	$22.35	$15.90	—	$34.61	$27.64	$0.05

(1)

A quarterly cash dividend of $0.04 per share on CapStar’s common stock and preferred stock was declared on June 11, 2018, and will be payable to shareholders of record as of the close of business on July 31, 2018.

(2)	CapStar common stock has traded on the NASDAQ since September 22, 2016. Prior to that time, there was no established public trading market for CapStar common stock.

The above table shows only historical comparisons. These comparisons may not provide meaningful information to CapStar and Athens shareholders in determining whether to approve the merger agreement. Each CapStar and Athens shareholder is advised to obtain current market quotations for CapStar common stock and Athens common stock. The market price of CapStar common stock and Athens common stock will fluctuate between the date of this joint proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of CapStar common stock or Athens common stock before or after the effective date of the merger. Changes in the market price of CapStar common stock prior to the completion of the merger will affect the market value of the merger consideration that Athens shareholders will receive upon completion of the merger.

RISK FACTORS

In addition to the other information contained in, or incorporated by reference into, this joint proxy statement/prospectus, including CapStar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and the matters addressed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” Athens and CapStar shareholders should consider the matters described below carefully in determining whether to vote to approve the merger agreement and the transactions contemplated thereby.

Risks Related to the Merger and CapStar’s Business Upon Completion of the Merger

Because the sale price of the CapStar common stock may fluctuate, you cannot be sure of the value of the merger consideration that you will receive in the merger.

Under the terms of the merger agreement, each share of Athens common stock outstanding immediately prior to the effective time of the merger (excluding excluded shares) will be converted into the right to receive 2.864 shares of CapStar common stock. The market price of CapStar’s common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding CapStar’s operations or business prospects, including market sentiment regarding CapStar’s entry into the merger agreement. These risks may be affected by:

•	operating results that vary from the expectations of CapStar management or of securities analysts and investors;

•	developments in CapStar’s business or in the financial services sector generally;

•	regulatory or legislative changes affecting CapStar’s industry generally or its business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to CapStar;

•	changes in estimates or recommendations by securities analysts or rating agencies;

•	announcements of strategic developments, acquisitions, dispositions, financings, and other material events by CapStar or its competitors; and

•	changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Many of these factors are beyond the control of CapStar and Athens. We make no assurances as to whether or when the merger will be completed. Athens shareholders should obtain current sale prices for shares of CapStar common stock before voting their shares of Athens common stock at the Athens special meeting.

CapStar may fail to realize all of the anticipated benefits of the merger.

CapStar and Athens have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on CapStar’s ability to successfully combine and integrate the businesses of CapStar and Athens in a manner that permits growth opportunities and does not materially disrupt the existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect CapStar’s ability to successfully conduct its business, which could have an adverse effect on CapStar’s financial results and the value of CapStar common stock. If CapStar experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause CapStar and/or Athens to lose customers or cause customers to remove their accounts from CapStar and/or Athens and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of CapStar and Athens during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under the section entitled “The Merger—Regulatory Approvals.” An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. See the section entitled “The Merger—Regulatory Approvals.”

The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.

The combined company may be unable to retain CapStar and/or Athens personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by CapStar and Athens. It is possible that these employees may decide not to remain with CapStar or Athens, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment, or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Athens to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, CapStar and Athens may not be able to locate suitable replacements for any key employees who leave either company, or to offer employment to potential replacements on reasonable terms.

The unaudited pro forma combined consolidated financial information included in this joint proxy statement/prospectus are preliminary and the actual financial condition and results of operations of CapStar after the merger may differ materially.

The unaudited pro forma combined consolidated financial information in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what CapStar’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined consolidated financial information reflect adjustments, which are based upon preliminary estimates, to record the Athens identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this joint proxy statement/

prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Athens as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see the section entitled “Unaudited Pro Forma Combined Consolidated Financial Information.”

Athens’ directors and executive officers have interests in the merger that may differ from the interests of Athens shareholders.

Athens shareholders should be aware that some of Athens’ directors and executive officers have interests in the merger that are different from, or in addition to, those of Athens shareholders generally. The Athens board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Athens shareholders vote in favor of approving the merger agreement.

For a more complete description of these interests, see the section entitled “The Merger—Interests of Athens Directors and Executive Officers in the Merger.”

Termination of the merger agreement could negatively impact CapStar and Athens.

The merger may be terminated as a result of factors beyond CapStar’s and Athens’ control. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” for a complete discussion of the circumstances under which the merger agreement may be terminated. If the merger agreement is terminated, there may be various consequences. For example, CapStar’s or Athens’ businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of the CapStar common stock or the Athens common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, subject to conditions and exceptions, Athens may be required to pay to CapStar a termination fee of $5 million, and under certain circumstances, CapStar may be required to pay Athens a termination fee of $4 million. See the section entitled “The Merger Agreement—Termination Fee” for a complete discussion of the circumstances under which any such termination fee will be required to be paid.

If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

CapStar and Athens will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of Athens and CapStar. These uncertainties may impair CapStar’s or Athens’ ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with us to seek to change existing business relationships with us or fail to extend an existing relationship with us. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

CapStar and Athens have a small number of key personnel. The pursuit of the merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.

In addition, the merger agreement restricts each party from taking certain actions without the other party’s consent while the merger is pending. These restrictions may, among other matters, prevent such party from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to such party’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on each party’s business, financial condition and results of operations. See the section entitled “The Merger Agreement—Conduct of Business Pending the Completion of the Merger” for a description of the restrictive covenants applicable to Athens and CapStar.

If the merger is not completed, CapStar and Athens will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of CapStar and Athens has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing, and mailing this joint proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, CapStar and Athens would have to recognize these expenses without realizing the expected benefits of the merger.

The merger agreement limits Athens’ ability to pursue alternative acquisition proposals and requires Athens to pay a termination fee of $5 million under limited circumstances, including circumstances relating to acquisition proposals.

The merger agreement prohibits Athens from soliciting, initiating, inducing or encouraging, or taking any action to facilitate certain third party acquisition proposals. See the section entitled “The Merger Agreement—Agreement Not to Solicit Other Offers.” The merger agreement also provides that Athens will be required to pay a termination fee in the amount of $5 million in the event that the merger agreement is terminated under certain circumstances, including an adverse recommendation change by the Athens board of directors. See the sections entitled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee.” These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Athens from considering or proposing such an acquisition.

The shares of CapStar common stock to be received by Athens shareholders as a result of the merger will have different rights from the shares of Athens common stock.

Upon completion of the merger, Athens shareholders will become CapStar shareholders and their rights as shareholders will be governed by the CapStar certificate of incorporation and bylaws. The rights associated with Athens common stock are different from the rights associated with CapStar common stock. See the section entitled “Comparison of Shareholders’ Rights” for a discussion of the different rights associated with CapStar common stock.

CapStar shareholders and Athens shareholders will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management, as compared to their ownership and voting interests in CapStar and Athens, respectively.

CapStar shareholders and Athens shareholders currently have the right to vote in the election of the board of directors and on other matters affecting CapStar and Athens, respectively. Upon completion of the merger, each

Athens shareholder who receives shares of CapStar common stock will become a CapStar shareholder, with a percentage ownership of CapStar that is smaller than such shareholder’s percentage ownership of Athens. Based on the number of shares outstanding on the Athens record date, we expect that holders of shares of Athens common stock as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 32.8% of the issued and outstanding shares of CapStar common stock immediately following the closing of the merger (including shares received in respect of Athens stock options and without giving effect to any shares of CapStar common stock held by Athens shareholders prior to the merger).    As a result, current CapStar shareholders will hold, in the aggregate, approximately 67.2% of the outstanding shares of CapStar common stock immediately following the closing of the merger. Because of this, Athens shareholders may have less influence on the management and policies of CapStar than they now have on the management and policies of Athens, and current CapStar shareholders may have less influence than they now have on the management and policies of CapStar.

The opinions of CapStar’s and Athens’ financial advisors delivered to the parties’ respective boards of directors prior to the signing of the merger agreement will not reflect changes in circumstances following the dates of the opinions.

Each of the CapStar and Athens board of directors received opinions (in each case, initially rendered verbally and confirmed in a written opinion, dated June 11, 2018) from the parties’ respective financial advisors regarding the fairness of the exchange ratio or the merger consideration, as applicable, from a financial point of view as of the date of such opinions. Subsequent changes in the operation and prospects of CapStar or Athens, general market and economic conditions and other factors that may be beyond the control of CapStar or Athens may significantly alter the value of CapStar or Athens or the prices of the shares of CapStar common stock or Athens common stock by the time the merger is completed. The opinions of CapStar’s and Athens’ financial advisors did not address the fairness of the exchange ratio or the merger consideration, as applicable, from a financial point of view at the time the merger is completed, or as of any other date other than the date of such opinions. For a description of the opinions of the parties’ respective financial advisors, see the sections entitled “The Merger—Opinion of Athens’ Financial Advisor” and “The Merger—Opinions of CapStar’s Financial Advisors.”

Risks Relating to CapStar’s Business

You should read and consider risk factors specific to CapStar’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in CapStar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to Athens’ Business

Athens’ concentration in non-owner occupied residential mortgage loans may expose it to increased credit risk.

Loans secured by non-owner occupied residential properties generally expose Athens to greater risk of non-payment and loss than loans secured by owner-occupied properties because the repayment of such loans depends primarily on the tenant’s continuing ability to pay rent to the property owner, who is Athens’ borrower, or, if the property owner is unable to find a tenant, the property owner’s ability to repay the loan without the benefit of a rental income stream. In addition, the physical condition of non-owner occupied residential properties is often below that of owner-occupied properties due to lax property maintenance standards, which has a negative impact on the value of the collateral properties. Furthermore, some non-owner-occupied residential loan borrowers have more than one loan outstanding with Athens. Consequently, an adverse development with respect to one credit relationship may expose Athens to a greater risk of loss compared to an adverse development with respect to an owner-occupied residential mortgage loan.

Athens’ concentration in loans to the health care industry may expose it to increased credit risk.

Athens’ health care industry loans consist primarily of loans to skilled nursing facilities and to assisted living facilities. These loans have risks in addition to the risks associated with commercial real estate loans, as described below. Skilled nursing facilities’ revenues depend heavily on payments from Medicare and Medicaid, so any changes in these government programs, particularly changes in maximum allowable charges and/or reimbursement rates, may have a material adverse effect on revenues. Assisted living facilities are subject to the same risk, but to a lesser extent, because they generally receive their revenues through private pay and private insurance. Furthermore, potential health reform initiatives to address the rising costs of healthcare, such as increased patient cost-sharing, among other initiatives, may have a material adverse effect on skilled nursing and assisted living providers.

Athens’ commercial real estate loan portfolio may expose it to increased credit risk.

Because the repayment of commercial real estate loans depends primarily on the successful management and operation of the borrower’s properties or related businesses, such loans are generally more sensitive to regional and local economic conditions, making loss levels more difficult to predict. A downturn in the real estate market or in the local economy could adversely impact the value of collateral properties or the revenues from the borrower’s business, thereby increasing the risk of non-performing loans. Additionally, these loans generally have relatively large balances to single borrowers or related groups of borrowers. Accordingly, any charge-offs may be larger on a per-loan basis than those incurred with residential mortgage loans or consumer loans.

Athens’ construction loan and land and land development loan portfolios may expose it to increased credit risk.

Historically, construction loans, including speculative construction loans, have been a material part of Athens’ loan portfolio. Speculative construction loans are loans made to builders who have not identified a buyer for the completed property at the time of loan origination. These loan types generally expose a lender to greater risk of nonpayment and loss than residential mortgage loans because the repayment of such loans often depends on the successful operation or sale of the property and the income stream of the borrowers and such loans typically involve larger balances to a single borrower or groups of related borrowers. In addition, many borrowers of these types of loans have more than one loan outstanding with Athens, so an adverse development with respect to one loan or credit relationship can expose Athens to significantly greater risk of non-payment and loss. Furthermore, Athens’ may need to increase its allowance for loan losses through future charges to income as the portfolio of these types of loans grows, which would decrease its earnings.

Athens’ consumer loan portfolio includes consumer loans secured by rapidly depreciable assets and may expose it to increased credit risk.

Athens’ originates consumer loans, including automobile loans and consumer finance loans made to borrowers by its consumer finance subsidiary, Southland Finance, Inc. These consumer finance loans are generally secured by used automobiles, televisions and various other personal property and are generally offered to borrowers with historically lower credit scores at higher risk-adjusted interest rates. Consumer loans secured by rapidly depreciable assets such as automobiles and other personal property may be subject to greater risk of loss than loans secured by real estate, because any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance.

Significant loan losses could require Athens to increase its allowance for loan losses through a charge to earnings.

When Athens loans money, it incurs the risk that its borrowers will not repay their loans. Athens provides for loan losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on Athens’ assessment of loan losses inherent in its loan portfolio. The process for determining the amount of the allowance is critical to Athens’ financial condition and results of operations. It requires subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of Athens’ borrowers to repay their loans. Athens might underestimate the loan losses inherent in its loan portfolio and have loan losses that exceed the amount recorded in its allowance for loan losses. Athens might increase the allowance because of changing economic conditions. For example, in a rising interest rate environment, borrowers with adjustable-rate loans could see their payments increase. There may be a significant increase in the number of borrowers who are unable or unwilling to repay their loans, resulting in Athens charging off more loans and increasing its allowance for loan losses. In addition, when real estate values decline, the potential severity of loss on a real estate-secured loan can increase significantly, especially in the case of loans with high combined loan-to-value ratios. The recent decline in the national economy and the local economies of the areas in which the loans are concentrated could result in an increase in loan delinquencies, foreclosures or repossessions resulting in increased charge-off amounts and the need for additional loan loss allowances in future periods. In addition, Athens’ determination of the amount of its allowance for loan losses is subject to review by its primary regulator, the Office of the Comptroller of the Currency, as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the Office of the Comptroller of the Currency after a review of the information available at the time of its examination. Athens’ allowance for loan losses may not be sufficient to cover future loan losses. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would decrease Athens’ earnings.

A return to recessionary conditions could result in increases in non-performing loans and/or reduce demand for Athens’ products and services, which would lead to lower revenue, higher loan losses and lower earnings.

A return of recessionary conditions and/or continued negative developments in the domestic and international credit markets may significantly affect the markets in which Athens does business, the value of its loans and investments, and its ongoing operations, costs and profitability. Further declines in real estate values and sales volumes and continued high unemployment levels may result in higher-than-expected loan delinquencies, increases in Athens’ levels of nonperforming and classified assets and a decline in demand for its products and services. These negative events may cause Athens to incur losses and may adversely affect its capital, liquidity, and financial condition.

Changing interest rates may decrease Athens’ earnings and asset values.

Athens’ net interest income is the interest it earns on loans and investments less the interest it pays on its deposits and borrowings. Athens’ net interest margin is the difference between the yield it earns on its assets and the interest rate it pays for deposits and other funding sources. Changes in interest rates—up or down—could adversely affect Athens’ net interest margin and, as a result, its net interest income. Although the yield Athens earns on its assets and its funding costs tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing net interest margin to expand or contract. At December 31, 2017, Athens’ interest rate risk profile was asset-sensitive, implying that its assets will reprice faster than its liabilities, indicating an increase in interest rates would increase its net interest margin while a decrease in interest rates would decrease its net interest margin. Furthermore, the value of Athens’ interest-earning assets is affected by changes in interest rates. Generally, rising interest rates tend to reduce the value of interest-earning assets while falling interest rates tend to increase their value.

Strong competition within Athens’ primary market area could negatively impact its profits and slow its growth.

Athens faces intense competition both in making loans and attracting deposits. Price competition for loans and deposits might result in Athens earning less on its loans and paying more on its deposits, which would reduce net interest income. Competition also makes it more difficult to grow loans and deposits. Some of the institutions with which Athens competes have substantially greater resources and lending limits than Athens has and may offer services that Athens does not provide. Athens expects competition to increase in the future because of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Athens’ profitability depends upon its continued ability to compete successfully in its primary market area.

Athens is subject to federal regulations that seek to protect the Deposit Insurance Fund and the depositors and borrowers of Athens Federal, and its federal regulators may impose restrictions on Athens’ operations that are detrimental to holders of Athens’ common stock.

Athens is subject to extensive regulation, supervision and examination by the Federal Reserve Board and by the Office of the Comptroller of the Currency, Athens’ primary federal regulators, and by the Federal Deposit Insurance Corporation, as insurer of Athens’ deposits. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Athens Federal rather than for holders of Athens’ common stock. These regulators may subject Athens to supervisory and enforcement actions, such as the imposition of certain restrictions on Athens’ operations, the classification of its assets and the determination of the level of its allowance for loan losses, that are aimed at protecting the insurance fund and the depositors and borrowers of the Bank but that are detrimental to holders of Athens’ common stock. Any change in regulation or oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on Athens’ operations.

Risks associated with system failures, interruptions or breaches of security could negatively affect Athens’ earnings and business reputation.

Information technology systems are critical to Athens’ business. Athens uses various technology systems to manage its customer relationships, general ledger, securities investments, deposits and loans. Athens has established policies and procedures to prevent or limit the impact of system failures, interruptions and security breaches (including privacy breaches), but such events may still occur or may not be adequately addressed if they do occur. In addition, any compromise of Athens’ systems could deter customers from using Athens’ products and services. Although Athens relies on security systems to provide the security and authentication necessary to affect the secure transmission of data, these precautions may not protect its systems from compromises or breaches of security.

In addition, Athens outsources a significant portion of its data processing to third-party providers. If these third-party providers encounter difficulties, or if Athens has difficulty communicating with them, Athens’ ability to adequately process and account for transactions could be affected, and its business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any system failures, interruption or breach of security could damage Athens’ business reputation and result in a loss of customers and business, thereby subjecting it to additional regulatory scrutiny, or could expose it to litigation and possible financial liability. Any of these events could have a material adverse effect on Athens’ financial condition and results of operations and its business reputation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included in, or incorporated by reference into, this joint proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (1) statements about the benefits of the merger, including future financial and operating results and cost savings that may be realized from the merger; (2) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (3) other statements identified by words such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond CapStar’s and Athens’ control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements.

Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under the section entitled “Risk Factors” and those discussed in the filings of CapStar with the SEC that are incorporated by reference into this joint proxy statement/prospectus, as well as the following:

•	the inability to close the merger and the bank merger in a timely manner;

•	the failure to complete the merger due to the failure of CapStar’s or Athens’ shareholders to approve the merger;

•	failure to obtain the requisite regulatory approvals and meet other closing conditions to the merger on the expected terms and schedule;

•	the potential impact of announcement or consummation of the merger on relationships with third parties, including customers, employees and competitors;

•	business disruption following the merger;

•	CapStar’s potential exposure to unknown or contingent liabilities of Athens;

•	the challenges of integrating, retaining, and hiring key personnel;

•	failure to attract new customers and retain existing customers in the manner anticipated;

•	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

•	changes in CapStar’s share price before closing, including as a result of the financial performance of CapStar and Athens prior to closing, or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

•	the expected cost savings, synergies and other financial benefits from the merger might not be realized within the expected time frames or at all as a result of, among other things, changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the markets in which CapStar and Athens operate;

•	Athens’ business may not be integrated into CapStar’s business successfully, or such integration may take longer to accomplish than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse developments in relationships with employees, may be greater than expected; and

•	management time and effort may be diverted to the resolution of merger-related issues.

Because these forward-looking statements are subject to assumptions and uncertainties, CapStar’s and the combined company’s actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference into this joint proxy statement/prospectus. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence or how they will affect us.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus, and attributable to CapStar, Athens or any person acting on their behalf, respectively, are expressly qualified in their entirety by the cautionary statements contained or referred to in this “Cautionary Statement Regarding Forward-Looking Statements.” Neither CapStar nor Athens undertakes any obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

INFORMATION ABOUT THE CAPSTAR SPECIAL MEETING

This section contains information about the special meeting that CapStar has called to allow CapStar shareholders to vote on the merger agreement and the transactions contemplated thereby. The CapStar board of directors is mailing this joint proxy statement/prospectus to you, as a CapStar shareholder, on or about July 30, 2018. Together with this joint proxy statement/prospectus, the CapStar board of directors is also sending to you a notice of the special meeting of CapStar shareholders and a form of proxy that the CapStar board of directors is soliciting for use at the CapStar special meeting and at any adjournments or postponements of the CapStar special meeting.

Time, Date, and Place

The special meeting is scheduled to be held on August 29, 2018 at 1:30 p.m. (Central time), at The Golf Club of Tennessee, 1000 Golf Club Drive, Kingston Springs, Tennessee 37082.

Matters to Be Considered at the Special Meeting

At the CapStar special meeting, CapStar shareholders will be asked to consider and vote on:

•

a proposal to approve the Agreement and Plan of Merger, dated as of June 11, 2018, by and between Athens Bancshares Corporation (which we refer to as “Athens”) and CapStar Financial Holdings, Inc., as more fully described in the enclosed joint proxy statement/prospectus (which we refer to as the “CapStar merger proposal”); and

•

a proposal to adjourn the CapStar special meeting, if necessary or appropriate, to solicit additional proxies in favor of the CapStar merger proposal (which we refer to as the “CapStar adjournment proposal”).

At this time, the CapStar board of directors is unaware of any other matters that may be presented for action at the CapStar special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Recommendation of the CapStar Board of Directors

The CapStar board of directors unanimously recommends that CapStar shareholders vote “FOR” the CapStar merger proposal and “FOR” the CapStar adjournment proposal. See the section entitled “The Merger—Recommendation of the CapStar Board of Directors and CapStar’s Reasons for the Merger.”

Record Date and Quorum

July 19, 2018 has been fixed as the record date for the determination of CapStar shareholders entitled to notice of, and to vote at, the CapStar special meeting and any adjournment or postponement thereof. At the close of business on the CapStar record date, there were 11,851,724 shares of CapStar common stock outstanding and entitled to vote at the CapStar special meeting and 489 holders of record.

The presence at the CapStar special meeting, in person or by proxy, of holders of a majority of the outstanding shares of CapStar common stock entitled to vote at the CapStar special meeting will constitute a quorum for the transaction of business. All shares of CapStar common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the CapStar special meeting.

Required Vote

Approval of the CapStar merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of CapStar common stock entitled to vote on such proposal. If you mark “ABSTAIN” on your proxy card or when voting by Internet or phone, fail to submit a proxy or vote in person at the CapStar special meeting or fail to instruct your bank, broker or other nominee with respect to the CapStar merger proposal, it will have the same effect as a vote “AGAINST” such proposal.

Approval of the CapStar adjournment proposal requires the votes cast by shareholders of CapStar in favor of the proposal to exceed the votes cast by shareholders of CapStar against the proposal at the CapStar special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the CapStar special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the CapStar adjournment proposal, it will have no effect on the proposal.

Each share of CapStar common stock you own as of the CapStar record date entitles you to one vote at the CapStar special meeting on all matters properly presented at the CapStar special meeting.

How to Vote

Each copy of this joint proxy statement/prospectus mailed to holders of CapStar common stock is accompanied by a form of proxy with instructions for voting.

If you hold stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this joint proxy statement/prospectus, regardless of whether you plan to attend the CapStar special meeting.

•	Toll-Free Number. You may use the toll-free number shown on your proxy card to vote your shares.

•	Voting by Internet. You may vote your shares by visiting the website shown on your proxy card to vote via the Internet.

•	Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the CapStar merger proposal and “FOR” the CapStar adjournment proposal.

•	Voting in Person. If you are a shareholder of record, you can vote in person by submitting a ballot at the CapStar special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the CapStar special meeting. This will ensure that your vote is received. If you attend the CapStar special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

If you hold your stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee.

All shares represented by valid proxies that CapStar receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the CapStar merger proposal and “FOR” the CapStar adjournment proposal.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY

CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE CAPSTAR SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Shares Held in “Street Name”; Broker Non-Votes

If your bank, broker or other nominee holds your shares of CapStar common stock in “street name,” your bank, broker or other nominee will vote your shares of CapStar common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker or other nominee with this joint proxy statement/prospectus. Any such shares for which you do not give voting instructions will constitute a broker non-vote, and will have the effect of a vote “AGAINST” the merger proposal. Broker non-votes will have no effect on the outcome of the CapStar adjournment proposal.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date;

•	prior to the CapStar special meeting, logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•	attending the CapStar special meeting and voting your shares in person; or

•	delivering prior to the CapStar special meeting a written notice of revocation to CapStar’s Corporate Secretary at the following address: 1201 Demonbreun Street, Suite 700, Nashville, Tennessee 37203, Attention: Corporate Secretary.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received by 11:59 p.m. (Central time) on August 28, 2018. Attendance at the CapStar special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Shares Subject to Voting Agreements

As of the CapStar record date, a total of 1,688,747 shares of CapStar common stock, representing approximately 14.2% of the outstanding shares of CapStar common stock entitled to vote at the CapStar special meeting, are subject to voting and support agreements between CapStar, Athens and each of CapStar’s directors (which we refer to collectively as the “CapStar voting agreements”). Pursuant to the CapStar voting agreements, each director agreed, on the terms and subject to the conditions set forth therein, to vote the shares of CapStar common stock beneficially owned by him or her in favor of the merger, as well as certain other customary restrictions with respect to the voting and transfer of his or her shares of CapStar common stock.

The foregoing description of the CapStar voting agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the CapStar voting agreements, a form of which is included as Exhibit B to the merger agreement attached to this joint proxy statement/prospectus as Appendix A.

Shares Held by Directors and Executive Officers

As of the CapStar record date, CapStar’s directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, a total of 1,755,482 shares of CapStar common stock

(excluding shares issuable upon the exercise of outstanding options or warrants), representing approximately 14.8% of the outstanding shares of CapStar common stock entitled to vote at the CapStar special meeting.

Solicitation of Proxies

The proxy for the CapStar special meeting is being solicited on behalf of the CapStar board of directors. CapStar will bear the entire cost of soliciting proxies from you. CapStar will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of CapStar common stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of CapStar in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Attending the CapStar Special Meeting

All holders of CapStar common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the CapStar special meeting. Shareholders of record can vote in person at the CapStar special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the CapStar special meeting. If you plan to attend the CapStar special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. CapStar reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the CapStar special meeting is prohibited without CapStar’s express written consent.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact CapStar at:

CapStar Financial Holdings, Inc.

1201 Demonbreun Street, Suite 700

Nashville, Tennessee 37203

Telephone: (615) 732-6455

Attn: Daniel Fox

CAPSTAR PROPOSALS

PROPOSAL NO. 1: CAPSTAR MERGER PROPOSAL

CapStar is asking its shareholders to approve the merger agreement and the transactions contemplated thereby. Holders of CapStar common stock should read this joint proxy statement/prospectus carefully and in its entirety for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

The CapStar board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of CapStar and its shareholders and has unanimously approved the merger agreement. See the section entitled “The Merger—Recommendation of the CapStar Board of Directors and CapStar’s Reasons for the Merger” for a more detailed discussion of the recommendation of the CapStar board of directors.

The CapStar board of directors unanimously recommends a vote “FOR” the CapStar merger proposal.

PROPOSAL NO. 2: CAPSTAR ADJOURNMENT PROPOSAL

The CapStar special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the CapStar merger proposal.

If, at the CapStar special meeting, the number of shares of CapStar common stock present or represented and voting in favor of the CapStar merger proposal is insufficient to approve such proposal, CapStar intends to move to adjourn the CapStar special meeting in order to solicit additional proxies for the approval of the CapStar merger proposal.

In this proposal, CapStar is asking its shareholders to authorize the holder of any proxy solicited by the CapStar board of directors on a discretionary basis to vote in favor of adjourning the CapStar special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from CapStar shareholders who have previously voted.

The CapStar board of directors unanimously recommends a vote “FOR” the CapStar adjournment proposal.

INFORMATION ABOUT THE ATHENS SPECIAL MEETING

This section contains information about the special meeting that Athens has called to allow Athens shareholders to vote on the approval of the merger agreement. The Athens board of directors is mailing this joint proxy statement/prospectus to you, as an Athens shareholder, on or about July 30, 2018. Together with this joint proxy statement/prospectus, the Athens board of directors is also sending to you a notice of the special meeting of Athens shareholders and a form of proxy that the Athens board of directors is soliciting for use at the Athens special meeting and at any adjournments or postponements of the Athens special meeting.

Time, Date, and Place

The special meeting is scheduled to be held August 30, 2018, at 9:00 a.m. (Eastern time), at Sherman Fine Arts Building, Tennessee Wesleyan University, 204 East College Street, Athens, Tennessee 37303.

Matters to Be Considered at the Special Meeting

At the Athens special meeting, Athens shareholders will be asked to consider and vote on:

•	a proposal to approve the Agreement and Plan of Merger, dated as of June 11, 2018, by and between Athens and CapStar Financial Holdings, Inc. (which we refer to as “CapStar”), as more fully described in the enclosed joint proxy statement/prospectus (which we refer to as the “Athens merger proposal”); and

•	a proposal to adjourn the Athens special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Athens merger proposal (which we refer to as the “Athens adjournment proposal”).

At this time, the Athens board of directors is unaware of any other matters that may be presented for action at the Athens special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Recommendation of the Athens Board of Directors

The Athens board of directors unanimously recommends that Athens shareholders vote “FOR” the Athens merger proposal and “FOR” the Athens adjournment proposal. See the section entitled “The Merger—Recommendation of the Athens Board of Directors and Athens’ Reasons for the Merger.”

Record Date and Quorum

July 19, 2018 has been fixed as the record date for the determination of Athens shareholders entitled to notice of, and to vote at, the Athens special meeting and any adjournment or postponement thereof. At the close of business on the Athens record date, there were 1,831,747 shares of Athens common stock outstanding and entitled to vote at the Athens special meeting and approximately 264 holders of record.

The presence at the Athens special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Athens common stock entitled to vote at the Athens special meeting will constitute a quorum for the transaction of business. All shares of Athens common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Athens special meeting.

Required Vote

Approval of the Athens merger proposal requires the affirmative vote of a majority of the outstanding shares of Athens common stock entitled to vote on the proposal. Therefore, if you indicate “ABSTAIN” on your proxy card or when voting by Internet or phone, fail to either submit a proxy or vote in person at the Athens special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the proposal.

Approval of the Athens adjournment proposal requires the votes cast by Athens shareholders in favor of the proposal to exceed the votes cast by Athens shareholders against the proposal at the Athens special meeting. Abstentions and broker non-votes, if any, will not be treated as a vote cast either for or against either of the Athens adjournment proposal.

Each share of Athens voting common stock you own as of the Athens record date entitles you to one vote at the Athens special meeting on all matters properly presented at the Athens special meeting.

How to Vote

Each copy of this joint proxy statement/prospectus mailed to holders of Athens common stock is accompanied by a form of proxy with instructions for voting.

If you hold stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this joint proxy statement/prospectus, regardless of whether you plan to attend the Athens special meeting.

•	Toll-Free Number. You may use the toll-free number shown on your proxy card to vote your shares.

•	Voting by Internet. You may vote your shares by visiting the website shown on your proxy card to vote via the Internet.

•	Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the Athens merger proposal and “FOR” the Athens adjournment proposal.

•	Voting in Person. If you are a shareholder of record, you can vote in person by submitting a ballot at the Athens special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the Athens special meeting. This will ensure that your vote is received. If you attend the Athens special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

If you hold your stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee.

If you have Athens shares allocated to your account under the Athens Federal Employee Stock Ownership Plan (which we refer to as the “Athens ESOP”) or the Athens Federal Employees’ Savings & Profit Sharing Plan (which we refer to as the “Athens 401(k) plan”), you must direct the trustee of the Athens ESOP or Athens 401(k) plan, as applicable, how to vote in accordance with the separate voting instructions for the Athens ESOP and Athens 401(k) plan, as applicable.

All shares represented by valid proxies that Athens receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. Except as described below with respect to shares allocated to accounts under the Athens ESOP or Athens 401(k) plan, if you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Athens merger proposal and “FOR” the Athens adjournment proposal. No matters other than the matters described in this joint proxy statement/prospectus are anticipated to be presented for action at the Athens special meeting or at any adjournment or postponement of the Athens special meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE ATHENS SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Shares Held in “Street Name”; Broker Non-Votes

If your bank, broker or other nominee holds your shares of Athens common stock in “street name,” your bank, broker or other nominee will vote your shares of Athens common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker or other nominee with this joint proxy statement/prospectus. Any such shares for which you do not give voting instructions will constitute a broker non-vote, and will have the effect of a vote “AGAINST” the merger proposal. Broker non-votes will have no effect on the outcome of the Athens adjournment proposal.

Shares Allocated to Participant Accounts under the Athens ESOP

Generally, the trustee of the Athens ESOP is permitted to vote shares of Athens common stock held in the trust of the Athens ESOP. However, you have the ability to direct how the trustee of the Athens ESOP will vote the shares of Athens common stock allocated to your account under the Athens ESOP. You may direct the trustee to vote the shares of Athens common stock allocated to your account under the Athens ESOP by following instructions separately provided to you describing the voting procedures for voting the shares allocated to your account under the Athens ESOP.

If you fail to direct the trustee of the Athens ESOP how to vote the shares of Athens common stock allocated to your account under the Athens ESOP, generally, the shares will be voted by the trustee in a manner calculated to most accurately reflect the instructions the trustee has received from participants regarding voting shares of Athens common stock allocated to participants’ accounts under the Athens ESOP. Shares of unallocated common stock in the Athens ESOP will also be voted by the trustee in a manner calculated to most accurately reflect the instructions the trustee has received from participants’ voting shares of Athens common stock allocated to participants’ accounts under the Athens ESOP. Notwithstanding the foregoing, with respect to shares for which the trustee does not receive instructions and unallocated shares, the trustee must vote the shares in a manner determined by the trustee to be in the participants’ and their beneficiaries’ best interests.

Shares Allocated to Participant Accounts under the Athens 401(k) Plan

Generally, the trustee of the Athens 401(k) plan is permitted to vote shares of Athens common stock held in the trust of the Athens 401(k) plan. However, you have the ability to direct how the trustee of the Athens 401(k) plan will vote the shares of Athens common stock allocated to your account under the Athens 401(k) plan. You may direct the trustee to vote the shares of Athens common stock allocated to your account under the Athens 401(k) plan by following instructions separately provided to you describing the voting procedures for voting the shares allocated to your account under the Athens 401(k) plan.

If you fail to direct the trustee of the Athens 401(k) plan how to vote the shares of Athens common stock allocated to your account under the Athens 401(k) plan, generally, the shares will be voted by the trustee in a manner calculated to most accurately reflect the instructions the trustee has received from participants regarding voting shares of Athens common stock allocated to participants’ accounts under the Athens 401(k) plan.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date;

•	prior to the Athens special meeting, logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•	attending the Athens special meeting and voting your shares in person; or

•	delivering prior to the Athens special meeting a written notice of revocation to Athens at the following address: P.O. Box 869, Athens, Tennessee 37371-0869, Attention: Jeffrey L. Cunningham, President and Chief Executive Officer.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received by 1:00 a.m. (Eastern time) on August 30, 2018. Attendance at the Athens special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Shares Subject to Voting Agreements

A total of 243,525 shares of Athens common stock, representing approximately 13.3% of the outstanding shares of Athens common stock entitled to vote at the Athens special meeting, are subject to voting and support agreements between CapStar, Athens and each of Athens’ directors (which we refer to collectively as the “Athens voting agreements”). Pursuant to the Athens voting agreements, each director has agreed to, on the terms and subject to the conditions set forth therein, vote the shares of Athens common stock beneficially owned by him or her in favor of the merger and against any proposal made in competition with the merger, as well as certain other customary restrictions with respect to the voting and transfer of his or her shares of Athens common stock.

The foregoing description of the Athens voting agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Athens voting agreements, a form of which is included as Exhibit A to the merger agreement attached to this joint proxy statement/prospectus as Appendix A.

Shares Held by Directors and Executive Officers

As of the Athens record date, Athens’ directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, a total of 470,263 shares of Athens common stock (excluding shares issuable upon the exercise of outstanding options), representing approximately 25.7% of the outstanding shares of Athens common stock entitled to vote at the Athens special meeting. For more information about the beneficial ownership of Athens common stock by each greater than 5% beneficial owner of Athens common stock, each director and executive officer of Athens and all Athens directors and executive officers as a group, see the section entitled “Security Ownership of Certain Beneficial Owners and Management of Athens.”

Solicitation of Proxies

The proxy for the Athens special meeting is being solicited on behalf of the Athens board of directors. Athens will bear the entire cost of soliciting proxies from you. Athens will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Athens common stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of Athens in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Attending the Athens Special Meeting

All holders of Athens common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Athens special meeting. Shareholders of record can vote in person at the Athens special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Athens special meeting. If you plan to attend the Athens special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Athens reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Athens special meeting is prohibited without Athens’ express written consent.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Athens at:

Athens Bancshares Corporation

P.O. Box 869

Athens, Tennessee 37371-0869

Telephone: (423) 745-1111

Attention: Jeffrey L. Cunningham, President and Chief Executive Officer

ATHENS PROPOSALS

PROPOSAL NO. 1: ATHENS MERGER PROPOSAL

Athens is asking its shareholders to approve the merger agreement and the transactions contemplated thereby, including the merger. Holders of Athens common stock should read this joint proxy statement/prospectus carefully and in its entirety for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

The Athens board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Athens and its shareholders and has unanimously approved the merger agreement. See the section entitled “The Merger—Recommendation of the Athens Board of Directors and Athens’ Reasons for the Merger” for a more detailed discussion of the recommendation of the Athens board of directors.

The Athens board of directors unanimously recommends a vote “FOR” the Athens merger proposal.

PROPOSAL NO. 2: ATHENS ADJOURNMENT PROPOSAL

The Athens special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Athens merger proposal.

If, at the Athens special meeting, the number of shares of Athens common stock present or represented and voting in favor of the Athens merger proposal is insufficient to approve such proposal, Athens intends to move to adjourn the Athens special meeting in order to solicit additional proxies for the approval of the Athens merger proposal.

In this proposal, Athens is asking its shareholders to authorize the holder of any proxy solicited by the Athens board of directors on a discretionary basis to vote in favor of adjourning the Athens special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Athens shareholders who have previously voted.

The Athens board of directors unanimously recommends a vote “FOR” the Athens adjournment proposal.

THE MERGER

Terms of the Merger

Each of the CapStar board of directors and the Athens board of directors has unanimously approved the merger agreement. The merger agreement provides for the merger of Athens with and into CapStar, with CapStar continuing as the surviving corporation. Immediately following the completion of the merger, Athens Federal will merge with and into CapStar Bank, with CapStar Bank continuing as the surviving bank.

In the merger, each share of Athens common stock issued and outstanding immediately prior to the completion of the merger (other than the excluded shares) will be converted into the right to receive the merger consideration.

CapStar will not issue any fractional shares of CapStar common stock in the merger. Instead, an Athens shareholder who otherwise would have received a fraction of a share of CapStar common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying the fraction of a share of CapStar common stock to which the holder would otherwise be entitled by the CapStar average closing price. For a discussion of the treatment of awards outstanding under Athens’ equity plans outstanding as of the effective time, see the section entitled “The Merger Agreement—Treatment of Athens Equity Awards.”

Athens shareholders and CapStar shareholders are being asked to approve the merger agreement. See the section entitled “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As part of the ongoing oversight and management of their respective companies, the CapStar board of directors and the Athens board of directors have periodically reviewed and assessed their respective companies’ strategic opportunities and challenges, and considered ways to enhance their respective companies’ performance and prospects in light of competitive and other relevant developments, all with the goal of enhancing shareholder value. For each company, these reviews have included periodic discussions with respect to strategic alternatives, including potential business combinations and acquisitions. In evaluating any potential strategic alternatives, each company’s board of directors considered as important the cultural alignment, retention of talent and operational continuity of the surviving entity. The Athens board of directors also considered the prospects of Athens’ continued independence and profitable growth under current economic and competitive conditions and the increasing costs that disproportionately burden smaller community banks like Athens.

Periodically, Jeffrey L. Cunningham, Athens’ President and Chief Executive Officer, received phone calls from or met with other industry participants expressing an interest in learning more about Athens’ franchise, including with Claire W. Tucker, CapStar’s President and Chief Executive Officer, Mr. Cunningham used these discussions as an opportunity to learn more about the business of each institution. At regularly scheduled meetings of the Athens board of directors, he updated the Athens board of directors on these communications and contacts. During one of their contacts, Ms. Tucker informed Mr. Cunningham that CapStar would be interested in exploring a potential business combination with Athens and asked whether the Athens board of directors would have a mutual interest. Mr. Cunningham informed her that the Athens board of directors was scheduled to hold its annual strategic planning meeting in January 2018 and that the Athens board of directors would consider the interest expressed by CapStar in the context of evaluating and discussing Athens’ strategic alternatives.

In mid-January 2018, the Athens board of directors met to discuss Athens’ strategic opportunities and challenges. Members of senior management and representatives of BSP, an investment banking and financial advisory firm with experience and expertise in the community banking industry, and Luse Gorman, PC, Athens’ legal counsel, attended. BSP gave a presentation to the Athens board of directors setting forth a financial analysis of strategic alternatives. BSP also compared Athens’ operating results to those of peer financial institutions. BSP also discussed with the Athens board of directors the current mergers and acquisitions environment and identified 15 financial institutions, including CapStar, that BSP considered as potential merger partners for Athens, including their financial ability to acquire Athens at hypothetical prices. Luse Gorman gave a presentation to the Athens board of directors regarding the mergers and acquisitions process and directors’ related fiduciary duties. The Athens board of directors also discussed the potential engagement of BSP to render financial advisory and investment banking services to Athens with respect to a potential business combination. After discussion and deliberations, it was the consensus of the Athens board of directors that it would be in the best interests of Athens and its shareholders to explore a potential business combination involving Athens as seller.

Later that month, at its regular monthly meeting, the Athens board of directors discussed initiating a process to explore a potential business combination involving the merger or sale of Athens. Members of senior management and representatives of BSP and Luse Gorman attended. Following extensive discussion and deliberations, the Athens board of directors unanimously determined that it was in the best interests of Athens and its shareholders to explore the merits and prospects of a business combination involving the merger or sale of Athens. The Athens board of directors also authorized the engagement of BSP to render financial advisory and investment banking services to Athens regarding a potential merger or sale.

In late January 2018, the CapStar board of directors held a regularly scheduled board meeting. During the meeting, the CapStar board of directors received an update from CapStar management on strategic matters, including preliminary discussions with Athens.

Beginning in February 2018, at the instruction of the Athens board of directors, BSP contacted 17 parties that fit the criteria previously discussed by the Athens board of directors, including CapStar, on a no-name basis regarding possible interest in pursuing a strategic transaction. Athens, with the assistance of Luse Gorman, negotiated and executed nondisclosure agreements with eight potentially interested parties, including CapStar, two Tennessee-headquartered financial institutions (which we refer to respectively as “Company A” and “Company B”) and a financial institution headquartered outside of Tennessee (which we refer to as “Company C”). Following the execution of a nondisclosure agreement, the eight parties were made aware that Athens was the subject company and given access to a virtual data room containing a confidential information memorandum and additional information about Athens and its business. BSP initially requested that the parties complete their review of the confidential materials and submit a non-binding indication of interest no later than April 19, 2018.

In early March 2018, the CapStar board of directors held a regularly scheduled board meeting. During the meeting, the CapStar board of directors received an update from CapStar management on the progress made on the potential transaction with Athens.

Throughout March and early April, the potentially interested parties, including CapStar and Companies A, B and C, conducted diligence reviews of Athens.

On April 18, 2018, the CapStar board of directors held a special meeting to discuss and review, among other things, a possible merger with Athens. The CapStar board of directors received an update from CapStar management, KBW and Sandler O’Neill, its outside financial advisors, and Wachtell, Lipton, Rosen & Katz, its outside legal counsel (which we refer to as “Wachtell Lipton”), on the progress made on the potential transaction with Athens. After discussion, the CapStar board of directors authorized CapStar management to proceed with submitting a non-binding indication of interest to acquire Athens.

On April 19, 2018, CapStar, Company A and Company B submitted their non-binding indications of interest letters. On April 20, 2018, Company C submitted its non-binding indication of interest. Each indication of interest was subject to a due diligence review of Athens. No indications of interest from any other parties were received. CapStar initially proposed an implied price range of $50.00 to $51.00 (following subsequent conversations, revised to $51.50) per share of Athens common stock, in all stock consideration at a fixed exchange ratio to be determined based on CapStar’s trading price at the time of signing of a definitive agreement. Company A initially proposed a fixed price of $47.00, in all stock consideration, and following subsequent conversations revised the price to $48.50. Company B proposed an implied price of $50.25, in all stock consideration at a fixed exchange ratio. Company C proposed an implied price range of $46.00 to $50.00 per share of Athens common stock, in all stock consideration at a fixed exchange ratio to be determined based on Company C’s trading price at the time of signing of a definitive agreement.

On April 25, 2018, the Athens board of directors held a special meeting. Members of senior management and representatives of BSP and Luse Gorman attended. BSP reviewed the four non-binding indications of interest that had been received and discussed with the Athens board of directors the pricing of recent mergers and acquisitions involving financial institutions with similar characteristics and financial profiles to Athens. Luse Gorman reviewed again with the Athens board of directors its fiduciary duties. Following discussion and deliberation, the Athens board of directors instructed BSP to invite CapStar, Company A and Company C to conduct further diligence on Athens so that they would update their non-binding indications of interest. The Athens board of directors determined to invite Company C rather than Company B primarily because it was a larger company whose stock would offer significantly more liquidity to Athens’ shareholders and had indicated verbally that it could possibly increase its implied price to approximately $51.00 per share of Athens common stock.

On April 26, 2018, CapStar held a regularly scheduled meeting of the CapStar board of directors. The CapStar board of directors received an update from the CapStar management of the progress made on the potential transaction with Athens.

Thereafter and through on or about May 29, 2018, CapStar, Company A and Company C conducted further due diligence on Athens.

On May 11, 2018, BSP uploaded to the virtual data room a draft of a proposed merger agreement, prepared by Luse Gorman and reviewed with Athens’ senior management, and requested that CapStar, Company A and Company C provide their comments on it when they submit their revised non-binding indications of interest.

Following the completion of its due diligence investigation of Athens, on May 30, 2018, CapStar submitted a revised indication of interest, which included an increased exchange ratio (resulting in an implied price of $57.40 per share of Athens common stock) and the expected commencement of a regular quarterly dividend of $0.04 per share on CapStar common stock in the third quarter of 2018. On that same day, Company A submitted a revised indication of interest that proposed that the merger consideration consist of 95% Company A common stock, at a fixed exchange ratio, as well as 5% cash, consisting of $2.60 per share of Athens common stock, resulting in an increased implied price of $52.00 per share of Athens common stock. Company C did not submit a revised indication of interest but indicated verbally its interest in pursuing a proposed transaction at an implied price of approximately $50.00 per share of Athens common stock.

On May 31, 2018, the Athens board of directors met to discuss the revised indications of interest. Members of senior management and representatives of BSP and Luse Gorman attended. At the invitation of the Athens board of directors, representatives of CapStar and of Company A were present for separate parts of the meeting to present their proposals. An invitation to make a presentation was extended to Company C, but was declined.

Representatives of BSP summarized the conversations between Athens, its advisors and potential merger partners to date, reviewed the indications of interest from each of CapStar, Company A and Company C, presented a financial analysis of each proposed transaction, and compared the pricing metrics of the proposed transactions to those of selected recent comparable financial institution merger transactions. They also reviewed with the Athens board of directors the implied value of Athens’ franchise based on those comparable transactions.

Representatives of Company A (Chairman of Company A board of directors, the President and Chief Executive Officer of Company A, and the Chief Financial Officer of Company A) and of CapStar (Dennis C. Bottorff, Chairman of the CapStar board of directors, Ms. Tucker, and Robert Anderson, Chief Financial Officer and Chief Administrative Officer of CapStar) then joined the meeting at separate times and gave a presentation about their company, and their views of the perceived merits of a proposed merger between Athens and their respective company. The representatives of each company answered all questions posed by the directors and by Athens’ advisors.

The Athens board of directors discussed CapStar’s, Company A’s and Company C’s respective indications of interest over the course of the meeting. Given that Company C proposed the lowest implied pricing compared to CapStar and Company A, the Athens board of directors determined not to pursue further negotiations with Company C. The Athens board of directors discussed the strengths of CapStar and of Company A and the potential synergies that could be achieved by a combination with each party, among other matters. The Athens board of directors also discussed the perceived risks and challenges associated with pursuing a merger with each party.

On the following day, the Athens board of directors reconvened and continued its deliberations regarding CapStar’s and Company A’s revised indications of interest. Representatives of Luse Gorman reviewed with the Athens board of directors the comments received from CapStar and Company A on the draft merger agreement. Luse Gorman also reviewed again with the Athens board of directors its fiduciary duties in the context of evaluating a potential merger with CapStar or Company A. Following discussion and deliberations, the Athens board of directors instructed Mr. Cunningham and representatives of BSP to present a counteroffer to CapStar, including requests that CapStar increase its offer to an implied price of $58.50 per share and agree to make a $1.5 million contribution to the Athens Federal Foundation given the importance of community to Athens. Mr. Cunningham and representatives of BSP left the meeting to deliver the counteroffer. Later in the day, after further discussions between CapStar and Athens regarding the strategic value of the potential merger, as well as the importance of cultural alignment, retention of talent and operational continuity to both companies, CapStar agreed orally to increase the proposed exchange ratio (resulting in an implied price of $58.00 per share of Athens common stock) and the other terms of the counteroffer. Also later in the day, Company A had agreed orally to an increased implied price of $55.00 per share.

Thereafter, Mr. Cunningham informed each of Ms. Tucker and Company A’s President and Chief Executive Officer that they should submit their final and best offer in writing, because the Athens board intended to reconvene in the afternoon of June 4, 2018 to select the party with whom to proceed to negotiate a definitive merger agreement.

On June 4, 2018, the Athens board of directors continued its deliberations. On that day, each of CapStar and Company A provided a revised non-binding indication of interest outlining the revised terms communicated orally on June 1, 2018, which the Athens board of directors reviewed and discussed. CapStar’s revised indication of interest included the increased exchange ratio (resulting in an implied price of $58.00 per share of Athens common stock), offered a second CapStar board seat to a current member of the Athens board of directors and proposed a $1.5 million contribution to the Athens Federal Foundation. CapStar’s revised indication of interest also included a provision requiring Athens to negotiate exclusively with CapStar until June 15, 2018. CapStar also provided proposals of employment for Mr. Cunningham, Michael Hutsell, Athens’ Chief Operating and Financial Officer, and Jay Leggett, Jr., Athens’ Cleveland City President, and Luse Gorman reviewed and discussed them with the Athens board of directors. Company A’s revised indication of interest included the implied price of $55.00 and offered one Company A board seat to a current member of the Athens board of directors. Company A’s revised indication of interest also proposed a one-time grant of Company A common stock to all Athens employees who continued to be employed with Company A following the merger, valued at approximately $300,000 in the aggregate. Company A also proposed to make a $1.0 million contribution to the Athens Federal Foundation. Company A’s revised letter did not include an exclusivity provision.

Representatives of BSP reviewed with the Athens board the financial terms of each of CapStar’s and Company A’s revised offers and updated transaction multiples for each proposed transaction. The Athens board of directors also discussed the perceived merits and risks associated with pursuing a merger with each of CapStar and Company A. The Athens board of directors also discussed the prices offered by CapStar and Company A, analyst projections for each party’s stock, the historical performance of each party’s stock, and the pro forma financial impact of Athens on each potential acquirer, among other financial metrics. The Athens board of directors noted that, given that Athens would constitute a larger percentage of the resulting company following a merger with CapStar, Athens would have a greater capability to contribute to CapStar’s earnings and growth. The Athens board of directors also noted that CapStar would likely make a better effort to retain as many Athens’ employees as possible after the merger given that it had no existing presence in Athens’ market area.

Following further discussion and deliberation, a motion to accept CapStar’s revised non-binding indication of interest letter and engage in exclusive negotiations with CapStar was unanimously approved by the Athens board of directors, and the Athens board of directors authorized Mr. Cunningham to execute and deliver the letter on behalf of Athens. The Athens board of directors also authorized management, in consultation with BSP and Luse Gorman, to negotiate a definitive merger agreement with CapStar and to conduct reverse due diligence on CapStar.

During the ensuing days, Luse Gorman and Wachtell Lipton negotiated the terms of the proposed definitive merger agreement and related documents. On June 7 and 8, 2018, Athens’ senior management and representatives of BSP and Luse Gorman conducted on-site reverse due diligence on CapStar in Chattanooga and Nashville, Tennessee.

On June 11, 2018, the CapStar board of directors held a special meeting to review the terms of the proposed merger agreement with Athens. At this meeting, representatives of KBW and representatives of Sandler O’Neill reviewed the financial aspects of the proposed merger and rendered to the CapStar board of directors their respective opinions (which were initially rendered verbally and confirmed in written opinions, dated as of June 11, 2018) to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW and Sandler O’Neill as set forth in such opinions, the exchange ratio in the proposed merger was fair, from a financial point of view, to CapStar. Representatives of Wachtell Lipton then reviewed the fiduciary duties of the directors in the context of the strategic transaction, and summarized and discussed the material terms and conditions set forth in the draft merger agreement. After considering the proposed terms of the merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during the meeting, including factors described under “—CapStar’s Reasons for the Merger; Recommendation of the CapStar Board of Directors,” the CapStar board of directors unanimously voted to (1) adopt and approve the merger agreement, (2) recommend that CapStar’s shareholders vote to approve the merger agreement and the merger and (3) authorize members of CapStar management to execute and deliver the merger agreement, and all related documents, on behalf of CapStar.

On June 11, 2018, the Athens board of directors held a special meeting. All directors attended. Senior management and representatives of BSP and Luse Gorman also attended. Representatives of BSP then reviewed with the Athens board of directors a written presentation containing a financial analysis of the proposed merger and delivered to the Athens board of directors the oral opinion of BSP to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by BSP as set forth in its written fairness opinion, the merger consideration to be received by Athens shareholders in the proposed merger with CapStar was fair, from a financial point of view, to Athens shareholders. BSP informed the Athens board of directors that their oral fairness opinion would be confirmed in a written fairness opinion addressed to the Athens board of directors, dated as of June 11, 2018. Representatives of BSP also confirmed that BSP did not have any conflicts of interest relating to its representation of Athens with respect to a proposed merger between CapStar and Athens. Mr. Cunningham then summarized the results of legal and regulatory reverse due diligence conducted on CapStar. Luse Gorman reviewed the proposed merger agreement between Athens and CapStar, a copy of which was previously distributed to the Athens board of directors. Luse Gorman also reviewed the proposed voting agreement that all directors would be required to sign concurrently with the signing of the merger agreement, as well as the terms of the employment offers made by CapStar to Messrs. Cunningham, Hutsell and Leggett, Jr. Luse Gorman then reviewed again Athens directors’ fiduciary duties in the context of their consideration of the proposed merger with CapStar, including the fiduciary duties of care and loyalty, and related matters.

After considering the proposed terms of the merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during the meeting, including factors described under “ – Recommendation of Athens’ Board of Directors and Athens’ Reasons for the Merger,” the Athens board of directors voted unanimously to (1) adopt and approve the merger agreement, (2) recommend that Athens’ shareholders vote to approve the merger agreement and the merger and (3) authorize Mr. Cunningham to execute and deliver the merger agreement, and all related documents, on behalf of Athens.

On June 11, 2018, following approval by the boards of directors of CapStar and Athens, CapStar and Athens executed the definitive merger agreement and issued a joint press release after the close of the financial markets to publicly announce the execution of the definitive merger agreement.

Recommendation of the CapStar Board of Directors and CapStar’s Reasons for the Merger

After careful consideration, the CapStar board of directors, at a meeting held on June 11, 2018, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of CapStar and its shareholders.

Accordingly, the CapStar board of directors unanimously adopted and approved the merger agreement and unanimously recommends that CapStar shareholders vote (1) “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby and (2) “FOR” the proposal to adjourn the CapStar special meeting, if necessary or appropriate, to solicit additional proxies in favor of the CapStar merger proposal.

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that CapStar shareholders approve the merger, the CapStar board of directors evaluated the merger agreement and the merger in consultation with CapStar management, as well as with CapStar’s outside financial and legal advisors, and considered a number of factors, including the following material factors:

•	each of CapStar’s, Athens’ and the combined company’s businesses, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the CapStar board of directors considered its view that Athens’ financial condition and asset quality are sound, that Athens’ business and operations complement those of CapStar, and that the merger and the other transactions contemplated by the merger agreement would result in a combined company with a larger and more diversified market presence and a more attractive funding base, than CapStar on a stand-alone basis. The CapStar board of directors further considered that Athens’ earnings and prospects, and the synergies potentially available in the proposed merger, create the opportunity for the combined company to have superior future earnings and prospects compared to CapStar’s earnings and prospects on a stand-alone basis. In particular, the CapStar board of directors considered the following:

•	the strategic rationale for the merger, given its potential of extending CapStar’s footprint to the growth markets of Eastern Tennessee and the close proximity of Athens to CapStar’s existing franchise;

•	its belief that the merger will combine two strong and growing banking institutions to create a leading regional banking franchise with enhanced commercial and community banking expertise and complementary product sets, bolstering CapStar’s lending presence with full service banking in the highly attractive Tennessee market;

•	the potential for bringing together seasoned bank operators built on a common vision with similar values, with talented, motivated workforces and compatible corporate cultures;

•	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company given its larger size, asset base, capital, and footprint; and

•	Athens’ proven organic growth capabilities;

•	the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on certain financial metrics;

•	its understanding of the current and prospective environment in which CapStar and Athens operate, the competitive environment for financial institutions generally and the likely effect of these factors on CapStar both with and without the merger;

•	its review and discussions with CapStar management concerning the due diligence examination of Athens’ business;

•	CapStar management’s expectation that CapStar will retain its strong capital position and asset quality upon completion of the transaction;

•	the continued employment of three of Athens’ senior executive officers and the participation of two of Athens’ directors in the combined company, which the CapStar board of directors believed would enhance the likelihood of realizing the strategic benefits that CapStar expects to derive from the merger;

•	the opinions, each dated June 11, 2018, of KBW and Sandler O’Neill, CapStar’s financial advisors, to the CapStar board of directors, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW and Sandler O’Neill as set forth in such opinions, the exchange ratio in the proposed merger was fair, from a financial point of view, to CapStar, as more fully described below in “—Opinions of CapStar’s Financial Advisors”;

•	its review with its outside legal advisor, Wachtell, Lipton, Rosen & Katz, of the terms of the merger agreement, including the tax treatment, deal protection and termination provisions; and

•	the fact that CapStar’s shareholders would have an opportunity to approve the merger.

The CapStar board of directors also considered potential risks relating to the merger, including the following:

•	CapStar may not realize all of the anticipated benefits of the merger, including the possibility of encountering difficulties in achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

•	the possibility of encountering difficulties in successfully integrating Athens’ business, operations and workforce with those of CapStar;

•	the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions;

•	the substantial costs that CapStar will incur in connection with the merger even if it is not consummated; and

•	the diversion of management attention and resources from the operation of CapStar’s business and toward the completion of the merger.

While the CapStar board of directors considered the foregoing potentially positive and potentially negative factors, the CapStar board of directors concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, the CapStar board of directors unanimously determined the merger agreement to be fair, advisable and in the best interests of CapStar and its shareholders, as well as CapStar’s other constituencies.

The foregoing discussion of the information and factors considered by the CapStar board of directors is not intended to be exhaustive, but includes the material factors considered by the CapStar board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the CapStar board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the CapStar board of directors may have given different weight to different factors. The CapStar board of directors considered all these factors as a whole and considered the factors overall to be favorable to, and to support, its determination.

The foregoing explanation of the CapStar board of directors’ reasoning and all other information presented in this section contains information that is forward-looking in nature, and therefore should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements.”

Opinions of CapStar’s Financial Advisors

Opinion of Keefe, Bruyette & Woods, Inc.

CapStar engaged KBW to render financial advisory and investment banking services to CapStar in connection with CapStar’s consideration of a possible business combination with Athens, including an opinion to the CapStar board of directors as to the fairness, from a financial point of view, to CapStar of the exchange ratio in the merger. CapStar selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the CapStar board of directors held on June 11, 2018 at which the CapStar board of directors evaluated the merger. At this meeting, KBW reviewed the financial aspects of the merger and rendered an opinion (which was initially rendered verbally and confirmed in a written opinion, dated June 11, 2018) to the CapStar board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to CapStar. The CapStar board of directors approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the CapStar board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to CapStar. It did not address the underlying business decision of CapStar to engage in the merger or enter into the merger agreement or constitute a recommendation to the CapStar board of directors in connection with the merger, and it does not constitute a recommendation to any holder of CapStar common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of CapStar and Athens and bearing upon the merger, including, among other things:

•	a draft of the merger agreement, dated June 5, 2018 (the most recent draft then made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K for the two fiscal years ended December 31, 2017 of CapStar and the audited financial statements for the fiscal year ended December 31, 2015 of CapStar;

•	the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 of CapStar;

•	the audited financial statements for the three fiscal years ended December 31, 2017 of Athens;

•	the unaudited interim consolidated financial statements for the fiscal quarter ended March 31, 2018 of Athens;

•	certain regulatory filings of CapStar, CapStar Bank, Athens and Athens Bank, including, as applicable, the quarterly reports on Form FRY-9C and quarterly call reports that were filed with respect to each quarter during the three year period ended December 31, 2017 as well as the quarter ended March 31, 2018;

•	certain other interim reports and other communications of CapStar and Athens to their respective stockholders; and

•	other financial information concerning the respective businesses and operations of CapStar and Athens that was furnished to KBW by CapStar and Athens or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of CapStar and Athens;

•	the assets and liabilities of CapStar and Athens;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information of CapStar and Athens with similar information for certain other companies, the securities of which are publicly-traded;

•	financial and operating forecasts of Athens with respect to fiscal years 2018 and 2019 that were prepared by Athens management, provided to and discussed with KBW by such management, and used and relied upon by KBW, based on such discussions, at the direction of CapStar management and with the consent of the CapStar board of directors;

•	assumed Athens long-term growth rates that were provided to and discussed with KBW by CapStar management and used and relied upon by KBW at the direction of such management and with the consent of the CapStar board of directors;

•	publicly available consensus “street estimates” of CapStar, as well as assumed CapStar long term growth rates that were provided to KBW by CapStar management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the CapStar board of directors; and

•	estimates regarding certain pro forma financial effects of the merger on CapStar (including without limitation the potential cost savings and related expenses expected to result or be derived from the merger) that were prepared by CapStar management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the CapStar board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held by the managements of CapStar and Athens regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Athens, with the consent of CapStar, as to the reasonableness and achievability of the financial and operating forecasts of Athens with respect to fiscal years 2018 and 2019 (and the assumptions and bases therefor) referred to above, and KBW assumed that such forecasts were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts would be realized in the amounts and in the time periods estimated by such management. KBW further relied upon CapStar management as to the reasonableness and achievability of the publicly available consensus “street estimates” of CapStar, the assumed long-term growth rates of Athens and CapStar, and the estimates regarding certain pro forma financial effects of the merger on CapStar, all as referred to above (and the assumptions and bases for all such information, including, without limitation, the potential cost savings and related expenses expected to result or be derived from the merger), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the publicly available consensus “street estimates” of CapStar referred to above that such estimates were consistent with, the best currently available estimates and judgments of CapStar management and that the forecasts and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of CapStar and Athens that was provided to and discussed with KBW was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of CapStar referred to above, was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of CapStar and Athens, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either CapStar or Athens since the date of the last financial statements of each such entity that were made available to KBW and that KBW was directed to use. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with CapStar’s consent, that the aggregate allowances for loan and lease losses for each of CapStar and Athens are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of CapStar or Athens, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of CapStar or Athens under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses, the following:

•	the merger would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft version of the merger agreement that had been reviewed by KBW and referred to above) with no adjustments to the exchange ratio and with no other consideration or payments in respect of Athens common stock;

•	any related transactions (including the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement or as otherwise described to KBW by representatives of CapStar;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger and any related transactions (including the bank merger) would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions (including the bank merger), no delay, limitation, restriction or condition, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of CapStar, Athens or the pro forma entity, or the contemplated benefits and effects of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger will be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of CapStar that CapStar relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to CapStar, Athens, the merger and any related transaction (including the bank merger), and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to CapStar. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger and the charitable contribution to be made by CapStar following the consummation of the merger as provided for in the merger agreement), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger to CapStar, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, escrow, cooperation, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of CapStar to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by CapStar or the CapStar board of directors;

•	any business, operational or other plans with respect to Athens or the pro forma entity that may be currently contemplated by CapStar or the CapStar board of directors or that may be implemented subsequent to the closing of the merger;

•	the fairness of the amount or nature of any compensation to any of CapStar’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of CapStar common stock or relative to the exchange ratio;

•	the effect of the merger or any related transaction (including the bank merger) on, or the fairness of the consideration to be received by, holders of any class of securities of CapStar, Athens or any other party to any transaction contemplated by the merger agreement;

•	any adjustment (as provided in the merger agreement) to the exchange ratio assumed for purposes of KBW’s opinion;

•	the actual value of CapStar common stock to be issued in connection with the merger;

•	the prices, trading range or volume at which CapStar common stock or Athens common stock would trade following the public announcement of the merger or the prices, trading range or volume at which CapStar common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to CapStar, Athens, any of their respective stockholders, or relating to or arising out of or as a consequence of the merger or any other related transaction (including the bank merger), including whether or not the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, CapStar and Athens. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the CapStar board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the CapStar board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between CapStar and Athens and the decision of CapStar to enter into the merger agreement was solely that of the CapStar board of directors.

Summary of Analysis by KBW

The following is a summary of the material financial analyses presented by KBW to the CapStar board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the CapStar board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $114.4 million (inclusive of the implied value of in-the-money Athens stock options), or $58.00 per outstanding share of Athens common stock, based on the exchange ratio of 2.864 in the merger and the closing price of CapStar common stock on June 7, 2018.

CapStar Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of CapStar to 17 selected major exchange-traded banks that were headquartered in the Southeastern United States with total assets between $1.0 billion and $2.5 billion. Merger targets and mutual holding companies were excluded from the selected companies.

The selected companies were as follows:

American National Bankshares, Inc.	National Bankshares, Inc.
C&F Financial Corporation	Peoples Bancorp of North Carolina, Inc.
Colony Bankcorp, Inc.	Premier Financial Bancorp, Inc.
Community Bankers Trust Corporation	Reliant Bancorp, Inc.
Entegra Financial Corp.	Select Bancorp, Inc.
First Bancshares, Inc.	SmartFinancial, Inc.
First Community Bancshares, Inc.	Southern First Bancshares, Inc.
First Community Corporation	Summit Financial Group, Inc.
MVB Financial Corp.

To perform this analysis, KBW used profitability data and other financial information as of, or for the most recent available completed fiscal quarter (which we refer to as “MRQ”) ended, March 31, 2018 and market price information as of June 7, 2018. KBW also used 2018 and 2019 earnings per share (which we refer to as “EPS”) estimates taken from consensus “street estimates” for CapStar and, to the extent available, the selected companies. Where consolidated holding company level financial data was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in CapStar’s historical financial statements, or the data prepared by Sandler O’Neill or BSP presented under the sections “—Opinions of CapStar’s Financial Advisors—Opinion of Sandler O’Neill” or “—Opinion of Athens’ Financial Advisor,” respectively, as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of CapStar and the selected companies:

		Selected Companies
	CapStar	25th Percentile	Average	Median	75th Percentile
MRQ Core Return on Average Assets (%)(1)	0.95	1.01	1.13	1.11	1.27
MRQ Core Return on Average Tangible Common Equity (%)(1)	9.63	9.87	12.04	12.57	14.07
MRQ Net Interest Margin (%)	3.34	3.53	3.88	3.62	4.24
MRQ Fee Income / Revenue(2)	22.2	12.4	18.4	17.8	22.4
MRQ Efficiency Ratio	68.4	68.7	64.2	63.1	57.8

(1)	Core Income excluded extraordinary items, non-recurring items, realized gains / (losses) on sale of securities and amortization of intangibles, as calculated by SNL Financial.
(2)	Excluded gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of CapStar and the selected companies:

		Selected Companies
	CapStar	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets (%)	9.70	8.40	9.28	9.23	9.53
Tangible Equity / Tangible Assets (%)	10.35	8.40	9.31	9.23	9.53
Total Risk Based Capital Ratio (%)	12.22	13.01	14.65	14.57	15.04
Loans / Deposits (%)	91.5	78.9	85.4	85.9	91.8
Loan Loss Reserve / Gross Loans (%)	1.33	0.83	1.06	0.92	1.08
Nonperforming Assets / Loans + OREO (%)	0.23	1.89	1.58	1.20	0.93
MRQ Net Charge-Offs / Average Loans (%)	(0.06)	0.06	0.12	0.04	0.01

In addition, KBW’s analysis showed the following concerning the market performance of CapStar and, to the publicly extent available, the selected companies:

			Selected Companies
	CapStar		25th Percentile	Average	Median	75th Percentile
One-Year Stock Price Change (%)	10.0		15.8	23.1	21.6	26.7
One-Year Total Return (%)	10.0		18.5	24.8	21.6	29.1
YTD Price Change (%)	(2.5)		4.6	8.4	5.6	15.2
Stock Price / Tangible Book Value per Share (%)	179		169	188	177	208
Stock Price / 2018 EPS Estimate (x)(1)	17.7		16.0	16.2	16.5	17.5
Stock Price / 2019 EPS Estimate (x)(1)	16.0		13.6	14.5	14.6	15.8
Dividend Yield (%)(2)	0.8	(3)	0.0	1.2	1.3	2.0
2018 Dividend Payout Ratio (%)(2)	14.0	(3)	0.0	16.4	16.3	26.4

(1)	Consensus “street estimates” were not available for seven of the selected companies.
(2)	Dividend yield and 2018 dividend payout ratio reflected most recent quarterly dividend annualized as a percentage of stock price and 2018 estimated EPS, respectively. Five of the selected companies did not pay dividends in their most recent completed quarter.
(3)	Based on CapStar quarterly dividend for the third quarter of 2018 announced by CapStar concurrently with the announcement of the merger.

No company used as a comparison in the above selected companies analysis is identical to CapStar. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Athens Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Athens to 11 selected major exchange-traded banks that were headquartered in the Southeastern United States with total assets between $100 million and $1.0 billion. Merger targets and mutual holding companies were excluded from the selected companies.

The selected companies were as follows:

Auburn National Bancorporation, Inc.	First US Bancshares, Inc.
Bank of South Carolina Corporation	HomeTown Bankshares Corporation
Bank of the James Financial Group, Inc.	Old Point Financial Corporation
Carolina Trust BancShares, Inc.	Southwest Georgia Financial Corporation
Citizens Holding Company	Village Bank and Trust Financial Corp.
Fauquier Bankshares, Inc.

To perform this analysis, KBW used profitability data and other financial information as of, or for the latest 12 months (which we refer to as “LTM”) or the most recent available completed fiscal quarter ended, March 31, 2018 and market price information as of June 7, 2018. Where consolidated holding company level financial data was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in Athens’ historical financial statements, or the data prepared by Sandler O’Neill or BSP presented under the sections “—Opinions of CapStar’s Financial Advisors—Opinion of Sandler O’Neill” or “—Opinion of Athens’ Financial Advisor,” respectively, as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Athens and the selected companies:

		Selected Companies
	Athens	25th Percentile	Average	Median	75th Percentile
MRQ Core Return on Average Assets (%)(1)	1.34	0.47	0.70	0.71	0.87
MRQ Core Return on Average Tangible Common Equity (%)(1)	12.76	5.32	7.94	8.30	9.38
MRQ Net Interest Margin (%)	4.18	3.50	3.74	3.69	3.81
MRQ Fee Income / Revenue (%)(2)	25.8	12.6	17.2	18.2	21.2
MRQ Efficiency Ratio (%)	65.2	82.0	76.3	77.5	73.7

(1)	Core Income excluded extraordinary items, non-recurring items, realized gains / (losses) on sale of securities and amortization of intangibles, as calculated by SNL Financial.
(2)	Excluded gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Athens and the selected companies:

			Selected Companies
	Athens		25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets (%)	10.44		8.00	8.80	8.31	9.65
Total Risk Based Capital Ratio (%)	14.12	(1)	12.36	14.56	12.78	17.59
Loans / Deposits (%)	79.0		68.4	80.2	86.7	92.5
Loan Loss Reserve / Gross Loans (%)	1.19		0.88	1.04	1.03	1.20
Nonperforming Assets / Loans + OREO (%)	1.29		2.25	1.69	1.74	0.98
MRQ Net Charge-Offs / Average Loans (%)	0.02		0.13	0.12	0.08	0.04

(1)	Per bank level regulatory filings as of March 31, 2018

In addition, KBW’s analysis showed the following concerning the market performance of Athens and the selected companies (excluding the impact of the LTM Core EPS multiples for four of the selected companies, which multiples were considered to be not meaningful because they were greater than 30.0x):

		Selected Companies
	Athens	25th Percentile	Average	Median	75th Percentile
One-Year Stock Price Change (%)	12.7	3.1	10.4	13.9	15.9
One-Year Total Return (%)	13.2	4.2	12.2	14.9	18.3
YTD Price Change (%)	15.6	(7.8)	1.0	(1.7)	10.6
Stock Price / Tangible Book Value per Share (%)	162	133	151	140	144
Stock Price / LTM Core EPS (x)(1)	16.0	16.3	18.0	17.4	19.5
Dividend Yield (%)(2)	0.4	1.0	1.7	1.6	2.2
LTM Dividend Payout Ratio (%)(2)	7.2	26.1	35.6	38.6	46.5

(1)	EPS adjusted for corporate tax reform in the fourth quarter of 2017; core income excluded extraordinary items, realized gains/losses on sale of securities and amortization of intangibles as per SNL Financial.
(2)	Dividend yield and LTM dividend payout ratio reflected most recent quarterly dividend annualized as a percentage of stock price and annualized LTM EPS, respectively. Two of the selected companies did not pay dividends in their most recent completed quarter.

No company used as a comparison in the above selected companies analysis is identical to Athens. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 17 selected U.S. whole bank transactions announced since January 1, 2018 with announced deal values between $75 million and $200 million. Merger-of-equals transactions and terminated transactions were excluded from the selected transactions. The selected transactions were as follows:

Acquiror	Acquired Company
German American Bancorp, Inc.	First Security, Inc.
Hanmi Financial Corporation	SWNB Bancorp, Inc.
Stifel Financial Corp.	Business Bancshares, Inc.
First Interstate BancSystem, Inc.	Northwest Bancorporation, Inc.
National Commerce Corporation	Landmark Bancshares, Inc.
RBB Bancorp	First American International Corp.
BancorpSouth Bank	Icon Capital Corporation
QCR Holdings, Inc.	Springfield Bancshares, Inc.
Triumph Bancorp, Inc.	First Bancorp of Durango, Inc.
HarborOne Bancorp, Inc.	Coastway Bancorp, Inc.
Civista Bancshares, Inc.	United Community Bancorp
Heritage Financial Corporation	Premier Commercial Bancorp
First Choice Bancorp	Pacific Commerce Bancorp
Hilltop Holdings Inc.	Bank of River Oaks
Mechanics Bank	Learner Financial Corporation
Park National Corporation	New Dominion Bank
Mid Penn Bancorp, Inc.	First Priority Financial Corp.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition:

•	Total transaction consideration to tangible book value of the acquired company;

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•	Total transaction consideration to LTM earnings of the acquired company.

KBW also reviewed the price per common share paid for the acquired company in the nine selected transactions involving publicly-traded acquired companies as a premium to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium).The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the merger based on the implied transaction value for the merger of $114.4 million and using historical financial information for Athens as of or for the 12 months ended March 31, 2018 and the closing price of CapStar common stock on June 7, 2018.

The results of the analysis are set forth in the following table:

		Selected Transactions
Transaction Price to	CapStar / Athens Merger	25th Percentile	Average	Median	75th Percentile
Tangible Book Value (%)	229	174	193	185	218
Core Deposit Premium (%)	18.1	12.1	14.3	13.3	16.0
LTM Earnings (x)(1)	23.4	19.3	26.4	23.5	30.2
One-Day Market Premium (%)	30.3	27.0	37.9	34.5	49.1

(1)	Adjusted for deferred tax assets revaluations due to corporate tax reform in the fourth quarter of 2017.

No company or transaction used as a comparison in the above selected transaction analysis is identical to Athens or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative stand-alone contribution of CapStar and Athens to various pro forma balance sheet and income statement items and the pro forma market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) historical balance sheet data for CapStar and Athens as of March 31, 2018, (ii) publicly available EPS consensus “street estimates” of CapStar for 2018 and 2019 and financial forecasts relating to the net income of Athens for 2018 and 2019 provided by Athens management, and (iii) market price data as of June 7, 2018. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of CapStar and Athens shareholders in the combined company based on the exchange ratio of 2.864 in the merger:

	CapStar as a % of Total	Athens as a % of Total
Ownership
Pro Forma Ownership(1)	71%	29%
Balance Sheet
Total Assets	74%	26%
Gross Loans Held for Investment	76%	24%
Total Deposits	73%	27%
Tangible Common Equity(2)	74%	26%
Income Statement
2018 Estimated Net Income	72%	28%
2019 Estimated Net Income	71%	29%
Market Capitalization
Pre-Deal Market Capitalization(1)	76%	24%

(1)	Outstanding shares of CapStar convertible preferred stock assumed, at the direction of CapStar, to be converted into common stock.
(2)	CapStar tangible common equity included aggregate liquidation preference of outstanding CapStar convertible preferred stock.

Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of CapStar and Athens. Using (i) closing balance sheet estimates as of December 31, 2018 for CapStar and Athens provided by CapStar and Athens management, respectively, (ii) financial forecasts relating to the EPS of Athens for 2018 and 2019 provided by Athens management and an assumed long-term EPS growth rate for Athens provided by CapStar management, (iii) publicly available EPS consensus “street estimates” of CapStar for 2018 and 2019 and an assumed long-term EPS growth rate for CapStar provided by CapStar management, and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain accounting adjustments and restructuring charges assumed with respect thereto) provided by CapStar management, KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to CapStar’s 2019 and 2019 estimated EPS and dilutive to CapStar’s estimated tangible book value per share at closing. Furthermore, the analysis indicated that, pro forma for the merger, each of CapStar’s tangible common equity to tangible assets ratio and leverage ratio at closing could be lower and each of CapStar’s Common Equity Tier 1 Ratio, Leverage Ratio, Tier 1 Capital Ratio and Total Risk-based Capital Ratio at closing could be higher. For all of the above analysis, the actual results achieved by CapStar following the merger may vary from the projected results, and the variations may be material.

CapStar Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of CapStar. In this analysis, KBW used publicly available consensus “street estimates” of CapStar and assumed long-term growth rates for CapStar provided by CapStar management and KBW assumed discount rates ranging from 10.0% to 15.0%. A range of values was derived by adding (i) the present value of the estimated excess cash flows that CapStar could generate over the six-year period from 2018 to 2023 and (ii) the present value of CapStar’s implied terminal value at the end of such period. KBW assumed that CapStar would maintain a tangible common equity to tangible assets ratio of 9.00% and CapStar would retain sufficient earnings to maintain that level. In calculating the terminal value of CapStar, KBW applied a range of 14.0x to 18.0x CapStar’s estimated 2024 earnings. This discounted cash flow analysis resulted in a range of implied values per share of CapStar common stock of $17.57 per share to $26.58 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The above analysis did not purport to be indicative of the actual values or expected values of CapStar or the combined company.

Athens Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Athens, taking into account the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments and restructuring charges assumed with respect thereto. In this analysis, KBW used financial forecasts relating to the earnings and assets of Athens with respect to the period from 2018 and 2019 provided by Athens management, assumed Athens long term growth rates provided by CapStar management and estimated cost savings and related expenses and accounting adjustments and restructuring charges provided by CapStar management, and KBW assumed discount rates ranging from 15.0% to 19.0%. A range of values was derived by adding (i) the present value of the estimated excess cash flows that Athens could generate over the six-year period from 2018 to 2023 and (ii) the present value of Athens’ implied terminal value at the end of such period, in each case applying estimated cost savings and related expenses and accounting adjustments and restructuring charges. KBW assumed that Athens would maintain a tangible common equity to tangible assets ratio of 9.00% and Athens would retain sufficient earnings to maintain that level. In calculating the terminal value of Athens, KBW applied a range of 13.0x to 18.0x Athens’ estimated 2024 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Athens common stock, taking into account the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments and restructuring charges assumed with respect thereto, of $56.25 per share to $84.03 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The above analysis did not purport to be indicative of the actual values or expected values of Athens.

Miscellaneous. KBW acted as financial advisor to CapStar in connection with the merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and in the case of CapStar, further to an existing sales and trading relationship with a KBW broker-dealer affiliate), may from time to time purchase securities from, and sell securities to, CapStar and Athens. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of CapStar or Athens for its and their own accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, CapStar has agreed to pay KBW a total cash fee equal to 0.50% of the aggregate merger consideration, $150,000 of which became payable with the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the merger. At the time of announcement, based on the closing price of CapStar’s common stock of $20.09 as of June 11, 2018, KBW’s cash fee was approximately $567,000. CapStar also agreed to reimburse KBW for certain reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to this present engagement, in the two years preceding the date of KBW’s opinion, KBW provided investment banking and financial advisory services to CapStar for such services. KBW acted as an underwriter in connection with CapStar’s September 2016 initial public offering of CapStar common stock. In connection with the foregoing offering, KBW received fees (including underwriting discounts) of approximately $1.0 million in the aggregate from CapStar. In the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to Athens. KBW may in the future provide investment banking and financial advisory services to CapStar and receive compensation for such services.

Opinion of Sandler O’Neill

CapStar engaged Sandler O’Neill to act as financial advisor to CapStar’s board of directors in connection with CapStar’s consideration of a possible business combination with Athens. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the June 11, 2018 meeting at which CapStar’s board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to CapStar’s board of directors its oral opinion, which was subsequently confirmed in writing on June 11, 2018, to the effect that, as of such date, the exchange ratio in the merger was fair to the holders of CapStar common stock, from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of CapStar common stock are urged to read the entire opinion carefully in connection with their consideration of the merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to CapStar’s board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of CapStar as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of CapStar common stock and did not address the underlying business decision of CapStar to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for CapStar or the effect of any other transaction in which CapStar might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of CapStar or Athens, or any class of such persons, if any, relative to the consideration to be received in the merger by any other shareholder. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	An execution copy of the merger agreement, dated June 10, 2018;

•	certain publicly available financial statements and other historical financial information of CapStar that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of Athens that Sandler O’Neill deemed relevant;

•	publicly available consensus mean analyst earnings per share and dividends per share estimates for CapStar for the years ending December 31, 2018 and December 31, 2019, as well as long-term earnings growth rate and dividends per share for the years thereafter, as provided by the senior management of CapStar;

•	certain internal financial projections for Athens for the years ending December 31, 2018 and December 31, 2019, as provided by the senior management of Athens and confirmed with the senior management of CapStar, as well as a long-term earnings per share growth rate for the years thereafter, as provided by the senior management of CapStar;

•	the pro forma financial impact of the merger on CapStar based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of CapStar (which we refer to as the “pro forma assumptions”);

•	the publicly reported historical price and trading activity for CapStar common stock and Athens common stock, including a comparison of certain stock market information for CapStar common stock and Athens common stock and certain stock indices, as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for CapStar and Athens with similar financial institutions for which information was publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of CapStar the business, financial condition, results of operations and prospects of CapStar and held similar discussions with certain members of the senior management of Athens and its representatives regarding the business, financial condition, results of operations and prospects of Athens.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by CapStar or Athens or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective senior managements of CapStar and Athens that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any material respect. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of CapStar or Athens or any of their respective subsidiaries. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of CapStar or Athens. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of CapStar or Athens, or of the combined entity after the merger, and Sandler O’Neill did not review any individual credit files relating to CapStar or Athens. Sandler O’Neill assumed, with CapStar’s consent, that the respective allowances for loan losses for both CapStar and Athens were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain publicly available consensus mean analyst earnings per share and dividends per share estimates for CapStar for the years ending December 31, 2018 and

December 31, 2019, as well as an estimated long-term earnings growth rate and dividends per share for the years thereafter, as provided by the senior management of CapStar. In addition, Sandler O’Neill used certain internal financial projections for Athens for the years ending December 31, 2018 and December 31, 2019, as provided by the senior management of Athens and confirmed with the senior management of CapStar, as well as a long-term earnings per share growth rate for the years thereafter, as provided by the senior management of CapStar. Sandler O’Neill also received and used in its pro forma analyses the pro forma assumptions, as provided by the senior management of CapStar. With respect to the foregoing information, the respective senior managements of CapStar and Athens confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available consensus mean analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of CapStar and Athens, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of CapStar or Athens since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that CapStar and Athens would remain as going concerns for all periods relevant to its analysis.

Sandler O’Neill assumed, with CapStar’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on CapStar, Athens or the merger or any related transactions and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with CapStar’s consent, Sandler O’Neill relied upon the advice that CapStar received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of the opinion. Events occurring after the date of Sandler O’Neill’s opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to the trading value of CapStar common stock or Athens common stock at any time or what the value of CapStar common stock would be once it is actually received by the holders of Athens common shares.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to CapStar’s board of directors, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to CapStar or Athens and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of CapStar and Athens and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of CapStar, Athens and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to CapStar’s board of directors at its June 11, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of CapStar common stock or the prices at which CapStar common stock or Athens common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by CapStar’s board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the merger consideration or the decision of CapStar’s board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiations between CapStar and Athens.

Summary of Aggregate Merger Consideration and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the merger. Pursuant to the terms of the merger agreement, each share of Athens common stock outstanding immediately prior to the effective time will be converted into the right to receive 2.864 shares of CapStar common stock. Sandler O’Neill calculated an aggregate implied transaction value of $114.4 million based on the closing price of CapStar common stock on June 7, 2018 of $20.25 per share and based upon 1,816,845 Athens common shares outstanding and 206,263 options outstanding with a weighted average exercise price of $14.26. Based upon historical financial information for Athens as of or for the last 12 months (which we refer to as “LTM”) ended March 31, 2018, historical financial information for the LTM period adjusted to remove the one-time $0.3 million deferred tax asset write-down in Q4 2017 related to tax reform, internal earnings projections for Athens for the year ending December 31, 2018 as provided by the senior management of Athens and confirmed with the senior management of CapStar, and the closing price of Athens common stock on June 7, 2018 of $44.50 per share, Sandler O’Neill calculated the following implied transaction metrics:

Transaction Value / Athens LTM Earnings:	24.8x
Transaction Value / Athens Adjusted LTM Earnings(1):	23.4x
Transaction Value / Athens March 31, 2018 Quarterly Earnings Annualized	18.7x
Transaction Value / Athens 2018E Earnings:	19.5x
Transaction Value / Athens March 31, 2018 Book Value:	215.9%
Transaction Value / Athens March 31, 2018 Tangible Book Value:	228.6%
Tangible Book Premium(2) / Core Deposits(3):	15.9%
Tangible Book Premium(2) / Core Deposits(4):	18.1%
Market Premium(5):	30.3%

(1)	LTM earnings adjusted to exclude the $0.3 million deferred tax asset write-down in Q4 2017 due to corporate tax reform.
(2)	Defined as aggregate merger consideration less Athens reported tangible common equity at March 31, 2018.
(3)	Core deposits defined as total deposits less time deposits greater than $250,000.
(4)	Core deposits defined as total deposits less time deposits greater than $100,000.
(5)	Based on Athens’ closing stock price of $44.50 as of June 7, 2018.

Stock Trading History. Sandler O’Neill reviewed the historical stock price performance of CapStar common stock for the one-year period ended June 7, 2018 and for the period beginning with CapStar’s initial public offering date of September 21, 2018 and ended June 7, 2018. Sandler O’Neill then compared the relationship between the stock price performance of CapStar’s shares to movements in the CapStar Peer Group (as described below) as well as certain stock indices.

CapStar One-Year Stock Price Performance
	June 7, 2017	June 7, 2018
CapStar	100%	110.0%
CapStar Peer Group	100%	117.8%
NASDAQ Bank Index	100%	122.4%
S&P 500 Index	100%	113.9%

CapStar Stock Price Performance Since IPO
	September 21, 2016	June 7, 2018
CapStar	100%	135.0%
CapStar Peer Group	100%	148.7%
NASDAQ Bank Index	100%	147.3%
S&P 500 Index	100%	128.1%

Sandler O’Neill reviewed the historical stock price performance of Athens common stock for the one-year period ended and the three-year period ended June 7, 2018. Sandler O’Neill then compared the relationship between the stock price performance of Athens’ shares to movements in the Athens Peer Group (as described below) as well as certain stock indices.

Athens One-Year Stock Price Performance
	June 7, 2017	June 7, 2018
Athens	100%	112.7%
Athens Peer Group	100%	114.6%
NASDAQ Bank Index	100%	122.4%
S&P 500 Index	100%	113.9%

Athens Three-Year Stock Price Performance
	April 12, 2017	May 10, 2018
Athens	100%	179.5%
Athens Peer Group	100%	140.1%
NASDAQ Bank Index	100%	155.8%
S&P 500 Index	100%	138.1%

Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for CapStar with a group of financial institutions selected by Sandler O’Neill (which we refer to as the “CapStar Peer Group”). The CapStar Peer Group consisted of exchange traded banks and thrifts headquartered in the Southeast region of the United States with total assets between $1.0 billion and $4.0 billion, return on average assets for the most recent quarter greater than 0.75% and nonperforming assets / total assets less than 1.50%, excluding announced merger targets.(1) The CapStar Peer Group consisted of the following companies:

HomeTrust Bancshares, Inc.	Southern First Bancshares Inc.
National Commerce Corp.	Entegra Financial
Capital City Bank Group Inc.	Reliant Bancorp Inc.
Access National Corp.	C&F Financial Corp.
Southern National Bncp of VA	Community Bankers Trust Corp
First Community Bancshares Inc.	National Bankshares Inc.
First Bancshares Inc.	Peoples Bancorp of NC Inc.
American National Bankshares	First Community Corp.
SmartFinancial Inc.

(1)	Live Oak Bancshares, Inc. was excluded from the CapStar peer group due to its non-traditional community banking model.

The analysis compared publicly available financial information for CapStar and the CapStar Peer Group as of or for the 12 months ended March 31, 2018, or for the most recent quarter (which we refer to as “MRQ”), with pricing data as of June 7, 2018. The table below sets forth the data for CapStar and the high, low, median and mean data for the CapStar Peer Group.

	CapStar	CapStar Peer Group Median	CapStar Peer Group Mean	CapStar Peer Group High	CapStar Peer Group Low
Market Capitalization ($mm)	239	353	382	812	183
Price / Tangible Book Value (%)	179	198	199	252	144
Price / Last Quarter Annualized Earnings per Share (x)	20.3	17.8	18.6	25.8	12.7
Price / 2018E Earnings per Share (x)	17.7	16.8	16.9	20.6	12.5
Total Assets ($mm)	1,383	1,760	2,022	3,271	1,071
Loans / Deposits (%)	91.5	86.7	87.0	112.2	61.4
Tangible Common Equity / Tangible Assets (%)	9.70	9.24	9.55	14.21	7.17
Tier 1 Leverage Ratio (%)	10.86	10.36	10.67	15.58	8.87
Total Tier 1 Ratio (%)	11.11	12.94	13.69	23.97	10.84
Total Risk-based Capital Ratio (%)	12.22	13.92	14.71	24.88	11.27
MRQ Return on Average Assets (%)	0.95	1.04	1.04	1.50	0.76
MRQ Return on Average Equity (%)	8.62	8.30	8.91	13.69	6.16
MRQ Net Interest Margin (%)	3.34	3.65	3.88	5.77	3.33
MRQ Efficiency Ratio (%)	68.4	62.9	63.5	79.2	50.4
Non-performing Assets / Total Assets (%)(1)	0.18	0.76	0.77	1.44	0.12
Loan Loss Reserve / Loans (%)	1.33	0.88	0.99	3.33	0.47

(1)	Nonperforming assets are defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

Sandler O’Neill used publicly available information to perform a similar analysis for Athens and a group of financial institutions selected by Sandler O’Neill (which we refer to as the “Athens Peer Group”). The Athens Peer Group consisted of exchange traded banks and thrifts headquartered in the United States with total assets between $250 million and $750 million, return on average assets for the most recent quarter greater than 0.75%, excluding announced merger targets. The Athens Peer Group consisted of the following companies.

Plumas Bancorp	Esquire Financial Holdings, Inc.
Union Bankshares Inc.	HomeTown Bankshares Corp.
American River Bankshares	Southwest Georgia Financial
Fauquier Bankshares Inc.	United Bancorp Inc.
Sound Financial Bancorp Inc.	Citizens First Corp.
Summit State Bank	Bank of South Carolina Corp.

The analysis compared publicly available financial information for Athens and the Athens Peer Group as of or for the 12 months ended March 31, 2018, or for the MRQ, with pricing data as of June 7, 2018. The table below sets forth the data for Athens and the high, low, median and mean data for the Athens Peer Group.

	Athens	Athens Peer Group Median	Athens Peer Group Mean	Athens Peer Group High	Athens Peer Group Low
Market Capitalization ($mm)	81	96	110	238	57
Price / Tangible Book Value (%)	162	174	201	421	138
Price / Last Quarter Annualized Earnings per Share (x)	13.4	15.6	16.2	24.3	11.2
Price / 2018E Earnings per Share (x)	—	19.4	19.4	20.2	18.7
Total Assets ($mm)	482	573	593	737	435
Loans / Deposits (%)	79.0	89.4	84.8	105.8	50.6
Tangible Common Equity / Tangible Assets (%)	10.44	8.91	9.30	14.88	7.77
Tier 1 Leverage Ratio (%)	10.82	10.05	9.93	13.00	8.63
Total Tier 1 Ratio (%)	15.86	12.43	13.23	17.66	11.32
Total Risk-based Capital Ratio (%)	17.10	13.58	14.31	18.81	12.35
MRQ Return on Average Assets (%)	1.29	1.00	1.16	1.79	0.79
MRQ Return on Average Equity (%)	11.60	10.83	12.28	23.23	7.29
MRQ Net Interest Margin (%)	4.18	3.85	3.92	4.61	3.24
MRQ Efficiency Ratio (%)	65.2	68.0	67.1	77.5	55.0
Non-performing Assets / Total Assets (%)(1)	0.90	0.49	0.69	1.63	0.00
Loan Loss Reserve / Loans (%)	1.19	1.14	1.10	1.48	0.57

(1)	Nonperforming assets are defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed a select group of recent merger and acquisition transactions consisting of bank and thrift transactions where targets were headquartered in the Southeast region and announced between January 1, 2016 and June 6, 2018 with disclosed deal values and target total assets between $400 million and $1.0 billion, target LTM return on average assets greater than 0.75%, and target non-performing assets / total assets less than 1.50%(1) (which we refer to as the “Regional Precedent Transactions”). Sandler O’Neill also reviewed a national group of recent merger and acquisition transactions consisting of bank and thrift transactions announced between January 1, 2017 and June 6, 2018 with disclosed deal values and target total assets between $400 million and $1.0 billion, target LTM return on average assets greater than 0.75%, and target non-performing assets / total assets less than 1.50%(1) (which we refer to as the “Nationwide Precedent Transactions”).

The Regional Precedent Transactions group was composed of the following transactions:

Buyer	Target
National Commerce Corporation	Landmark Bancshares, Inc.
First Citizens BancShares, Inc.	HomeBancorp, Inc.
WesBanco, Inc.	First Sentry Bancshares, Inc.
First Federal Bancorp, MHC	Coastal Banking Company, Inc.
Reliant Bancorp Inc.	Community First, Inc.
National Commerce Corporation	FirstAtlantic Financial Holdings, Inc.
United Community Banks, Inc.	Four Oaks Fincorp, Inc.
SmartFinancial, Inc.	Capstone Bancshares, Inc.
Simmons First National Corporation	Hardeman County Investment Company, Inc.
CenterState Banks, Inc.	Platinum Bank Holding Company
State Bank Financial Corporation	NBG Bancorp, Inc.

(1)	Nonperforming assets are defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to LTM earnings, transaction price to book value, transaction price to tangible book value, core deposit premium and one-day market premium. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Regional Precedent Transactions group.

	CapStar / Athens		Regional Precedent Transactions Median		Regional Precedent Transactions Mean		Regional Precedent Transactions High		Regional Precedent Transactions Low
Transaction Price / LTM Earnings:	24.8	x	16.4	x	17.6	x	28.4	x	10.8	x
Transaction Price / Book Value:	216%		168%		161%		197%		96%
Transaction Price / Tangible Book Value:	229%		179%		172%		222%		98%
Core Deposit Premium:	15.9%(1) / 18.1	%(2)	8.9%		9.6%		15.9%		6.1%
1-Day Market Premium / (Discount):	30.3%		23.4%		30.2%		64.4%		9.4%

(1)	Core deposits defined as total deposits less time deposits greater than $250,000.
(2)	Core deposits defined as total deposits less time deposits greater than $100,000.

The Nationwide Precedent Transactions group was composed of the following transactions:

Buyer	Target
Hanmi Financial Corporation	SWNB Bancorp, Inc.
Stifel Financial Corp.	Business Bancshares, Inc.
National Commerce Corporation	Landmark Bancshares, Inc.
RBB Bancorp	First American International Corp.
QCR Holdings, Inc.	Springfield Bancshares, Inc.
Triumph Bancorp, Inc.	First Bancorp of Durango, Inc.
Heritage Financial Corporation	Premier Commercial Bancorp
First Choice Bancorp	Pacific Commerce Bancorp
First Foundation Inc.	PBB Bancorp
First Citizens BancShares, Inc.	HomeBancorp, Inc.
Heartland Financial USA, Inc.	First Bank Lubbock Bancshares, Inc.
Independent Bank Group, Inc.	Integrity Bancshares, Inc.
WesBanco, Inc.	First Sentry Bancshares, Inc.
First Federal Bancorp, MHC	Coastal Banking Company, Inc.
Susser Bank Holdings, LLC	BancAffiliated, Inc.
Reliant Bancorp Inc.	Community First, Inc.
National Commerce Corporation	FirstAtlantic Financial Holdings, Inc.
Veritex Holdings, Inc.	Liberty Bancshares, Inc.
Heritage Financial Corporation	Puget Sound Bancorp, Inc.
United Community Banks, Inc.	Four Oaks Fincorp, Inc.
National Bank Holdings Corporation	Peoples, Inc.
Glacier Bancorp, Inc.	Columbine Capital Corporation
SmartFinancial, Inc.	Capstone Bancshares, Inc.
Bryn Mawr Bank Corporation	Royal Bancshares of Pennsylvania, Inc.

Using the latest publicly available information prior to the announcement of each transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to LTM earnings, transaction price to book value, transaction price to tangible book value, core deposit premium and one-day market premium. Sandler

O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Nationwide Precedent Transactions group.

	CapStar / Athens		Nationwide Precedent Transactions Median		Nationwide Precedent Transactions Mean		Nationwide Precedent Transactions High		Nationwide Precedent Transactions Low
Transaction Price / LTM Earnings:	24.8	x	18.3	x	19.8	x	36.4	x	10.8	x
Transaction Price / Book Value:	216%		183%		182%		241%		96%
Transaction Price / Tangible Book Value:	229%		194%		192%		244%		98%
Core Deposit Premium:	15.9%(1) /18.1	%(2)	10.8%		11.2%		15.9%		6.1%
1-Day Market Premium / (Discount):	30.3%		27.8%		38.3%		76.5%		7.4%

(1)	Core deposits defined as total deposits less time deposits greater than $250,000.
(2)	Core deposits defined as total deposits less time deposits greater than $100,000.

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the per share net present value of CapStar common stock assuming CapStar performed in accordance with publicly available consensus mean analyst earnings per share and dividends per share estimates for CapStar for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings growth rate and dividends per share for the years thereafter, as provided by the senior management of CapStar. For purposes of the analysis, any CapStar capital in excess of 9.0% of tangible common equity / tangible assets is paid out as a dividend throughout the forward projection. To approximate the terminal value per share of CapStar common stock at December 31, 2022, Sandler O’Neill applied price to 2022 earnings per share multiples ranging from 14.0x to 19.0x and price to December 31, 2022 tangible book value per share multiples ranging from 140% to 240%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CapStar common stock. The analysis indicated an imputed range of per share values of CapStar common stock of $13.93 to $21.33 when applying multiples of earnings and $13.78 to $25.86 when applying multiples of tangible book value.

Sandler O’Neill also considered and discussed with the CapStar board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming CapStar’s net income varied from 20% above estimates to 20% below estimates. This analysis resulted in a range of values per CapStar common share of $12.18 to $22.72, applying the price to 2022 earnings per share multiples range of 14.0x to 19.0x referred above and a discount rate of 13.55%.

Sandler O’Neill also performed an analysis that estimated the net present value per share of Athens common stock assuming that Athens performed in accordance with internal financial projections for Athens for the years ending December 31, 2018 and December 31, 2019, as provided by the senior management of Athens and confirmed with the senior management of CapStar, as well as a long-term earnings per share growth rate for the years thereafter, as provided by the senior management of CapStar, and taking into account the cost savings projected to be realized as a result of the merger as provided by the senior management of CapStar. For purposes of the analysis, any Athens capital in excess of 9.0% tangible common equity / tangible assets was assumed to be paid out as a dividend throughout the forward projection. Sandler O’Neill performed the analyses with and without applying the pro forma assumptions set forth below:

•	Cost savings of approximately 25% of Athens’ non-interest expense base; and

•	Cost savings realization phased in at approximately 60% in 2019, and at 100% annually thereafter.

To approximate the per share terminal value of Athens common stock at December 31, 2022, Sandler O’Neill applied price to 2022 earnings per share multiples ranging from 12.0x to 22.0x and price to

December 31, 2022 tangible book value per share multiples ranging from 130% to 230%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Athens common stock. The analysis indicated an imputed range of values per share of Athens common stock of $53.78 to $106.25 when applying multiples of earnings per share and $38.87 to $70.91 when applying multiples of tangible book value per share. Sandler O’Neill also performed the same analysis without applying the pro forma assumptions. The analysis indicated an imputed range of values per share of Athens common stock of $39.27 to $74.77 when applying multiples of earnings per share and $35.26 to $63.36 when applying multiples of tangible book value per share.

Sandler O’Neill also considered and discussed with the CapStar’s board of directors how these analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Athens’ net income varied from 20% above estimates to 20% below estimates. This analysis resulted in a range of values per Athens common share of $47.38 to $113.19 (applying the pro forma assumptions) and $35.05 to $79.28 (without applying the pro forma assumptions), applying the price to 2022 earnings per share multiples range of 12.0x to 22.0x referred to above and a discount rate of 13.55%.

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the fourth calendar quarter of 2018. In performing this analysis, Sandler O’Neill utilized the pro forma assumptions, as provided by the senior management of CapStar. The analysis indicated that the merger could be accretive to CapStar’s estimated earnings per share (excluding one-time transaction costs and expenses) in the year ending December 31, 2019, December 31, 2020, December 31, 2021 and December 31, 2022; dilutive to CapStar’s estimated tangible book value per share at closing, December 31, 2019, December 31, 2020, and December 31, 2021, and neutral to CapStar’s estimated tangible book value per share at December 31, 2022.

In connection with this analysis, Sandler O’Neill considered and discussed with the CapStar board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill acted as financial advisor to CapStar in connection with the merger. CapStar has agreed to pay Sandler O’Neill a transaction fee in an amount equal to 0.50% of the aggregate merger consideration, which transaction fee is contingent upon the closing of the merger. At the time of announcement, based on the closing price of CapStar’s common stock of $20.09 as of June 11, 2018, Sandler O’Neill’s transaction fee was approximately $567,000. Sandler O’Neill also received a $150,000 fee upon rendering its fairness opinion to the CapStar board of directors, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the merger. CapStar has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of its engagement and to reimburse Sandler O’Neill for reasonable out-of-pocket expenses of up to $30,000 (or as otherwise approved by CapStar) incurred in connection with its engagement.

Sandler O’Neill has provided other investment banking services to CapStar and received fees for such services in the two years preceding the date of its opinion. Most recently, Sandler O’Neill acted as joint bookrunner in CapStar’s initial public offering of common stock which closed in September, 2016, and received underwriting fees of approximately $1.1 million. Sandler O’Neill did not provide any investment banking services to Athens in the two years preceding the date of its opinion. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to CapStar and its affiliates. Sandler O’Neill may also actively trade the equity and debt securities of CapStar and its affiliates for its own account and for the accounts of its customers.

Recommendation of the Athens Board of Directors and Athens’ Reasons for the Merger

The Athens board of directors unanimously determined that the proposed merger is in the best interests of Athens and its shareholders. In reaching its determination, the Athens board of directors considered several factors affecting the business, operations, financial condition, earnings and future prospects of Athens. The material factors considered by the Athens board of directors included:

•	the business strategy and strategic plan of Athens, its prospects for the future, and its projected financial results;

•	a review of the risks and prospects of Athens remaining independent, including the challenges of the current financial, operating and regulatory environment;

•	Athens’ stand-alone financial projections, which estimated that, even if fully executed, Athens would not achieve through organic growth a comparable level of shareholder value that the merger is expected to offer;

•	Athens management’s assessment of the execution risks involved in attaining the performance levels assumed by the financial projections;

•	conditions and activity in the mergers and acquisition market providing a unique window of opportunity with respect to a merger of Athens and delivering accelerated and enhanced shareholder value, as compared to organic growth;

•	the anticipated costs and necessary investments associated with continuing to develop and enhance Athens’ business capabilities;

•	the purchase price per share to be paid by CapStar and the resulting valuation multiples;

•	the employment prospects for Athens’ employees within the larger combined company;

•	the favorable results of Athens’ due diligence investigation of CapStar;

•	Athens’ and CapStar’s shared corporate values and commitment to serve their customers and communities;

•	CapStar’s agreement to contribute $1.5 million to the Athens Federal Foundation;

•	CapStar’s historically strong financial condition and results of operations;

•	the ability of CapStar to complete the merger from a business, financial and regulatory perspective;

•	the merger would combine two established banking franchises to create a well-positioned community bank with nearly $2.0 billion in assets;

•	the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by the combined company;

•	the likelihood of successful integration and operation of the combined company;

•	the likelihood of obtaining the shareholder and regulatory approvals needed to complete the transaction;

•	the results of the solicitation process conducted by Athens, with the advice and assistance of its advisors;

•	Certain structural protections included in the merger agreement, including:

•	that it does not preclude a third party from making an unsolicited acquisition proposal to Athens and that, under certain circumstances, Athens may furnish non-public information to and engage in discussions with such a third party regarding an acquisition proposal, as more fully described under the section entitled “The Merger Agreement—Agreement Not to Solicit Other Offers”;

•	the ability of the Athens board of directors to submit the merger agreement to shareholders without a favorable recommendation or any recommendation, as more fully described under the section entitled “The Merger Agreement—Covenants and Agreements—Athens Shareholder Meeting and Recommendation of the Athens Board of Directors”;

•	Athens’ ability to terminate the merger agreement if the trading price of CapStar common stock declines under circumstances provided for in the merger agreement, as more fully described under the section entitled “The Merger Agreement—Termination of the Merger Agreement”;

•	CapStar’s obligation to pay Athens a $4.0 million termination fee if the merger agreement is terminated under certain circumstances, as more fully described under the section entitled “The Merger Agreement—Termination Fee”; and

•	CapStar’s agreement to use its reasonable best efforts to obtain shareholder and regulatory approval.

•	The financial presentation, dated June 11, 2018, of BSP to the Athens board of directors and the opinion, dated June 11, 2018, of BSP to the Athens board of directors as to the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration to the holders of Athens’ common stock, as more fully described below under “—Opinion of Athens’ Financial Advisor”;

The Athens board of directors also considered several potential risks and uncertainties with respect to the merger, and factors unique to certain shareholders of Athens, including, without limitation, the following:

•	The challenges of integrating Athens’ business, operations and employees with those of CapStar;

•	The need to and likelihood of obtaining requisite shareholder and regulatory approvals to complete the merger;

•	The risks and costs associated with entering into the merger agreement and restrictions on the conduct of Athens’ business before the merger is completed;

•	The form and amount of the merger consideration, including the increased volatility associated with all-stock consideration and the risk that the consideration to be paid to Athens shareholders could be adversely affected by a decrease in the trading price of CapStar common stock during the pendency of the merger;

•	The fact that a termination fee of $5.0 million would have to be paid to CapStar under certain circumstances described in the merger agreement and discussed further under the section entitled “The Merger Agreement—Termination Fee”;

•	The impact that provisions of the merger agreement relating to payment of a termination fee by Athens may have on Athens receiving an alternative acquisition proposal;

•	The potential costs associated with executing the merger agreement, including change in control payments and related costs, as well as estimated advisor fees;

•	The potential for diversion of Athens management and employee attention, and for employee attrition, during the pendency of the merger, and the potential effect on Athens’ business and its relations with customers, service providers and other stakeholders, regardless whether the merger is completed;

•	The possibility of litigation relating to the merger; and

•	The interests of Athens’ directors and executive officers in the merger that are different from or in addition to those of its shareholders generally, as more fully described under the section entitled “—Interests of Athens’ Directors and Executive Officers in the Merger.”

The foregoing discussion of the material information and factors considered by the Athens board of directors is not intended to be exhaustive. The Athens board of directors evaluated the above factors and unanimously determined that the merger was in the best interests of Athens and its shareholders. In reaching its determination to approve the merger and recommend that Athens’ shareholders approve the merger, the Athens board of directors considered the totality of the information presented to it and did not assign any relative or specific weights to any of the individual factors considered, although individual directors may have given different weights to different factors. The Athens board of directors considered these factors, including the potential risks, uncertainties and disadvantages associated with the merger, in the aggregate rather than separately and determined the benefits of the merger to be favorable to and outweigh the potential risks, uncertainties and disadvantages of the merger. This explanation of the Athens board of directors’ reasoning and certain other information presented in this section are forward-looking in nature and, therefore, should be read in the context of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements.”

The Athens board of directors determined that the merger, the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Athens and its shareholders. The Athens board also unanimously determined that the merger agreement and the transactions contemplated thereby are consistent with, and in furtherance of, Athens’ business strategies. Accordingly, the Athens board of directors unanimously approved and adopted the merger agreement and approved the merger and unanimously recommends that Athens shareholders vote “FOR” approval of the merger agreement and the merger. The terms of the merger agreement were the product of arm’s-length negotiations between representatives of Athens and CapStar.

Opinion of Athens’ Financial Advisor

BSP was retained by the Athens board of directors on an exclusive basis to render financial advisory and investment banking services and to render a written opinion to the board of directors of Athens as to the fairness, from a financial point of view, of the merger consideration to be paid to Athens shareholders under the terms of the merger agreement. BSP is an investment banking firm that specializes in providing financial advisory and investment banking services to financial institutions. BSP has been involved in many bank-related business combinations. No limitations were imposed by Athens upon BSP with respect to rendering its opinion.

The full text of BSP’s written opinion, dated June 11, 2018, is attached as Appendix D to this joint proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Athens’ stockholders are urged to read the opinion in its entirety.

The opinion speaks only as of the date of the opinion. The opinion was directed to the Athens board of directors and is directed only to the fairness, from a financial point of view, of the merger consideration to be paid to Athens shareholders under the terms of the merger agreement. It does not address the underlying business decision to engage in the merger or any other aspect of the merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the merger or any other matter.

For purposes of this Opinion and in connection with our review of the merger, BSP has, among other things:

1.	Reviewed the terms of the merger agreement;

2.	Participated in discussions with Athens management concerning Athens’ financial condition, asset quality, regulatory standing, capital position, historical and current earnings, management succession and Athens’ and CapStar’s future financial performance;

3.	Reviewed Athens’ audited consolidated financial statements for the years ended December 31, 2015, 2016 and 2017, and unaudited consolidated financial statements for the quarter ended March 31, 2018;

4.	Reviewed CapStar’s audited consolidated financial statements for the years ended December 31, 2015, 2016 and 2017, and unaudited consolidated financial statements for the quarter ended March 31, 2018;

5.	Reviewed certain financial forecasts and projections of Athens, prepared by its management, as well as the estimated cost savings and related estimated transaction expenses expected to result from the merger;

6.	Analyzed certain aspects of Athens’ financial performance and condition and compared such financial performance and condition with similar data of publicly traded companies we deemed similar to Athens;

7.	Reviewed historical trading activity of CapStar and management’s projections for future financial performance;

8.	Compared the proposed financial terms of the merger with the financial terms of certain other recent merger and acquisition transactions involving acquired companies that we deemed to be relevant to Athens; and

9.	Performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as we deemed relevant.

BSP assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information provided to it by Athens, CapStar and each company’s respective representatives and of the publicly available information for Athens and CapStar that we have reviewed. BSP is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and relied on and assumed that such allowances of Athens and CapStar at March 31, 2018 were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. BSP was not retained to, and did not, conduct a physical inspection of any of the properties or facilities of Athens. BSP also did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Athens, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. The opinion of BSP was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date thereof. BSP expressed no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the merger, as set forth in the merger agreement, to be consummated. No opinion was expressed as to whether any alternative transaction might be more favorable to Athens than the merger.

BSP, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies and various other financial services companies in connection with mergers and acquisitions, private placements of securities, and valuations for other purposes. In rendering its fairness opinion, BSP acted on behalf of the Athens board of directors.

BSP’s opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to Athens shareholders under the terms of the merger agreement and does not address the ability of the merger to be consummated, the satisfaction of the conditions precedent contained in the merger agreement, or the likelihood of the merger receiving regulatory approval. Although BSP was retained on behalf of the Athens board of directors, BSP’s opinion does not constitute a recommendation to any director of Athens as to how such director or any shareholder should vote with respect to the merger agreement.

Based upon and subject to the foregoing and based on BSP’s experience as investment bankers, BSP’s activities as described above, and other factors deemed relevant, BSP rendered its opinion that, as of June 11, 2018, the merger consideration to be paid under the terms of the merger agreement is fair, from a financial point of view, to the holders of Athens common stock.

The following is a summary of material analyses performed by BSP in connection with its opinion to the Athens board of directors on June 11, 2018. The summary does not purport to be a complete description of the analyses performed by BSP but summarizes the material analyses performed and presented in connection with such opinion.

Financial Analysis

In rendering its opinion, BSP performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying BSP’s opinion or the presentation made by BSP to the Athens board of directors, but is a summary of the material analyses performed and presented by BSP. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. BSP believes that its analysis must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. No company included in the comparative analyses described below is identical to Athens or CapStar and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Athens and CapStar and the companies to which they are being compared.

In arriving at its opinion, BSP did not attribute any particular weight to any analysis or factor that it considered. Rather, BSP made qualitative judgments as to the significance and relevance of each analysis and factor. BSP did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, BSP made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all of the analyses taken as a whole.

In performing its analysis, BSP also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Athens, CapStar and BSP. The analyses performed by BSP are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. BSP prepared its analyses solely for purposes of rendering its opinion and presented such analyses to the Athens board of directors at its June 11, 2018 meeting. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty, and actual values may be materially different. Accordingly, BSP’s analysis does not necessarily reflect the value of Athens or CapStar common stock or the prices at which Athens common stock or CapStar common stock may be sold at any time. BSP’s analysis was among a number of factors taken into consideration by Athens’ board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the merger consideration or the decision of the Athens board of directors or management with respect to the fairness of the merger.

Summary of Merger Consideration and Implied Transaction Metrics

In accordance with the terms of the merger agreement, each share of Athens common stock issued and outstanding immediately prior to the completion of the merger (other than excluded shares) will be converted into the right to receive the merger consideration.

CapStar Comparable Companies Analysis

As part of its analysis, BSP reviewed publicly available information to compare selected financial and market trading information for CapStar and a group of 14 financial institutions selected by BSP which (i) were banks with common stock listed on the NASDAQ and over-the-counter exchanges; (ii) were headquartered in the Southeast U.S. (Southeast is defined as AL, AR, FL, GA, KY, LA, MS, NC, SC, TN, VA and WV), (iii) had

total assets between $1.0 billion and $2.0 billion; and (iv) whose common stock is covered by at least one research analyst with a 2018 EPS projection. These 14 financial institutions are as follows:

American National Bankshares	FVCBankcorp Inc.
Business First Bancshares	Investar Holding Corp.
Community Bankers Trust Corp.	National Bankshares Inc.
Entegra Financial	Reliant Bancorp
Farmers Capital Bank Corp.	Select Bancorp Inc.
First Community Corp.	SmartFinancial Inc.
First Guaranty Bancshares	Southern First Bancshares

The analysis compared publicly available financial and market trading information for CapStar and the data for 14 financial institutions identified above as of and for the last 12 months period ended March 31, 2018. The table below compares the data for CapStar and the data for the comparable companies, with pricing data as of June 8, 2018.

		Financial and Performance Figures							Trading Data
												Price/
Company Name	Ticker	Total Assets ($000)	NPAs/ Assets (%)	TCE Ratio (%)	LTM ROAA (%)	LTM ROAE (%)	LTM NIM (%)	Eff’ncy Ratio (%)	Closing Price ($)	Market Cap. ($mm)	ADV (shares)	2018 Mean EPS Estimate (x)	TBV (%)	Assets (%)	Current Dividend Yield (%)
CapStar Financial Holdings, Inc.	CSTR	1,382,745	0.18	9.70	0.32	3.01	3.29	63.4	20.05	236.5	18,761	17.7	176.9	17.2	0.80

Median		1,618,535	0.78	9.25	0.69	6.52	3.57	64.2		276.6	13,842	16.6	183.9	16.8	0.70
25th Percentile		1,291,204	0.64	9.01	0.51	4.39	3.46	60.0		200.0	9,051	15.9	177.0	15.7	0.00
75th Percentile		1,718,471	1.04	9.41	0.84	7.94	3.74	68.5		328.9	21,984	17.5	207.1	19.6	1.59
American National Bankshares	AMNB	1,817,574	0.23	9.30	0.95	8.12	3.50	59.4	41.35	359.2	9,051	15.9	217.6	19.7	2.42
Business First Bancshares	BFST	1,587,713	1.28	9.21	0.45	3.99	3.99	71.4	24.53	278.6	NM	17.1	176.4	15.9	1.30
Community Bankers Trust Corp.	ESXB	1,353,232	1.37	9.24	0.56	5.89	3.75	68.4	9.55	210.9	38,597	17.2	168.7	15.6	0.00
Entegra Financial	ENFC	1,625,444	0.96	7.75	0.33	3.33	3.45	61.7	28.50	196.3	8,908	12.5	158.5	12.1	0.00
Farmers Capital Bank Corp.	FFKT	1,685,987	1.20	11.51	0.84	7.20	3.72	65.5	54.45	409.5	45,059	18.6	211.0	24.3	0.92
First Community Corp.	FCCO	1,070,539	0.64	8.40	0.70	7.15	3.56	68.9	23.75	180.6	21,984	16.3	204.0	16.9	1.68
First Guaranty Bancshares	FGBI	1,731,776	0.98	7.73	0.72	8.65	3.34	62.7	27.78	244.7	9,168	15.7	183.4	14.1	2.30
FVCBankcorp Inc.	FVCB	1,078,697	0.57	9.32	0.84	8.94	3.45	57.3	17.10	188.6	1,878	15.9	186.9	17.4	0.00
Investar Holding Corp.	ISTR	1,644,188	0.69	9.44	0.60	5.50	3.50	64.5	28.75	274.6	15,973	17.0	178.5	16.6	0.49
National Bankshares Inc.	NKSH	1,270,528	1.05	14.21	1.11	7.40	3.43	52.4	47.60	331.2	8,631	17.8	184.4	26.1	2.44
Reliant Bancorp	RBNC	1,611,625	0.65	9.53	0.68	5.57	3.65	71.9	26.93	309.0	10,378	19.4	208.1	19.2	1.19
Select Bancorp Inc.	SLCT	1,222,551	0.81	9.23	0.30	2.52	4.24	63.9	13.05	182.9	15,996	14.0	165.9	15.0	0.00
SmartFinancial Inc.	SMBK	1,760,425	0.26	9.26	0.50	4.02	4.32	68.6	25.35	321.8	29,074	15.9	179.9	16.2	0.00
Southern First Bancshares	SFST	1,729,299	0.76	8.95	0.96	10.45	3.57	55.6	47.45	350.3	13,842	17.6	226.4	20.3	0.00

Precedent Transactions Analysis

BSP reviewed five sets of comparable merger and acquisition transactions. The sets of mergers and acquisitions included: (1) “TN Transactions,” (2) “Asset Quality Transactions,” (3) “Capital Transactions,” (4) “Profitability Transactions,” and (5) “Geographic Transactions.”

“TN Transactions” included 14 transactions where:

•	The transaction was announced on or after January 1, 2015; and

•	The transaction involved selling banks and thrifts headquartered in Tennessee.

“Asset Quality Transactions” included 14 transactions where:

•	The transaction was announced on or after January 1, 2017;

•	The transaction involved banks and thrifts headquartered nationwide;

•	The selling company’s total assets were between $250.0 million and $750.0 million as of the announcement; and

•	The selling company’s NPAs/Total Assets were between 0.75% and 1.25% as of the announcement.

“Capital Transactions” included 24 transactions where:

•	The transaction was announced on or after January 1, 2017;

•	The transaction involved banks and thrifts headquartered nationwide;

•	The selling company’s total assets were between $250.0 million and $750.0 million as of the announcement; and

•	The selling company’s Tangible Common Equity/Tangible Assets (which we refer to as “TCE”) ratio was between 9.5% and 11.5% as of the announcement.

“Profitability Transactions” included 18 transactions where:

•	The transaction was announced on or after January 1, 2017;

•	The transaction involved banks and thrifts headquartered nationwide;

•	The selling company’s total assets were between $250.0 million and $750.0 million as of the announcement; and

•	The selling company’s last 12 months’ return on average assets (which we refer to as “LTM ROAA”) was between 0.75% and 1.25% as of the announcement.

“Geographic Transactions” included 14 transactions where:

•	The transaction was announced on or after January 1, 2017;

•	The transaction involved banks and thrifts headquartered in the Southeast; and

•	The selling company’s total assets were between $250.0 million and $750.0 million as of the announcement.

The following tables set forth the transactions included in (1) “TN Transactions,” (2) “Asset Quality Transactions,” (3) “Capital Transactions,” (4) “Profitability Transactions,” and (5) “Geographic Transactions.” Using the latest publicly available information prior to the announcement of the relevant transaction, BSP reviewed the transaction metrics for the selected merger transaction groups: transaction price to last-12-months earnings (which we refer to for the purposes of this section as, “LTM Earnings”), transaction price to tangible book value, transaction price to total assets and tangible book premium to core deposits. BSP compared the indicated transaction multiples for the merger to the median multiples of the merger transaction groups. Transactions involving investors, investor groups and troubled bank sellers were excluded from the precedent transaction analysis.

TN Transactions(1)

		Announcement Price/			Premium/ Core Deposits (%)
Buyer Name/ Target Name	Announce Date	LTM Earnings (x)	TBY (%)	Assets (%)
CapStar Financial Holdings, Inc./ Athens Bancshares Corp.		24.5	226.1	23.5	15.7

Group Median		16.2	156.4	14.0	8.7
SmartFinancial Inc./ Tennessee Bancshares	12/12/17	14.8	153.2	13.0	8.9
Reliant Bancorp/ Community First	08/23/17	15.7	185.1	12.3	7.6
FNS Bancshares/ Commerce Bancshares	03/28/17	4.0	116.2	13.7	2.7
FB Financial Corp./ American City Bank and Clayton Bank & Trust	02/08/17	9.8	191.8	21.5	13.7
Simmons First National Corp./ Hardeman County Investment Co.	11/17/16	18.4	179.4	16.2	10.4
HomeTrust Bancshares/ TriSummit Bancorp	09/21/16	19.5	147.3	9.0	5.2
Citco Community Bancshares/ American Trust Bank of East TN	07/22/16	14.2	111.1	14.0	2.4
Simmons First National Corp./ Citizens National Bank	05/18/16	16.2	127.3	14.0	4.3
Pinnacle Financial Partners/ Avenue Financial Holdings	01/28/16	29.0	231.1	18.1	13.2
Franklin Financial Network/ Civic Bank & Trust	12/14/15	22.0	136.5	20.3	15.6
Pinnacle Financial Partners/ Magna Bank	04/28/15	14.9	159.5	14.0	8.4
Pinnacle Financial Partners/ CapitalMark Bank & Trust	04/07/15	23.4	232.3	19.3	16.1
Atlantic Capital Bancshares/ First Security Group	03/25/15	NM	175.4	15.0	9.9
United Community Banks/ MoneyTree Corp.	01/27/15	20.2	136.6	12.5	4.8

(1)	Price/LTM Earnings multiples greater than 40x are considered not meaningful and are denoted with “NM” in the table.

Asset Quality Transactions(1)

		Transaction Price/			Premium/ Core Deposits (%)
Buyer Name/ Target Name	Announce Date	LTM Earnings (x)	TBV (%)	Assets (%)
CapStar Financial Holdings, Inc./ Athens Bancshares Corp.		24.5	226.1	23.5	15.7

Group Median		15.8	169.8	16.6	9.7
Stifel Financial Corp./ Business Bancshares, Inc.	05/10/18	28.7	182.1	20.6	18.3
National Commerce Corporation/ Landmark Bancshares, Inc.	04/24/18	16.0	222.0	19.4	17.7
Mechanics Bank/ Learner Financial Corporation	02/12/18	NM	170.1	18.1	9.3
Park National Corporation/ NewDominion Bank	01/23/18	NM	235.3	26.0	23.6
CNB Bank Shares, Inc./ Jacksonville Bancorp, Inc.	01/18/18	NM	131.8	18.3	6.1
First Mid-Illinois Bancshares, Inc./ First BancTrust Corporation	12/11/17	22.6	160.5	15.9	9.8
Heartland Financial USA, Inc./ Signature Bancshares, Inc.	11/13/17	15.6	206.6	13.7	10.9
Business First Bancshares, Inc./ Minden Bancorp, Inc.	10/06/17	10.7	196.6	18.6	13.5
MutualFirst Financial, Inc./ Universal Bancorp	10/04/17	23.0	158.5	16.5	9.1
Susser Bank Holdings, LLC/ BancAffiliated, Inc.	09/21/17	15.8	193.7	19.5	28.3
First American Bank Corporation/ Southport Financial Corporation	09/18/17	11.3	184.9	15.4	9.6
United Community Banks, Inc./ Four Oaks Fincorp, Inc.	06/27/17	16.4	179.2	16.9	12.2
QCR Holdings, Inc./ Guaranty Bank and Trust Company	06/08/17	27.4	144.2	16.6	6.7
Riverview Financial Corporation/ CBT Financial Corporation	04/20/17	15.8	126.7	10.1	2.8

(1)	Price/LTM Earnings multiples greater than 40x are considered not meaningful and are denoted with “NM” in the table.

Capital Transactions(1)

		Transaction Price/			Premium/ Core Deposits (%)
Buyer Name/ Target Name	Announce Date	LTM Earnings (x)	TBV (%)	Assets (%)
CapStar Financial Holdings, Inc./ Athens Bancshares Corp.		24.5	226.1	23.5	15.7

Group Median		18.5	161.5	16.5	10.5
National Commerce Corporation/ Landmark Bancshares, Inc.	04/24/18	16.0	222.0	19.4	17.7
Heritage Financial Corporation/ Premier Commercial Bancorp	03/08/18	NM	223.5	22.3	17.7
Hilltop Holdings Inc./ Bank of River Oaks	02/13/18	33.0	184.1	18.7	12.6
Mechanics Bank/ Learner Financial Corporation	02/12/18	37.6	170.1	18.1	9.3
Park National Corporation/ NewDominion Bank	01/23/18	NM	235.3	26.0	23.6
Mackinac Financial Corporation/ First Federal of Northern Michigan Bancorp, Inc.	01/16/18	18.3	132.0	10.4	3.2
LCNB Corp./ Columbus First Bancorp, Inc.	12/21/17	27.5	216.1	20.1	21.2
Equity Bancshares, Inc./ Kansas Bank Corporation	12/18/17	NM	143.2	14.7	6.6
First Mid-Illinois Bancshares, Inc./ First BancTrust Corporation	12/11/17	22.6	160.5	15.9	9.8
Suncrest Bank/ CBBC Bancorp	11/07/17	18.6	207.2	20.7	17.3
First Bancshares, Inc./ Southwest Banc Shares, Inc.	10/24/17	23.1	165.9	15.0	8.3
MutualFirst Financial, Inc./ Universal Bancorp	10/04/17	23.0	158.5	16.5	9.1
Old Line Bancshares, Inc./ Bay Bancorp, Inc.	09/27/17	39.3	191.5	19.8	12.6
Susser Bank Holdings, LLC/ BancAffiliated, Inc.	09/21/17	15.8	193.7	19.5	28.3
Brookline Bancorp, Inc./ First Commons Bank, National Association	09/21/17	22.1	158.3	17.2	11.5
First American Bank Corporation/ Southport Financial Corporation	09/18/17	11.3	184.9	15.4	9.6
Equity Bancshares, Inc./ Eastman National Bancshares, Inc.	07/17/17	10.8	192.4	18.4	12.4
Equity Bancshares, Inc./ Cache Holdings, Inc.	07/17/17	12.5	160.8	15.0	38.0
QCR Holdings, Inc./ Guaranty Bank and Trust Company	06/08/17	27.4	144.2	16.6	6.7
Glacier Bancorp, Inc./ Columbine Capital Corporation	06/06/17	15.8	204.5	15.8	10.3
SmartFinancial, Inc./ Capstone Bancshares, Inc.	05/22/17	23.0	161.5	16.5	10.7
Topeka Bancorp Inc./ Kaw Valley Bancorp, Inc.	03/15/17	14.4	89.2	7.5	NM
Progress Financial Corporation/ First Partners Financial, Inc.	02/14/17	15.1	159.9	15.3	10.1
First Merchants Corporation/ Arlington Bank	01/25/17	18.3	226.2	24.5	20.2

(1)	Price/LTM Earnings multiples greater than 40x are considered not meaningful and are denoted with “NM” in the table.

Profitability Transactions

		Transaction Price/			Premium/ Core Deposits (%)
	Announce Date	LTM Earnings (x)	TBV (%)	Assets (%)
CapStar Financial Holdings, Inc./ Athens Bancshares Corp.		24.5	226.1	23.5	15.7

Group Median		23.0	181.3	16.5	9.9
Stifel Financial Corp./ Business Bancshares, Inc.	05/10/18	28.7	182.1	20.6	18.3
Triumph Bancorp, Inc./ First Bancorp of Durango, Inc.	04/09/18	36.4	202.5	21.2	12.7
Heritage Financial Corporation/ Premier Commercial Bancorp	03/08/18	26.3	223.5	22.3	17.7
CNB Bank Shares, Inc./ Jacksonville Bancorp, Inc.	01/18/18	20.2	131.8	18.3	6.1
Old Second Bancorp, Inc./ Greater Chicago Financial Corp.	12/26/17	NA	119.0	11.7	NA
LCNB Corp./ Columbus First Bancorp, Inc.	12/21/17	27.5	216.1	20.1	21.2
First Foundation Inc./ PBB Bancorp	12/19/17	19.2	216.3	18.1	16.2
Equity Bancshares, Inc./ Kansas Bank Corporation	12/18/17	15.5	143.2	14.7	6.6
Independent Bank Corporation/ TCSB Bancorp, Inc.	12/04/17	24.7	210.1	18.1	12.7
Peoples Bancorp Inc./ ASB Financial Corp.	10/24/17	14.5	150.4	13.2	7.6
MutualFirst Financial, Inc./ Universal Bancorp	10/04/17	23.0	158.5	16.5	9.1
Reliant Bancorp Inc./ Community First, Inc.	08/23/17	15.7	185.1	12.3	7.6
National Commerce Corporation/ FirstAtlantic Financial Holdings, Inc.	08/16/17	28.4	181.3	23.3	NA
Veritex Holdings, Inc./ Liberty Bancshares, Inc.	08/01/17	20.0	194.2	13.9	11.7
Heritage Financial Corporation/ Puget Sound Bancorp, Inc.	07/26/17	26.9	239.5	21.9	15.3
QCR Holdings, Inc./ Guaranty Bank and Trust Company	06/08/17	27.4	144.2	16.6	6.7
SmartFinancial, Inc./ Capstone Bancshares, Inc.	05/22/17	23.0	161.5	16.5	10.7
Citizens Community Bancorp, Inc./ Wells Financial Corp.	03/17/17	16.8	125.9	15.0	3.7

Geographic Transactions(1)

		Transaction Price/			Premium/ Core Deposits (%)
	Announce Date	LTM Earnings (x)	TBV (%)	Assets (%)
CapStar Financial Holdings, Inc./ Athens Bancshares Corp.		24.5	226.1	23.5	15.73

Group Median		18.2	175.0	16.4	11.5
National Commerce Corporation/ Landmark Bancshares, Inc.	04/24/18	16.0	222.3	19.4	17.7
Park National Corporation/ NewDominion Bank	01/23/18	NM	235.3	26.0	23.6
FCB Financial Holdings, Inc./ Floridian Community Holdings, Inc.	11/27/17	NM	185.3	16.4	16.3
CB Financial Services, Inc./ First West Virginia Bancorp, Inc.	11/16/17	NM	156.0	14.5	NA
First Bancshares, Inc./ Southwest Banc Shares, Inc.	10/24/17	23.1	165.9	15.0	8.3
Reliant Bancorp Inc./ Community First, Inc.	08/23/17	15.7	185.1	12.3	7.6
National Commerce Corporation/ FirstAtlantic Financial Holdings, Inc.	08/16/17	28.4	181.3	23.3	NA
Select Bancorp, Inc./ Premara Financial, Inc.	07/21/17	NM	165.1	15.5	8.4
United Community Banks, Inc./ Four Oaks Fincorp, Inc.	06/27/17	16.4	179.2	16.9	12.2
SmartFinancial, Inc./ Capstone Bancshares, Inc.	05/22/17	23.0	161.5	16.5	10.7
Seacoast Banking Corporation of Florida/ Palm Beach Community Bank	05/04/17	20.0	170.8	20.6	16.5
United Community Banks, Inc./ HCSB Financial Corporation	04/20/17	NM	183.3	17.2	12.4
Progress Financial Corporation/ First Partners Financial, Inc.	02/14/17	15.1	159.9	15.3	10.1
HCBF Holding Company, Inc./ Jefferson Bankshares, Inc.	01/20/17	NM	164.7	13.5	6.8

(1)	Price/LTM Earnings multiples greater than 40x are considered not meaningful and are denoted with “NM” in the table.

Net Present Value Analysis of Athens

BSP also performed an analysis that estimated the net present value per share of Athens common stock on a stand-alone basis assuming Athens performed in accordance with Athens management’s guidance for 2019-2021. For purposes of this analysis, it was assumed that Athens would earn $3.66 per share in 2019, $4.02 per share in 2020, and $4.42 per share in 2021. To approximate the terminal trading value of a share of Athens common stock at December 31, 2021, BSP applied price to 2021 earnings per share multiples ranging from 16.0x to 19.0x and price to December 31, 2021 tangible book value per share multiples ranging from 150% to 180%. The terminal values were then discounted to present values using different discount rates ranging from 12.0% to 16.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Athens common stock. The analysis indicated an imputed range of values per share of Athens common stock of $42.67 to $57.12 when applying multiples of earnings per share and $38.52 to $52.10 when applying multiples of tangible book value per share.

Net Present Value Analysis of CapStar

BSP performed an analysis that estimated the net present value per share of CapStar common stock on a stand-alone basis assuming CapStar performed in accordance with mean analyst operating income estimates for 2019 and BSP projections for 2020-2021. For purposes of this analysis, BSP assumed that CapStar would earn $1.29 per share in 2019, $1.39 per share in 2020 and $1.51 per share in 2021. To approximate the terminal trading value of a share of CapStar common stock at December 31, 2021, BSP applied price to 2021 earnings per share multiples ranging from 18.0x to 21.0x and price to December 31, 2021 tangible book value per share multiples ranging from 160% to 190%. The terminal values were then discounted to present values using different discount rates ranging from 12.0% to 16.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CapStar common stock. The analysis indicated an imputed range of values per share of CapStar common stock of $16.53 to $21.71 when applying multiples of earnings per share and $15.74 to $21.03 when applying multiples of tangible book value per share.

Net Present Value Analysis of Pro Forma CapStar

BSP performed an analysis that estimated the net present value per share of CapStar common stock on a pro forma basis assuming CapStar performed in accordance with mean analyst net income estimates for 2019 and BSP projections for 2020-2021. BSP pro forma estimates include the impact of cost savings and other merger-related adjustments. For purposes of this analysis, BSP assumed that CapStar would earn $1.37 per share in 2019, $1.55 per share in 2020 and $1.68 per share in 2021. To approximate the terminal trading value of a share of CapStar common stock at December 31, 2021, BSP applied price to 2021 earnings per share multiples ranging from 18.0x to 21.0x and price to December 31, 2021 tangible book value per share multiples ranging from 180% to 210%. The terminal values were then discounted to present values using different discount rates ranging from 12.0% to 16.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CapStar common stock. The analysis indicated an imputed range of values per share of CapStar common stock of $18.04 to $23.78 when applying multiples of earnings per share and $17.48 to $23.03 when applying multiples of tangible book value per share.

Conclusion

Based on the results of the various analyses described above, BSP concluded that the merger consideration to be paid under the terms of the merger agreement is fair, from a financial point of view, to the holders of Athens common stock. The opinion expressed by BSP was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Athens or CapStar, could materially affect the assumptions used in preparing the opinion.

As described above, BSP’s opinion was among the many factors taken into consideration by the Athens board of directors in making its determination to approve the merger agreement. For purposes of rendering its opinion, BSP assumed that, in all respects material to its analyses:

•	the merger will be consummated in accordance with the material terms of the merger agreement without waiver, modification or amendment of any material term, condition or merger agreement thereof;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct in all material respects;

•	each party to the merger agreement and all related documents will perform in all material respects all of the covenants and merger agreements required to be performed by such party under such documents; and

•	all conditions to the completion of the merger will be satisfied without any waivers.

BSP cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or, if applicable, waived by the appropriate party. As of the date of this joint proxy statement/prospectus, BSP has no reason to believe that any of these conditions will not be satisfied.

Compensation to BSP

BSP was engaged as financial advisor to Athens in connection with the merger. Pursuant to the terms of the engagement merger agreement, Athens agreed to pay BSP certain fees in conjunction with this transaction, $15,000 of which was paid upon signing of the engagement letter, $100,000 of which was paid upon the signing of a merger agreement (which we refer to as the “progress fee”) and $75,000 which was paid upon BSP’s delivery of the written opinion to Athens. Upon closing of the merger, BSP will be paid a fee calculated as one percent of aggregate merger consideration (which we refer to as the “success fee”). The progress fee will be credited toward the success fee. In addition, Athens has agreed to indemnify BSP and its directors, officers and employees from liability in connection with the merger, and to hold BSP harmless from any losses, actions, claims, damages, expenses or liabilities related to any of BSP’s acts or decisions made in good faith and in the best interest of Athens. During the year preceding the current engagement associated with the Merger, BSP did not provide advisory services to Athens where compensation was received. BSP has never provided financial advisory services to CapStar where compensation was received.

Certain CapStar and Athens Unaudited Prospective Financial Information

CapStar and Athens do not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results because of, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, CapStar and Athens are including in this joint proxy statement/prospectus certain limited unaudited prospective financial information for CapStar and Athens. Such information contains unaudited prospective financial information for CapStar and Athens on a stand-alone, pre-merger basis, respectively, to give CapStar and Athens shareholders access to certain information that was provided to the CapStar board of directors and the Athens board of directors, respectively, and to KBW, Sandler O’Neill and BSP in connection with their respective fairness opinions. We refer to such prospective information as “CapStar prospective information,” and “Athens prospective information,” respectively, and “prospective information” collectively. The prospective information may differ in certain respects from what CapStar and Athens use for their respective internal purposes.

The prospective information provided was prepared in good faith on a reasonable basis based on the best available information at the time, but was not prepared for the purpose of public disclosure. As such, the inclusion of such information in this joint proxy statement/prospectus should not be regarded as an indication that CapStar, Athens or any other recipient of such information considered, or now considers, such information to be necessarily predictive of actual future results. The CapStar prospective financial information and the Athens prospective financial information were not prepared with a view toward complying with the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. Neither Elliott Davis, LLC, the independent registered public accounting firm for CapStar, nor Mauldin & Jenkins, LLC, the independent auditors for Athens, nor any other independent registered public accountants or independent accountants have compiled, examined or performed any procedures with respect to such information, or expressed any opinion or any other form of assurance on such information or their achievability.

The CapStar prospective financial information and the Athens prospective financial information reflect numerous estimates and assumptions made by CapStar and Athens, respectively, with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to CapStar’s and Athens’ respective businesses, all of which are difficult to predict and many of which are beyond CapStar’s and Athens’ respective control. Such information also reflects assumptions as to certain business decisions that are subject to change. The CapStar prospective financial information and the Athens prospective financial information reflect subjective judgment in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Accordingly, such information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, CapStar’s and Athens’ performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in this joint proxy statement/prospectus and in the reports filed by CapStar with the SEC. For other factors that could cause the actual results to differ, see the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The prospective information does not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement, and do not take into account the effect of any possible failure of the merger to occur. None of CapStar, Athens nor any of their financial advisors nor any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the CapStar prospective financial information or the Athens prospective financial information if they are or become inaccurate, even in the short-term. The inclusion of such information in this joint proxy statement/prospectus is not and should not be deemed an admission or representation by CapStar or Athens that such information is viewed by CapStar or Athens as material information of CapStar or Athens, respectively, particularly in light of the inherent risks and uncertainties associated with such information. The prospective information presented below is not meant to influence your decision whether to vote in favor of the CapStar merger proposal or the Athens merger proposal or any other proposal to be considered at the special meetings but is being presented solely because it was made available to and considered by CapStar’s and Athens’ respective boards of directors and financial advisors in connection with the merger.

CapStar Prospective Financial Information. The following CapStar prospective financial information was utilized by BSP Securities, KBW and Sandler O’Neill in performing financial analyses in connection with their respective fairness opinions: (1) BSP Securities relied on mean consensus Wall Street research estimates published by FactSet Research System for estimated diluted earnings per share and estimated total assets of CapStar for the year ended December 31, 2018 and 2019, (2) KBW and Sandler O’Neill relied on mean consensus Wall Street research estimates published by FactSet Research System for the estimated diluted earnings per share and estimated total assets of CapStar for the year ended December 31, 2018 and 2019, and (3) an assumed annual growth rate of 10% for 2020 and thereafter for diluted earnings per share and total assets, in each case, as per guidance from CapStar management and, in BSP Securities’ case, approved for use by Athens management.

Athens Prospective Financial Information. The following Athens prospective financial information, as per guidance from Athens management and, in KBW and Sandler O’Neill’s case, approved for use by CapStar management, was utilized by BSP Securities, KBW and Sandler O’Neill in performing financial analyses in connection with their respective fairness opinions:

		As of or for the year ended December 31,
		2018	2019
Diluted Earnings Per Share ($)		3.19	3.66
Total Assets ($000)		504,500	555,000
Long-Term Annual Growth Rate of Diluted Earnings Per Share for 2020 and thereafter	10.0%
Long-Term Annual Growth Rate of Total Assets for 2020 and thereafter	10.0%

Interests of CapStar Directors and Executive Officers in the Merger

In considering the recommendation of the CapStar board of directors with respect to its adoption and approval of the merger agreement, CapStar shareholders should be aware that CapStar’s directors and officers have interests in the merger that are different from, or in addition to, those of CapStar shareholders generally. The CapStar board of directors was aware of these interests and considered them, among other matters, in adopting and approving the merger agreement and making its recommendation that CapStar shareholders vote “FOR” the proposals set forth in this joint proxy statement/prospectus. See the section entitled “—Recommendation of the Athens Board of Directors and Athens’ Reasons for the Merger.”

These interests are summarized below.

Continuing Service as Directors on the CapStar Board of Directors

The CapStar board of directors after the merger will include each of the current directors from the CapStar board of directors as of the effective time, in addition to two directors from the current Athens board of directors. The CapStar board of directors presently consists of 11 directors.

Continuing Employment with the Surviving Corporation

It is currently expected that the executive officers of CapStar will continue their employment with CapStar following the effective time of the merger on substantially similar terms and conditions as in existence immediately prior to the effective time of the merger.

On March 7, 2018, the compensation committee of the CapStar board of directors granted Claire W. Tucker, CapStar’s President and Chief Executive Officer, 6,000 restricted shares of CapStar common stock that will vest over a three-year vesting period if CapStar completes a shareholder approved acquisition in 2018. Except as described in the immediately preceding sentence, none of CapStar’s directors or executive officers is a party to, or participates in any, CapStar plan, program, or arrangement that provides such director or executive officer with any kind of compensation that is based on or otherwise relates to the completion of the merger.

Indemnification and Insurance

CapStar will continue to provide indemnification and insurance coverage to the directors and executive officers of CapStar.

Interests of Athens Directors and Executive Officers in the Merger

In the merger, the directors and executive officers of Athens will receive the same merger consideration for their Athens shares as the other Athens shareholders. In considering the recommendation of the Athens board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of Athens may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of Athens shareholders generally. The Athens board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that you vote in favor of approving the merger agreement. See the section entitled “—Background of the Merger” and “—Recommendation of the Athens Board of Directors and Athens’ Reasons for the Merger.” Athens’ shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below.

For purposes of this disclosure, Athens’ executive officers are: Jeffrey L. Cunningham, President and Chief Executive Officer, Michael R. Hutsell, Vice President, Chief Financial Officer and Chief Operating Officer, and Jay Leggett, Jr., City President—Cleveland.

Treatment of Athens Equity Awards

Under the merger agreement, the Athens stock options held by Athens’ directors and executive officers as of the effective time will be treated as follows in the merger:

Except as described in the paragraph below, at the effective time, each outstanding and unexercised Athens stock option granted under the Athens equity plan will be automatically assumed and converted into an option to purchase a number of shares of CapStar common stock equal to the product (rounded down to the nearest whole share) of (1) the number of shares of Athens common stock subject to the Athens stock option immediately prior to the effective time, multiplied by (2) the exchange ratio, with an exercise price per share of CapStar common stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of Athens common stock subject to such Athens stock option immediately prior to the effective time by (y) the exchange ratio.

At the effective time, each outstanding and unexercised stock option granted under the Athens equity plan that is held by any employee or service provider (excluding non-employee directors) of Athens who has terminated employment or service prior to the effective time will be cancelled and converted into a right to receive a cash payment (without interest and less applicable withholding taxes) equal to the product of (1) the number of shares of Athens common stock subject to such Athens stock option and (2) the excess, if any, of (x) the product of the exchange ratio and the CapStar average closing price over (y) the per-share exercise price of such Athens stock option. If the product obtained by the prior sentence is zero or a negative number, then the Athens stock option will be cancelled for no consideration.

The estimated value of the outstanding, unvested and unexercised stock options held by Athens’ executive officers and directors is $518,803, which assumes: (1) the value of a share of CapStar common stock is $19.66, which is the average of CapStar’s closing share price on the five days following the announcement of the merger and (2) the number of outstanding, unvested and unexercised options held by each such executive officer and director as of July 6, 2018 remains unchanged as of the effective time.

Retention Awards

Athens and CapStar have agreed to cooperate to establish a retention bonus pool for employees of Athens and its subsidiaries. No retention bonus pool payment will be made that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and no retention bonus pool payment shall be paid prior to the date on which the systems conversion is completed. As of the date hereof, no retention bonuses have been granted to any of Athens’ executive officers.

Deferred Compensation

Mr. Cunningham is a party to the Deferred Compensation Agreement between Athens Federal and Mr. Cunningham. The board of directors of Athens Community Bank terminated the deferred compensation plan in 2017. In connection with the termination of the deferred compensation plan, Mr. Cunningham will receive a payment of the benefits due him under the plan, or $994,190 (adjusted for earnings or losses) in December of 2018.

Supplemental Executive Retirement Plans

Athens Federal maintains supplemental executive retirement plan agreements with Messrs. Cunningham, Hutsell and Leggett. Under the agreements, following their separation from service after attaining their normal retirement ages, Mr. Cunningham is entitled to an annual benefit of $160,000 (adjusted for the cost-of-living) for 20 years and Messrs. Hutsell and Leggett, are entitled to an annual benefit of $100,000 for 15 years. Mr. Cunningham has attained the normal retirement age and is fully vested in his benefit under his supplemental retirement plan agreement. Messrs. Hutsell and Leggett would become fully vested upon attaining age 62. Pursuant to the terms of the merger agreement and the terms of the employment agreements between each executive officer and CapStar, Athens Community Bank will terminate each of the agreements effective as of the effective time of the merger and the benefits will be paid in a single lump sum by CapStar on the effective date of the merger. The estimated values of the benefits to be paid to Messrs. Cunningham, Hutsell and Leggett are $2,826,969, $808,510 and $875,932, respectively, which are subject to change based on changes in interest rates.

Split-Dollar Life Insurance Policies

Athens maintains split-dollar life insurance policies for each of Messrs. Cunningham and Hutsell. The split-dollar life insurance policies provide that following the effective time, CapStar, as the successor to Athens, will maintain the policies in full force and effect and will not terminate the executive officer’s interest in the policy unless the policy is replaced with a comparable insurance policy to cover the benefit provided under the split-dollar life insurance policy. Any comparable replacement policy will be subject to the claims of Athens’ (or CapStar’s, as its successor), creditors.

Employment Agreements with CapStar

Each of Messrs. Cunningham, Hutsell and Leggett have entered into employment agreements with CapStar that become effective upon the effective date of the merger. Under the employment agreements with CapStar, the employment agreements and supplemental executive retirement plan agreements between Athens and/or Athens Community Bank and Messrs. Cunningham, Hutsell and Leggett will terminate as of the effective date of the merger.

Mr. Cunningham’s employment with CapStar has a term of 18 months and he will serve as EVP, Community Banking Strategy at an initial annual salary of $390,000. Mr. Hutsell’s employment agreement with CapStar has a term of 36 months and he will serve as EVP, Regional Operations Director at an initial annual salary of $210,000. Mr. Leggett’s employment agreement with CapStar has a term of 36 months and he will serve as Cleveland City President at an initial annual salary of $235,000. Each of the executive officers will be entitled to annual incentive awards paid and benefits provided by CapStar.

Under the employment agreements, each of the executive officers are also generally subject to non-competition obligations (12 months for Mr. Cunningham and 18 months for Messrs. Hutsell and Leggett) and non-solicitation obligations (12 months for each of the executive officers). In satisfaction of any obligations under the prior arrangements with Athens and Athens Federal and as consideration for the post-employment obligations and a non-revocable release of claims, CapStar will pay Messrs. Cunningham, Hutsell and Leggett at the effective time of the merger, $1,341,356, $611,218 and $680,184, respectively, plus the value of the supplemental executive retirement plan agreements (see above).

On the effective date, each of Messrs. Hutsell and Leggett will receive a retention award from CapStar of $320,000 and $255,000, respectively. The retention awards will vest in six installments on the 6, 12, 18, 24, 30 and 36 month anniversaries of the effective date of the merger.

Under the employment agreements with CapStar, CapStar can terminate the executives’ employment with or without cause (as defined in the agreements) and the executives may terminate employment with or without good reason (as defined in the agreements). If CapStar terminates an executive without cause or if the executive terminates employment with good reason, subject to the executive’s execution and non-revocation of a release of claims, each executive will receive a lump sum payment of their pro rata target incentive award (in addition to any other amounts previously earned but not yet paid). In the case of Messrs. Hutsell and Leggett, subject to their continued compliance with their non-competition and non-solicitation covenants, the executive will continue vesting in the retention awards. In the case of Messrs. Hutsell and Leggett, the retention awards described above will also vest and be paid upon their death and will continue to vest and be paid on the regularly scheduled vesting dates following their termination of employment due to a disability. Each of the executives and their dependents are entitled to continued health insurance coverage through the date they are eligible for Medicare if they terminate employment after attaining age 55.

Indemnification and Insurance

As described under the section entitled “The Merger Agreement—Directors and Officers Indemnification Insurance,” from and after the completion of the merger, CapStar will indemnify and hold harmless all current and former directors, officers and employees of Athens or any of its subsidiaries against all liabilities arising out of the fact that such person is or was a director, officer or employee of Athens or any of its subsidiaries if the claim is based in or arises out of any matter of fact existing or occurring at or before the effective time of the merger (including the merger and the other transactions contemplated by the merger agreement), regardless of whether such claims are asserted before or after the effective time, to the fullest extent such person would have been indemnified under certificate of incorporation and bylaws of Athens as in effect on June 11, 2018 and as permitted by applicable law.

The merger agreement requires CapStar to maintain for a period of six years after completion of the merger Athens’ currently existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions that are no less favorable in any material respect to the insured persons than the existing policy, with respect to claims arising from facts or events that occurred prior to the completion of the merger, and covering such individuals who are currently covered by such insurance. However, CapStar is not required to spend in the aggregate an amount more than 200% of the annual premium payment on Athens’ current directors’ and officers’ liability insurance policy. If CapStar is unable to maintain a policy as described for less than that amount, CapStar will obtain as much comparable insurance as is available for that amount. In lieu of such a policy, (1) CapStar may substitute a six-year “tail” prepaid policy with terms no less favorable in any material respect to the indemnified parties than Athens’ existing policy as of June 11, 2018 or (2) CapStar may request that Athens obtain extended coverage for the six-year period under Athens’ existing insurance programs. If CapStar (or any of its successors or assigns) merges with another person and is not the continuing entity, or if CapStar transfers or conveys all or substantially all of its properties or assets to another person, then CapStar will ensure that its successors and assigns assume CapStar’s indemnification and insurance obligations.

Public Trading Markets

The CapStar common stock is listed for trading on the NASDAQ under the symbol “CSTR,” and the Athens common stock is quoted on the OTCQX Market under the symbol “AFCB.” Upon completion of the merger, the Athens common stock will no longer be quoted on the OTCQX Market. Following the merger, shares of CapStar common stock will continue to be traded on the NASDAQ.

Under the merger agreement, CapStar will cause the shares of CapStar common stock to be issued or reserved for issuance in the merger to be approved for listing on the NASDAQ, subject to notice of issuance. The merger agreement provides that neither CapStar nor Athens will be required to complete the merger if such shares are not authorized for listing on the NASDAQ, subject to notice of issuance.

CapStar’s Dividend Policy

On June 11, 2018, CapStar announced that the CapStar board of directors has approved the declaration of a quarterly cash dividend of $0.04 per share on CapStar’s common stock and preferred stock, payable on or about August 15, 2018 to shareholders of record as of the close of business on July 31, 2018. This is the first dividend declared by the CapStar board of directors.

No assurances can be given that any dividends will be paid by CapStar or that dividends, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by the policies and regulations of the Federal Reserve Board, be paid in addition to, or in lieu of, regular cash dividends. Dividends from CapStar will depend, in large part, upon receipt of dividends from CapStar Bank, and any other banks which CapStar acquires, because CapStar will have limited sources of income other than dividends from CapStar Bank and earnings from the investment of proceeds from the sale of shares of common stock retained by CapStar. The CapStar board of directors may change its dividend policy at any time, and the payment of dividends by financial holding companies is generally subject to legal and regulatory limitations. For further information, see the section entitled “Comparative Historical and Unaudited Pro Forma Per Share Data.”

Regulatory Approvals

CapStar and Athens have agreed to use their reasonable best efforts to take promptly all actions and to do promptly all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the merger agreement. However, in no event will CapStar be required, or will Athens and its subsidiaries be permitted (without CapStar’s prior written consent), to agree to any condition or restriction that would so materially and adversely impact the economic or business benefits to CapStar of the transactions contemplated by the merger agreement that, had such condition or requirement been known, CapStar would not, in its reasonable judgment, have entered into the merger agreement (we refer to such condition as a “burdensome condition”). CapStar and Athens are in the process of filing the applications, notices, requests and letters necessary to obtain the required regulatory determinations.

Federal Reserve Board. The transactions contemplated by the merger agreement require approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (12 U.S.C. § 1842(c)) (which we refer to as the “BHC Act”) and the federal Bank Merger Act (12 U.S.C. § 1828(c)). The Federal Reserve Board takes into consideration a number of factors when acting on applications under Section 3 of the BHC Act and section 225.13 of Regulation Y (12 CFR 225.13) and the Bank Merger Act. These factors include the financial condition of the bank holding companies and banks involved and the future prospects of the combined organization (including consideration of the current and projected capital positions and the levels of indebtedness) and the managerial resources (including the competence, experience, and integrity of the officers, directors, and principal shareholders, as well as their record of compliance with laws and regulations). The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

Additionally, as required by the Community Reinvestment Act (which we refer to as the “CRA”), and in reviewing the convenience and needs of the communities to be served, the Federal Reserve Board will consider the records of performance of the relevant insured depository institutions under the CRA. As of their last respective CRA examinations, each of CapStar Bank and Athens Federal received an overall “satisfactory” regulatory rating with respect to CRA compliance.

Tennessee Department of Financial Institutions. To complete the bank merger, CapStar is required to submit an application to, and receive approval from, the TDFI. The TDFI will review the application to determine whether the bank merger complies with Tennessee law. The criteria considered by the TDFI are similar to those considered by the Federal Reserve Board.

Public Notice and Comments. The BHC Act, the Bank Merger Act, Tennessee law and applicable regulations require published notice of, and the opportunity for public comment on these applications. Federal law also authorizes the Federal Reserve Board to hold a public hearing or meeting if either agency determines that a hearing or meeting would be appropriate. The Federal Reserve Board takes into account the views of third party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their respective communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the applications are under review by these agencies.

Waiting Periods. Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the Department of Justice (which we refer to as the “DOJ”) may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

Additional Regulatory Approvals and Notices. Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations, including the Office of the Comptroller of the Currency (which we refer to as the “OCC”).

Based on information available to us as of the date hereof, CapStar and Athens believe that the merger does not raise significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. However, neither CapStar nor Athens can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, CapStar’s ability to obtain the approvals on satisfactory terms, or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, or business of the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger.

Neither CapStar nor Athens is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

The processing time for obtaining regulatory approvals for bank mergers has increased since the financial crisis. Specifically, the Dodd-Frank Act requires bank regulators to consider financial stability concerns when evaluating a proposed bank merger.

If there is an adverse development in either party’s regulatory standing, CapStar may be required to withdraw some or all of the applications for approval of the merger and the bank merger and, if possible, resubmit it after the applicable supervisory concerns have been resolved.

Dissenters’ Rights for Athens Shareholders

Under the TBCA, holders of Athens common stock as of the Athens record date have the right to dissent from the merger and to receive payment in cash for the fair value of such holders’ shares of Athens common stock in lieu of the consideration such holders’ would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Athens shareholders electing to exercise appraisal rights must comply with the provisions of Section 48-23-201 to Section 48-23-209 of the TBCA in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under the TBCA.

The following is intended as a brief summary of the material provisions of the Tennessee statutory procedures required to be followed by a shareholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 48-23-101 to Section 48-23-302 of the TBCA, the full text of which appears in Appendix E to this joint proxy statement/prospectus. Failure to precisely follow any of the statutory procedures set forth in the TBCA may result in the loss or waiver of your appraisal rights. All references in this summary to a “shareholder” are to the holder of shares of Athens common stock as of the Athens record date unless otherwise indicated.

In order to perfect dissenters’ rights with respect to the merger, an Athens shareholder must satisfy each of the following conditions:

•	deliver to Athens, before the vote is taken, written notice of his or her intent to demand payment for his or her shares of Athens common stock if the merger is consummated; and

•	not vote, or cause to be voted, his or her shares of Athens common stock in favor of the merger agreement.

Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

If in person:	If by mail:
Athens Bancshares Corporation	Athens Bancshares Corporation
106 Washington Avenue	P.O. Box 869
Athens, Tennessee 37303	Athens, Tennessee 37311-0869
Attn: Jeffrey L. Cunningham, President and Chief Executive Officer	Attn: Jeffrey L. Cunningham, President and Chief Executive Officer

If the merger is completed, a shareholder who fails to satisfy these requirements will have no appraisal rights with respect to such holders’ shares of Athens common stock.

Within 10 days after the completion of the merger, CapStar, as the surviving corporation of the merger, must provide to each Athens shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an election form that specifies, among other things:

•	the first date of any public announcement of CapStar’s and Athens’ intent to merge;

•	that the dissenting shareholder is required to certify whether beneficial ownership of their shares of Athens common stock was acquired before the date of the public announcement regarding the merger;

•	that the dissenting shareholder is required to certify that such shareholder did not vote in favor of or consent to the merger;

•	where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by CapStar or its agent;

•	CapStar’s estimate of the fair value of shares of Athens common stock;

•	that, if requested in writing, CapStar will provide to the shareholder so requesting, within 10 days after the date set for receipt by CapStar of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and

•	the date by which any notice regarding the shareholder’s decision to withdraw its demand for payment must be received by CapStar.

Upon receipt of such notice, dissenting Athens shareholders would become entitled to receive payment of their shares of Athens common stock when they:

•	demand payment;

•	certify whether they acquired their shares of Athens common stock prior to the date of the first public announcement of CapStar’s and Athens’ intention to merge; and

•	deposit with CapStar certificates representing their shares of Athens common stock in accordance with the instructions set forth in the notice.

A demand for payment filed by a shareholder may not be withdrawn without Athens’ or, after the completion of the merger, CapStar’s consent. Upon valid withdrawal from the appraisal process, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.

A shareholder who is dissatisfied with CapStar’s estimate of the fair value of the shares of Athens common stock must notify CapStar of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest in the appraisal election form within one month after CapStar made or offered payment for the dissenter’s shares. A shareholder who fails to notify CapStar in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by CapStar in the appraisal election form.

If a dissenting shareholder refuses to accept CapStar’s estimated value of their shares of Athens common stock, and CapStar fails to comply with the demand of the dissenting shareholder to pay such shareholder’s estimated value of the shares, plus interest, then within two months after receipt of a written payment demand from any dissenting shareholder, CapStar shall file an action in any court of record having equity jurisdiction in the county where CapStar’s principal office is located, requesting that the fair value of such shares be determined by the court. If CapStar does not commence the proceeding within the two-month period, it must pay each dissenter whose demand remains unsettled the amount demanded by such dissenter.

All dissenting shareholders whose demands remain unsettled will be made parties to the proceeding and a copy of the petition will be served on each dissenting shareholder as provided by law.

The costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against CapStar, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) CapStar and in favor of any or all dissenting shareholders if the court finds CapStar did not substantially comply with the notification provisions set forth Section 48-23-201 to Section 48-23-309 of the TBCA; or (ii) either CapStar or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against CapStar, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.

Due to the complexity of the procedures for exercising dissenters’ right to seek appraisal, Athens shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable TBCA provisions will result in the loss of the right of appraisal.

Board of Directors and Management of CapStar Following the Merger

Under the merger agreement, CapStar has agreed, prior to the closing date, to appoint two members of the current board of directors of Athens, selected by Athens in consultation with CapStar (which we refer to as the “Athens designees”), to the boards of directors of CapStar and CapStar Bank. The directors of CapStar holding office immediately prior to the effective time, as well as the Athens designees, will serve as the directors of the surviving corporation from and after the effective time of the merger and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

The executive officers of CapStar immediately prior to the effective time of the merger will be the executive officers of the surviving corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Information regarding the executive officers and directors of CapStar is contained in documents filed by CapStar with the SEC and incorporated by reference into this joint proxy statement/prospectus, including CapStar’s Annual Report on Form 10-K for the year ended December 31, 2017 and its definitive proxy statement on Schedule 14A for its 2018 annual meeting, filed with the SEC on March 8 and 19, 2018, respectively. See the section entitled “Where You Can Find More Information.”

Information regarding the directors of Athens is included in this joint proxy statement/prospectus under the section entitled “Security Ownership of Certain Beneficial Owners and Management of Athens—Biographical Information for Certain Executive Officers and Directors of Athens.”

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about CapStar and Athens contained in this joint proxy statement/prospectus or in the public reports of CapStar filed with the SEC may supplement, update or modify the factual disclosures about CapStar and Athens contained in the merger agreement. The merger agreement contains representations and warranties by CapStar, on the one hand, and by Athens, on the other hand. The representations, warranties and covenants made in the merger agreement by CapStar and Athens were qualified and subject to important limitations agreed to by CapStar and Athens in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure schedules that CapStar and Athens each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since June 11, 2018.

For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of CapStar or Athens or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

Terms of the Merger

Effect of the Merger

Each of the CapStar board of directors and the Athens board of directors has unanimously approved the merger agreement. Pursuant to the merger agreement, Athens will merge with and into CapStar with CapStar surviving the merger as the surviving corporation. We sometimes refer to CapStar following the merger as the “surviving corporation.” As a result of the merger, there will no longer be any publicly held shares of Athens common stock. Athens shareholders will participate in the surviving corporation’s future earnings and potential growth only through their ownership of CapStar common stock. All of the other incidents of direct ownership of Athens common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Athens, will be extinguished upon completion of the merger but will become analogous rights in CapStar. Although both CapStar and Athens are Tennessee corporations, your rights under the CapStar certificate of incorporation and CapStar bylaws will differ in some respects from your rights under the Athens certificate of incorporation and Athens bylaws. For more detailed information regarding a comparison of your rights as a shareholder of Athens and CapStar, see the section entitled “Comparison of Shareholders’ Rights.”

From and after the effective time, the surviving corporation will possess all of the properties, rights, privileges, powers and franchises of Athens and be subject to all debts, liabilities and obligations of Athens.

Closing and Effective Time

On the closing date, the surviving corporation will affect the merger by filing articles of merger with the Secretary of the State of Tennessee. The merger will become effective as of the date and time of filing the articles of merger or, if mutually agreed upon by the parties, at a later time specified in such articles of merger, which we refer to as the “effective time.”

The merger will be completed only if all conditions to the merger discussed in this joint proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See the section entitled “—Conditions to Completion of the Merger.” It currently is anticipated that the completion of the merger will occur in the fourth quarter of 2018, subject to the receipt of regulatory approvals and other customary closing conditions, but neither Athens nor CapStar can guarantee when or if the merger will be completed.

Merger Consideration

Each share of Athens common stock issued and outstanding immediately prior to the completion of the merger (other than the excluded shares) will be converted into the right to receive the merger consideration.

If the shares of common stock of either CapStar or Athens are increased, decreased or changed into or exchanged for a different number or kind of shares or securities before the merger is completed as a result of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar change in capitalization, or if there is any extraordinary dividend or distribution paid, then the merger consideration will be proportionately adjusted to give holders of Athens common stock the same economic effect as contemplated by the merger agreement prior to such event.

Fractional Shares

CapStar will not issue any fractional shares of CapStar common stock in the merger. Instead, an Athens shareholder who otherwise would have received a fraction of a share of CapStar common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying the fraction of a share of CapStar common stock to which the holder would otherwise be entitled by the CapStar average closing price.

Treatment of Athens Equity Awards

Except as described in the paragraph below, at the effective time, each outstanding and unexercised Athens stock option granted under the Athens equity plan will be automatically assumed and converted into an option to purchase a number of shares of CapStar common stock equal to the product (rounded down to the nearest whole share) of (1) the number of shares of Athens common stock subject to the Athens stock option immediately prior to the effective time, multiplied by (2) the exchange ratio, with an exercise price per share of CapStar common stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of Athens common stock subject to such Athens stock option immediately prior to the effective time by (y) the exchange ratio.

At the effective time, each outstanding and unexercised stock option granted under the Athens equity plan that is held by any employee or service provider of Athens who has terminated employment or service prior to the effective time will be cancelled and converted into a right to receive a cash payment (without interest and less applicable withholding taxes) equal to the product of (1) the number of shares of Athens common stock subject to such Athens stock option and (2) the excess, if any, of (x) the product of the exchange ratio and the CapStar average closing price over (y) the per-share exercise price of such Athens stock option. If the product obtained by the prior sentence is zero or a negative number, then the Athens stock option will be cancelled for no consideration.

Conversion of Shares; Exchange of Certificates

The conversion of Athens common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates representing shares of Athens common stock or book-entry shares for the merger consideration, with any cash in lieu of fractional shares, and any unpaid dividends and distributions on the CapStar common stock deliverable in respect of each share of Athens common stock to be received pursuant to the terms of the merger agreement.

As soon as reasonably practicable after the effective time, the exchange agent will mail appropriate transmittal materials and instructions to those persons who were holders of record of Athens common stock. These materials will contain instructions on how to surrender shares of Athens common stock in exchange for the merger consideration, with any cash in lieu of fractional shares, and any unpaid dividends and distributions on the CapStar common stock deliverable in respect of each share of Athens common stock that the holder is entitled to receive under the merger agreement.

If a certificate for Athens common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration, with any cash in lieu of fractional shares, and any unpaid dividends and distributions on the CapStar common stock deliverable in respect of each share of Athens common stock to which such Athens common stock is entitled upon receipt of (1) an affidavit of that fact by the claimant and (2) such bond as the exchange agent may direct as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of Athens.

Withholding

CapStar and the exchange agent will be entitled to deduct and withhold from the merger consideration otherwise payable to any Athens shareholder such amounts as CapStar (or any of its affiliates) or the exchange agent, as applicable, is required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the Athens shareholders from whom they were withheld.

Dividends and Distributions

Whenever a dividend or other distribution is declared by CapStar on CapStar common stock, for which the record date is after the effective time of the merger, the declaration will include dividends or other distributions on all shares of CapStar common stock issuable under the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered or transferred his, her or its Athens stock certificates or book-entry shares.

Organizational Documents of the Surviving Corporation

The articles of incorporation and bylaws of CapStar that are in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the surviving corporation.

Board of Directors

Prior to the closing date, CapStar and CapStar Bank will appoint the Athens designees to the boards of directors of CapStar and CapStar Bank. The directors of CapStar holding office immediately prior to the effective time, as well as the Athens designees, will serve as the directors of the surviving corporation from and after the effective time.

Representations and Warranties

The merger agreement contains customary representations and warranties of CapStar and Athens relating to their respective businesses. The representations and warranties in the merger agreement will not survive the effective time of the merger.

The representations and warranties made by Athens to CapStar relates to a number of matters, including the following:

•	corporate matters, including due organization, qualification and the organizational structure;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, violations of, or a default under organizational documents or other obligations as a result of the merger;

•	governmental filings and consents necessary to complete the merger;

•	the timely filing of regulatory and/or securities reports;

•	financial statements;

•	undisclosed liabilities;

•	the absence of any event or action that would, or would reasonably be expected to, constitute a material adverse effect since December 31, 2017;

•	litigation matters;

•	the absence of regulatory actions;

•	compliance with applicable laws;

•	tax matters;

•	certain material contracts;

•	intellectual property and IT systems;

•	labor matters;

•	employee benefit matters;

•	real and personal property;

•	receipt of a fairness opinion regarding the merger consideration;

•	compliance with applicable environmental laws;

•	loan portfolio matters;

•	anti-takeover provisions;

•	insurance matters;

•	corporate documents and records;

•	community reinvestment act and regulatory compliance matters;

•	internal controls; and

•	tax treatment of the merger.

The merger agreement contains certain additional representations and warranties made by Athens to CapStar, including the following:

•	interests of certain persons in Athens’ business;

•	investment securities and derivative instruments;

•	related party transactions;

•	brokers or financial advisor fees; and

•	indemnification.

Certain representations and warranties of CapStar and Athens are qualified as to “materiality” or “material adverse effect.”

For purposes of the merger agreement, a “material adverse effect,” when used in reference to Athens or CapStar, means any effect, circumstance, occurrence or change that, individually or in the aggregate, (1) is, or is reasonably likely to be, material and adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, or (2) materially prevents, impairs or threatens the ability of such party to perform its obligations under the merger agreement or timely consummate the transactions contemplated by the merger agreement; however in the case of clause (1) of this sentence only, a material adverse effect will not be deemed to include any effect, circumstance, occurrence or change resulting from:

•	changes, after June 11, 2018, in laws, rules or regulations, GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, except to the extent that the effects of such changes are materially disproportionately adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations;

•	changes, after June 11, 2018, in economic conditions affecting financial institutions generally, including changes in the general level of market interest rates, except to the extent that the effects of such changes are materially disproportionately adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations;

•	actions and omissions of CapStar or Athens required under the merger agreement;

•	worsening of national or international political or social conditions, including the engagement by the United States in hostilities or the occurrence of any military or terrorist attack upon or within the United States, except to the extent that the effects of such changes are materially disproportionately adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations;

•	natural disaster or other force majeure event, except to the extent that the effects of such changes are materially disproportionately adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations; or

•	failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of financial performance, but not including any underlying causes thereof.

Conduct of Businesses Pending the Completion of the Merger

Athens has agreed that, until the completion of the merger and unless permitted by CapStar, or to the extent required by laws or regulation of any governmental entity, or as expressly contemplated or permitted by the merger agreement or as required by law, it will not and will not permit any of its subsidiaries to:

General Business

•	conduct its business other than in the regular, ordinary and usual course consistent with past practice;

•	fail to use its best reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its key employees;

•	take any action that would reasonably be likely to adversely affect or materially delay the ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

Indebtedness

•	incur, modify, extend or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person, other than deposits in the ordinary course of business consistent with past practice, advances from the FHLB of Cincinnati and advances from the Federal Reserve Bank of Atlanta;

•	prepay any indebtedness or other similar arrangements to cause Athens to incur any prepayment penalty;

•	purchase any brokered certificates of deposit;

Capital Stock

•	adjust, split, combine or reclassify its capital stock;

•	make, declare or pay any dividends or make any other distribution on its capital stock, except for distribution by Athens’ subsidiaries and quarterly cash dividends, in each case, consistent with past practice;

•	grant any person any right to acquire any shares of its capital stock or make any grant or award under the Athens equity plan;

•	issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of Athens stock options outstanding as of June 11, 2018;

•	redeem or otherwise acquire any shares of its capital stock other than a security interest or because of the enforcement of a security interest and other than provided in the merger agreement;

Dispositions

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets to any person other than to its subsidiary, or cancel, release or assign any indebtedness or claims, in each case, other than in the ordinary course of business consistent with past practice;

Investments

•	make any equity investment, either by purchase of securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary;

•	enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

Contracts

•	renew, amend or terminate any material contract, make any change in its leases or material contracts or enter into any contract that would constitute a material contract under the merger agreement;

Loans

•	except for loans or commitments for loans that have previously been approved by Athens prior to June 11, 2018, make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any loans, or make any commitment in respect of any of the foregoing, except in conformity with existing lending practices;

•	make any new loan, or commit to make any new loan, to any director or executive officer of Athens or Athens Federal, or, except for in accordance with Regulation O of the Federal Reserve regulations, amend, renew or increase any existing loan, or commit to do so, with any director or executive officer of Athens or Athens Federal;

•	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

Benefit Plans

•	except as required by any Athens benefit plan in effect on June 11, 2018, (1) increase the compensation or benefits payable to any employee or director other than increases in salaries and wage rates in the ordinary course of business consistent with past practice that do not exceed 3% of the aggregate cost of all employee annual base salaries and wage rates as in effect on June 11, 2018, (2) pay, or commit to pay, any bonus, change in control, retention, pension, retirement allowance or contribution, except for payment of annual cash bonuses in respect of the fiscal year in effect as of June 11, 2018 in the ordinary course of business consistent with past practice, and contributions made to the Athens ESOP in the ordinary course of business and consistent with past practice, (3) fund any rabbi trust or similar arrangement, or (4) cause the Athens ESOP to enter into any new loan;

•	except as required by any Athens benefit plan in effect on June 11, 2018, become a party to, renew or amend any employee benefit, compensation plan, employment severance, or change in control agreement, except for amendments that are required by law;

•	except as required by any Athens benefit plan in effect on June 11, 2018, amend, modify or revise the terms of any outstanding Athens stock option or stock-based compensation or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any Athens stock options or other stock-based compensation; or make any contributions to any defined contribution plan or Athens benefit plan that are not made in the ordinary course of business consistent with past practice;

•	except as required by any Athens benefit plan in effect on June 11, 2018, elect to any office with the title of senior vice president or higher any person who does not hold such office as of June 11, 2018 or elect to the Athens board of directors any person who is not a member as of June 11, 2018;

•	except as required by any Athens benefit plan in effect on June 11, 2018, hire or terminate any employee with an annualized salary that exceeds $100,000, other than hiring employees to replace departed employees where the compensation of such replacement employee is materially consistent with the compensation of the departed employee and terminations for “cause”;

Litigation and Settlement

•	commence any action or proceeding other than to enforce any obligation owed to Athens and in accordance with past practice, or settle any claim, action or proceeding against it involving payment of money damages in excess of $100,000 that would not impose any material restrictions on Athens’ operations;

Governing Documents

•	amend the governing documents of Athens or its subsidiaries;

Deposits

•	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in the ordinary course of business consistent with past practice;

Capital Expenditures

•	make any capital expenditures in excess of $100,000 other than existing binding commitments as of June 11, 2018 and ordinary course immaterial expenditures reasonably necessary to maintain existing assets in good repair in prior consultation with CapStar;

Branches

•	establish or commit to establish any new branch office or file any application to relocate or terminate any banking office;

Policies

•	make any changes in policies in any material respect in existence on June 11, 2018 with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, loans; its hedging practices and policies; or other material banking policies, in each case except as may be required by changes in applicable law or regulations, GAAP, or at the direction of a governmental entity;

Communications

•	except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger: (1) issue any communication of a general nature to employees without prior consultation with CapStar and, to the extent related to employment, benefit or compensation information addressed in the merger agreement or related to the transactions contemplated by the merger agreements, without the prior consent of CapStar; or (2) issue any communication of a general nature to customers without the prior approval of CapStar;

Environmental Assessments

•	except with respect to foreclosures in process as of June 11, 2018, foreclose upon or take a deed or title to any commercial real estate (1) without providing prior notice to CapStar and conducting a Phase I environmental assessment of the property, or (2) if the Phase I environmental assessment reflects the presence of any hazardous material or underground storage tank;

Taxes

•	make, change or rescind any material tax election concerning Athens’ taxes or tax returns, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended tax return, settle any material tax claim or assessment or surrender any right to claim a tax refund;

Accounting

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

New Lines of Business

•	enter into any new lines of business;

Merger or Liquidation

•	merge or consolidate Athens Federal or any subsidiary with any other corporation or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries;

Tax-Free Reorganization

•	knowingly take action that would prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

Other Agreements

•	take any action that is intended or would reasonably be likely to result in any of Athens’ representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the closing conditions not being satisfied or in a violation of any provision of the merger agreement; or

•	agree to take, commit to take or adopt any resolutions in support of any of the actions prohibited by the section in the merger agreement governing Athens’ conduct of business until the completion of the merger.

CapStar has agreed that, until the completion of the merger and unless permitted by Athens, or to the extent required by laws or regulations of any governmental entity, or as expressly contemplated or permitted by the merger agreement or as required by law, it will not and will not permit any of its subsidiaries to:

•	conduct its business other than in the regular, ordinary and usual course consistent with past practice;

•	fail to use its best reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its key employees;

•	take any action that would reasonably be likely to adversely affect or materially delay the ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

•	take any action that is intended or expected to result in any of CapStar’s representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the closing conditions not being satisfied or in a violation of any provision of the merger agreement;

•	knowingly take any action that would prevent or impede the merger from qualifying as a reorganization under the Code;

•	amend or repeal its articles of incorporation or bylaws in a manner that would adversely affect Athens or any Athens shareholder relative to other holders of CapStar common stock or the transactions contemplated by the merger agreement; or

•	agree to take, commit to take or adopt any resolutions in support of any of the actions prohibited by the section in the merger agreement governing CapStar’s conduct of business until the completion of the merger.

Regulatory Matters

CapStar and Athens will use their reasonable best efforts to take promptly all actions and to do promptly all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the merger agreement. CapStar and Athens will cooperate with each other and use their reasonable best efforts to prepare and file as soon as practicable after June 11, 2018 all necessary applications, notices and other filings with any governmental entity, the approval of which is required to complete the merger and related transactions. However, in no event will CapStar be required, or will Athens and its subsidiaries be permitted (without CapStar’s prior written consent), to agree to any condition or restriction that would so materially and adversely impact the economic or business benefits to CapStar of the transactions contemplated by the merger agreement that, had such condition or requirement been known, CapStar would not, in its reasonable judgment, have entered into the merger agreement (we refer to such condition as a “burdensome condition”). CapStar and Athens have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application in connection with the transactions contemplated by the merger agreement.

Athens Federal Foundation Contribution

Following the completion of the merger, CapStar will contribute to the Athens Federal Foundation $1,500,000 in total, $500,000 of which shall be made by CapStar within 60 days after the closing date, with the balance to be contributed during the subsequent four  calendar years.

Employee Benefits Matters

With respect to the employees of Athens or its subsidiaries who are employed immediately prior to the effective time (which we refer to as “continuing Athens employees”), for one year following the effective time (solely to the extent such continuing Athens employee remains employed by CapStar or one of its subsidiaries), CapStar will (1) maintain employee benefit plans and compensation opportunities for the benefit of such continuing Athens employees that are substantially comparable in the aggregate to the employee benefit and compensation opportunities made available to similarly situated employees of CapStar and its subsidiaries, (2) maintain the Athens Federal Employee Severance Compensation Plan, except that the minimum severance payment will be four weeks’ of base compensation irrespective of the service of the continuing Athens employee and (3) provide three months’ of outplacement assistance services to any continuing Athens employee terminated without cause following the effective time.

Athens and CapStar will cooperate to establish a retention bonus pool for employees of Athens and its subsidiaries. No retention bonus pool payment will be made that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and no retention bonus pool payment shall be paid prior to the date on which the systems conversion is completed.

CapStar will credit continuing Athens’ employees for their service with Athens’ under CapStar’s benefit plans for purposes of eligibility and vesting (but not benefit accrual) to the same extent such service was credited under Athens’ benefit plans, except that CapStar will not credit continuing Athens employees for service (1) to the extent it would result in a duplication of benefits under CapStar benefit plans, (2) to the extent accrued but unused vacation is paid to Athens’ employees at the effective time, (3) if similarly situated employees of CapStar do not receive service credit under CapStar benefit plans, or (4) with respect to any CapStar benefit plan which is grandfathered or frozen.

With respect to CapStar’s health and welfare plans, CapStar will use commercially reasonable efforts to ensure that continuing Athens employees who become covered under CapStar’s health and welfare plans will (1) receive credit for co-payments and deductibles paid under Athens’ health and welfare plans for the plan year in which such continuing Athens employee commences participating in CapStar’s health and welfare plans and (2) not be subject to any pre-existing conditions under CapStar’s health and welfare plans, in each case, to the same extent as applied under Athens’ health and welfare plans immediately prior to the effective time.

If requested by CapStar at least 30 days in advance of the effective time, the Athens Federal Savings and Profit Sharing Plan will terminate immediately prior to the effective time.

The Athens ESOP is a tax-qualified plan that covers certain employees of Athens and its subsidiaries. The Athens ESOP received a loan from Athens, the proceeds of which were used to acquire shares of Athens common stock for the benefit of plan participants (which we refer to as the “Athens ESOP Loan”). The Athens ESOP has pledged the shares acquired with the loan as collateral for the loan and holds them in a suspense account, releasing them to participants’ accounts as the loan is repaid, using contributions received from Athens. The Athens ESOP will terminate immediately prior to the effective time of the merger and all allocated shares of Athens common stock held by the Athens ESOP will be converted into the right to receive the merger consideration. The Athens ESOP Loan will be repaid as described in the merger agreement. Any unallocated shares remaining in the Athens ESOP suspense account after repayment of the Athens ESOP Loan will be allocated to participants in accordance with the terms of the Athens ESOP.

Immediately prior to the effective time, Athens may pay to each continuing Athens employee (excluding certain senior executive officers) a prorated bonus in respect of the period between January 1, 2018 and the closing date; provided that the aggregate amount of such not exceed the amount accrued in the ordinary course of business consistent with past practice plus $150,000. The aggregate amount of the prorated bonuses shall be subject to review and approval by CapStar and such prorated bonuses shall be allocated among continuing Athens employees in the ordinary course of business consistent with past practices.

Director and Officer Indemnification and Insurance

The merger agreement provides that from and after the completion of the merger, CapStar will indemnify and hold harmless all current and former directors, officers and employees of Athens or any of its subsidiaries against all liabilities arising out of the fact that such person is or was a director, officer or employee of Athens or any of its subsidiaries if the claim is based in or arises out of any matter of fact existing or occurring at or before the effective time of the merger (including the merger and the other transactions contemplated by the merger agreement), regardless of whether such claims are asserted before or after the effective time, to the fullest extent such person would have been indemnified under Athens’ certificate of incorporation and bylaws as in effect on June 11, 2018 and as permitted by applicable law.

The merger agreement requires CapStar to maintain for a period of six years after completion of the merger Athens’ currently existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions that are no less favorable in any material respect to the insured persons than the existing policy, with respect to claims arising from facts or events that occurred prior to the completion of the merger, and covering such individuals who are currently covered by such insurance. However, CapStar is not required to spend in the aggregate an amount more than 200% of the annual premium payment on Athens’ current directors’ and officers’ liability insurance policy. If CapStar is unable to maintain a policy as described for less than that amount, CapStar will obtain as much comparable insurance as is available for that amount. In lieu of such a policy, (1) CapStar may substitute a six-year “tail” prepaid policy with terms no less favorable in any material respect to the indemnified parties than Athens’ existing policy as of June 11, 2018 or (2) CapStar may request that Athens obtain extended coverage for the six-year period under Athens’ existing insurance programs. If CapStar (or any of its successors or assigns) merges with another person and is not the continuing entity, or if CapStar transfers or conveys all or substantially all of its properties or assets to another person, then CapStar will ensure that its successors and assigns assume CapStar’s indemnification and insurance obligations.

CapStar Shareholder Meeting and Recommendation of the CapStar Board of Directors

CapStar has agreed to hold a meeting of its shareholders for the purpose of voting upon approval of the merger agreement as promptly as practicable. Among other things, subject only to applicable law, CapStar will (1) through its board of directors, recommend that its shareholders approve the merger agreement and (2) use its reasonable best efforts to obtain from its shareholders the requisite shareholder approval of the merger agreement.

Athens Shareholder Meeting and Recommendation of the Athens Board of Directors

Athens has agreed to hold a meeting of its shareholders for the purpose of voting upon approval of the merger agreement as promptly as practicable. Among other things, Athens will (1) through its board of directors, recommend that its shareholders approve the merger agreement and (2) use its reasonable best efforts to obtain from its shareholders the requisite shareholder approval of the merger agreement.

Notwithstanding the foregoing, before the Athens shareholder approval is obtained, the Athens board of directors may withdraw or modify or change in a manner adverse to CapStar its recommendation (which we refer to as a “change in company recommendation”) if (1) the Athens board of directors concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would be reasonably likely to result in a violation of its fiduciary duties under applicable law; (2) Athens has not breached its non-solicitation obligations described below; and (3) Athens has provided CapStar at least three business days’ prior written notice of the intention of the Athens board of directors to take such action. In addition, the Athens board of directors may make a change in company recommendation relating to an acquisition proposal only if (1) during the three business day period following Athens’ delivery of written notice to CapStar, Athens has considered any adjustments or modifications to the merger agreement proposed by CapStar and engaged in good faith discussions with CapStar regarding such adjustments or modifications, and (2) at the end of such period, the Athens board of directors nevertheless determines in good faith (after consultation with its outside legal counsel, and taking into account any proposals, amendments or modifications made or agreed to by CapStar) that the acquisition proposal continues to constitute a superior proposal. In the event there is an amendment to any material term of the acquisition proposal, Athens is also required to notify CapStar of the amendment and to consider any proposed adjustments or modifications to the merger agreement proposed by CapStar, but the notification and proposal period described in the preceding sentence will be two business days instead of three business days.

Agreement Not to Solicit Other Offers

From June 11, 2018 until the closing of the merger, Athens will not, and will not authorize or permit any of its subsidiaries or any of its subsidiaries’ officers, directors, employees, or any investment banker, financial advisor, attorney, accountant or other representative, directly or indirectly: (1) solicit, initiate, induce or encourage, or take any action to facilitate, any inquiries, offers, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to, an acquisition proposal by a third party; (2) furnish any confidential or non-public information regarding Athens, or afford access to any such information or data, to any person in connection with or in response to an acquisition proposal by a third party or an inquiry or indication of interest that could reasonably be expected to lead to such an acquisition proposal; (3) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person other than CapStar, regarding an acquisition proposal by a third party; (4) approve, endorse or recommend any acquisition proposal by a third party; (5) release any person from, waive any provisions of, or fail to use its reasonable best efforts to enforce any confidentiality agreement or standstill agreement to which Athens is a party; or (6) enter into or consummate any agreement, agreement in principle, letter of intent, arrangement or understanding contemplating any acquisition proposal by a third party or requiring Athens to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement.

An “acquisition proposal” is a proposal that could lead to the following transactions:

•	any merger, consolidation, share exchange, business combination or other similar transaction involving Athens or its subsidiaries;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the consolidated assets of Athens in a single transaction or series of transactions;

•	any tender offer or exchange offer for 20% or more of the outstanding shares of Athens capital stock or the filing of a registration statement under the Securities Act in connection therewith;

•	any transaction that is similar in form, substance or purpose to any of the foregoing transactions; or

•	any public announcement, notice or regulatory filing or a proposal, plan or intention to do any of the foregoing transactions or any agreement to engage in any of the foregoing transactions.

Athens will be responsible for any violation of the non-solicitation obligations set forth in the merger agreement by its representatives.

However, Athens and its representatives may, before the Athens shareholder approval is obtained, engage in discussions and negotiations with, or provide any nonpublic information or data to, a third party in response to an unsolicited bona fide written acquisition proposal by such person if (1) the Athens board of directors determines in its good faith, after consultation with its outside legal counsel, that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, (2) Athens is not then in breach of its non-solicitation obligations (as described above), (3) the Athens board of directors determines in its good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to violate the directors’ fiduciary obligations to Athens’ shareholders under applicable law, (4) before taking such action Athens provides written notice to CapStar and enters into a confidentiality agreement having provisions that are no more favorable to such person than the confidentiality agreement between CapStar and Athens is to CapStar and (5) substantially concurrently provide to CapStar any information furnished to such third party that was not previously provided to CapStar. Other than the confidentiality agreement described in the prior sentence, during the term of the merger agreement, Athens will not, and will cause its subsidiaries and its and their representatives not to on its behalf, enter into any definitive transaction agreement relating to any acquisition proposal.

As used in the merger agreement, a “superior proposal” is an unsolicited, bona fide written offer or proposal made by a third party to consummate an acquisition proposal by a third party that: (1) the Athens board of directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the Athens shareholder than the transactions contemplated by the merger agreement (taking into account all factors relating to such proposed transaction deemed relevant by the Athens board of directors and any adjustments to the terms and conditions of such transactions proposed by CapStar in response to such acquisition proposal); (2) is for 100% of the outstanding shares of Athens common stock or all or substantially all of the assets of Athens; and (3) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such acquisition proposal.

If Athens receives an acquisition proposal or information request from a third party or enters into negotiations with a third party regarding a superior proposal, Athens must notify CapStar orally within 24 hours, and within two days in writing, of the receipt of the acquisition proposal or information request and provide CapStar with information about the third party and its proposal or information request. Athens will keep CapStar informed of any developments of any such acquisition proposals orally within 24 hours, and within two days in writing.

Finally, Athens has agreed to (1) cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties with respect to any acquisition proposal or alternative transaction or similar transaction; and (2) request in writing that each person that has executed a confidentiality agreement in connection with its consideration of a possible acquisition proposal to promptly destroy or return to Athens all non-public information furnished by or on behalf of Athens.

Conditions to Completion of the Merger

CapStar’s and Athens’ respective obligations to complete the merger are subject to the fulfillment or waiver of the following conditions:

•	the approval of the merger agreement by CapStar’s and Athens’ respective shareholders;

•	receipt of all required regulatory approvals, consents or waivers to permit the consummation of the transactions contemplated by the merger agreement, and the expiration or termination of all statutory waiting periods;

•	the absence of any order, decree, injunction or proceeding by any governmental entity of competent jurisdiction prohibiting or enjoining the consummation of the merger or the bank merger, and the absence of any statute, rule or regulation that prohibits or makes illegal the consummation of the merger or the bank merger;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the CapStar common stock to be issued upon the consummation of the merger under the Exchange Act, and the absence of any proceedings pending or threatened by the SEC to suspend the effectiveness of the registration statement;

•	the authorization of the listing of the CapStar common stock to be issued upon the consummation of the merger on the NASDAQ, without objection to the listing from the NASDAQ;

•	receipt by each of CapStar and Athens of an opinion of its respective legal counsel as to certain tax matters;

•	the accuracy of the representations and warranties of each other party in the merger agreement as of June 11, 2018 and as of the closing date as though made at and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of certificates from the other party to such effect);

•	the performance by the other party in all material respects of all obligations required to be performed by it at or prior to the effective time of the merger under the merger agreement (and the receipt by each party of certificates from the other party to such effect); and

•	the absence of a material adverse effect on the other party.

In addition, CapStar’s obligation to complete the merger is subject to a condition that none of the requisite governmental approvals will contain a requirement or condition that would so materially and adversely impact the economic or business benefits of the merger or the bank merger to CapStar that, had such requirement or condition been known, CapStar would not have entered into the merger agreement.

Neither Athens nor CapStar can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, neither Athens nor CapStar has reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:

•	Athens shareholders do not approve the merger agreement at the Athens special meeting, except that this right to terminate is only available to Athens if it has materially complied with its obligation to use reasonable best efforts to obtain the Athens shareholders’ approval;

•	any required regulatory approval has been denied and such denial has become final and non-appealable, or a governmental authority or court has issued a final, unappealable order permanently prohibiting consummation of the transactions contemplated by the merger agreement, unless the failure to obtain the requisite approval was due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements in the merger agreement;

•

the merger has not been consummated by March 31, 2019 (which we refer to as the “outside date”), except that (1) if on the outside date the conditions relating to requisite regulatory approval or absence of injunctions are not satisfied, then the outside date will be extended to June 30, 2019 and (2) this right to terminate will not be available to the party whose failure to perform or observe the covenants and agreements in the merger agreement is the reason for the failure to complete the merger by the outside date; or

•	there is a breach by the other party of any covenant or agreement contained in the merger agreement, or any representation or warranty of the other party becomes untrue, in each case such that the conditions to closing would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured by the earlier of the outside date or within 30 days after the giving of written notice to such party of such breach, except that this right to terminate will not be available to the party seeking to terminate if it is then in material breach of the merger agreement.

CapStar may also terminate the merger agreement if:

•	Athens breaches in any material respect its obligations not to solicit other acquisition proposals, or its obligation to submit the merger agreement to Athens’ shareholders for approval and to use reasonable best efforts to obtain the Athens shareholders’ approval; or

•	if the Athens board of directors does not publicly recommend in this joint proxy statement/prospectus that Athens shareholders approve the merger agreement or withdraws or revises its recommendation in a manner adverse to CapStar.

Athens may also terminate the merger agreement if, within the five-day period commencing with determination date, both of the following conditions are satisfied:

•	the CapStar average closing price is less than $16.20; and

•	the number obtained by dividing the CapStar average closing price by $20.25 is less than the number obtained by (A) dividing (x) the average of the closing price of the NASDAQ Bank Index for the 20 consecutive full trading days ending on and including the determination date by (y) $4,391.77 and (B) subtracting 0.20.

However, if Athens chooses to exercise this termination right, CapStar has the option, within five business days of receipt of notice from Athens, to adjust the merger consideration and prevent termination under this provision.

Termination Fee

Athens will pay CapStar a $5 million termination fee if the merger agreement is terminated in the following circumstances:

•	CapStar terminates the merger agreement because (1) Athens breaches its obligations in any material respect regarding the solicitation of other acquisition proposals or submission of the merger agreement to Athens’ shareholders or (2) the Athens board of directors does not publicly recommend in this joint proxy statement/prospectus that Athens shareholders approve the merger agreement or withdraws or revises its recommendation in a manner adverse to CapStar; and

•	if (1) the merger agreement is terminated (A) by either party because the Athens shareholder approval has not been obtained at the Athens shareholders’ meeting or (B) by either party because the merger has not occurred by the outside date and Athens shareholder approval has not been obtained or (C) by CapStar because of an uncured material breach by Athens, (2) an acquisition proposal has been publicly announced or communicated and (3) within 12 months of such termination Athens consummates or enters into an agreement with respect to an acquisition proposal (whether or not it is the same acquisition proposal).

Subject to certain conditions and exceptions, CapStar will pay Athens a $4 million termination fee if the merger agreement is terminated due to a failure to close by June 30, 2019, the reason for such failure to close is that the regulatory approval and/or absence of injunction conditions have not been satisfied by June 30, 2019, and the failure of either such condition to be satisfied is not attributable to Athens.

Effect of Termination

If the merger agreement is terminated, it will become void, except that (1) both CapStar and Athens will remain liable for any fraud or willful and material breach of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Expenses and Fees

Except as set forth above, each of CapStar and Athens will be responsible for all costs and expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement.

Amendment, Waiver and Extension of the Merger Agreement

Before the completion of the merger, CapStar and Athens may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by Athens shareholders, CapStar and Athens can make no amendment or modification that would reduce the amount or alter or change the kind of consideration to be received by Athens’ shareholders or that would contravene any provisions of the TBCA, as amended or applicable state and federal banking laws, rules and regulations.

CapStar Voting Agreements

Each of the directors of CapStar, solely in his or her individual capacity as a shareholder of CapStar, has entered into voting and support agreements (which we refer to collectively as the “CapStar voting agreements”) with CapStar and Athens, in which each such person agreed, on the terms and subject to the conditions set forth therein, to vote the shares of CapStar common stock beneficially owned by him or her in favor of the merger, as well as certain other customary restrictions with respect to the voting and transfer of his or her shares of CapStar common stock.

The foregoing description of the CapStar voting agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the CapStar voting agreements, a form of which is included as Exhibit B to the merger agreement attached to this joint proxy statement/prospectus as Appendix A.

Athens Voting Agreements

Each of the directors of Athens, solely in his or her individual capacity as a shareholder of Athens, has entered into a voting and support agreement (which we refer to collectively as the “Athens voting agreements”) with CapStar and Athens, in which each such person agreed, on the terms and subject to the conditions set forth therein, to vote the shares of Athens common stock beneficially owned by him or her in favor of the merger and against any proposal made in competition with the merger, as well as certain other customary restrictions with respect to the voting and transfer of his or her shares of Athens common stock.

The foregoing description of the Athens voting agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Athens voting agreements, a form of which is included as Exhibit A to the merger agreement attached to this joint proxy statement/prospectus as Appendix A.

ACCOUNTING TREATMENT

The accounting principles applicable to this transaction as described in FASB ASC 805-10-05-01 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquiror; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, CapStar (the acquiror) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively after the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Athens common stock that exchange their shares of Athens common stock for shares of CapStar common stock in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders of Athens common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; holders subject to the alternative minimum tax provisions of the Code; persons who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code; partnerships, S corporations or other pass-through entities (or investors therein); regulated investment companies; real estate investment trusts; former citizens or residents of the United States; U.S. expatriates; U.S. holders whose functional currency is not the U.S. dollar; holders who hold shares of Athens common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; holders who acquired Athens common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation; holders who exercise appraisal rights; or holders who actually or constructively own more than 5% of Athens’ voting stock).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Athens common stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of Athens common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that is a holder of Athens common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.

All holders of Athens common stock should consult their tax advisors regarding the specific tax consequences to them of the merger in light of their particular facts and circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

In General. It is a condition to the obligation of CapStar to complete the merger that CapStar receive an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to CapStar, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Athens to complete the merger that Athens receive an opinion from Luse Gorman, PC, counsel to Athens, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on customary assumptions and representations from CapStar and Athens, as well as on certain covenants and undertakings by CapStar and Athens. If any of the representations, assumptions, covenants or undertakings upon which those opinions are based is incorrect, incomplete, inaccurate or violated, the validity of the opinions may be affected and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus.

Neither of the opinions described above will be binding on the IRS or any court. CapStar and Athens have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. The following is based on the receipt and accuracy of the above described opinions.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Athens Common Stock

The U.S. federal income tax consequences of the merger to U.S. holders of Athens common stock generally will be as follows:

•	a U.S. holder of Athens common stock generally will not recognize gain or loss upon the exchange of shares of Athens common stock for shares of CapStar common stock pursuant to the merger, except with respect to cash received instead of fractional shares of CapStar common stock;

•	a U.S. holder of Athens common stock will have an aggregate tax basis in the CapStar common stock received in the merger (including any fractional shares deemed received and redeemed for cash as described below) equal to the aggregate adjusted tax basis in the shares of Athens common stock surrendered in the merger; and

•	a U.S. holder of Athens common stock will have a holding period for the shares of CapStar common stock received in the merger (including any fractional share deemed received and redeemed for cash as described below) that includes the holding period of the shares of Athens common stock surrendered in the merger.

If a U.S. holder of Athens common stock acquired different blocks of Athens common stock at different times or at different prices, the CapStar common stock such holder receives will be allocated pro rata to each block of Athens common stock, and the basis and holding period of each block of CapStar common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Athens common stock exchanged for such CapStar common stock.

A U.S. holder of Athens common stock who receives cash instead of a fractional share of CapStar common stock, generally will be treated as having received such fractional share of CapStar common stock pursuant to the merger and then as having received cash in redemption of such fractional share of CapStar common stock. Any such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis in the fractional share of CapStar common stock (as set forth above). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of Athens common stock surrendered therefor) exceeds one year. Long-term capital gains of certain non-corporate holders of Athens common stock, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Withholding

Payments of cash made pursuant to the merger to a U.S. holder of Athens common stock generally will be subject to information reporting and may be subject to U.S. federal backup withholding (currently, at a rate of 24%).

To prevent backup withholding, U.S. holders of Athens common stock should provide the Exchange Agent with a properly completed IRS Form W-9. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability if the required information is supplied to the IRS in a timely manner.

This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. All holders of Athens common stock should consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

THE COMPANIES

CapStar

CapStar is a bank holding company headquartered in Nashville, Tennessee and operates primarily through its wholly owned subsidiary, CapStar Bank, a state banking association chartered under the laws of the State of Tennessee. CapStar Bank was incorporated in the State of Tennessee in 2007 and acquired a state charter in 2008, which was accomplished through a de novo application with the TDFI and the Federal Reserve Bank of Atlanta. Upon approval of its charter, CapStar Bank opened for business to the public on July 14, 2008. CapStar was incorporated in 2015. On February 5, 2016, CapStar completed a share exchange with CapStar Bank’s shareholders that resulted in CapStar Bank becoming a wholly owned subsidiary of CapStar.

CapStar Bank is a commercial bank that seeks to establish and maintain comprehensive relationships with its clients by delivering customized and creative banking solutions and superior client service. CapStar’s products and services include (1) commercial and industrial loans to small and medium sized businesses, with a particular focus on businesses operating in the health care industry, (2) commercial real estate loans, (3) private banking and wealth management services for the owners and operators of its business clients and other high net worth individuals and (4) correspondent banking services to meet the needs of Tennessee’s smaller community banks. CapStar’s operations are presently concentrated in the Nashville Metropolitan Statistical Area.

As of March 31, 2018, on a consolidated basis, CapStar had total assets of $1.4 billion, total deposits of $1.1 billion, total net loans of $1.0 billion, and shareholders’ equity of $148.7 million.

CapStar’s executive offices are located at 1201 Demonbreun Street, Suite 700, Nashville, Tennessee 37203. CapStar’s telephone number is (615) 732-6400 and its website is http://www.capstarfinancial.com/.

The information on CapStar’s website is not part of this joint proxy statement/prospectus, and the reference to CapStar’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.

Additional information about CapStar is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

Athens

General

Athens was incorporated in September 2009 and serves as the bank holding company for Athens Federal. Athens’ principal business activity is the ownership of the outstanding shares of common stock of Athens Federal. Athens does not own or lease any property for operations but instead uses the premises, equipment and other property of Athens Federal, with the payment of appropriate rental fees, as required by applicable laws and regulations, under the terms of an expense allocation agreement.

Athens Federal operates as a community-oriented financial institution offering traditional financial services to consumers and businesses in its primary market area. It attracts deposits from the general public and uses those funds to originate primarily residential mortgage loans and, to a lesser extent, non-residential real estate loans, construction loans, land and land development loans, multi-family real estate loans, consumer loans and commercial business loans. Athens Federal primarily conducts its lending and deposit activities with individuals and small businesses in its primary market area.

Market Area

Athens is headquartered in Athens, Tennessee, which is located in southeastern Tennessee along Interstate 75, approximately half way between Knoxville and Chattanooga, Tennessee. McMinn, Monroe, Loudon and

Bradley counties, Tennessee and the surrounding areas constitute Athens’ primary market area. The top employment sectors in this area currently consist of manufacturing services, particularly in the automobile manufacturing industry, and, to a lesser extent, wholesale and retail trade services, government services and educational, health care and social assistance services.

Competition

Athens Federal faces significant competition for the attraction of deposits and origination of loans. The most direct competition for deposits has historically come from the several financial institutions operating in Athens Federal’s primary market area and from other financial service companies, such as securities brokerage firms, credit unions and insurance companies. Athens Federal also faces competition for investors’ funds from money market funds, mutual funds and other corporate and government securities.

Competition for loans comes primarily from financial institutions, including credit unions, in Athens Federal’s primary market area and from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

Lending Activities

The largest segment of Athens Federal’s loan portfolio is real estate mortgage loans, including one- to four-family residential mortgage loans and commercial real estate and multi-family real estate loans. To a lesser extent, Athens Federal’s loan portfolio includes construction and land loans, consumer loans and commercial business loans. Athens Federal originates loans for investment purposes, although it generally sells its fixed-rate residential mortgage loans into the secondary market with servicing retained. Athens Federal’s lending activities focus on serving individuals and small businesses and emphasizing relationship banking in its primary market area.

One- to Four-Family Residential Loans. Athens Federal’s origination of residential mortgage loans enables borrowers to purchase or refinance existing homes located in Athens’ primary market area. Athens Federal’s residential lending policies and procedures generally conform to secondary market guidelines. Athens Federal generally offers a mix of adjustable rate mortgage loans and fixed-rate mortgage loans with terms of up to 30 years. Generally, Athens Federal sells 15-year and 30-year fixed rate mortgage loans into the secondary market and retains 15-year and 30-year adjustable rate mortgage loans for its portfolio. Athens Federal determines loan fees, interest rates and other provisions of mortgage loans based on its own pricing criteria and competitive market conditions. Interest rates and payments on Athens Federal’s adjustable-rate mortgage loans generally adjust annually after an initial fixed period that typically ranges from one to five years. Athens Federal does not offer residential mortgage loans with negative amortization and generally does not offer interest-only residential mortgage loans.

Athens Federal generally does not make owner occupied one- to four-family residential real estate loans with loan-to-value ratios exceeding 95%. Loans with loan-to-value ratios in excess of 89% typically require private mortgage insurance. In addition, Athens Federal generally does not make non-owner occupied one- to four-family residential real estate loans with loan-to-value ratios exceeding 85%. Athens Federal generally requires all properties securing mortgage loans to be appraised by a board-approved independent appraiser. Athens Federal also generally requires title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance is required for all loans located in flood hazard areas.

Multi-Family Real Estate Loans. Athens Federal offers multi-family (consisting of five or more units) mortgage loans that are generally secured by properties in its primary market area. Multi-family loans are secured by first mortgages and generally are originated with a maximum loan-to-value ratio of 85% and generally require specified debt service coverage ratios depending on the characteristics of the project. Rates and other terms on such loans generally depend on Athens Federal’s assessment of the credit risk after considering such factors as the borrower’s financial condition and credit history, loan-to-value ratio, debt service coverage ratio and other factors.

Commercial Real Estate. Athens Federal’s non-residential real estate loans are generally secured by small to moderately-sized office and retail properties, churches, assisted living facilities, and hotels located both in and outside of its primary market area. With respect to non-residential real estate loans, Athens Federal typically requires that either the borrower or the property securing the loan be located in its primary market area.

Athens Federal originates fixed-rate non-residential real estate loans, generally with terms of three to five years and payments based on an amortization schedule of up to 30 years, resulting in “balloon” balances at maturity. Athens Federal also offers adjustable-rate commercial real estate loans, generally with terms up to 30 years and with interest rates typically equal to the prime lending rate as reported in the Wall Street Journal plus an applicable margin. Loans are secured by first mortgages, generally are originated with a maximum loan-to-value ratio of 85% and may require specified debt service coverage ratios depending on the characteristics of the project. Rates and other terms on such loans generally depend on Athens Federal’s assessment of credit risk after considering such factors as the borrower’s financial condition and credit history, loan-to-value ratio, debt service coverage ratio and other factors. Athens Federal’s non-residential real estate loans typically provide for an interest rate floor of the original loan rate.

Construction and Land Loans. Athens Federal originates construction loans for one-to four-family homes and commercial properties, such as assisted living facilities, retail shops and office units, and multi-family properties. Construction loans are typically for a term of 12 months with monthly interest only payments, and generally are followed by an automatic conversion to a 15-year to 30-year permanent loan with monthly payments of principal and interest. Except for speculative loans, discussed below, residential construction loans are generally only made to homeowners and the repayment of such loans generally comes from the proceeds of a permanent mortgage loan for which a commitment is typically in place when the construction loan is originated. Interest rates on these loans are generally tied to either the Federal Cost of Funds or the One Year U.S. Treasury Constant Maturity Index. Athens Federal generally requires a maximum loan-to-value ratio of 80% for all construction loans. Athens Federal generally disburses funds on a percentage-of-completion basis following an inspection by a third-party inspector.

Athens Federal also originates speculative construction loans to builders who have not identified a buyer for the completed property at the time of origination. Athens Federal generally limits speculative construction loans to a group of well-established builders in its primary market area and also limits the number of projects with each builder. Athens Federal generally requires a maximum loan-to-value ratio of 80% for speculative construction loans.

Athens Federal also originates loans to individuals and developers for the purpose of developing vacant land located within its primary market area, typically for building an individual’s future residence or, in the case of a developer, residential subdivisions. Land development loans, which are offered for terms of up to 12 months, are generally indexed to the prime rate as reported in the Wall Street Journal plus an applicable margin. Athens Federal generally requires a maximum loan-to-value ratio of 75% of the discounted market value based upon expected cash flows upon completion of the project. Athens Federal also originates loans to individuals secured by undeveloped land held for investment purposes.

Consumer Loans. Athens Federal offers a variety of consumer loans, including home equity loans and lines of credit, automobile loans, and loans secured by deposits. Athens Federal’s consumer loan portfolio consists primarily of home equity loans, with terms up to 15 years and adjustable rate lines of credit with interest rates indexed to the prime rate as published in the Wall Street Journal. Consumer loans typically have shorter maturities and higher interest rates than traditional one- to four-family lending. Athens Federal typically does not originate home equity loans with loan-to-value ratios exceeding 89%, including any first mortgage loan balance. The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan.

Through Athens Federal’s subsidiary, Southland Finance, Inc., Athens Federal also offers consumer finance loans secured by used automobiles, televisions and various other personal property to borrowers with historically lower credit scores. These loans are generally originated for terms of 12 to 36 months and are partially funded by a $2.0 million line of credit with Athens Federal. Athens Federal generally maintains separate underwriting standards and more comprehensive collection activity for these consumer finance loans.

Commercial Business Loans. Athens Federal typically offers commercial business loans to small businesses located in its primary market area. Commercial business loans consist of floating rate loans indexed to the prime rate as published in the Wall Street Journal plus an applicable margin and fixed rate loans for terms of up to five years. Athens Federal’s commercial business loan portfolio consists primarily of loans that are secured by land or equipment but also includes a smaller amount of unsecured loans for purposes of financing expansion or providing working capital for general business purposes. Key loan terms vary depending on the collateral, the borrower’s financial condition, credit history and other relevant factors.

Loan Underwriting

Adjustable-Rate Loans. While Athens Federal anticipates that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, an increased monthly mortgage payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans make Athens Federal’s asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Non-Owner Occupied Residential Real Estate Loans. Loans secured by rental properties represent a unique credit risk and, as a result, Athens Federal adheres to special underwriting guidelines. Of primary concern in non-owner occupied real estate lending is the consistency of rental income of the property. Payments on loans secured by rental properties often depend on the maintenance of the property and the payment of rent by its tenants. Payments on loans secured by rental properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. To monitor cash flows on rental properties, Athens Federal requires borrowers and loan guarantors, if any, to provide annual financial statements and considers and reviews a rental income cash flow analysis of the borrower and considers the net operating income of the property, the borrower’s expertise, credit history and profitability, and the value of the underlying property. Athens Federal generally requires collateral on these loans to be a first mortgage along with an assignment of rents and leases.

Non-residential and Multi-Family Real Estate Loans. Loans secured by multi-family and commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. Athens Federal seeks to limit exposure to lending concentrations to related borrowers, types of business and geographies, as well as seeking to participate with other banks in both buying and selling larger loans of this nature. Athens Federal’s management continues to hire experienced lending officers and credit management personnel in order to safely engage in this type of lending. To monitor cash flows on income properties, Athens Federal requires borrowers and loan guarantors, if any, to provide annual financial statements on multi-family and commercial real estate loans. In reaching a decision on whether to make a multi-family or commercial real estate loan, Athens Federal considers and reviews a global cash flow analysis of the borrower and considers the net operating income of the property, the borrower’s expertise, credit history and profitability, and the value of the underlying property. An environmental survey or environmental risk insurance is typically obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

Construction and Land Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, Athens Federal may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, Athens Federal may be confronted, at or before the maturity of the loan, with a building having a value which is insufficient to assure full repayment if liquidation is required. If Athens Federal is forced to foreclose on a building before or at completion due to a default, it may be unable to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs. In addition, speculative construction loans, which are loans made to home builders who, at the time of loan origination, have not yet secured an end buyer for the home under construction, typically carry higher risks than those associated with traditional construction loans. These increased risks arise because of the risk that there will be inadequate demand to ensure the sale of the property within an acceptable time. As a result, in addition to the risks associated with traditional construction loans, speculative construction loans carry the added risk that the builder will have to pay the property taxes and other carrying costs of the property until an end buyer is found. Land and land development loans have substantially similar risks to speculative construction loans. To monitor cash flows on construction properties, Athens Federal requires borrowers and loan guarantors, if any, to provide annual financial statements and, in reaching a decision on whether to make a construction or land development loan, Athens Federal considers and reviews a global cash flow analysis of the borrower and considers the borrower’s expertise, credit history and profitability. Athens Federal also generally disburses funds on a percentage-of-completion basis following an inspection by a third-party inspector.

Consumer Loans. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are secured by assets that depreciate rapidly, such as motor vehicles. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. In the case of home equity loans, real estate values may be reduced to a level that is insufficient to cover the outstanding loan balance after accounting for the first mortgage loan balance. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Commercial Business Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment income or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Loan Approval Procedures and Authority. Athens Federal’s lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by the Athens board of directors and management. Certain employees have been granted individual lending limits, which vary depending on the individual, the type of loan and whether the loan is secured or unsecured. Generally, all loan requests exceeding the individual officer lending limits are approved as follows: (i) the approval of any two members of Athens Federal’s Loan Committee is required for residential loans up to $250,000 (one of whom must be the President and Chief Executive Officer or Chief Credit Officer); (ii) the approval of any three members of the Loan Committee (one of whom must be the President and Chief Executive Officer or Chief Credit Officer) is required for any single transaction of between $250,000 and $1.0 million and aggregate debt to one borrower transactions of between $250,000 and $1.0 million; and (iii) the approval of any four members of the Athens board of directors is required for all single transactions exceeding $1.0 million and all loans to customers having aggregate outstanding debt to Athens Federal exceeding $1.0 million. Athens Federal’s Loan Committee consists of the President and Chief Executive Officer, Chief Credit Officer, Vice President, Chief Operating Officer and Chief Financial Officer and certain other officers designated by the Athens board of directors.

Loans to One Borrower. The maximum amount that Athens Federal may lend to one borrower and the borrower’s related entities is limited, by regulation, to generally 15% of Athens Federal’s unimpaired capital and surplus.

Loan Commitments. Athens Federal issues commitments for residential and commercial mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to customers. Generally, Athens Federal’s loan commitments expire after 30 days.

Investment Activities

Athens has legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various government-sponsored agencies and of state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, Athens also may invest a portion of its assets in other permissible securities. As a member of the Federal Home Loan Bank of Cincinnati and the Federal Reserve System, Athens Federal is also required to maintain an investment in Federal Home Loan Bank of Cincinnati stock and Federal Reserve Bank of Atlanta stock.

Athens’ investment objectives are: (i) to provide and maintain liquidity within the guidelines of the OCC’s regulations; (ii) to manage interest rate risk; and (iii) to provide collateral for public unit deposits. The Athens board of directors has the overall responsibility for the investment portfolio, including approval of the investment policy.

Deposit Activities and Other Sources of Funds

Deposits, borrowings and loan repayments are the major sources of Athens’ funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Deposits are attracted from within Athens Federal’s primary market area through the offering of a broad selection of deposit instruments, including non-interest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), regular savings accounts and certificates of deposit. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of deposit accounts, Athens Federal considers profitability, liquidity needs, the rates offered by competition, matching deposit and loan products, and customer preferences and concerns. Athens Federal’s deposit pricing strategy has typically been to offer competitive rates on all types of deposit products, and to periodically offer special rates in order to attract deposits of a specific type or term. Athens Federal generally reviews its deposit mix and pricing weekly.

Borrowings. Athens Federal uses advances from the Federal Home Loan Bank of Cincinnati to supplement its investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, Athens Federal is required to own capital stock in the Federal Home Loan Bank of Cincinnati and is authorized to apply for advances on the security of such stock and certain of Athens’ mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth, the Federal Home Loan Bank’s assessment of the institution’s creditworthiness, collateral value and level of Federal Home Loan Bank stock ownership. Athens also utilizes securities sold under agreements to repurchase and overnight repurchase agreements to supplement its supply of investable funds and to meet deposit withdrawal requirements.

Personnel

At March 31, 2018, Athens had 113 full-time employees and five flex-time employees.

ATHENS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is management’s discussion and analysis of Athens’ consolidated financial condition at March 31, 2018, December 31, 2017 and December 31, 2016 and results of operations for the three months ended March 31, 2018 and 2017 and the years ended December 31, 2017, and 2016 and should be read in conjunction with Athens’ consolidated financial statements and notes thereto presented in this proxy statement/prospectus beginning on page F-1. See the section entitled “Index to Consolidated Financial Statements of Athens Bancshares Corporation.”

Overview

Income. Athens’ primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that it earns on its loans and investments, and interest expense, which is the interest that it pays on its deposits and borrowings. Other significant sources of pre-tax income are service charges (mostly from service charges on deposit accounts and loan servicing fees), debit card interchange fee income, fees from the sale of mortgage loans originated for sale in the secondary market, and commissions on sales of securities and investment products. Athens also recognizes income from the sale of securities.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. Athens evaluates the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The noninterest expense Athens incurs in operating its business consists of salaries and employee benefits expenses, occupancy expenses, federal deposit insurance premiums and assessments, data processing expenses and other miscellaneous expenses.

Critical Accounting Policies

Athens considers accounting policies involving significant judgments and assumptions by Athens management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. The following represent Athens’ critical accounting policies:

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by Athens management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Athens management reviews the level of the allowance monthly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectability of the loan portfolio. Although Athens believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic or other conditions differ substantially from the assumptions used in making the evaluation. In addition, the OCC, as an integral part of its examination process, periodically reviews Athens’ allowance for loan losses and may require Athens to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. See Note 5 of the notes to Athens’ consolidated financial statements for the fiscal year ended December 31, 2017, December 31, 2016, and the three months ended March 31, 2018 beginning on page F-1 of this joint proxy statement/prospectus.

Fair Value of Investments. Securities are characterized as available for sale or held to maturity based on Athens management’s ability and intent regarding such investment at acquisition. On an ongoing basis, Athens management must estimate the fair value of its investment securities based on information and assumptions it deems reliable and reasonable, which may be quoted market prices or if quoted market prices are not available, fair values extrapolated from the quoted prices of similar instruments. Based on this information, an assessment must be made as to whether any decline in the fair value of an investment security should be considered an other-than-temporary impairment and recorded in non-interest expense as a loss on investments. The determination of such impairment is subject to a variety of factors, including Athens management’s judgment and experience. See Note 3 of the notes to Athens’ consolidated financial statements for the fiscal year ended December 31, 2017, December 31, 2016, and the three months ended March 31, 2018 beginning on page F-1 of this joint proxy statement/prospectus.

Deferred Compensation and Executive Benefit Plans. Athens has several deferred compensation arrangements for key executive officers and directors as well as certain executive benefit plans. Each plan has unique characteristics Athens management must consider when recording the related liabilities and expenses at each reporting date of the consolidated financial statements and during the reporting period. The related liabilities are considered accounting estimates and are subject to judgments and assumptions by Athens management which affect the recorded amounts of liabilities and expenses recorded during the period as well as disclosure of contingent liabilities. Actual results could differ from those estimates. See Notes 11 and 12 of the notes to Athens’ consolidated financial statements for the fiscal year ended December 31, 2017, December 31, 2016, and the three months ended March 31, 2018 beginning on page F-1 of this joint proxy statement/prospectus.

Comparison of Financial Condition at March 31, 2018 and December 31, 2017

Assets. Total assets increased from $464.7 million at December 31, 2017 to $482.3 million at March 31, 2018.

Cash and Cash Equivalents. Total cash and cash equivalents increased $9.1 million, or 24.8%, from $36.5 million at December 31, 2017 to $45.6 million at March 31, 2018. This is due primarily to a $19.2 million increase in deposits and a $3.6 million decrease in securities, partially offset by $11.3 increase in loans and $1.4 million decrease in notes payable to banks.

Securities. Securities decreased $3.6 million, or 4.4%, from $81.3 million at December 31, 2017 to $77.7 million at March 31, 2018, primarily as a result of $1.9 million, $55,000 and $14,000 of principal payments, maturities and calls on mortgage-backed securities, municipal securities and agency securities, respectively. The remaining change in securities was due primarily to $1.5 million mark-to-market and $71,000 amortization adjustments.

Loans. Net loans receivable increased $11.3 million, or 3.5%, from $319.2 million at December 31, 2017 to $330.5 million at March 31, 2018, primarily as a result of $5.7 million, $5.1 million, $2.2 million and $575,000 increases in construction and land loans, commercial real estate and multi-family loans, residential real estate and consumer and equity loans, respectively. These increases were partially offset by a decrease of $2.3 million in commercial business loans.

The increase in construction and land loans was due primarily to draws of $2.1 million construction line of credit secured by an assisted living facility, draws of $632,000 on a construction line of credit secured by a hotel and draws of $409,000 on a construction line of credit secured by a university student center. Other increases include nineteen loans totaling $2.0 million in loans secured by land. The increase in commercial real estate and multifamily loans was primarily from a $1.1 million loan secured by a church, a $1.0 million loan secured by a retail travel center and 7 other commercial real estate loans totaling $3.0 million. The increases in residential real estate loans were primarily due to originations of new loans in Athens’ primary markets. The increase in consumer and equity lines were primarily due to increase in consumer loan demand and increased utilization of home equity lines of credit. The reductions in commercial business loans were primarily due to three loan payoffs received from customers totaling $1.5 million.

Deposits. Total deposits increased $19.1 million, or 4.8%, from $403.0 million at December 31, 2017 to $422.2 million at March 31, 2018. The primary reason for the increase in deposits was an $18.9 million increase in demand and NOW accounts, primarily due to an increase in non-personal NOW accounts relating to four public entities, an overall increase in the number of accounts, and an increase in the average balance of accounts due predominantly to tax refunds. The remaining change in deposits was attributable to a $3.6 million increase in savings deposit accounts and decreases in certificates of deposit and money market accounts of deposit of $3.4 million and $103,000, respectively. The decrease in certificates of deposit were primarily a result of non-relationship customers closing at maturity to seek higher interest rates.

Borrowings. Total borrowings decreased $1.4 million from December 31, 2017. Athens fully paid the remaining balance of a loan from CapStar Bank in the initial amount of $7.5 million in April 2016. No Federal Home Loan Bank or other borrowings were outstanding.

Shareholders’ Equity. Shareholders’ equity increased $444,000, or 0.8%, from $52.5 million at December 31, 2017 to $53.0 million at March 31, 2018. The primary reasons for the increase include $1.5 million in net income for the first three months of 2018, a $124,000 increase from the exercise of stock options and a $10,000 increase in additional paid-in capital related to stock compensation expense for the period. These increases were partially offset by a $1.1 million decrease due to unrealized loss on securities available for sale (net of taxes) and $85,000 in dividends declared and paid on outstanding shares (other than unallocated ESOP shares).

Results of Operations for the Three Months Ended March 31, 2018 and 2017

Overview. Athens reported net income of $1.5 million, or $0.90 basic earnings per share, for the three-month period ended March 31, 2018, compared to net income of $1.0 million, or $0.62 basic earnings per share, for the same period in 2017.

Net Interest Income. Net interest income after provision for loan losses increased $963,000, or 27.3%, to $4.5 million for the three months ended March 31, 2018 compared to the same period in 2017.

Total interest income increased $778,000, or 18.5%, from $4.2 million for the three months ended March 31, 2017 to $5.0 million for the three months ended March 31, 2018. The increase was primarily the result of a $606,000, $169,000 and $8,000 increases in interest on loans, interest on securities and interest-bearing deposits in banks as well as an increase in dividend income, respectively. The increases were due primarily to an increase in the average balance of loans and securities, period over period.

Total interest expense decreased $29,000, or 6.1%, from $486,000 for the three months ended March 31, 2017 to $457,000 for the three months ended March 31, 2018. The decrease was primarily a result of a $55,000 decrease in interest on notes payable to banks due to a lower average balance period over period. The decrease was partially offset by $25,000 increase in interest on deposits, which was due to higher average balances and an overall reduction in rates on deposits as Athens continues to move from higher costing certificates of deposits to lower costing transactional accounts.

Provision for Loan Losses. The provision for loan losses was $26,000 for the three months ended March 31, 2018 compared to $182,000 for the same period in 2017.

Non-performing loans decreased $3,000 from $4.8 million at December 31, 2017 to $4.8 million at March 31, 2018.

Net charge-offs were $16,000 for the three months ended March 31, 2018 compared to $206,000 for the same period in 2017. Charge-offs totaling $49,000 were recorded during the quarter ended March 31, 2018 in connection with consumer loans.

The allowance for loan losses was $4.0 million at March 31, 2018. Management has deemed this amount as adequate at that date based on its best estimate of probable known and inherent loan losses at that date.

Non-interest Income. Non-interest income decreased $377,000, or 19.4%, to $1.6 million for the three months ended March 31, 2018 compared to the same period in 2017, primarily due to a $442,000 one-time gain on the sale of a branch property no longer used in Sweetwater during the 2017 period. There was also a decrease in revenue from Valley Title Services, LLC of $23,000 primarily due to moving the location of this subsidiary during the period. These decreases were partially offset by increases in fees related to the origination, sale and servicing of mortgage loans on the secondary market of $27,000 and increases in fees related to the origination and servicing of consumer and commercial loans of $13,000. Deposit related fees also increased $46,000 primarily due to increased fees from debit card usage and non-sufficient funds charges, which were both a result of an increased number of overall accounts. All other non-interest income increased $2,000, net.

Non-interest Expense. Non-interest expense increased $203,000, or 5.3%, to $4.1 million for the three months ended March 31, 2018 compared to the same period in 2017. The primary factors effecting the change were increases in salary and employee benefits expense, advertising expense, data processing expense and occupancy and equipment expense of $108,000, $63,000, $19,000 and $15,000, respectively. This increase was partially offset by a reduction in FDIC premium expense of $2,000.

The increase in salary and benefits expense increased primarily due to cost of living adjustments and increased cost for benefit programs. Advertising expense increased primarily due to increased marketing efforts in Bradley, Monroe and Loudon counties. Data processing expense increased primarily due to an increased number of accounts as well as contract rate increases in Athens’ core service provider contracts. Occupancy and equipment expense increased primarily due to additional depreciation expense on computer hardware and software due to purchases.

Income Tax Expense. Athens had income tax expense of $472,000 for the three month period ended March 31, 2018 as compared to $578,000 for the same period in 2017. The decrease in income tax expense was due primarily to a reduction in the federal tax rate from 34% to 21%, which became effective on January 1, 2018.

Total Comprehensive Income. Total comprehensive income for the periods presented consists of net income and the change in unrealized gains (losses) on securities available for sale, net of tax. Total comprehensive income was $395,000 for the three-month period ended March 31, 2018 compared to total comprehensive income of $1.1 million for the three-month period ended March 31, 2017. The decrease was primarily a result of a negative change of $1.1 million in unrealized gains and losses on securities available for sale, net of tax and an increase in net income period over period of $489,000.

Comparison of Financial Condition at December 31, 2017 and December 31, 2016

Assets. At December 31, 2017, Athens’ total assets were $464.7 million, an increase of $24.9 million from December 31, 2016. The increase during the year ended December 31, 2017 was primarily the result of increases in net loans, securities available for sale and cash surrender value of bank-owned life insurance of $34.0 million and $11.9 million, and $1.4 million, respectively, partially offset by decreases in cash and cash equivalents and core deposit intangibles of $22.1 million and $364,000, respectively.

Loans. Athens’ primary lending activity is the origination of loans secured by real estate. Athens originates both residential mortgage loans and, to a lesser extent, non-residential real estate loans, construction loans, land and land development loans, multi-family real estate loans, consumer loans and commercial business loans.

Residential mortgage loans and residential construction loans totaled $105.4 million, or 32.5%, and $8.5 million or 2.6% of the total loan portfolio, at December 31, 2017, respectively. At December 31, 2016, these loans totaled $100.5 million, or 34.6%, and $5.6 million, or 1.9% of the total loan portfolio, respectively. The increase in residential mortgage loans was primarily a result of an increase in market demand resulting from the overall strengthening of the economy.

Commercial real estate loans, including non-residential, multi-family, land and construction loans on these types of properties, comprised $139.4 million, or 43.0% of the total loan portfolio, at December 31, 2017. At December 31, 2016, these loans totaled $123.8 million, or 42.6% of the total loan portfolio. The increase was primarily due to an increase in non-residential, land loans and non-residential construction loans of $13.3 million, $1.8 million and $750,000, partially offset by decreases in multi-family real estate loans of $130,000. The balance of commercial real estate loans has increased primarily due to greater opportunity to originate these types of loans and the addition of new lenders with expertise in this type of lending. Athens management continues to focus on pursuing non-residential loan opportunities in order to further diversify the loan portfolio.

Commercial business loans were $26.8 million, or 8.3% of the total loan portfolio, at December 31, 2017, as compared to $22.8 million, or 7.9% of the total loan portfolio, at December 31, 2016. Consumer loans increased to $44.1 million, or 13.6% of the total loan portfolio, at December 31, 2017 as compared to $37.7 million, or 13.0% of the total loan portfolio, at December 31, 2016.

The following table sets forth the composition of Athens’ loan portfolio at the dates indicated.

	At December 31,
	2017		2016		2015		2014		2013
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real estate mortgage:
Residential one- to four-family	$105,397	32.49%	$100,543	34.62%	$97,844	37.22%	$89,126	36.64%	$88,415	38.20%
Non-residential	110,038	33.93	96,746	33.31	91,872	34.95	79,124	32.54	65,446	28.28
Multi-family	6,349	1.96	6,479	2.23	5,317	2.02	8,619	3.54	9,051	3.91
Residential construction	8,542	2.63	5,616	1.93	7,836	2.98	8,856	3.64	7,657	3.31
Multi-family construction	—	—	—	—	—	—	—	—	—	—
Non-residential construction	13,061	4.03	12,312	4.24	5,117	1.95	8,052	3.31	12,532	5.42
Land	9,987	3.08	8,232	2.83	9,314	3.55	10,393	4.27	10,532	4.55

Total	253,374	78.12	229,928	79.16	217,300	82.67	204,170	83.94	193,633	83.67

Commercial business	26,827	8.27	22,790	7.85	15,955	6.07	14,364	5.91	13,059	5.64
Consumer:
Home equity loans and lines of credit	26,405	8.14	21,508	7.40	16,598	6.31	12,874	5.29	12,003	5.19
Auto loans	7,886	2.43	7,177	2.47	6,510	2.48	6,080	2.50	6,532	2.82
Loans secured by deposits	2,616	0.81	1,698	0.59	1,266	0.48	1,283	0.53	1,397	0.60
Consumer finance loans	3,070	0.95	2,927	1.01	2,627	1.00	2,124	0.87	2,301	1.00
Other	4,162	1.28	4,427	1.52	2,606	0.99	2,337	0.96	2,499	1.08

Total	44,139	13.61	37,737	12.99	29,607	11.26	24,698	10.15	24,732	10.69

Total loans	324,340	100%	290,455	100%	262,862	100%	243,232	100%	231,424	100%

Less: unearned interest and fees	(569)		(538)		(495)		(363)		(397)
Less: net deferred loan origination fees	(581)		(550)		(503)		(396)		(389)
Less: allowance for loan losses	(3,961)		(4,149)		(3,977)		(3,915)		(4,432)

Loans receivable, net	$319,229		$285,218		$257,887		$238,558		$226,206

Loan Maturity

The following table sets forth certain information at December 31, 2017 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause Athens’ actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	At December 31, 2017
(Dollars in thousands)	Residential Real Estate	Non- residential Real Estate (1)	Construction (2)	Land	Commercial Business	Consumer	Total Loans
Amounts due in:
One year or less	$10,942	$11,965	$4,043	$1,702	$10,228	$6,387	$45,267
More than one year through two years	3,214	2,711	28	129	558	3,361	10,001
More than two years through three years	3,026	10,013	—	4,069	1,179	4,849	23,136
More than three years through five years	13,522	53,095	7,618	814	7,878	8,265	91,192
More than five years through ten years	6,863	16,287	2,136	843	6,984	3,593	36,706
More than ten years through fifteen years	10,185	6,284	99	1,216	—	16,519	34,303
More than fifteen years	57,645	16,032	7,679	1,214	—	1,165	83,735

Total	$105,397	$116,387	$21,603	$9,987	$26,827	$44,139	$324,340

(1)	Includes multi-family real estate loans.
(2)	Includes residential real estate construction loans, non-residential real estate construction loans and multi-family real estate construction loans.

Securities

At December 31, 2017, Athens’ securities portfolio consisted of securities of U.S. government agencies and corporations, securities of various government-sponsored agencies and of state and municipal governments and mortgage-backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae. At December 31, 2017, Athens also held an investment in the common stock of the Federal Home Loan Bank of Cincinnati and the Federal Reserve Bank. A portion of this investment is required in order to collateralize borrowings from the Federal Home Loan Bank of Cincinnati and the investment is periodically increased by stock dividends paid by the Federal Home Loan Bank. Athens’ securities portfolio is used to invest excess funds for increased yield, manage interest rate risk and as collateralization for public unit deposits.

At December 31, 2017, $76.8 million of Athens’ securities portfolio was classified as available for sale. In addition, at December 31, 2017, Athens had $4.5 million of other investments, at cost, which consisted of Federal Home Loan Bank of Cincinnati common stock of $2.5 million, Federal Reserve stock of $656,000 and a limited partnership investment of $1.3 million.

Total securities increased by $11.9 million, or 17.2%, for the year ended December 31, 2017 primarily as a result of purchases of municipal securities and agency collateralized mortgage obligation securities of $15.6 million and $5.6 million, respectively, partially offset by maturities, prepayments and calls of agency Collateralized Mortgage Obligations, mortgage-backed, municipal and U.S. Government Small Business Administration securities of $3.7 million, $3.8 million, $1.9 million and $126,000, respectively. The remaining change in securities was due to mark-to-market adjustments and amortization.

Athens holds no stock in Fannie Mae or Freddie Mac and has not held stock in these entities throughout the periods presented. In addition, for all periods presented, Athens’ mortgage-backed and related securities did not include any private label issues or real estate mortgage investment conduits.

At December 31, 2017, Athens had no investments in securities of an issuer (except for investments in securities issued by the U.S. government or by U.S. government agencies and corporations), the aggregate book value of which exceeded 10% of Athens’ consolidated shareholder’ equity at that date.

The following table sets forth the amortized costs and fair values of Athens’ investment securities at the dates indicated.

	At December 31,
	2017		2016		2015
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. government agencies and corporations	$1,331	$1,329	$1,428	$1,439	$1,526	$1,538
States and political subdivisions	24,466	25,154	10,846	11,052	12,707	13,061
Mortgage-backed and related securities	51,205	50,325	53,285	52,397	10,246	10,369
Total securities available for sale and held to maturity	77,002	76,808	65,559	64,888	24,479	24,968
Federal Home Loan Bank of Cincinnati common stock	2,549	2,549	2,549	2,549	2,549	2,549
Federal Reserve Bank Stock	656	656	646	646	406	406
Resolute Capital Partners investment	1,275	1,275	1,275	1,275	1,050	1,050
Total investments, at cost	4,480	4,480	4,470	4,470	4,005	4,005
Total	$81,482	$81,288	$70,029	$69,358	$28,484	$28,973

The following tables set forth the stated maturities and weighted average yields of securities at December 31, 2017. Weighted average yields on tax-exempt securities are presented on a tax equivalent basis using a federal marginal tax rate of 21.0%. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. Weighted average yield calculations on investments available for sale do not give effect to changes in fair value that are reflected as a component of equity.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
(Dollars in thousands)	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
U.S. government agencies and corporations	$214	0.07%	$1,115	1.60%	$—	—%	$—	—%	$1,329	1.35%
States and political subdivisions	702	2.84	5,814	3.34	13,666	4.18	4,972	4.44	25,154	4.00
Mortgage-backed and related securities	7,649	2.02	18,792	1.99	17,066	2.25	6,818	2.19	50,325	2.11
Federal Home Loan Bank of Cincinnati common stock	—	—	—	—	—	—	2,549	5.00	2,549	4.19
Federal Reserve Bank Stock	—	—	—	—	—	—	656	5.99	656	5.99
Resolute Capital Partners investment	—	—	—	—	—	—	1,275	21.02	1,275	21.02

Total	$8,565	2.04%	$25,721	2.28%	$30,732	3.11%	$16,270	4.71%	$81,288	3.10%

Bank Owned Life Insurance. Athens invests in bank owned life insurance to provide itself with a funding source for its benefit plan obligations. Bank owned life insurance also generally provides Athens non-interest income that is non-taxable. Federal regulations generally limit Athens’ investment in bank owned life insurance to 25% of its Tier 1 capital plus its allowance for loan losses at the time of investment. This investment is accounted for using the cash surrender value method and is recorded at the amount that can be realized under the insurance policies at the balance sheet date. At December 31, 2017 and December 31, 2016, the aggregate cash surrender value of these policies was $12.0 million and $10.6 million, respectively. The increase in bank owned life insurance was primarily due to the purchase of $1.1 million in additional bank owned life insurance and increases in cash value.

Deposits. Athens accepts deposits primarily from individuals and businesses who are located in its primary market area or who have a pre-existing lending relationship with us. Athens relies on competitive pricing, customer service, account features and the location of its branch offices to attract and retain deposits. Deposits serve as the primary source of funds for Athens’ lending and investment activities. Deposit accounts offered include individual and business checking accounts, money market accounts, individual NOW accounts, savings accounts and certificates of deposit. Non-interest-bearing accounts consist of free checking and commercial checking accounts.

The following table sets forth the balances of Athens’ deposit accounts at the dates indicated.

	At December 31,
(In thousands)	2017	2016	2015
Non-interest-bearing accounts	$56,998	$47,104	$27,532
Demand and NOW accounts	106,553	92,689	69,456
Money market accounts	71,128	69,254	51,023
Passbook savings accounts	42,364	38,399	24,139
Certificates of deposit	125,979	129,954	89,622

Total	$403,022	$377,400	$261,772

Non-interest bearing accounts increased $9.9 million or 21.0% for the year ended December 31, 2017, and increased $19.6 million or 71.1% for the year ended December 31, 2016. The increase in non-interest-bearing accounts at December 31, 2017 is primarily related to growth in business checking accounts attributed to increased marketing efforts and calling programs established during the year. The increase in non-interest-bearing accounts at December 31, 2016 is primarily attributed to the purchase of four branch offices from Atlantic Capital Bank in 2016.

Demand deposit and NOW accounts increased $13.9 million or 15.0% for the year ended December 31, 2017, and increased $23.2 million or 33.5% for the year ended December 31, 2016. The increase in demand deposit and NOW accounts at December 31, 2017 is primarily due to growth in senior checking accounts and non-personal interest bearing accounts as a result of marketing programs and the popularity of Athens Federal’s senior travel program. The increase at December 31, 2016 was primarily attributed to the purchase of four branch offices from Atlantic Capital Bank in 2016.

Money market accounts increased $1.9 million or 2.7% for the year ended December 31, 2017, and increased $18.2 million or 35.7% for the year ended December 31, 2016. The primary reason for the decrease in money market accounts for 2017 was the movement of customer funds from certificate of deposit accounts due to anticipated continued increases in short-term interest rates. The increase in 2016 was primarily due to the purchase of four branch offices from Atlantic Capital Bank in 2016.

Passbook savings accounts increased $4.0 million or 10.3% for the year ended December 31, 2017, and increased $14.3 million or 59.1% for the year ended December 31, 2016. The primary reason for the increase in passbook savings accounts at December 31, 2017 was customers’ placement of funds in liquid deposits due to continued anticipated increases in interest rates. The increase at December 31, 2016 was primarily due to the purchase of four branch offices from Atlantic Capital Bank in 2016.

Certificates of deposit decreased $4.0 million or 3.1% for the year ended December 31, 2017, and increased by $40.3 million or 45.0% during the year ended December 31, 2016. The decrease in certificates of deposit is primarily due to movement out of certificates of non-relationship customers and customers moving to more liquid deposit accounts in anticipation of continued increases in short-term interest rates. The increase at December 31, 2016 was primarily due to the purchase of four branch offices from Atlantic Capital Bank in 2016.

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity at December 31, 2017. $1.6 million of the deposits maturing over three months through six months are reciprocal deposits through a certificate of deposit account registry service (CDARS), which are considered brokered deposits. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period	Amount
(In thousands)
Three months or less	$10,500
Over three through six months	8,468
Over six through twelve months	15,815
Over twelve months	34,676

Total	$69,459

Borrowings. Athens uses borrowings from the Federal Home Loan Bank of Cincinnati, loans from other banks and repurchase agreements to supplement its supply of funds for loans and investments and for interest rate risk management.

	Year Ended December 31,
(Dollars in thousands)	2017	2016	2015
Maximum balance outstanding at any month-end during period:
Federal Home Loan Bank advances	$—	$10,000	$11,500
Loans from banks	7,500	7,500	—
Securities sold under agreements to repurchase	1,798	1,685	1,719
Average balance outstanding during period:
Federal Home Loan bank advances	$—	$2,596	$5,771
Loans from banks	5,507	5,635	—
Securities sold under agreements to repurchase	1,396	1,268	1,205
Weighted average interest rate during period:
Federal Home Loan bank advances	—%	0.49%	0.20%
Loans from banks	3.89	3.30	—
Securities sold under agreements to repurchase	0.10	0.10	0.10
Balance outstanding at end of period:
Federal Home Loan bank advances	$—	$—	$10,000
Loans from banks	1,383	7,500	—
Securities sold under agreements to repurchase	1,751	1,685	1,390
Weighted average interest rate at end of period:
Federal Home Loan bank advances	—%	—%	0.38%
Loans from banks	4.25	3.25	—
Securities sold under agreements to repurchase	0.10	0.10	0.10

Results of Operations for the Years Ended December 31, 2017 and 2016

Overview. Net income increased $952,000 or 30.0% to $4.1 million for the year ended December 31, 2017, compared to $3.2 million for the year ended December 31, 2016. Athens’ primary source of income during each of the years ended December 31, 2017 and 2016 was net interest income, which increased from $14.7 million for the year ended December 31, 2016 to $16.1 million for the year ended December 31, 2017.

Net Interest Income. Net interest income increased by $1.4 million, or 9.8%, to $16.1 million for the year ended December 31, 2017, as compared to $14.7 million for the year ended December 31, 2016. Total interest income increased $1.6 million, or 9.9%, and loan interest income increased $1.3 million, or 9.1%, during the year ended December 31, 2017, due primarily to an increase in average loans outstanding and increases in investment securities, partially offset by a reduction in interest rates due to repricing throughout the year to lower market interest rates. Total interest expense increased $200,000, or 11.3% during the year ended December 31, 2017, while average interest-bearing liabilities increased $44.2 million, or 14.5%. The primary reason for the increase in interest expense was the increase in average balance of interest bearing deposits, partially offset by a decrease in higher cost borrowings.

Provision for Loan Losses. The provision for loan losses was $17,922 for the year ended December 31, 2017, as compared to $312,000 for the year ended December 31, 2016. The decrease in the provision was primarily attributable to adjustments to quantitative factors in evaluating loan loss reserve requirements. These factors were reduced based on average loss history and overall improvement in the economy.

Non-performing loans increased $105,000 from $965,000 at December 31, 2016 to $1.1 million at December 31, 2017. Non-performing residential mortgage increased $222,000, while non-performing consumer, non-residential real estate and construction decreased $102,000, $11,000 and $4,000, respectively. The balance of non-performing loans at December 31, 2017 includes nonaccrual loans of $941,000. Residential real estate loans of $129,000 were over 90 days past due but still accruing interest at December 31, 2017. The balance of nonaccrual loans at December 31, 2017 consist of $837,000 in residential mortgage loans, $56,000 in commercial real estate and multi-family loans, $24,000 in construction and land loans and $24,000 in consumer loans.

Net charge-offs were $206,000 for the year ended December 31, 2017, compared to $140,000 for the year ended December 31, 2016. Charge-offs totaling $317,000 were recorded during the year ended December 31, 2017, in connection with residential mortgage loans ($0), commercial real estate and multi-family loans ($0), construction and land loans ($0), commercial loans ($0), and consumer loans ($317,000).

The allowance for loan losses was $4.0 million at December 31, 2017. Athens management has deemed this amount as adequate at that date based on its best estimate of probable known and inherent loan losses at that date.

Average Balances and Yields

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Year Ended December 31,
	2017			2016			2015
(Dollars in thousands)	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Assets:
Interest-bearing deposits at other financial institutions	$34,778	$382	1.10%	$42,960	$215	0.50%	$9,617	$21	0.21%
Loans	300,572	15,556	5.18	273,636	14,265	5.21	248,932	13,162	5.29
Investment securities	22,968	1,001	4.36	18,394	1,453	7.90	19,170	701	3.66
Mortgage-backed and related securities	50,948	1,011	1.99	24,958	460	1.84	11,816	231	1.95
Other interest-earning assets	8,854	106	1.20	5,274	34	0.65	—	—	—

Total interest-earning assets	418,120	18,056	4.32	365,222	16,427	4.50	289,535	14,115	4.88

Non-interest-earning assets	38,446			33,296			22,542

Total assets	$456,566			$398,518			$312,077

Liabilities and equity:
Demand and NOW accounts	$102,776	$135	0.13%	$82,258	$110	0.13%	$70,492	$99	0.14%
Money market accounts	71,801	298	0.41	61,956	225	0.36	48,135	158	0.33
Passbook savings accounts	41,353	33	0.08	32,816	28	0.09	23,748	22	0.09
Certificates of deposit	126,999	1,281	1.01	119,097	1,200	1.01	87,776	1,110	1.26

Total interest-bearing deposits	342,929	1,747	0.51	296,127	1,563	0.53	230,151	1,389	0.60
Federal Home Loan Bank advances	—	—	—	2,596	13	0.49	5,771	11	0.20
Other borrowings	5,507	214	3.89	5,635	186	3.30	—	—	—
Securities sold under agreements to repurchase	1,396	1	0.10	1,268	1	0.10	1,205	1	0.10

Total interest-bearing liabilities	349,832	1,962	0.56	305,626	1,763	0.58	237,127	1,401	0.59

Non-interest-bearing deposits	50,939			40,709			25,984
Other non-interest-bearing liabilities	5,526			5,091			4,723

Total liabilities	406,297			351,426			267,834
Total equity	50,269			47,092			44,243

Total liabilities and equity	$456,566			$398,518			$312,077

Net interest income		$16,094			$14,664			$12,714

Interest rate spread			3.76			3.92			4.29
Net interest margin			3.85			4.02			4.39
Average interest-earning assets to average interest-bearing liabilities			119.52%			119.50%			122.10%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on Athens’ net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume have been allocated proportionally based on the absolute dollar amounts of change in each.

	Year Ended December 31, 2017 Compared to Year Ended December 31, 2016			Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
	Increase (Decrease) Due to			Increase (Decrease) Due to
(In thousands)	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Interest-bearing deposits at other financial institutions	$(41)	$208	$167	$70	$124	$194
Loans receivable	1,403	(112)	1,291	1,307	(204)	1,103
Investment securities	361	(813)	(452)	(28)	780	752
Mortgage-backed and related securities	478	73	551	256	(27)	229
Other interest-earning assets	23	49	72	—	34	34

Total interest-earning assets	2,225	(596)	1,629	1,605	707	2,312

Interest expense:
Deposits	150	35	185	465	(291)	174
Federal Home Loan Bank advances	(13)	—	(13)	—	13	13
Other borrowings	(4)	32	28	—	175	175
Securities sold under agreement to Repurchase	—	—	—	—	—	—

Total interest-bearing liabilities	133	67	200	465	(103)	362

Net increase (decrease) in interest income	$2,092	$(663)	$1,429	$1,140	$810	$1,950

Non-interest Income. Total non-interest income was $6.6 million and $6.3 million for the years ended December 31, 2017 and 2016, respectively. During the year ended December 31, 2017, total non-interest income increased $295,000, or 4.7%, as compared to the year ended December 31, 2016, primarily due to a gain of $442,000 on the sale of real estate formerly used as a branch office in Sweetwater, Tennessee after two branches were combined. Other increases in income were from increases in debit card and deposit related fees, cash value of life insurance, and revenue from Valley Title Services, Inc. of $176,000, $67,000 and $46,000, respectively. These increases were partially offset by decreases in fees related to the origination and servicing of mortgage loans on the secondary market, decreases fees related to origination and servicing of consumer and commercial loans and decreases in investment fees from investment sales commissions of $228,000, $188,000 and $20,000, respectively.

Income from increased debit card income and deposit related fees were primarily the result of an increase in the number of deposit accounts, year over year. The increase cash value of life insurance was due to the purchase of additional bank owned life insurance in 2017. Increases in revenues from Valley Title Services, Inc. were primarily due to increased marketing efforts to gain new clients.

The decreases in consumer and commercial loan servicing and origination fees is primarily due a reduction in volume of loans due to increases in market interest rates year over year. Investment sales commissions decreased due to the change in brokerage servicing companies and time required of Athens’ employees to move the accounts relative to continued sales efforts.

Non-interest Expense. Non-interest expense increased by $180,000, or 1.1%, to $16.1 million for the year ended December 31, 2017. The primary factors effecting the change were increases in salary and employee benefits expense, occupancy and equipment expense and FDIC insurance premiums of $389,000, $72,000 and $5,000, respectively. These increases were partially offset by decreases in expenses related to data processing and advertising and other operating expenses of $251,000 and $35,000, respectively. The increase in salary and employee benefits expense and occupancy and equipment expense were primarily related to the full year operating costs of four branches purchased in the second quarter of 2016. FDIC deposit insurance cost increased due to increases in deposit balances, year over year. Decreases in data processing costs and other operating expenses were primarily a result of one-time costs related to Athens Federal’s acquisition of four branches in 2016, which were not repeated in 2017.

Income Tax Expense. Income tax expense for the year ended December 31, 2017, was $2.5 million compared to $1.6 million for the year ended December 31, 2016. The increase in income tax expense was due primarily to the increase in taxable income year over year, as well as effects of the Tax Cuts and Jobs Act signed into law on December 22, 2017, which among other things, reduced corporate tax rates to 21% effective January 1, 2018. ASC Topic 740 Income Taxes, requires deferred tax assets and liabilities to be adjusted for the effect of a change in tax laws or rates in the year of enactment. Accordingly, Athens adjusted its deferred tax assets and liabilities at December 31, 2017, using the new corporate tax rate of 21%, resulting in an increase of $270,000 in tax expense in 2017.

Total Comprehensive Income. Total comprehensive income for the periods presented consists of net income and the change in unrealized gains (losses) on securities available for sale, net of tax. Total comprehensive income was $4.4 million and $2.5 million for the years ended December 31, 2017 and 2016, respectively. The increase in total comprehensive income resulted from a $952,000 increase in net income and a $992,000 increase in unrealized gains on securities, net of tax.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Athens’ most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that Athens faces are operational risk, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in Athens’ customer base or revenue.

Credit Risk Management. Athens’ strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. Athens does not offer, and has not offered, Alt-A, sub-prime or no-documentation mortgage loans.

When a borrower fails to make a required loan payment, Athens take a number of steps to have the borrower cure the delinquency and restore the loan to current status. When the loan becomes 15 days past due, a late notice is sent to the borrower. When the loan becomes 30 days past due, a more formal letter is sent. Between 15 and 30 days past due, telephone calls are also made to the borrower. After 30 days, Athens regards the borrower in default. At 60 days delinquent, the borrower may be sent a letter from Athens’ attorney and Athens may commence collection proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. Generally, when a consumer loan becomes 60 days past due, Athens institutes collection proceedings and attempts to repossess any personal property that secures the loan. Athens management informs the Athens board of directors monthly of the amount of loans delinquent more than 30 days, all loans in foreclosure and repossessed property that Athens owns.

Analysis of Non-performing and Classified Assets. Athens considers repossessed assets and loans that are 90 days or more past due to be non-performing assets. Loans are generally placed on nonaccrual status when they become 90 days delinquent at which time the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a nonaccrual loan are first applied to the outstanding principal balance.

Real estate that Athens acquires as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure. Any holding costs and declines in fair value after acquisition of the property result in charges against income.

The following table provides information with respect to Athens’ non-performing assets at the dates indicated.

	At December 31,
(Dollars in thousands)	2017	2016	2015	2014	2013
Non-accrual loans:
Residential real estate	$837	$744	$887	$1,368	$2,440
Non-residential real estate	56	67	76	86	96
Construction	24	28	1,586	526	1,403
Commercial business	—	—	8	—	47
Consumer	24	119	73	191	57

Total	941	958	2,630	2,171	4,043
Accruing loans past due 90 days or more:
Residential real estate	129	—	—	—	20
Non-residential real estate	—	—	—	—	—
Construction	—	—	—	—	—
Commercial business	—	—	—	—	—
Consumer	—	7	—	12	27

Total	129	7	—	12	47
Total of non-accrual and 90 days or more past due loans	1,070	965	2,630	2,183	4,090

Real estate owned	914	961	1,097	1,943	413
Other non-performing assets	2	2	9	30	8

Total non-performing assets	1,986	1,928	3,736	4,156	4,511
Troubled debt restructurings	2,819 (1)	2,972 (1)	3,401 (1)	3,833 (1)	4,134 (1)

Troubled debt restructurings and total non-performing assets	$4,523	$4,706	$6,815	$7,569	$7,975

Total non-performing loans to total loans	0.33%	0.33%	1.00%	0.90%	1.77%
Total non-performing loans to total assets	0.23%	0.22%	0.81%	0.72%	1.39%
Total non-performing assets and troubled debt restructurings to total assets	0.97%	1.07%	2.10%	2.50%	2.71%

(1)	Troubled debt restructurings include $282,000, $194,000, $322,000, $420,000 and $670,000 in non-accrual loans at December 31, 2017, 2016, 2015, 2014 and 2013, respectively, which are also included in non-accrual loans at those respective dates.

Athens periodically modifies loans to extend the term or make other concessions to help borrowers stay current on their loan and to avoid foreclosure. Athens does not forgive principal or interest on loans or modify the interest rates on loans to rates that are below market rates. At December 31, 2017, Athens had $2.8 million of these modified loans, which are also referred to as troubled debt restructurings, as compared to $3.0 million at December 31, 2016. At December 31, 2017, all of the total $2.8 million of troubled debt restructurings were current and $282,000 were on non-accrual status and included in the non-accrual amounts in the table above. See Note 5 to Athens’ consolidated financial statements for the fiscal year ended December 31, 2017, December 31,

2016, and the three months ended March 31, 2018 beginning on page F-1 of this joint proxy statement/prospectus.

Interest income that would have been recorded for the year ended December 31, 2017, and the year ended December 31, 2016, had non-accruing loans and troubled debt restructurings been current according to their original terms, amounted to $20,000 and $289,000, respectively. Interest income of $315,000 and $453,000 related to non-accrual loans and troubled debt restructurings was included in interest income for the year ended December 31, 2017, and the year ended December 31, 2016, respectively.

Federal regulations require Athens to review and classify its assets on a regular basis. In addition, the OCC has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets; substandard, doubtful and loss. “Substandard assets” must have one or more defined weakness and are characterized by the distinct possibility that Athens will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets that do not currently expose an institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving close attention. When Athens classifies an asset as substandard or doubtful it may establish a specific allowance for loan losses. If Athens classifies an asset as loss, Athens charges off an amount equal to 100% of the portion of the asset classified loss.

The following table shows the aggregate amounts of Athens’ classified assets at the dates indicated.

	At December 31,
(In thousands)	2017	2016
Special mention assets	$2,045	$2,340
Substandard assets	4,813	4,784
Doubtful assets	—	—
Loss assets	—	—

Total classified assets	$6,858	$7,124

Classified assets include loans that are classified due to factors other than payment delinquencies, such as lack of current financial statements and other required documentation, insufficient cash flows or other deficiencies, and, therefore are not included as non-performing assets. Other than as disclosed in the above tables, there are no other loans where Athens management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Analysis and Determination of the Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. Athens evaluates the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings. Athens’ methodology for assessing the appropriateness of the allowance for loan losses is reviewed periodically by the Athens board of directors. The Athens board of directors also reviews the allowance for loan losses established on a quarterly basis.

General Valuation Allowance. Athens establishes a general valuation allowance for loans that should be adequate to reserve for the estimated credit losses inherent in each segment of its loan portfolio, given the facts and circumstances as of the valuation date for all loans in the portfolio that have not been classified. The allowance is based on Athens’ average annual rate of net charge-offs experienced over the previous three years on each segment of the portfolio and is adjusted for current qualitative factors. If historical loss data is not available for a segment, the estimates used will be no less than the industry average for that segment. For purposes of determining the estimated credit losses, the loan portfolio is segmented as follows: (i) residential real estate loans (one- to four-family); (ii) commercial real estate loans; (iii) commercial loans (secured); (iv) commercial loans (unsecured and leases); and (v) consumer loans. Qualitative factors that are considered in determining the adequacy of the allowance for loan losses are as follows: (i) trends of delinquent and non-accrual loans; (ii) economic factors; (iii) concentrations of credit; (iv) changes in the nature and volume of the loan portfolio; and (v) changes in lending staff and loan policies.

Specific Valuation Allowance. In accordance with Accounting Standards Codification Topic 310, “Receivables” all adversely classified loans meeting the following loan balance thresholds will be individually reviewed: (i) residential loans greater than $100,000; (ii) commercial real estate loans and land loans greater than $50,000; (iii) consumer loans greater than $25,000; and (iv) all other commercial loans. Any portion of the recorded investment in excess of the fair value of the collateral that can be identified as uncollectible will be charged off against the allowance for loan losses.

We establish a specific allowance for loan losses for 100% of the assets or portions thereof classified as loss. The amount of the loss will be the excess of the recorded investment in the loan over the fair value of collateral estimated on the date that a probable loss is identified. Lending management will use updated appraisals, National Automobile Dealers Association values, or other prudent sources for determining collateral value.

All other adversely classified loans as well as special mention and watch loans will be reviewed in accordance with Accounting Standards Codification Topic 450, “Contingencies.” Athens’ historical loss experience in each category of loans will be utilized in determining the allowance for that group. The loss history will be based on the average actual loss sustained. If Athens has not experienced any losses in a particular category, the factor will be determined from either the loss history of a reasonably similar category or the peer group industry average. The determined loss factor in each loan category may be adjusted for qualitative factors as determined by Athens management.

Unallocated Valuation Allowance. Athens’ allowance for loan losses methodology also includes an unallocated component to reflect the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the loan portfolio.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At December 31,
	2017			2016
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Residential real estate	$1,011	25.52%	32.50%	$1,114	26.85%	34.62%
Non-residential real estate (1)	1,539	38.85	45.62	1,783	42.98	44.54
Commercial business	474	11.97	8.27	544	13.11	7.85
Consumer	653	16.49	13.61	676	16.29	12.99

Total	3,677	92.83	100.00%	4,117	99.23	100.00%
Unallocated	284	7.17		32	0.77

Total allowance for loan losses	$3,961	100.00%		$4,149	100.00%

	At December 31,
	2015			2014			2013
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Residential real estate	$1,044	26.25%	37.22%	$1,111	28.37%	36.64%	$1,442	32.55%	38.20%
Non-residential real estate (1)	1,870	47.02	45.45	1,858	47.46	47.30	2,066	46.61	45.47
Commercial business	318	8.00	6.07	313	8.00	5.91	332	7.49	5.64
Consumer	566	14.23	11.26	501	12.80	10.15	531	11.97	10.69

Total	3,798	95.50	100.00%			100.00%	4,371	98.62	100.00%

Unallocated	179	4.50		132	3.37		61	1.38

Total allowance for loan losses	$3,977	100.00%		$3,915	100.00%		$4,432	100.00%

(1)	Includes construction loans.

Although Athens believes that it used the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and Athens’ results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while Athens believes it has established its allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that the OCC, in reviewing Athens’ loan portfolio, will not require Athens to increase its allowance for loan losses. The OCC may require Athens to increase its allowance for loan losses based on judgments different from Athens management’s judgements. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect Athens’ financial condition and results of operation.

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	Year Ended December 31,
(Dollars in thousands)	2017	2016	2015	2014	2013
Allowance for loan losses at beginning of period	$4,149	$3,977	$3,915	$4,432	$4,475

Provision for loan losses	18	312	304	110	316

Charge-offs:
Residential real estate	—	54	54	44	195
Non-residential real estate	—	—	—	239	—
Construction	—	158	164	176	97
Commercial business	—	8	14	8	—
Consumer	317	206	231	230	302

Total charge-offs	317	426	463	697	594

Recoveries:
Residential real estate	—	6	21	4	31
Non-residential real estate	—	—	—	—	—
Construction	—	200	141	—	—
Commercial business	20	1	—	—	147
Consumer	91	79	59	66	57

Total recoveries	111	286	221	70	235

Net charge-offs (recoveries)	206	140	242	627	359

Allowance for loan losses at end of period	$3,961	$4,149	$3,977	$3,915	$4,432

Allowance for loan losses to non-performing loans	370.19%	429.95%	151.22%	179.34%	108.36%
Allowance for loan losses to total loans outstanding at the end of the period	1.23%	1.43%	1.52%	1.61%	1.92%
Net charge-offs (recoveries) to average loans outstanding during the period	0.07%	0.05%	0.10%	0.27%	0.16%

Interest Rate Risk Management. Athens’ goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest and net income. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect Athens’ earnings while decreases in interest rates may beneficially affect its earnings. To reduce the potential volatility of Athens’ earnings, Athens has sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Athens’ strategy for managing interest rate risk emphasizes: adjusting the maturities of borrowings; adjusting the investment portfolio mix and duration and generally selling in the secondary market substantially all newly originated fixed rate one-to-four-family residential real estate loans. Athens currently does not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.

Athens has an Asset/Liability Management Committee (which we refer to as “ALCO”), which includes members of Athens management selected by the Athens board of directors, to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals. Measurements which Athens uses to help it manage interest rate sensitivity include earnings at risk simulation model and economic value of equity model.

Rate Sensitivity/Earnings at Risk – The goal is to achieve a strong acceptable and consistent level of earnings over time. The ALCO has established risk tolerances for changes in net interest income from a base case of no change in interest rates to simulate changes in net interest income from rate shocks over a one-year period. The established risk limits for changes both up and down in rates from the base case, limits in the decline in net interest income are for a 400bp change should not result in a decrease of more than 20%, a 300bp change should not result in a decrease of more than 15%, a 200bp change should not result in a decrease of more than 10% and a 100bp change should not result in a decrease of more than 5%.

Economic Value of Equity (which we will refer to as “EVE”) identifies changes in the market value of capital based on exposure to interest rate risk resulting from a change in market value of Athens Federal’s assets and liabilities due to changes in interest rates. The change in value is prepared by discounting the projected cash flows of all balance sheet categories.

The EVE is the difference between the present values of assets and liabilities. The measured change of this economic value, over a range of rate shocks indicates the degree of possible long-term exposure to future earnings. Athens Federal’s EVE risk tolerance limits are that for a 400bp change in interest rates up or down, the EVE should not decrease by more than 25% from the base case; for a 300bp change in interest rates up or down, the EVE should not decrease by more than 20%; for a 200bp change in interest rates up or down the EVE should not decrease by more than 15%; and for a 100bp change in interest rates up or down the EVE should not decrease by more than 10%.

At December 31, 2017, Athens’ model results indicated that it was in compliance with the policies noted above and that its balance sheet is slightly asset-sensitive. Asset-sensitive implies that Athens’ assets will reprice faster than its liabilities indicating an increase in interest rates would increase its net interest margin. Athens continues to seek opportunities to decrease its cost of funding by reducing the level of funding provided by certificates of deposit and pricing loans on adjustable rates or short-term locks.

Each of the above analyses may not, on its own, be an accurate indicator of how Athens’ net interest income will be affected by changes in interest rates. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analysis presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if there is a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed. Prepayment rates can have a significant impact on interest income. Because of the large percentage of loans and mortgage-backed securities Athens holds, rising or falling interest rates have a significant impact on the prepayment speeds of Athens’ earning assets that, in turn, affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Athens’ liability sensitivity would be increased if prepayments slow and vice versa. While Athens believes these assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

Liquidity and Capital Resources

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Athens Federal’s primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of investment securities and borrowings from the Federal Home Loan Bank of Cincinnati. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

Athens Federal regularly adjusts its investments in liquid assets based upon an assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and securities and (iv) the objectives of its asset/liability management policy.

Athens Federal’s most liquid assets are cash and cash equivalents and interest-bearing deposits. The level of these assets depends on Athens Federal’s operating, financing, lending and investing activities during any given period. At March 31, 2018 and December 31, 2017, cash and cash equivalents totaled $45.6 million and $36.5 million, respectively. Securities classified as available-for-sale less amounts pledged to secure public funds deposits, which amounted to $43.0 million at March 31, 2018 and December 31, 2017, provide an additional source of liquidity. In addition, at March 31, 2018 and December 31, 2017, Athens Federal had the ability to borrow a total of approximately $57.7 million and $57.4, respectively, from the Federal Home Loan Bank of Cincinnati.

At December 31, 2017, Athens Federal had $61.3 million in commitments to extend credit outstanding. Certificates of deposit due within one year of December 31, 2014 totaled $67.4 million, or 53.5% of certificates of deposit. Athens Federal believes that the large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods due to the recent low interest rate environment and local competitive pressure. If these maturing deposits do not remain with Athens Federal, Athens Federal will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, Athens Federal may be required to pay higher rates on such deposits or other borrowings than it currently pays on the certificates of deposit due on or before December 31, 2017. Athens Federal believes, however, based on past experience that a significant portion of those certificates of deposit will remain with Athens Federal. Athens Federal has the ability to attract and retain deposits by adjusting the interest rates offered.

Athens Federal must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. Historically, Athens Federal has been able to retain a significant amount of its deposits as they mature.

Athens is a separate legal entity from Athens Federal and must provide for its own liquidity. In addition to its operating expenses, Athens, on a stand-alone basis, is responsible for paying any dividends declared to its shareholders and to pay any repurchases of shares of its common stock. Athens’ primary source of income is dividends received from Athens Federal. The amount of dividends that Athens Federal may declare and pay to Athens in any calendar year, without the receipt of prior approval from the OCC but with prior notice to the OCC, cannot exceed net income for that year to date plus retained net income (as defined) for the preceding two calendar years. On a stand-alone basis, Athens had liquid assets of $3.0 million at March 31, 2018 and $4.4 million at December 31, 2017.

Capital Management. Athens Federal is required to maintain specific amounts of capital pursuant to federal regulatory requirements. As of March 31, 2018, Athens Federal was in compliance with all regulatory capital requirements, which were effective as of such date, with common equity tier 1, tier 1, tier 1 risk-based capital, total risk-based capital and leverage ratios of 13.0%, 13.0%, 9.8% and 14.1%, respectively. The regulatory requirements at that date were 4.5%, 6.0%, 8.0%, and 4.0%, respectively. At March 31, 2018, Athens Federal was considered “well-capitalized” under applicable regulatory guidelines.

Capital Requirements. On January 1, 2015, Athens Federal became subject to a comprehensive capital framework for U.S. banking organizations that was issued by the Federal Deposit Insurance Corporation and Federal Reserve Board in July 2013 (which we refer to as the “Basel III Capital Rules”), subject to phase-in periods for certain components and other provisions.

The capital standards require the maintenance of common equity Tier 1 capital, Tier 1 capital and total capital to risk-weighted assets of at least 4.5%, 6% and 8%, respectively, and a leverage ratio of at least 4% Tier

1 capital. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and Additional Tier 1 capital. Additional Tier 1 capital generally includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus Additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (which we refer to as “AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). Athens exercised the opt-out election regarding the treatment of AOCI. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, a bank’s assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests), are multiplied by a risk weight factor assigned by the regulations based on perceived risks inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement is being phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increasing each year until fully implemented at 2.5% on January 1, 2019.

The OCC also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular risks or circumstances. At March 31, 2018, Athens Federal exceeded each of its capital requirements.

Dividends. The Athens board of directors declared and paid dividends on Athens’ common stock of $85,000 during the three months ended March 31, 2018. The dividend payout ratio for the first three months of 2018, representing dividends per share divided by diluted earnings per share, was 6.0%. The dividend payout is continually reviewed by Athens management and the Athens board of directors.

Off-Balance Sheet Arrangements

In the normal course of operations, Athens engages in a variety of financial transactions that, in accordance with generally accepted accounting principles are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, unused lines of credit and letters of credit.

For the three months ended March 31, 2018, Athens did not engage in any off-balance sheet transactions reasonably likely to have a material effect on Athens’ financial condition, results of operations or cash flows.

Contractual Obligations

In the ordinary course of operations, Athens enters into certain contractual obligations. Such obligations include the funding of operations through debt issuances, subordinated debentures issued to capital trusts, operating leases for premises and equipment, as well as capital expenditures for new premises and equipment.

The following table summarizes the significant of contractual obligations of Athens at December 31, 2017.

		Payments due by period
Contractual Obligations	Total	Less than One Year	One to Three Years	Three to Five Years	More Than Five Years
	(In thousands)
Deferred director fee arrangements	$169	$68	$91	$10	$—
Deferred compensation arrangements	994	994	—	—	—
Operating lease obligations	1,315	225	415	415	260
Total	$2,478	$1,287	$506	$425	$260

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ATHENS

The following tables set forth the beneficial ownership of Athens’ common stock as of July 9, 2018 by: (i) each person or entity (other than directors and executive officers of Athens included pursuant to clause (ii)) who is known by Athens to beneficially own more than 5% of the outstanding shares of Athens common stock and (ii)(A) each director and executive officer of Athens and (B) all directors and executive officers of Athens as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. The percentage of beneficial ownership is calculated based on the 1,831,747 shares of Athens that were issued and outstanding as of July 9, 2018. Under the SEC’s rules, shares of Athens common stock issuable upon the exercise of Athens stock options currently exercisable, or exercisable within 60 days after July 9, 2018, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other persons. Unless otherwise indicated, to Athens’ knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Athens Bancshares Corporation, 106 Washington Avenue, Athens, Tennessee 37303.

Name and Address	Number of Shares of Athens Common Stock Beneficially Owned		Percent of Outstanding Shares of Athens Common Stock
Athens Federal Community Bank, National Association 401(k) Plan	295,260	(1)	16.12	%(1)
Athens Federal Community Bank, National Association Employee Stock Ownership Plan	212,614	(2)	11.61	%(2)
Ronald L. Havner, Jr. LeeAnn R. Havner The Havner Family Trust c/o Public Storage, Inc. 701 Western Avenue Glendale, California 91201	170,000		9.28%

(1)	As of July 9, 2018, all shares had been allocated to Athens 401(k) plan participants’ accounts, including allocated shares held in the Athens 401(k) plan reported in the table below for Mr. Cunningham (31,235 shares); Mr. Hutsell (25,941 shares); and Mr. Leggett (26,410 shares).
(2)	As of July 9, 2018, 108,930 shares had been allocated to Athens ESOP participants’ accounts, including allocated ESOP shares reported in the table below for Mr. Cunningham (6,249 shares); Mr. Hutsell (5,924 shares); and Mr. Leggett (5,806 shares).

Name	Number of Shares of Athens Common Stock Held(1)(2)		Number of Shares of Athens Common Stock That May be Acquired Within 60 Days by Exercising Athens Options	Total Number of Shares of Athens Common Stock Beneficially Owned	Percent of Outstanding Shares of Athens Common Stock(1)(2)
Directors:
Elaine M. Cathcart	68,353	(3)	—	68,353	3.73%
Jeffrey L. Cunningham	54,702		55,545	110,247	5.84%
Raymond A. Grant	100		—	100	*
G. Scott Hannah	57,423	(4)	8,902	66,325	3.60%
G. Timothy Howard	12,261		11,902	24,163	1.31%
Myra NanDora Jenne	27,063		—	27,063	1.48%
M. Darrell Murray	39,960	(5)	—	39,960	2.18%
Lyn B. Thompson	46,486	(6)	5,902	52,388	2.85%
Larry D. Wallace	10,000		11,902	21,902	1.19%
Executive Officers Who Are Not Directors:
Michael R. Hutsell	54,317	(7)	55,545	109,878	5.82%
Jay Leggett, Jr.	99,598	(8)	—	99,593	5.44%
All Directors and Executive Officers as a Group (12 persons)	470,263		149,698	619,972	31.29%

*	Represents beneficial ownership of less than 1% of the outstanding shares of Athens common stock.
(1)	Includes shares held in the Athens 401(k) plan reported in the table above through a unitized Employer Stock Fund as follows: Mr. Cunningham (31,235 shares); Mr. Hutsell (25,925 shares); and Mr. Leggett (26,415 shares).
(2)	Includes allocated Athens ESOP shares reported in the table above as follows: Mr. Cunningham (6,249 shares); Mr. Hutsell (5.924 shares); and Mr. Leggett (5,806 shares).
(3)	Includes 6,850 shares held in an individual retirement account (which we refer to as “IRA”), 13,400 shares held by spouse, and 6,600 shares held by spouse in his IRA.
(4)	Includes 28,097 shares held in an IRA and 14,715 shares held by spouse in her IRA.
(5)	Includes 15,000 shares held in an IRA and 12,383 shares held by spouse in her IRA.
(6)	Includes 10,000 shares held in an IRA and 25,725 shares held by spouse in his IRA.
(7)	Includes 150 shares held as custodian for niece and 100 shares held as custodian for nephew.
(8)	Includes 7,800 shares held by his sons.

Biographical Information for Certain Executive Officers and Directors of Athens

Elaine M. Cathcart, age 69, is a retired Chief Manager of Mayfield Realty. Ms. Cathcart has served as a director of Athens since 1993.

Jeffrey L. Cunningham, age 60, serves as President and Chief Executive Officer of both Athens and Athens Federal. He is a licensed attorney with significant experience in real estate and probate law as well as general corporate and commercial practice. He joined Athens as Chief Operating Officer in October 1999 and became President and Chief Executive Officer in March 2000. Mr. Cunningham has served as a director of Athens since 1992.

Raymond A. Grant, age 61, has served as the Assistant Director for Human Resources for the Athens City School District since 2001. Mr. Grant has served as a director of Athens since 2015.

G. Scott Hannah, age 67, is the retired owner of Hiwassee Sales, Inc., a wholesale beverage distributor. Mr. Hannah has served as a director of Athens since 2003.

G. Timothy Howard, age 59, is the President of Howard Brothers Logging, Inc., a timber products company. Mr. Howard has served as a director of Athens since 2001.

Myra NanDora Jenne, age 49, is a practicing attorney at Jenne, Scott & Jenne, PLLC, a law firm located in Cleveland, Tennessee. Ms. Jenne has served as a director of Athens since 2010.

M. Darrell Murray, age 72, is a self-employed realtor and auctioneer. Mr. Murray has served as a director of Athens since 1993.

Lyn B. Thompson, age 58, is a self-employed certified public accountant. Ms. Thompson has served as a director of Athens since 2005.

Larry D. Wallace, age 72, serves as Chairman of the boards of directors of Athens and Athens Federal. He previously served as the director of the Tennessee Bureau of Investigation for 12 years from 1992 through 2003. Upon his retirement as director of the Tennessee Bureau of Investigation, Mr. Wallace returned home to Athens, Tennessee, where he served as Vice President of Administration and then as Assistant to the President for Special Projects of Tennessee Wesleyan University until his retirement as of March 31, 2015. He is currently employed with Athens Insurance as assistant to the owner. Mr. Wallace has served as a director of Athens since 2006.

Director Independence

Based on the definition of “independent director” contained in the NASDAQ Stock Market listing rules, Athens’ board of directors has determined that all directors of Athens are independent, except for Jeffrey L. Cunningham who is employed as President and Chief Executive Officer of Athens and Athens Federal.

Executive Compensation Information for Certain Executive Officers of Athens

The following table shows all compensation earned by, awarded to or paid to Athens’ President and Chief Executive Officer, Jeffrey L. Cunningham, for all services rendered in such capacity to Athens and/or Athens Federal, for the year ended December 31, 2017.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation(1)	Total
Jeffrey L. Cunningham	2017	$364,712	$87,363	—	—	$71,271	$523,346

(1)	For the year ended December 31, 2017, includes employer contributions to 401(k) plan of $16,200, an ESOP allocation of $26,156, an automobile allowance of $18,834, country club dues of $2,565, other perquisites of $1,270, health and insurance benefits of $5,688, and split dollar life insurance imputed income of $558.

Director Compensation Information for Certain Directors of Athens

The following table provides the compensation received by the individuals who served as directors of Athens, and who were not also executive officers of Athens, during the fiscal year ended December 31, 2017.

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
Elaine M. Cathcart	$22,800	—	—	—	$22,800
Raymond A. Grant	22,800	—	—	—	22,800
G. Scott Hannah	28,800	—	—	—	28,800
G. Timothy Howard	22,800	—	—	—	22,800
Myra NanDora Jenne	22,800	—	—	—	22,800
M. Darrell Murray	22,800	—	—	—	22,800
Lyn B. Thompson	34,800	—	—	—	34,800
Larry D. Wallace	28,800	—	—	—	28,800

Related Party Transactions

Directors and executive officers of Athens and Athens Federal routinely enter into banking transactions with Athens Federal in the ordinary course of business. Extensions of credit to such persons are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The Athens management believes that these transactions do not involve more than a normal risk of collectability or present other unfavorable features.

Athens and Athens Federal have not entered into any transactions since January 1, 2016 in which the amount involved exceeded the lesser of $120,000 or one percent of Athens’ average total assets for the years ended December 31, 2016 and 2017, and in which any related persons had or will have a direct or indirect material interest.

COMPARISON OF SHAREHOLDERS’ RIGHTS

CapStar and Athens are each incorporated under the laws of the State of Tennessee and, accordingly, the rights of their shareholders are governed by Tennessee law and their respective articles of incorporation and bylaws. After the merger, the rights of former shareholders of Athens who receive shares of CapStar common stock in the merger will be determined by reference to CapStar’s articles of incorporation and bylaws and Tennessee law. Set forth below is a description of the material differences between the rights of Athens shareholders and CapStar shareholders. CapStar and Athens believe that this summary describes the material differences between the rights of holders of CapStar common stock as of the date of this joint proxy statement/prospectus and the rights of holders of Athens common stock as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Shareholders are urged to read the articles of incorporation and bylaws of each of Athens and CapStar in their entirety. Copies of CapStar’s articles of incorporation and bylaws have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information.”

	ATHENS	CAPSTAR
Capital Stock	Holders of Athens capital stock are entitled to all the rights and obligations provided to capital shareholders under the Tennessee Business Corporation Act (“TBCA”) and Athens’ articles of incorporation and bylaws.	CapStar has similar provisions.

Authorized	Athens’ authorized capital stock consists of 50,000,000 shares of voting common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share.	CapStar’s authorized capital stock consists of 25,000,000 shares of common stock, par value $1.00 per share (of which 5,000,000 shares are designated nonvoting stock), and 5,000,000 shares of preferred stock, par value $1.00 per share (of which 1,609,800 shares are designated as Series A Nonvoting Noncumulative Perpetual Convertible Preferred Stock (“Series A preferred stock”)).

Outstanding	As of the Athens record date, there were 1,831,747 shares of Athens common stock outstanding and no shares of Athens preferred stock outstanding.	As of the CapStar record date, there were 11,851,724 shares of CapStar common stock outstanding, 132,561 shares of CapStar nonvoting common stock outstanding, and 878,049 shares of CapStar Series A preferred stock outstanding.

Voting Rights

Holders of Athens common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.

Athens’ articles of incorporation provides that holders of common stock who beneficially own (either directly or indirectly) more than 10% of the outstanding shares are not entitled to vote with respect to those shares that exceed the 10% limit.

Holders of CapStar common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.

Holders of CapStar non-voting common stock and CapStar Series A preferred stock do not have any voting rights.

	ATHENS	CAPSTAR
Cumulative Voting	No shareholder has the right of cumulative voting in the election of directors under Tennessee law.	No shareholder has the right of cumulative voting in the election of directors under Tennessee law.

Dividends	Athens’ articles of incorporation provides that a dividend may be issued on common stock and on any class or series of shares entitles to participate, only when and as declared by the board of directors.	Holders of CapStar common stock are only entitled to receive dividends when, as and if declared by the board of directors, out of funds legally available for dividends. Dividends on shares of Series A preferred stock are payable on the same date as dividends on shares of common stock, but prior to the payment of any dividends on shares of common stock.

Number of Directors

Athens’ articles of incorporation provide that the number of directors shall be no less than five and not more than 15, as shall be provided from time to time in accordance with the bylaws.

The directors shall be divided into three classes with three year staggered terms, with each class as nearly equal in number as possible.

CapStar’s bylaws provide that the number of directors serving on the CapStar board of directors shall be not less than five nor more than 25, which number may be fixed or changed from time to time by the board of directors.

There are currently nine directors serving on the Athens board of directors.

There are currently 11 directors serving on the CapStar board of directors.

Pursuant to the merger agreement, two members of the board of directors of Athens will be appointed to the boards of directors of CapStar and CapStar Bank.

Terms of Directors	Members of each class are elected for a term of three years until their successors are elected or qualified.	CapStar directors are elected annually and each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

Election of Directors	Under the TBCA and Athens’ bylaws, unless otherwise provided in the Athens’ articles of incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors at a meeting at which a quorum is present. Athens’ articles of incorporation do not otherwise provide for the vote required to elect directors.	CapStar directors are similarly elected in accordance with the TBCA and its articles of incorporation do not otherwise provide for the vote required to elect directors.

Removal of Directors	Athens’ articles of incorporation and bylaws provide that Athens directors may be removed only for “cause” and upon the	CapStar’s bylaws provide that at any meeting of shareholders called expressly for that purpose, directors may be removed, with or without cause.

	ATHENS	CAPSTAR
affirmative vote of the holders of at least a majority of the outstanding voting stock.

Vacancies on the Board of Directors	Athens’ articles of incorporation and bylaws provide that vacancies in the Athens board of directors may be filled only by the affirmative vote of the majority of the remaining directors (even if less than a quorum). A director appointed to fill a vacancy shall hold office only until the end of the term he or she is elected to fill and until his or her successor has been elected and qualified.	CapStar’s bylaws provide that a majority of directors then in office (even if less than a quorum), or a sole remaining director, may fill a vacancy. A vacancy that will occur at a specific later date may be filled before the vacancy occurs by a majority of directors then in office, including those who have so resigned, but the new director may not take office until the vacancy occurs.

Action by Written Consent	Athens’ articles of incorporation provide that any action required or permitted to be taken by the shareholders of Athens at a meeting may be taken without a meeting. If all shareholders consent to taking such action without a meeting, the affirmative vote of the number of shareholders that would be necessary to authorize or take such action must be evidenced by one or more written consents describing the action taken, signed by each shareholder in one or more counterparts, indicating each signing shareholder’s vote or abstention on the action.	Under the TBCA, unless the articles of incorporation provide otherwise, action required or permitted to be taken at an annual or special meeting may be taken without a meeting, without prior notice and without a vote if the holders of outstanding shares having not less than the minimum number of votes otherwise required to authorize or take such action at a meeting of shareholders at which all shares were present and voted consent in writing. CapStar’s articles of incorporation do not prohibit shareholder action by written consent.

Advance Notice Requirements for Shareholder Nominations and Other Proposals

Athens’ bylaws provide that a shareholder who desires to nominate a person for election to the Athens board of directors at, or bring other business before, an annual meeting of shareholders and who is eligible to make such nomination or bring such other business must give written notice of the proposed nomination or business to the Secretary of Athens at the principal executive office of Athens not less than 90 days before the date of the annual meeting; provided, however, that if less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice must be received no later than the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

The shareholder must also comply with the other requirements for nominating a director or bringing other business before

Aside from the timing requirements, CapStar’s bylaws have similar provisions.

CapStar’s bylaws provide that a shareholder who desires to nominate a person for election to the CapStar board of directors or present a shareholder proposal at a meeting of shareholders must give written notice of the proposed nomination to the Secretary of CapStar at the principal executive office of CapStar no more than 120 days and not less than 75 days prior to the first anniversary of the date CapStar commenced mailing its proxy materials in connection with the previous year’s annual meeting of shareholders.

In the event that the date of the annual meeting is more than 30 days before or more than 70 days after its anniversary date, notice by the shareholder must be delivered no more than 75 days prior to such annual meeting or the tenth day following CapStar’s public announcement of the

	ATHENS	CAPSTAR
	an annual meeting of shareholders as set forth in Athens’ bylaws.	meeting, and no earlier than the close of business on the 120th day prior to such annual meeting.

Notice of Shareholder Meeting	Athens’ bylaws provide that notice of each shareholder meeting must be given to each shareholder entitled to vote not less than 10 days, nor more than two months before the date of the meeting.	CapStar’s bylaws have similar notice provisions (specifying 60 days rather than two months).

Amendments to Charter	Under the TBCA, with the limited exception of certain non-substantive amendments that can be effected by a corporation’s board of directors without shareholder approval, a corporation’s board of directors may propose one or more amendments to the articles of incorporation for submission to the shareholders. For the amendment to be adopted, the board of directors must recommend the amendment to the shareholders, unless the board of directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment, and the shareholders entitled to vote on the amendment must approve the amendment. Unless the TBCA, the restated articles of incorporation or the board of directors requires a greater vote, certain amendments must be approved by a majority of the votes entitled to be cast on the amendment. The board of directors may condition its submission of the proposed amendment on any basis.	CapStar’s articles of incorporation similarly may be amended in accordance with the TBCA.

Amendments to Bylaws	Athens’ bylaws may be amended by the board of directors. Under the TBCA, Athens’ shareholders have the power to adopt, amend or repeal the bylaws.	CapStar’s bylaws may similarly be amended by the board of directors or the shareholders.

Special Meeting of Shareholders	Athens’ bylaws provide that special meetings of the shareholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of directors (provided that there are no vacancies).	CapStar’s bylaws provide that special meetings of the shareholders shall be held only when directed by the chairman, the president, the chief executive officer, or the board of directors. Shareholders are not permitted to call special meetings.

Quorum	Athens’ articles of incorporation and bylaws provide that a majority of the shares entitled to vote, represented in person or by	CapStar’s bylaws have a similar provision.

	ATHENS	CAPSTAR
proxy, constitutes a quorum at any shareholder meeting.

Proxy	Under Athens’ bylaws, a proxy is valid for 11 months unless otherwise provided in the proxy.	Under CapStar’s bylaws, a proxy is valid for three years, unless the proxy provides for a longer period.

Preemptive Rights	Athens’ shareholders do not have preemptive rights.	CapStar’s shareholders do not have preemptive rights.

Indemnification of Directors and Officers	Athens’ bylaws provide for indemnification coverage for its present and former directors, officers, employees and agents to the fullest extent authorized by the TBCA, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (iii) for unlawful distributions under Section 48-18-304 of the TBCA.	CapStar’s bylaws provide that CapStar may indemnify its current and former directors, officers, employees and agents to the fullest extent authorized by the TBCA, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (iii) for unlawful distributions under Section 48-18-304 of the TBCA.

Certain Business Combination Restrictions

Control Share Acquisitions. Effective June 11, 2018, Athens amended its bylaws to opt out of the provisions specified under the TBCA.

Business Combinations. Athens has elected not to be governed by the TBCA.

Pursuant to Athens’ articles of incorporation, in addition to any affirmative vote required by law or the charter, the approval of any business combination shall require the affirmative vote of the holders of at least 80% of the voting power of the outstanding voting stock entitled to vote in the election of directors, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by other provisions of the charter or any Preferred Stock Designation, in any agreement with any national securities exchange or otherwise.

The above provisions are not applicable to any business combination in the case that the business combination does not involve any cash or other consideration being received by Athens shareholders solely in their capacity as shareholders of the corporation, or if certain specified

Control Share Acquisitions. CapStar has not opted out of the provisions specified under the TBCA.

Business Combinations. The TBCA generally prohibits a “business combination” by CapStar or its subsidiary, CapStar Bank, with an “interested shareholder” (generally any person or entity that directly or indirectly beneficially owns 10% of more of the voting power of any outstanding class or series of the company’s stock) within five years after the shareholder becomes an interested shareholder.

CapStar or CapStar Bank can, however, enter into a business combination within that period if, before the interested shareholder became such, the CapStar board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After the five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by at least two-thirds of CapStar’s common stock held by holders other than the interested shareholder.

	ATHENS	CAPSTAR
conditions in Athens’ articles of incorporation are satisfied.

Business Transactions. In any case in which the TBCA or other applicable law requires shareholder approval of business transactions (e.g., merger or share exchange of CapStar with or into any other corporation, or any sale, lease exchange or other disposition of substantially all of the assets of CapStar to any other corporation), approval of such transaction shall require either: (1) the affirmative vote of two-thirds of the directors of CapStar and the affirmative vote of a majority of the outstanding voting stock; or (2) the affirmative vote of a majority of the directors of CapStar and the affirmative vote of the holders of at least two-thirds of the outstanding voting stock.

Non-Shareholder Constituency Provision	Under the TBCA, in discharging his or her duties, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of the corporation and its shareholders, and the social, economic, legal, or other effects of any action on the employees, suppliers, customers of the corporation or its subsidiaries, the communities and society in which the corporation or its subsidiaries operate, and the economy of the state and the nation.	CapStar is subject to the same provisions of the TBCA.

Dissenters’ Rights

Under the TBCA, a shareholder generally has the right to dissent from any merger to which the corporation is a party for which shareholder approval is required, from any sale of all assets of the corporation for which shareholders are entitled to vote, and certain amendments to the corporation’s articles of incorporation, and to receive fair value for his or her shares. Dissenter’s rights are not available as to any shares that are listed on an exchange registered under Section 6 of the Exchange Act or classified as “national market system” securities as defined in the rules promulgated pursuant to the Exchange Act. Athens’ shareholders are entitled to dissenters’ rights.

See the section entitled “The Merger—Dissenters’ Rights for Athens Shareholders” and Appendix E.

Under the TBCA, dissenter’s rights are not available as to any shares that are listed on an exchange registered under Section 6 of the Exchange Act or classified as “national market system” securities as defined in the rules promulgated pursuant to the Exchange Act. CapStar common stock is listed on the NASDAQ, and accordingly, holders of CapStar common stock are not entitled to exercise dissenters’ rights under the TBCA other than in certain limited circumstances.

LEGAL MATTERS

Wachtell, Lipton, Rosen and Katz, New York, New York, and Luse Gorman, PC, Washington, D.C., will deliver at the effective time of the merger their opinions to CapStar and Athens, respectively, as to certain U.S. federal income tax consequences of the merger. See the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

The validity of the shares of CapStar common stock to be issued in connection with the merger has been passed upon for CapStar by Wachtell, Lipton, Rosen and Katz.

EXPERTS

The consolidated financial statements of CapStar as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 have been audited by Elliott Davis, LLC, an independent registered public accounting firm, as set forth in its report appearing in CapStar’s Annual Report on Form 10-K for the year ended December 31, 2017, and incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance on the report of such firm given upon its authority as experts in accounting and auditing.

The consolidated financial statements of Athens as of December 31, 2017, and 2016 and for the years then ended included herein have been audited by Mauldin & Jenkins, LLC, independent registered public accounting firm, as set forth in its reports thereon, included herein. Such consolidated financial statements are included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries (such as brokers, banks and other companies that hold shares in “street name”) to satisfy the delivery requirements for proxy statements, prospectuses and certain other materials by delivering a single copy of these materials to an address shared by two or more of CapStar or Athens shareholders. This delivery method is referred to as “householding” and can result in significant cost savings for CapStar or Athens, as applicable, and, in turn, their respective shareholders.

If your CapStar common stock or Athens common stock is held in “street name,” your broker, bank or other intermediary may have delivered only one proxy statement/prospectus to multiple shareholders who share one address. However, you can request separate copies of these documents by contacting the broker, bank or other intermediary. Conversely, if your CapStar common stock or Athens common stock are held in “street name” and you wish to receive separate copies of a proxy statement in the future, you can request “householding” by contacting the broker, bank or other intermediary.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS

CapStar

CapStar’s annual meetings of shareholders are generally held in May of each year. CapStar will consider for inclusion in its proxy materials for the 2019 annual meeting of shareholders proposals that are received no later than December 22, 2017 and that comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act, and the Capstar bylaws. CapStar shareholders must submit their proposals to CapStar Financial Holdings, Inc., 1201 Demonbreun Street, Suite 700, Nashville, Tennessee 37203, Attention: Corporate Secretary.

In addition, the CapStar bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the CapStar board of directors to be properly made at a meeting by a shareholder, among other things, the notice must be received by the Corporate Secretary at CapStar’s offices not less than 75 days nor more than 120 days prior to the anniversary date of when CapStar commenced the mailing of its proxy materials for the preceding year’s annual meeting. If the date of the annual meeting of shareholders is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, then, to be timely, such notice must be received by CapStar no later than 75 days prior to the date of the meeting nor more than 120 days prior to the date of the meeting or the tenth day following the day on which public announcement of the date of the meeting was made. A shareholder who intends to raise a proposal to be acted upon at the 2019 annual meeting of shareholders, but who does not desire to include the proposal in CapStar’s 2019 definitive proxy statement, must inform CapStar by sending written notice to CapStar Financial Holdings, Inc., 1201 Demonbreun Street, Suite 700, Nashville, Tennessee 37203, Attention: Corporate Secretary, no earlier than December 22, 2017 or later than February 5, 2018.

Athens

Athens’ annual meetings of shareholders are generally held in May of each year. Athens does not anticipate holding a 2019 annual meeting of shareholders if the merger is completed in the fourth quarter of 2018, as currently expected. In the event that the merger is not completed on the expected time frame, or at all, Athens may hold a 2019 annual meeting. Any shareholder nominations or proposals for other business intended to be presented at Athens’ next annual meeting, if any, must be submitted to Athens as set forth below.

The Athens bylaws provide that only such business which is properly brought before an annual meeting of shareholders will be conducted. For business to be properly brought before an annual meeting or nominations of persons for election to the Athens board of directors to be properly made at a meeting by a shareholder, among other things, the notice must be received by the Corporate Secretary at Athens’ principal offices not less than 90 days before the date of the annual meeting. However, if less than 100 days’ notice or prior public disclosure of the annual meeting is given to shareholders, to be timely the shareholders’ notice must be delivered not later than the close of business on the tenth day following the day on which notice of the annual meeting was mailed to shareholders or public disclosure of the annual meeting date was made.

A shareholder who intends to raise a proposal to be acted upon at the 2019 annual meeting of shareholders must inform CapStar by sending written notice to Athens’ Corporate Secretary at Athens Bancshares Corporation, 106 Washington Avenue, Athens, Tennessee 37303.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows CapStar to “incorporate by reference” information into this joint proxy statement/prospectus, which means that CapStar can disclose important information to you by referring you to another document filed separately by it with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by any information in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by CapStar:

•	Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 8, 2018, including the portions of CapStar’s definitive proxy statement on Schedule 14A filed on March 19, 2018, and incorporated into that Form 10-K by reference;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 2, 2018;

•	Current Reports on Form 8-K, filed on April 27, 2018, June 12, 2018 and June 14, 2018; and

•	The description of the CapStar common stock contained in CapStar’s Registration Statement on Form 8-A filed with the SEC on September 20, 2016, and any amendments or reports filed for the purpose of updating such description.

In addition, CapStar is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the special meetings of Athens and CapStar’s shareholders; provided, however, that CapStar is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

CapStar files annual, quarterly and special reports, joint proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials CapStar files with the SEC without charge by following the instructions in the section entitled “References to Additional Information” in the forepart of this joint proxy statement/prospectus.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated financial information and accompanying notes showing the impact on the historical financial conditions and results of operations of CapStar and Athens have been prepared to illustrate the effects of the merger under the acquisition method of accounting. See “The Merger—Accounting Treatment.”

The unaudited pro forma combined consolidated balance sheet as of March 31, 2018 is presented as if the merger had occurred on March 31, 2018. The unaudited pro forma combined consolidated income statements for the year ended December 31, 2017 and the three months ended March 31, 2018 are presented as if the merger had occurred on January 1, 2017. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statement only, expected to have a continuing impact on consolidated results of operations; as such, one-time merger costs are not included.

The unaudited pro forma combined consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined consolidated financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma combined consolidated financial statements;

•	CapStar’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included in CapStar’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this joint proxy statement/prospectus;

•	CapStar’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018, which is incorporated by reference into this joint proxy statement/prospectus;

•	Athens’ audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included elsewhere in this joint proxy statement/prospectus;

•	Athens’ unaudited consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2018, included elsewhere in this joint proxy statement/prospectus; and

•	other information pertaining to CapStar and Athens incorporated by reference into, or included in, this joint proxy statement/prospectus.

See the sections entitled “Selected Historical Consolidated Financial Data of CapStar,” “Documents Incorporated by Reference,” “Where you Can Find More Information” and “Index to Consolidated Financial Statements of Athens Bancshares Corporation.”

Unaudited Pro Forma Combined Consolidated Balance Sheet

At March 31, 2018

(in thousands, except per share data)

	CapStar as reported	Athens as reported	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and due from banks	$10,980	$32,677	$(18,274)	a,n,p	$25,383
Interest-bearing deposits in financial institutions	34,629	17			34,646
Federal funds sold	5,516	12,868	(5,577)	a	12,807

Total cash and cash equivalents	51,125	45,562	(23,851)		72,836

Securities available-for-sale, at fair value	189,580	73,223	(172)	e	262,631
Securities held-to-maturity	3,752	—			3,752
Loans held for sale	62,286	—			62,286
Loans	1,031,821	334,492	(3,972)	f	1,362,341
Less allowance for loan losses	(14,563)	(3,972)	3,972	b	(14,563)

Loans, net	1,017,258	330,520	—		1,347,778

Premises and equipment, net	5,856	7,734	4,500	g	18,090
Restricted equity securities	8,809	3,220			12,029
Accrued interest receivable	4,058	1,366			5,424
Goodwill	6,219	—	49,588	o	55,807
Core deposit intangible	13	2,940	3,060	c,d	6,013
Other assets	33,789	17,708	(801)	h,i	50,696

Total assets	$1,382,745	$482,273	$32,324		$1,897,342

Liabilities and Shareholders’ Equity
Deposits:
Non-interest-bearing	$258,161	$60,450	$(3,001)	a	$315,610
Interest-bearing	869,392	361,738	(10,856)	a	1,220,274

Total deposits	1,127,553	422,188	(13,857)		1,535,884
Federal Home Loan Bank advances	100,000	—			100,000
Other liabilities	6,499	7,097	1,500	j	15,096

Total liabilities	1,234,052	429,285	(12,357)		1,650,980

Shareholders’ equity:
Preferred stock	878	—			878
Common stock	11,774	18	5,185	l,m	16,977
Additional paid-in capital	119,147	18,934	82,026	l,m	220,107
Common stock acquired by benefit plans: unallocated common stock held by Employee Stock Ownership Plan Trust	—	(1,037)	1,037	k	—
Retained earnings	22,087	36,350	(44,844)	m,n,p	13,593
Accumulated other comprehensive loss, net of income tax	(5,193)	(1,277)	1,277	m	(5,193)

Total shareholders’ equity	148,693	52,988	44,681		246,362

Total liabilities and shareholders’ equity	$1,382,745	$482,273	$32,324		$1,897,342

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information

Unaudited Pro Forma Combined Consolidated Statement of Income

For the three months ended March 31, 2018

(in thousands, except per share data)

	CapStar as reported	Athens as reported	Income Statement Reclassifications		Pro Forma Adjustments		Pro Forma Combined
Interest income:
Loans, including fees	$12,234	$4,328	$—		$62	x,z	$16,624
Securities:
Taxable	876	602	(309)	q	—		1,169
Tax-exempt	284	—	180	q	—		464
Federal funds sold	20	—	52	q	—		72
Restricted equity securities	129	47	—		—		176
Interest-bearing deposits in financial institutions	201	—	77	q	(46)	aa	232

Total interest income	13,744	4,977	—		16		18,737

Interest expense:
Deposits	2,408	448	—		(46)	aa	2,810
Federal funds purchased	1	—	—		—		1
Federal Home Loan Bank advances	489	—	—		—		489
Note payable to bank	—	9	—		(9)	z	—

Total interest expense	2,898	457	—		(55)		3,300

Net interest income	10,846	4,520	—		71		15,437
Provision for loan losses	678	26	—		—		704

Net interest income after provision for loan losses	10,168	4,494	—		71		14,733

Noninterest income:
Treasury management and other deposit service charges	402	621	(350)	r	—		673
Loan fees	387	—	156	r	—		543
Net gain (loss) on sale of securities	—	—	—		—		—
Tri-Net fees	528	—	—		—		528
Mortgage banking income	1,313	—	261	r	—		1,574
Other noninterest income	460	949	(67)	r	—		1,342

Total noninterest income	3,090	1,570	—		—		4,660

Noninterest expense:
Salaries and employee benefits	6,257	2,137	—		—		8,394
Data processing and software	798	365	115	s	—		1,278
Professional fees	474	0	224	u	—		698
Occupancy	521	522	(281)	s,t	—		762
Equipment	539	0	166	t	—		705
Regulatory fees	203	0	69	u	—		272
Other operating	788	1,038	(293)	u	204	v,w	1,737

Total noninterest expense	9,580	4,062	—		204		13,846

Income before income taxes	3,678	2,002	—		(133)		5,547
Income tax expense (benefit)	483	472	—		(35)	y	920

Net income	$3,195	$1,530	$—		$(98)		$4,627

Per share information:
Basic net income per share of common stock	$0.27	$0.90	$—		$—		$0.27

Diluted net income per share of common stock	$0.25	$0.83	$—		$—		$0.25

Weighted average shares outstanding:
Basic	11,664,467	1,707,400	—		3,496,044		16,867,911

Diluted	12,975,981	1,842,909	—		3,799,815		18,618,705

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information

Unaudited Pro Forma Combined Consolidated Statement of Income

For the year ended December 31, 2017

(in thousands, except per share data)

	CapStar as reported	Athens as reported	Income Statement Reclassifications		Pro Forma Adjustments		Pro Forma Combined
Interest income:
Loans, including fees	$45,601	$15,557	$—		$72	x,z	$61,230
Securities:
Taxable	3,682	2,047	(660)	q	—		5,069
Tax-exempt	1,244	—	458	q	—		1,702
Federal funds sold	41	—	106	q	—		147
Restricted equity securities	396	453	(286)		—		563
Interest-bearing deposits in financial institutions	551	—	382	q	(107)	aa	826

Total interest income	51,515	18,057	—		(35)		69,537

Interest expense:
Deposits	8,080	1,747	—		(107)	aa	9,720
Federal funds purchased	13	1	—		—		14
Federal Home Loan Bank advances	1,559	—	—		—		1,559
Note payable to bank	—	214	—		(214)	z	—

Total interest expense	9,652	1,962	—		(321)		11,293

Net interest income	41,863	16,095	—		286		58,244
Provision for loan losses	12,870	18			—		12,888

Net interest income after provision for loan losses	28,993	16,077	—		286		45,356

Noninterest income:
Treasury management and other deposit service charges	1,516	2,471	(1,350)	r	—		2,637
Loan fees	771	—	605	r	—		1,376
Net gain (loss) on sale of securities	(66)	—	—		—		(66)
Tri-Net fees	1,002	—	—		—		1,002
Mortgage banking income	6,238	—	987	r	—		7,225
Other noninterest income	1,447	4,161	(242)	r	—		5,366

Total noninterest income	10,908	6,632	—		—		17,540

Noninterest expense:
Salaries and employee benefits	20,400	9,025	—		—		29,425
Data processing and software	2,786	1,432	390	s	—		4,608
Professional fees	1,522	0	640	u	—		2,162
Occupancy	2,025	2,029	(1,059)	s,t	—		2,995
Equipment	2,071	0	669	t	—		2,740
Regulatory fees	1,111	0	308	u	—		1,419
Other operating	3,850	3,579	(948)	u	727	v,w	7,208

Total noninterest expense	33,765	16,065	—		727		50,557

Income before income taxes	6,136	6,644	—		(441)		12,339
Income tax expense (benefit)	4,635	2,513	—		(115)	y	7,033

Net income	$1,501	$4,131	$—		$(326)		$5,306

Per share information:
Basic net income per share of common stock	$0.13	$2.46	$—		$—		$0.32

Diluted net income per share of common stock	$0.12	$2.27	$—		$—		$0.29

Weighted average shares outstanding:
Basic	11,280,580	1,677,746	—		3,525,698		16,484,024

Diluted	12,803,511	1,820,142	—		3,819,315		18,442,968

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

(all amounts are in thousands, except per share data, unless otherwise indicated)

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma combined balance sheet as of March 31, 2018 and the unaudited pro forma combined income statements for the year ended December 31, 2017 and the three months ended March 31, 2018 are based on the historical financial statements of CapStar and Athens after giving effect to the completion of the mergers and the assumptions and adjustments described in the accompanying notes. Such financial statements do not reflect cost savings or operating synergies expected to result from the merger, or the costs to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the three companies. Certain historical financial information has been reclassified to conform to the current presentation.

The transactions will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, a more reliable measure.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the merger, CapStar and Athens will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

Note 2—Preliminary Estimated Acquisition Consideration

Under the terms of the merger agreement, each share of Athens common stock issued and outstanding immediately prior to the completion of the merger (other than the excluded shares) will be converted into the right to receive the exchange ratio of CapStar common stock. CapStar will not issue any fractional shares of CapStar common stock in the merger. Instead, an Athens shareholder who otherwise would have received a fraction of a share of CapStar common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying the fraction of a share of CapStar common stock to which the holder would otherwise be entitled by the CapStar average closing price.

Based on of the number of shares of Athens common stock outstanding as of March 31, 2018, as provided by Athens management, the preliminary estimated acquisition consideration is as follows.

(dollars are in thousands, except per share data)
Total number of common shares as provided by Athens management	1,816,845

Total number of Athens common stock to exchange	1,816,845
Per share exchange ratio	2.864

Number of shares of CapStar common stock as exchanged	5,203,444
Multiplied by CapStar common stock price per share on March 31, 2018	$18.83

Estimated fair value of CapStar common stock issued (“Stock Consideration”)	$97,981

Calculated deal price per Athens share	$53.93
Total number of stock options outstanding as provided by Athens management to exchange	206,263

Stock options outstanding weighted average strike price as provided by Athens management	$14.26
Intrinsic value per stock option outstanding	$39.67

Estimated fair value of stock options rolled (“Rolled Stock Options Consideration”)	$8,182

Stock Consideration	$97,981
Rolled Stock Options Consideration	$8,182

Total Preliminary Estimated Acquisition Consideration	$106,163

Note 3—Preliminary Estimated Acquisition Consideration Allocation

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of Athens based on their estimated fair values as of the closing of the merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration with regard to Athens is preliminary because the proposed merger has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation unaudited pro forma adjustments will remain preliminary until CapStar management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the merger and will be based on the value of the CapStar common stock at the closing of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The total preliminary estimated acquisition consideration as shown in the tables above is allocated to Athens’ tangible and intangible assets and liabilities as of March 31, 2018 based on their preliminary estimated fair values as follows.

Cash and cash equivalents	$44,062
Securities available-for-sale	73,051
Loans	330,520
Premises and equipment, net	12,234
Goodwill	49,588
Core deposit intangible	6,000
Other assets	21,493
Deposits	(422,188)
Other liabilities	(8,597)

Total preliminary estimated acquisition consideration	$106,163

Approximately $6,000 has been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma combined consolidated financial information.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is allocated to core deposit intangibles.

Goodwill. Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets are the skill sets, operations, customer base and organizational cultures that can be leveraged to enable the combined company to build an enterprise greater than the sum of its parts. In accordance with ASC Topic 350, Intangibles—Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

Note 4—Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the merger been completed at the date indicated. Such information includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods. The unaudited pro forma financial information does not give consideration to the impact of possible cost savings, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the merger.

The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities, and commitments which CapStar, as the acquiror, will acquire from Athens. The descriptions related to these preliminary adjustments are as follows.

Balance Sheet—the explanations and descriptions below are referenced to the March 31, 2018 Unaudited Pro Forma Combined Consolidated Balance Sheet on page 163.

Pro Forma Adjusting Entries (Balance Sheet):		Debit	Credit
a	Cash and due from banks		$8,280
a	Federal funds sold		5,577
a	Non-interest-bearing deposits	3,001
a	Interest-bearing deposits	10,856
b	Allowance for loan losses	3,972
c	Core deposit intangible		2,940
d	Core deposit intangible	6,000
e	Securities available-for-sale		172
f	Loans		3,972
g	Premises and equipment	4,500
h	Servicing asset (included in “other assets”)	1,000
i	Deferred tax asset (included in “other assets”)		1,801
j	Other liabilities		1,500
k	Common stock acquired by benefit plans: unallocated common stock held by Employee Stock Ownership Plan Trust		1,037
l	Common stock		5,203
l	Additional paid-in capital		100,960
m	Common stock	18
m	Additional paid-in capital	18,934
m	Retained earnings	34,850
m	Accumulated other comprehensive loss, net of income tax		1,277
n	Cash and due from banks		1,500
n	Retained earnings	1,500
o p	Goodwill	49,588
	Cash and due from banks		8,494
p	Retained earnings	8,494

a)	Elimination of deposits Athens holds at CapStar.
b)	Adjustment to allowance for loan losses to reflect the reversal of Athens’ allowance for loan losses.
c)	Remove Athens’ existing core deposit intangible.
d)	Adjustment to intangible assets to reflect the preliminary estimate of the core deposit intangible at the acquisition date.
e)	Adjust certain security investments to estimated fair value.
f)	Adjustment to loans to reflect the preliminary estimated fair value at acquisition date.
g)	Adjustment to real estate to reflect the preliminary estimated fair value at acquisition date.
h)	Adjustment to record the estimated fair value of Athens’ loan servicing portfolio at acquisition date.
i)	Adjustment to reflect the net deferred tax asset generated by the net fair value adjustments using an assumed effective tax rate equal to 26.14%.
j)	Adjustment to record the commitment payable to Athens Federal Foundation.
k)	Remove Athens’ existing Employee Stock Ownership Plan loan payable.
l)	CapStar common shares issued to Athens’ shareholders representing the stock consideration and rolled stock option components of the total respective merger consideration. For the purposes of this pro-forma presentation, the value of a share of CapStar common stock was assumed to equal its closing price on March 31, 2018, the pro forma date, as reported by NASDAQ ($18.83 per share).

m)	To reflect the reversal of Athens’ equity.
n)	Represents Athens’ (seller) estimated merger expenses which is expected to be paid immediately prior to the merger closing date, net of the related tax benefit and the net effect on Athens’ retained earnings.
o)	Adjustment to reflect the preliminary estimated goodwill generated as a result of consideration paid in excess of the fair value of the net assets acquired.
p)	Represents CapStar’s (acquiror) estimated merger expenses, net of the related tax benefit and the net effect on retained earnings.

Income Statements—the explanations and descriptions below are referenced to the Unaudited Pro Forma Combined Consolidated Statements of Income for the three months ended March 31, 2018 and the year ended December 31, 2017 starting on page 164.

Income Statements—reclassifications

The following reclassifications adjusted Athens’ historical income statements to conform to CapStar’s historical income statements.

q)	Interest income—Securities and interest-bearing deposits in other banks has been reclassed to Interest Income—Securities-taxable, tax-exempt, federal funds sold and interest-bearing deposits in financial institutions to conform to CapStar’s historical income statement.
r)	Noninterest income has been reclassified to conform to CapStar’s historical income statement.
s)	Software expenses included in Athens’ Occupancy and equipment expense has been reclassified to Data processing and software to conform to CapStar’s historical income statement.
t)	Equipment expense included in Athens’ Occupancy and equipment expense has been reclassified to Equipment expense to conform to CapStar’s historical income statement.
u)	Professional fees and Regulatory fees included in Athens’ Other operating expenses has been reclassified to their respective categories to conform to CapStar’s historical income statement.

Income Statements—Pro Forma Adjustments

		Three Months Ended March 31, 2018
Pro Forma Adjusting Entries (Income Statement):		Debit	Credit
v	Remove amortization of existing CDI		$91
w	Amortization of new CDI	295
x	Preliminary estimate of loan interest accretion		71
y	Income tax benefit of pro-forma adjustments		35
z	Elimination of note payable to bank (ESOP) interest income/expense	9	9
aa	Elimination of intercompany income/expense	46	46

		Year Ended December 31, 2017
Pro Forma Adjusting Entries (Income Statement):		Debit	Credit
v	Remove amortization of existing CDI		$364
w	Amortization of new CDI	1,091
x	Preliminary estimate of loan interest accretion		286
y	Income tax benefit of pro-forma adjustments		115
z	Elimination of note payable to bank (ESOP) interest income/expense	214	214
aa	Elimination of intercompany income/expense	107	107

v)	Remove amortization expense of Athens’ existing core deposit intangible (“CDI”) asset.
w)	The preliminary estimate of CDI related to CapStar’s acquisition of Athens is expected to approximate $6,000 and will be amortized over a ten year period on an accelerated basis which is expected to produce approximately $295 of amortization expense during the first quarter of operations.

x)	Represents the preliminary estimate of the first quarter’s interest income accretion related to the preliminary estimate of the fair value adjustment of the loans acquired pursuant to the merger. The total amount to be accreted in interest income over the estimated lives of the related loans is approximately $2 million.
y)	Adjustment to reflect the income tax provision of the Pro Forma Adjustments using 26.14% as the incremental effective tax rate.
z)	Adjustment to reflect the elimination of Athens’ Employee Stock Ownership Plan loan payable interest expense and the intercompany interest income for the loan held at CapStar during the period.
aa)	Elimination of intercompany income/expense related to Athens’ deposits held at CapStar.

Note 5—Earnings per Common Share

Unaudited pro forma earnings per common share for the three months ended March 31, 2018 and the year ended December 31, 2017 have been calculated using CapStar’s historic weighted average common shares outstanding plus the common shares assumed to be issued to Athens’ shareholders in the merger.

The following table sets forth the calculation of basic and diluted unaudited pro forma earnings per common share for the three months ended March 31, 2018 and the year ended December 31, 2017. In the table below, amounts are in thousands except for per share data.

	Three Months Ended March 31, 2018		Year Ended December 31, 2017
	Basic	Diluted	Basic	Diluted
Pro forma net income available to common shareholders	$4,627	$4,627	$5,306	$5,306
Weighted average common shares outstanding:
CapStar	11,664,467	12,975,981	11,280,580	12,803,511
Common shares issued to Athens	5,203,444	5,642,724	5,203,444	5,639,457

Pro forma	16,867,911	18,618,705	16,484,024	18,442,968

Pro forma net income per common share	$0.27	$0.25	$0.32	$0.29

Note 6—Merger Related Charges

CapStar’s preliminary estimated transaction expenses related to the merger are approximately $8,494, net of tax. These one-time merger-related expenses have not been included in the Unaudited Pro Forma Combined Consolidated Statement of Income, as the pro forma adjustments does not give consideration to non-recurring items, the impact of possible cost savings, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the merger. These preliminary estimated merger transaction expenses are still being developed and will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. The preliminary estimated pro forma presentation of CapStar’s merger transaction costs is in the following table.

Change in control and severance expenses	$5,920
System termination fees and system conversion expenses	1,880
Investment bankers, accounting, auditing and legal	3,200
Other related expenses	500

Total non-interest expense	11,500

Tax benefit	3,006

Net expense after tax benefit	$8,494

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF ATHENS BANCSHARES CORPORATION

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Athens Bancshares Corporation

Athens, Tennessee

We have audited the accompanying consolidated financial statements of Athens Bancshares Corporation and Subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Athens Bancshares Corporation and Subsidiary as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Chattanooga, Tennessee

March 2, 2018

ATHENS BANCSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2017 and 2016

	2017	2016
ASSETS
Cash and due from banks	$28,464,600	$51,216,738
Federal funds sold	8,027,000	7,391,000
Interest-bearing deposits in banks	17,121	17,011

Total cash and cash equivalents	36,508,721	58,624,749

Securities available for sale	76,807,971	64,887,744
Investments, at cost	4,479,750	4,470,300
Loans, net of allowance for loan losses of $3,961,107 and $4,148,828 at December 31, 2017 and 2016, respectively	319,228,764	285,217,654
Premises and equipment, net	7,511,829	7,536,892
Accrued interest receivable	1,363,208	1,113,588
Cash surrender value of life insurance	12,043,319	10,636,077
Foreclosed real estate	914,100	961,100
Core deposit intangible	3,030,499	3,394,159
Other assets	2,861,436	3,024,876

Total assets	$464,749,597	$439,867,139

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$56,997,824	$47,103,663
Interest-bearing	346,024,515	330,296,022

Total deposits	403,022,339	377,399,685

Accrued interest payable	236,028	233,780
Securities sold under agreements to repurchase	1,750,921	1,684,522
Note payable to bank	1,382,849	7,500,000
Accrued expenses and other liabilities	5,813,476	5,211,530

Total liabilities	412,205,613	392,029,517

Shareholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 50,000,000 shares authorized; 2,777,250 shares issued and 1,806,084 outstanding at December 31, 2017 and 1,783,428 outstanding at December 31, 2016	18,061	17,834
Additional paid-in capital	18,799,708	18,355,172
Common stock acquired by benefit plans:
Restricted stock	—	(46,026)
Unallocated common stock held by Employee Stock Ownership Plan Trust	(1,036,840)	(1,184,960)
Retained earnings	34,906,082	31,111,591
Accumulated other comprehensive loss	(143,027)	(415,989)

Total shareholders’ equity	52,543,984	47,837,622

Total liabilities and shareholders’ equity	$464,749,597	$439,867,139

The Notes to Audited Consolidated Financial Statements are an integral part of these statements.

ATHENS BANCSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2017 and 2016

	2017	2016
INTEREST AND DIVIDEND INCOME
Loans, including fees	$15,556,479	$14,264,625
Dividends	452,950	1,052,597
Securities and interest-bearing deposits in other banks	2,047,381	1,109,508

Total interest and dividend income	18,056,810	16,426,730

INTEREST EXPENSE
Deposits	1,746,988	1,562,637
Federal funds purchased and securities sold under agreements to repurchase	1,395	1,269
Federal Home Loan Bank advances	—	12,660
Note payable to bank	214,087	186,198

Total interest expense	1,962,470	1,762,764

Net interest income	16,094,340	14,663,966

Provision for loan losses	17,922	312,351

Net interest income after provision for loan losses	16,076,418	14,351,615

NONINTEREST INCOME
Customer service fees	2,470,688	2,292,113
Other charges and fees	2,157,730	2,158,656
Investment sales commissions	474,920	494,067
Increase in cash surrender value of life insurance	411,671	344,521
Other noninterest income	1,116,624	1,047,001

Total noninterest income	6,631,633	6,336,358

NONINTEREST EXPENSES
Salaries and employee benefits	9,025,053	8,635,765
Occupancy and equipment	2,029,465	1,957,793
Federal deposit insurance premiums	176,950	172,000
Data processing	1,432,101	1,683,069
Advertising	316,519	302,713
Other operating expenses	3,084,441	3,132,966

Total noninterest expenses	16,064,529	15,884,306

Income before income taxes	6,643,522	4,803,667

INCOME TAX EXPENSE	2,513,388	1,625,780

Net income	$4,130,134	$3,177,887

EARNINGS PER COMMON SHARE:
Basic	$2.46	$1.92
Diluted	$2.27	$1.79
Dividends per common share	$0.20	$0.20

The Notes to Audited Consolidated Financial Statements are an integral part of these statements.

ATHENS BANCSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2017 and 2016

	2017	2016
Net income	$4,130,134	$3,177,887

Other comprehensive income (loss), net of tax:
Unrealized holding gains (losses) on securities available for sale	477,305	(1,159,923)
Income tax benefit (expense) related to other comprehensive income items	(204,343)	440,771

Other comprehensive income (loss), net of tax	272,962	(719,152)

Comprehensive income	$4,403,096	$2,458,735

The Notes to Audited Consolidated Financial Statements are an integral part of these statements.

ATHENS BANCSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2017 and 2016

	Shares of Common Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Common Stock Acquired By Benefit Plans	Accumulated Other Comprehensive Income (Loss)	Total
BALANCE, December 31, 2015	1,806,275	$18,063	$18,267,897	$28,629,596	$(1,425,131)	$303,163	$45,793,588
Net income		—	—	3,177,887	—	—	3,177,887
Other comprehensive loss		—	—	—	—	(719,152)	(719,152)
Dividends — $0.20 per share		—	—	(331,791)	—	—	(331,791)
Release of restricted stock plan shares		—	(46,025)	—	46,025	—	—
Shares released by ESOP trust		—	254,026	—	148,120	—	402,146
Stock compensation expense		—	97,234	—	—	—	97,234
Repurchase and retirement of Company common stock	(22,847)	(229)	(217,960)	(364,101)	—	—	(582,290)

BALANCE, December 31, 2016	1,783,428	17,834	18,355,172	31,111,591	(1,230,986)	(415,989)	47,837,622

Net income		—	—	4,130,134	—	—	4,130,134
Other comprehensive income		—	—	—	—	272,962	272,962
Dividends — $0.20 per share		—	—	(335,643)	—	—	(335,643)
Release of restricted stock plan shares		—	(46,026)	—	46,026	—	—
Shares released by ESOP trust		—	393,555	—	148,120	—	541,675
Stock compensation expense		—	97,234	—	—	—	97,234
Issuance of Company common stock	22,656	227	(227)	—	—	—	—

BALANCE, December 31, 2017	1,806,084	$18,061	$18,799,708	$34,906,082	$(1,036,840)	$(143,027)	$52,543,984

The Notes to Audited Consolidated Financial Statements are an integral part of these statements.

ATHENS BANCSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2017 and 2016

	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,130,134	$3,177,887
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	766,796	631,141
Amortization of securities and intangible assets	694,556	487,930
Provision for loan losses	17,922	312,351
Deferred income taxes	279,197	81,758
Other (gains) and losses, net	(490,298)	(718)
Stock based compensation expense	638,909	499,380
Net change in:
Cash surrender value of life insurance	(332,242)	(269,794)
Accrued interest receivable	(249,620)	(164,165)
Accrued interest payable	2,248	114,474
Other assets and liabilities	474,394	132,613

Net cash provided by operating activities	5,931,996	5,002,857

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Purchases	(21,225,471)	(47,133,354)
Maturities, prepayments and calls	9,451,653	5,851,034
Investments, at cost:
Purchases	(9,450)	(464,950)
Loan originations and principal collections, net	(33,749,282)	(17,519,512)
Cash acquired from branch acquisitions	—	73,350,486
Purchase of premises and equipment	(741,733)	(1,010,351)
Purchase of bank owned life insurance	(1,075,000)	—
Proceeds from sale of premises and equipment	—	500
Proceeds from sale of foreclosed assets	65,000	288,195

Net cash provided by (used in) investing activities	(47,284,283)	13,362,048

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	25,622,654	25,836,224
Net increase in securities sold under agreements to repurchase	66,399	294,684
Net decrease in Federal Home Loan Bank advances	—	(10,000,000)
Proceeds from note payable to bank	—	7,500,000
Principal payments on note payable to bank	(6,117,151)	—
Repurchase and retirement of Company common stock	—	(582,290)
Dividends paid	(335,643)	(331,791)

Net cash provided by financing activities	19,236,259	22,716,827

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(22,116,028)	41,081,732
CASH AND CASH EQUIVALENTS, beginning of year	58,624,749	17,543,017

CASH AND CASH EQUIVALENTS, end of year	$36,508,721	$58,624,749

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid on deposits and borrowed funds	$1,960,222	$1,648,290
Income taxes paid	2,180,000	1,950,680

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES
Acquisition of real estate acquired through foreclosure	$—	$152,517
Financed sales of foreclosed real estate and premises	—	585,000

The Notes to Audited Consolidated Financial Statements are an integral part of these statements.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Athens Bancshares Corporation (the “Athens”) and subsidiary conform with United States generally accepted accounting principles (“U.S. GAAP”) and practices within the banking industry.

The policies that materially affect financial position and results of operations are summarized as follows:

Principles of Consolidation

The consolidated financial statements include Athens and its wholly owned subsidiary. All material intercompany accounts and transactions have been eliminated in consolidation.

Nature of Operations

Athens is a holding company whose principal activity is the ownership and management of its wholly owned subsidiary, Athens Federal Community Bank, National Association (”Athens Federal Community Bank”). Athens Federal Community Bank provides a variety of financial services to individuals and corporate customers through its ten branches located in Athens, Sweetwater, Etowah, Madisonville, Cleveland and Lenoir City, Tennessee. Athens Federal Community Bank’s primary deposit products include checking, savings, certificates of deposit, and IRA accounts. Its primary lending products are one-to-four family residential, commercial real estate, and consumer loans. Southland Finance, Inc. (“Southland”) is a consumer finance company with one branch located in Athens, Tennessee and one branch located in Cleveland, Tennessee. Ti-Serv, Inc. (“Ti-Serv”) maintains Athens Federal Community Bank’s investment in Valley Title Services, LLC (“Valley Title”). Southland and Ti-Serv are wholly owned subsidiaries of Athens Federal Community Bank. Valley Title is a wholly owned subsidiary of Ti-Serv. Athens Muni Corp (“AMC”) is a wholly owned subsidiary of Athens Federal Community Bank.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, other-than-temporary impairment of securities, and the fair value of financial instruments.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, money market mutual funds and federal funds sold and securities purchased under agreements to resell, all of which mature within 90 days.

Securities

Debt securities are classified as held to maturity when Athens has the intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. The amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the period to maturity.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities (Continued)

Securities available for sale are carried at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Realized gains and losses on securities available for sale are included in other income and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities are determined on the specific-identification method. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Athens conducts a regular assessment of its securities portfolio to determine whether any are other-than-temporarily impaired. In estimating other-than-temporary impairment losses, management considers, among other factors, the length of time and extent to which the fair value has been less than cost, the financial condition and near term prospects of the issuer, and the intent and ability of Athens to retain its investment for a period of time sufficient to allow for any anticipated recovery. The term “other-than-temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value for a debt security is determined to be other-than-temporary, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.

Loans

Athens grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage and commercial real estate loans to customers, and secured by properties, located primarily in the East Tennessee area. The ability of Athens Federal Community Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at unpaid principal balances, less the allowance for loan losses, net deferred loan origination fees and costs, and unearned interest and fees. Loan fees, net of estimated initial direct cost relating to initiating and closing mortgage loans, have been deferred and are being amortized into interest income over the remaining contractual lives of the loans as an adjustment of yield using the level yield method.

Unearned interest on consumer finance loans is recognized as income over the terms of the loans using a declining balance method. Interest on other loans is calculated using the simple interest method on the principal outstanding.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Other personal loans are typically charged off no later than 120 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans (Continued)

method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated, general components and an unallocated component. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical charge-off experience and expected loss given default derived from Athens’ internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data. The unallocated component of the allowance reflects the uncertainties inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

As part of management’s assessment of the allowance, management divides the loan portfolio into five segments: commercial, residential 1-4 family, commercial real estate and multi-family, construction and land and consumer and other. Each segment is then analyzed such that a specific and general allocation of the allowance is estimated for each loan segment.

A loan is considered impaired when, based on current information and events, it is probable Athens Federal Community Bank will be unable to collect the scheduled payments of principal and interest when due according to contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, Athens Federal Community Bank does not separately identify individual consumer loans for impairment disclosures, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Significant Group Concentrations of Credit Risk

Most of Athens’ activities are with customers located in East Tennessee. The types of securities that Athens invests in are disclosed in Note 3. The types of lending Athens engages in are disclosed in Note 5. Athens does not have any significant lending concentrations to any one customer or industry.

Commercial real estate, including commercial construction loans, represents 39.91% of the loan portfolio at December 31, 2017, and 39.78% of the loan portfolio at December 31, 2016.

Servicing

Generally, servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds, and default rates and losses.

Athens has not recorded any servicing assets or liabilities in accordance with ASC Topic 860, Transfers and Servicing, because the benefits received for servicing approximate the costs incurred by Athens for its servicing responsibilities.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned.

Foreclosed Real Estate

Foreclosed real estate is held for sale and is initially recorded at fair value less estimated selling cost at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed and any write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. The portion of interest costs relating to development of real estate (if any) is capitalized. At December 31, 2017, there were no amounts of residential real estate properties where physical possession had been obtained and included within foreclosed real estate. The amount of residential real estate properties where physical possession had been obtained included within foreclosed real estate at December 31, 2016, was $47,000.

Premises and Equipment

Land is carried at cost. Other premises and equipment are stated at cost less accumulated depreciation. Depreciation, computed using a combination of accelerated and straight-line methods, is based on estimated useful lives of three to 40 years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Cash Surrender Value of Bank Owned Life Insurance

Athens maintains bank owned life insurance policies (“BOLI”) on certain key executives and directors to help offset the rising cost of employee benefits and to assist in the funding of deferred compensation and other employee benefits. BOLI is accounted for using the cash surrender value method and is recorded at the

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash Surrender Value of Bank Owned Life Insurance (Continued)

amount that can be realized under the insurance policies at the balance sheet date. At December 31, 2017 and 2016, the aggregate cash surrender value of these policies was $12,043,319 and $10,636,077, respectively.

Income Taxes

Athens accounts for income taxes in accordance with income tax accounting guidance in ASC Topic 740. The income tax accounting guidance results in two components of income tax expense—current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to taxable income or loss. Athens determines deferred income taxes using the liability method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities. Athens’ deferred taxes relate primarily to differences between the basis of the allowance for loan losses and accumulated depreciation. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Athens files consolidated income tax returns with its subsidiary. With few exceptions, Athens is no longer subject to tax examinations by tax authorities for years before 2014.

Athens recognizes deferred tax assets if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. Athens follows the statutory requirements for its income tax accounting and generally avoids risks associated with potentially problematic tax positions that may be challenged upon examination. Athens recognizes interest and penalties on income taxes as a component of income tax expense.

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was signed into law by the President of the United States. TCJA is a tax reform act that among other things, reduced corporate tax rates to 21 percent effective January 1, 2018. ASC Topic 740, Income Taxes, requires deferred tax assets and liabilities to be adjusted for the effect of a change in tax laws or rates in the year of enactment, which is the year in which the change was signed into law. Accordingly, Athens adjusted its deferred tax assets and liabilities at December 31, 2017, using the new corporate tax rate of 21 percent. See Note 10.

Advertising Costs

Advertising costs are expensed as incurred.

Securities Sold Under Agreements to Repurchase

Athens enters into sales of securities under agreements to repurchase identical securities the next day.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from Athens, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) Athens does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Transfers of Financial Assets (Continued)

Athens originates fixed-rate mortgage loans for sale to secondary market investors subject to contractually specified and limited recourse provisions. Athens may be required to repurchase a previously sold mortgage loan if there is major noncompliance with defined loan origination or documentation standards, including fraud, negligence or material misstatement in the loan documents. Athens has not been notified by FHLMC that any loans previously sold to them may not have qualified under their terms of purchase, but Athens may be required to repurchase these loans in the future. No loans were required to be repurchased for the year ended December 31, 2017. For the year ended December 31, 2016, Athens was required to repurchase one loan in the amount of $86,256. Any gains or loss associated with the repurchase was not significant. Recourse obligations, if any, are determined based upon an estimate of probable credit losses over the term of the loan, and are not significant to the consolidated financial statements. Loans held for sale are classified as loans on the consolidated balance sheets and were, $634,750 and $355,000 for the years ended December 31, 2017 and 2016, respectively. All loans held for sale at December 31, 2017 closed within 10 days of year end.

Earnings Per Share

Basic earnings per share (“EPS”) is calculated by dividing net income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted EPS is computed in a manner similar to that of basic EPS except that the weighted-average number of common shares outstanding is increased to include the number of incremental common shares (computed using the treasury stock method) that would have been outstanding if all potentially dilutive common stock equivalents such as stock options were vested during the period.

Stock Compensation Plans

Athens recognizes compensation cost relating to share-based payment transactions in accordance with ASC Topic 718, Compensation—Stock Compensation. Compensation cost has been measured based on the grant date fair value of the equity instruments issued. Compensation cost is calculated and recognized over the employee service period, generally defined as the vesting period. Athens uses a stock option pricing model to determine the fair value of the award on the grant date.

Employee Stock Ownership Plan

Athens accounts for Athens Federal Community Bank’s Employee Stock Ownership Plan (“ESOP”) in accordance with the ASC Topic 718, Compensation—Stock Compensation. ESOP shares are considered to be outstanding for the computation of EPS as they are committed to be released.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains on securities available for sale, and unrealized losses related to factors other than credit losses on debt securities.

Subsequent Events

Athens has evaluated all transactions, events, and circumstances for consideration or disclosure through March 2, 2018, the date these financial statements were available to be issued, and has reflected or disclosed those items within the consolidated financial statements and related footnotes as deemed appropriate.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Core Deposit Intangible

The core deposit intangible arose from branch acquisitions during 2016, and is being amortized over its estimated useful life of 10 years on a straight-line basis. Intangible assets are tested for impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment. The core deposit intangible was evaluated for impairment as of December 31, 2017, and based on that evaluation it was determined there was no impairment.

NOTE 2.    CASH AND CASH EQUIVALENTS

Restrictions on Cash and Due From Banks

Athens is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2017 and 2016, these reserve balances amounted to $4,579,000 and $1,449,000, respectively.

NOTE 3.    SECURITIES

The amortized cost and estimated fair value of securities classified as available for sale at December 31, 2017 and December 31, 2016, are as follows:

	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities of U.S. Government agencies and corporations	$1,331,281	$—	$(2,506)	$1,328,775
Mortgage-backed and related securities (1)	51,204,769	68,364	(948,415)	50,324,718
State and municipal securities	24,465,566	696,627	(7,715)	25,154,478

	$77,001,616	$764,991	$(958,636)	$76,807,971

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities of U.S. Government agencies and corporations	$1,427,648	$10,782	$—	$1,438,430
Mortgage-backed and related securities (1)	53,285,407	108,905	(997,269)	52,397,043
State and municipal securities	10,845,639	209,474	(2,842)	11,052,271

	$65,558,694	$329,161	$(1,000,111)	$64,887,744

(1)	Collateralized by residential mortgages and guaranteed by U.S. Government sponsored entities.

As of December 31, 2017 and 2016, Athens did not have any securities classified as held-to-maturity.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.    SECURITIES (Continued)

The amortized cost and estimated fair value of securities at December 31, 2017, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2017
	Amortized Cost	Fair Value
Due in one year or less	$914,808	$915,877
Due after one year through five years	6,831,265	6,928,867
Due five years to ten years	13,172,621	13,666,707
Due after ten years	4,878,153	4,971,802
Mortgage-backed securities	51,204,769	50,324,718

Total	$77,001,616	$76,807,971

Athens had no realized gains or losses for the years ended December 31, 2017 or December 31, 2016.

Athens has pledged securities with carrying values of approximately $33,532,000 and $33,076,000 (which approximates market values) to secure deposits of public and private funds as of December 31, 2017 and December 31, 2016, respectively.

Securities with gross unrealized losses at December 31, 2017 and December 31, 2016, aggregated by investment category and length of time that individual securities have been in a continuous loss position, are as follows:

	December 31, 2017
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(dollars in thousands)
Securities of U.S. Government agencies and corporations	$1,283	$(3)	$—	$—	$1,283	$(3)
Mortgage-backed and related securities	13,382	(109)	33,170	(839)	46,552	(948)
State and municipal securities	756	(4)	697	(4)	1,453	(8)

	$15,421	$(116)	$33,867	$(843)	$49,288	$(959)

	December 31, 2016
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(dollars in thousands)
Mortgage-backed and related securities	$42,161	$(997)	$9	$—	$42,170	$(997)
State and municipal securities	697	(3)	—	—	697	(3)

	$42,858	$(1,000)	$9	$—	$42,867	$(1,000)

Management performs periodic reviews for impairment in accordance with ASC Topic 320, Investments – Debt and Equity Securities.

At December 31, 2017, the 34 securities with unrealized losses had depreciated 1.91 percent from Athens’ amortized cost basis. At December 31, 2016, the 22 securities with unrealized losses had depreciated 2.28 percent from Athens’ amortized cost basis.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.    SECURITIES (Continued)

Most of these securities are guaranteed by either U.S. government corporations or agencies or had investment grade ratings upon purchase. Further, the issuers of these securities have not established any cause for default. The unrealized losses associated with these investment securities are primarily driven by changes in interest rates and are not due to the credit quality of the issuers. These securities will continue to be monitored as a part of Athens’ ongoing impairment analysis, but are expected to perform even if the rating agencies reduce the credit rating of the bond insurers. Management evaluates the financial performance of each issuer on a quarterly basis to determine if it is probable that the issuers can make all contractual principal and interest payments.

Upon acquisition of a security, Athens determines the appropriate impairment model that is applicable. If the security is a beneficial interest in securitized financial assets, Athens uses the beneficial interests in securitized financial assets impairment model. If the security is not a beneficial interest in securitized financial assets, Athens uses the debt and equity securities impairment model. Athens conducts periodic reviews to evaluate each security to determine whether an other-than-temporary impairment has occurred. Athens did not have any securities that were classified as other-than-temporarily-impaired at December 31, 2017.

NOTE 4.    INVESTMENTS, AT COST

Athens Federal Community Bank carries the following investments at cost because they are not readily marketable and there is no established market price for the investments. These investments are normally redeemed by the issuer at par value and may carry call or put options under certain circumstances. Investments carried at cost at December 31, 2017 and 2016, consist of:

	December 31, 2017	December 31, 2016
Federal Home Loan Bank of Cincinnati common stock	$2,549,000	$2,549,000
Federal Reserve Bank stock	655,750	646,300
Resolute Capital Partners Fund III L.P., F.K.A.
Tenth Street Fund III, L.P. investment	1,275,000	1,275,000

	$4,479,750	$4,470,300

Athens Federal Community Bank, as a member of the Federal Home Loan Bank (“FHLB”) of Cincinnati, is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. Management reviews for impairment based on the ultimate recoverability of the cost basis in the FHLB stock.

Athens Federal Community Bank also maintains an investment in the capital stock of the Federal Reserve Bank. This investment is carried at cost which approximates the fair value of such stock. The amount of Federal Reserve Bank stock required to be held by Athens Federal Community Bank is adjusted quarterly based on a determination made by the Federal Reserve Bank.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.    LOANS AND ALLOWANCE FOR LOAN LOSSES

Portfolio Segmentation

Athens’ loans consist of the following at December 31, 2017 and 2016 (in thousands).

	2017	2016
Mortgage loans on real estate:
Residential 1-4 family	$105,397	$100,544
Commercial real estate and multi-family (5 or more units)	116,387	103,224
Construction and land	31,590	26,160

	253,374	229,928
Commercial loans	26,827	22,790
Consumer and other	44,139	37,737

Total loans	324,340	290,455
Less: Allowance for loan losses	(3,961)	(4,149)
Unearned interest and fees	(569)	(538)
Net deferred loan origination fees	(581)	(550)

Loans, net	$319,229	$285,218

For purposes of the disclosures required pursuant to the adoption of ASC 310, the loan portfolio was disaggregated into segments. A portfolio segment is defined as the level at which an entity develops and documents a systematic method for determining its allowance for credit losses. There are five loan portfolio segments that include residential 1-4 family, commercial real estate and multi-family, construction and land, commercial loans, and consumer and other.

The following describe the risk characteristics relevant to each of the portfolio segments:

Residential 1-4 Family: Residential 1-4 family loans include real estate loans secured by 1-4 family first mortgage loans, second liens, or open end real estate loans, such as home equity lines. These are repaid by various means such as a borrower’s income, sale of the property, or rental income derived from the property. Loans within this portfolio segment are particularly sensitive to unemployment factors and valuation of real estate.

Commercial Real Estate and Multi-Family: Commercial real estate and multi-family loans include owner-occupied commercial real estate loans, owner-occupied construction loans for commercial businesses, and loans secured by income producing properties. Owner-occupied commercial real estate loans to operating businesses are long-term financing of land and buildings. Owner-occupied construction loans for a commercial business are for the development of land or construction of a building. Both of these loans are repaid by cash flow generated from the business operation. Real estate loans for income-producing properties such as apartment buildings, office and industrial buildings, and retail shopping centers are repaid from rent income derived from the properties. Loans within this segment are particularly sensitive to the valuation of real estate.

Construction and Land: Loans for real estate construction and land development are repaid through cash flow related to the operations, sale or refinance of the underlying property. This portfolio segment includes extensions of credit to real estate developers or investors where repayment is dependent on the sale of the real estate or income generated from the real estate collateral. Loans within this portfolio segment are particularly sensitive to the valuation of real estate.

Commercial: The commercial loan portfolio segment includes commercial and financial loans. These loans include those loans to commercial customers for use in normal business operations to finance working

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.    LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Portfolio Segmentation (Continued)

capital needs, equipment purchases, or expansion projects. Loans are repaid by business cash flows. Collection risk in this portfolio is driven by the creditworthiness of the underlying borrower, particularly cash flows from the customers’ business operations.

Consumer and Other: The consumer loan portfolio segment includes direct consumer installment loans, overdrafts and other revolving credit loans, and educational loans. Loans in this portfolio are sensitive to unemployment and other key consumer economic measures.

Credit Risk Management

Athens employs a credit risk management process with defined policies, accountability and routine reporting to manage credit risk in the loan portfolio segments. Credit risk management is guided by credit policies that provide for a consistent and prudent approach to underwriting and approval of credits. Within the Loan Policy, procedures exist that elevate the approval requirements as credits become larger and more complex. All loans are individually underwritten, risk-rated, approved, and monitored.

Responsibility and accountability for adherence to underwriting policies and accurate risk ratings lie in each portfolio segment. For the consumer portfolio segment, the risk management process focuses on managing customers who become delinquent in their payments. For the commercial and real estate portfolio segments, the risk management process focuses on underwriting new business and, on an ongoing basis, monitoring the credit of the portfolios, including a third party review of the largest credits on an annual basis or more frequently as needed. Credit quality and trends in the loan portfolio segments are measured and monitored regularly. Detailed reports, by product, collateral, accrual status, etc., are reviewed by the Directors Loan Committee.

The allowance for loan losses is a valuation reserve allowance established through provisions for loan losses charged against income. The allowance for loan losses, which is evaluated quarterly, is maintained at a level that management deems sufficient to absorb probable losses inherent in the loan portfolio. Loans deemed to be uncollectible are charged against the allowance for loan losses, while recoveries of previously charged-off amounts are credited to the allowance for loan losses. The allowance for loan losses is comprised of specific valuation allowances for loans evaluated individually for impairment, general allocations for pools of homogeneous loans with similar risk characteristics and trends, and an unallocated component that reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

The allowance for loan losses related to specific loans is based on management’s estimate of potential losses on impaired loans as determined by (1) the present value of expected future cash flows; (2) the fair value of collateral if the loan is determined to be collateral dependent or (3) the loan’s observable market price. Athens’ homogeneous loan pools include residential 1-4 family loans, commercial real estate and multi-family loans, construction and land loans, commercial loans, and consumer and other loans. The general allocations to these loan pools are based on the historical loss rates for specific loan types and the internal risk grade, if applicable, adjusted for both internal and external qualitative risk factors. The qualitative factors considered by management include, among other factors, (1) changes in local and national economic conditions; (2) changes in asset quality; (3) changes in loan portfolio volume; (4) the composition and concentrations of credit; (5) the impact of competition on loan structuring and pricing; (6) the impact of interest rate changes on portfolio risk and (7) effectiveness of Athens’ loan policies, procedures and internal controls. The total allowance established for each homogeneous loan pool represents the product of the historical loss ratio and the total dollar amount of the loans in the pool.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.    LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Risk Management (Continued)

The following tables detail activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2017 and 2016 (in thousands). Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

	Residential 1-4 Family	Commercial Real Estate and Multi-Family	Construction and Land	Commercial	Consumer and Other	Unallocated	Total
Balance, December 31, 2015	$1,044	$1,302	$568	$318	$566	$179	$3,977
Provision (reallocation) for loan losses	118	183	(312)	233	237	(147)	312
Loans charged-off	(54)	—	(158)	(8)	(206)	—	(426)
Recoveries	6	—	200	1	79	—	286

Balance, December 31, 2016	1,114	1,485	298	544	676	32	4,149
Provision (reallocation) for loan losses	(103)	(152)	(92)	(90)	203	252	18
Loans charged-off	—	—	—	—	(317)	—	(317)
Recoveries	—	—	—	20	91	—	111

Balance, December 31, 2017	$1,011	$1,333	$206	$474	$653	$284	$3,961

The composition of loans by primary loan classification as well as impaired and performing loan status at December 31, 2017 and 2016, is summarized in the tables below (in thousands):

	Year Ending December 31, 2017
	Residential 1-4 Family	Commercial Real Estate and Multi-Family	Construction and Land	Commercial	Consumer and Other	Unallocated	Total
Specified reserves - impaired loans	$256	$69	$9	$67	$60	$—	$461
General reserves	755	1,264	197	407	593	284	3,500

Total reserves	$1,011	$1,333	$206	$474	$653	$284	$3,961

Impaired loans	$2,702	$242	$58	$1,568	$242	$—	$4,812
Performing loans	102,695	116,145	31,532	25,259	43,897	—	319,528

Total loans	$105,397	$116,387	$31,590	$26,827	$44,139	$—	$324,340

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.    LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Risk Management (Continued)

	Year Ending December 31, 2016
	Residential 1-4 Family	Commercial Real Estate and Multi-Family	Construction and Land	Commercial	Consumer and Other	Unallocated	Total
Specified reserves - impaired loans	$231	$88	$5	$91	$63	$—	$478
General reserves	883	1,397	293	453	613	32	3,671

Total reserves	$1,114	$1,485	$298	$544	$676	$32	$4,149

Impaired loans	$2,549	$321	$43	$1,616	$255	$—	$4,784
Performing loans	97,995	102,903	26,117	21,174	37,482	—	285,671

Total loans	$100,544	$103,224	$26,160	$22,790	$37,737	$—	$290,455

A description of the general characteristics of the risk grades used by Athens is as follows:

Pass: Loans in this risk category include borrowers of acceptable to strong credit quality and risk who have the apparent ability to satisfy their loan obligations. Loans in this risk grade would possess sufficient mitigating factors, such as adequate collateral or strong guarantors possessing the capacity to repay the debt if required, for any weakness that may exist.

Special Mention: Loans in this risk grade are the equivalent of the regulatory definition of “Other Assets Especially Mentioned” classification. Loans in this category possess some credit deficiency or potential weakness, which requires a high level of management attention. Potential weaknesses include declining trends in operating earnings and cash flows and/or reliance on the secondary source of repayment. If left uncorrected, these potential weaknesses may result in noticeable deterioration of the repayment prospects for the asset or in Athens’ credit position.

Substandard: Loans in this risk grade are inadequately protected by the borrower’s current financial condition and payment capability or the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the orderly repayment of debt. They are characterized by the distinct possibility that Athens will sustain some loss if the deficiencies are not corrected.

Doubtful: Loans in this risk grade have all weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or orderly repayment in full, on the basis of current existing facts, conditions and values, highly questionable and improbable. Possibility of loss is extremely high, but because of certain important and reasonably specific factors that may work to the advantage and strengthening of the exposure, its classification as an estimated loss is deferred until its more exact status may be determined.

Loss: Loans in this risk grade are considered to be non-collectible and of such little value that their continuance as bankable assets is not warranted. This does not mean the loan has absolutely no recovery value, but rather it is neither practical nor desirable to defer writing off the loan, even though partial recovery may be obtained in the future. Charge-offs against the allowance for loan losses are taken in the period in which the loan becomes uncollectible. Consequently, Athens typically does not maintain a recorded investment in loans within this category.

When Athens classifies an asset as substandard or doubtful, a specific allowance for loan losses may be established.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.    LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Risk Management (Continued)

The following tables outline the amount of each loan classification and the amount categorized into each risk rating as of December 31, 2017 and December 31, 2016 (in thousands):

	Year Ending December 31, 2017
	Residential 1-4 Family	Commercial Real Estate and Multi-Family	Construction and Land	Commercial	Consumer and Other	Total
Pass	$101,099	$115,939	$31,476	$25,259	$43,710	$317,483
Special mention	1,596	206	56	—	187	2,045
Substandard	2,702	242	58	1,568	242	4,812

Total	$105,397	$116,387	$31,590	$26,827	$44,139	$324,340

	Year Ending December 31, 2016
	Residential 1-4 Family	Commercial Real Estate and Multi-Family	Construction and Land	Commercial	Consumer and Other	Total
Pass	$96,079	$102,903	$26,013	$21,174	$37,162	$283,331
Special mention	1,916	—	104	—	320	2,340
Substandard	2,549	321	43	1,616	255	4,784

Total	$100,544	$103,224	$26,160	$22,790	$37,737	$290,455

Past Due Loans

A loan is considered past due if any required principal and interest payments have not been received as of the date such payments were required to be made under the terms of the loan agreement. Generally, management places loans on nonaccrual when there is a clear indication that the borrower’s cash flow may not be sufficient to meet payments as they become due, which is generally when a loan is 120 days past due. The following tables present the aging of the recorded investment in loans as of December 31, 2017 and 2016 (in thousands):

	Year Ending December 31, 2017
	Past Due 30-89 Days and Accruing	Past Due 90 Days or More and Accruing	Nonaccrual	Total Past Due	Current Loans	Total Loans
Residential 1-4 family	$362	$129	$837	$1,328	$104,069	$105,397
Commercial real estate and multi-family	—	—	56	56	116,331	116,387
Construction and land	21	—	24	45	31,545	31,590
Commercial	—	—	—	—	26,827	26,827
Consumer and other	139	—	23	162	43,977	44,139

Total	$522	$129	$940	$1,591	$322,749	$324,340

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.    LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Past Due Loans (Continued)

	Year Ending December 31, 2016
	Past Due 30-89 Days and Accruing	Past Due 90 Days or More and Accruing	Nonaccrual	Total Past Due	Current Loans	Total Loans
Residential 1-4 family	$329	$—	$744	$1,073	$99,471	$100,544
Commercial real estate and multi-family	—	—	67	67	103,157	103,224
Construction and land	59	—	28	87	26,073	26,160
Commercial	—	—	—	—	22,790	22,790
Consumer and other	178	7	119	304	37,433	37,737

Total	$566	$7	$958	$1,531	$288,924	$290,455

Impaired Loans

A loan held for investment is considered impaired when based on current information and events, it is probable that Athens will be unable to collect all amounts due (both principal and interest) according to the terms of the loan agreement. The following tables detail impaired loans, by portfolio segment as of December 2017 and 2016 (in thousands):

	As of December 31, 2017			For the Year Ended December 31, 2017
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans without a valuation allowance:
Residential 1-4 family	$1,200	$1,200	$—	$1,168	$140
Commercial real estate and multi-family	56	56	—	62	—
Construction and land	24	24	—	26	2
Commercial	11	11	—	13	3
Consumer and other	26	26	—	41	8

Total	1,317	1,317	—	1,310	153

Impaired loans with a valuation allowance:
Residential 1-4 family	1,502	1,502	256	1,458	—
Commercial real estate and multi-family	186	186	69	221	13
Construction and land	34	34	9	25	—
Commercial	1,557	1,557	67	1,580	79
Consumer and other	216	216	60	208	—

Total	3,495	3,495	461	3,492	92

Total impaired loans	$4,812	$4,812	$461	$4,802	$245

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.    LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans (Continued)

	As of December 31, 2016			For the Year Ended December 31, 2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans without a valuation allowance:
Residential 1-4 family	$1,094	$1,094	$—	$1,418	$123
Commercial real estate and multi-family	66	66	—	139	4
Construction and land	28	28	—	98	1
Commercial	14	14	—	11	6
Consumer and other	98	98	—	59	5

Total	1,300	1,300	—	1,725	139

Impaired loans with a valuation allowance:
Residential 1-4 family	$1,455	$1,455	$231	$1,081	$6
Commercial real estate and multi-family	255	255	88	225	14
Construction and land	15	15	5	822	—
Commercial	1,602	1,602	91	1,663	82
Consumer and other	157	157	63	182	—

Total	3,484	3,484	478	3,973	102

Total impaired loans	$4,784	$4,784	$478	$5,698	$241

Troubled Debt Restructurings

At December 31, 2017 and 2016, impaired loans included loans that were classified as Troubled Debt Restructurings (“TDRs”). The restructuring of a loan is considered a TDR if both (i) the borrower is experiencing financial difficulties and (ii) the creditor has granted a concession.

The following tables present a summary of loans that were modified as troubled debt restructurings during the years ended December 31, 2017 and 2016 (in thousands):

	Year Ended December 31, 2017
	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Consumer and other	5	$14	$14

	Year Ended December 31, 2016
	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Consumer and other	1	$4	$4

Athens did not have any loans that were modified as troubled debt restructurings during the year ended December 31, 2017 and 2016, for which there was a subsequent payment default during the year.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.    PREMISES AND EQUIPMENT

A summary of Athens’ premises and equipment is as follows:

	December 31,
	2017	2016
Land	$1,852,924	$1,805,680
Buildings	7,394,026	7,371,451
Leasehold improvements	180,462	180,462
Equipment	5,001,012	6,119,371
Automobiles	33,805	33,805
Construction in progress	487,208	36,808

	14,949,437	15,547,577
Less accumulated depreciation	(7,437,608)	(8,010,685)

	$7,511,829	$7,536,892

Depreciation expense amounted to $766,796 and $631,141 for the years ended December 31, 2017 and 2016, respectively.

NOTE 7.    TIME DEPOSITS

The aggregate amount of time deposits in denominations of $250,000 or more were $19,963,934 and $17,035,875 at December 31, 2017 and 2016, respectively. Deposit accounts are federally insured up to $250,000 per depositor.

At December 31, 2017, the scheduled maturities of time deposits are as follows:

2018	$67,480,091
2019	28,319,398
2020	11,610,723
2021	11,607,003
2022	6,997,321

$126,014,536

NOTE 8.    SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase averaged approximately $1,396,000 and $1,268,000 for the years ended December 31, 2017 and 2016, respectively.

NOTE 9.    REGULATORY CAPITAL MATTERS

Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for Athens Federal Community Bank on January 1, 2015, with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under Basel III rules, Athens Federal

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.    REGULATORY CAPITAL MATTERS (Continued)

Community Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in at the rate of 0.625% per year from 0.0% in 2015 to 2.50% on January 1, 2019. The capital conservation buffer for 2017 is 1.25% and for 2016 is 0.625%. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2017, Athens Federal Community Bank meets all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At December 31, 2017 and 2016, the most recent regulatory notifications categorized Athens Federal Community Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed Athens Federal Community Bank’s category.

Athens Federal Community Bank’s actual capital amounts and ratios as of December 31, 2017 and 2016 are presented in the following:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2017:
Total capital (to risk-weighted assets)	$48,651	15.5%	$25,121	8.0%	$31,401	10.0%
Tier I capital (to risk-weighted assets)	44,725	14.2%	18,841	6.0%	25,121	8.0%
Common equity Tier I capital (to risk-weighted assets)	44,725	14.2%	14,130	4.5%	20,411	6.5%
Tier I capital (to average assets)	44,725	9.7%	18,378	4.0%	22,973	5.0%
As of December 31, 2016:
Total capital (to risk-weighted assets)	$51,249	18.5%	$22,185	8.0%	$27,731	10.0%
Tier I capital (to risk-weighted assets)	47,774	17.2%	16,639	6.0%	22,185	8.0%
Common equity Tier I capital (to risk-weighted assets)	47,774	17.2%	12,479	4.5%	18,025	6.5%
Tier I capital (to average assets)	47,774	11.1%	17,256	4.0%	21,570	5.0%

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.    INCOME TAXES

Net deferred tax assets consist of the following components as of December 31, 2017 and December 31, 2016:

	December 31,
	2017	2016
Deferred tax assets:
Allowance for loan losses	$538,140	$773,820
Deferred compensation	951,536	1,381,337
Executive benefit plan	37,600	62,503
Other	403,798	597,942

	1,931,074	2,815,602

Deferred tax liabilities:
FHLB stock dividends	256,306	375,510
Depreciable assets	265,897	533,533
Other	29,574	399,982

	551,777	1,309,025

Net deferred tax assets	$1,379,297	$1,506,577

The provision for income taxes charged to income for the years ended December 31, 2017 and 2016 consists of the following:

	Years Ended December 31,
	2017	2016
Current tax expense	$2,234,191	$1,544,022
Deferred expense	279,197	81,758

Provision for income taxes	$2,513,388	$1,625,780

The income tax provision is different than the expected tax provision computed by multiplying income before income taxes by the statutory federal income tax rates. The reasons for this difference are as follows:

	Years Ended December 31,
	2017	%	2016	%
Expected tax at statutory rates	$2,259,000	34.00	$1,633,000	34.00
Tax-exempt earnings on life insurance policies	(124,243)	(1.87)	(100,102)	(2.08)
Tax-exempt interest	(175,288)	(2.64)	(108,040)	(2.25)
State income taxes, net of federal income tax benefit	285,007	4.29	206,077	4.29
Effect of change in enacted federal income tax rate on deferred items	269,997	4.07	—	—
Other	(1,085)	(0.02)	(5,155)	(0.11)

Provision for income taxes	$2,513,388	37.83	$1,625,780	33.85

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.    EMPLOYEE BENEFITS

401(k) Plan

Athens Federal Community Bank has adopted a 401(k) plan covering substantially all employees. Employees are allowed to contribute up to 75% of earnings and, in addition, Athens Federal Community Bank will match a portion of the employees’ contributions. The expenses incurred by Athens Federal Community Bank for the plan totaled $324,293 and $287,713 for the years ended December 31, 2017 and 2016, respectively.

2010 Equity Incentive Plan

The Athens Bancshares Corporation 2010 Equity Incentive Plan (the “2010 Plan”) was approved by Athens’ shareholders at the annual meeting of shareholders held on July 14, 2010. Under the terms of the 2010 Plan, Athens may grant restricted stock awards and stock options to its employees, officers, and directors. The purpose of the 2010 Plan is to promote the success of Athens by linking the personal interests of its employees, officers, and directors to the interest of Athens’ shareholders, and by providing participants with an incentive for remarkable performance. All of Athens’ employees, officers, and directors are eligible to participate in the 2010 Plan.

Under terms of the 2010 Plan, Athens is authorized to issue up to 277,725 stock options and up to 111,090 shares of restricted stock.

Stock Options:

Athens granted stock options to its directors, officers, and employees on December 15, 2010 and December 17, 2014. Both incentive stock options and non-qualified stock options were granted under the 2010 Plan. The exercise price for each option was equal to the market price of Athens’ stock on the date of grant and the maximum term of each option is ten years. The vesting period for all options is five years, pro rata, from the date of grant. Athens recognizes compensation expense over the vesting period, based on the grant-date fair value of the options granted. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. For each of the years ended December 31, 2017 and 2016, Athens recorded stock compensation expense of $41,743. At December 31, 2017, the total remaining compensation cost to be recognized on non-vested options is approximately $83,486.

A summary of the activity in the 2010 Plan for the years ended December 31, 2017 and 2016 is presented in the following table:

	2017		2016
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	249,755	$13.78	249,755	$13.78
Options exercised	(32,731)	$11.50	—	N/A

Outstanding at end of year	217,024	$14.12	249,755	$13.78

Option exercisable at year end	200,359	$13.21	224,757	$12.51

The aggregate intrinsic value of options outstanding at December 31, 2017, is $5,290,115. Intrinsic value of options exercised during the year ended December 31, 2017, was $855,470. There were no options exercised during the year ended December 31, 2016.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.    EMPLOYEE BENEFITS (Continued)

Stock Options: (Continued)

Other information regarding options outstanding and exercisable as of December 31, 2017 is as follows:

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$11.50	175,361	3.0 Years	$11.50	175,361	$11.50
25.17	41,663	7.0 Years	25.17	24,998	25.17

Outstanding at end of year	217,024

Information pertaining to non-vested options for the year ended December 31, 2017 is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested options, December 31, 2016	24,998	$5.57
Vested	(8,333)	$5.57
Non-vested options, December 31, 2017	16,665	$5.57

Restricted Stock:

On January 19, 2011, Athens awarded 94,426 shares of restricted stock to its directors, officers, and employees pursuant to the terms of the 2010 Plan. Compensation expense associated with the performance-based share awards is recognized over the time period that the restrictions associated with the awards lapse based on the total cost of the award, which is the fair market value of the stock on the date of the grant. The closing price on the date of the grants issued on January 19, 2011, was $12.75 per share.

On December 19, 2012, Athens awarded 16,664 shares of restricted stock to its officers and employees pursuant to the terms of the 2010 Plan. The closing price on the date of the grants issued on December 19, 2012, was $16.65.

Athens recognized $55,491 in compensation expense attributable to shares that have been awarded for both of the years ended December 31, 2017 and 2016. At December 31 2017, there is no total remaining compensation cost to be recognized on non-vested restricted stock.

A summary of activity for unvested restricted awards for the year ended December 31, 2017 is as follows:

	Number	Grant Date Weighted Average Cost
Unvested at December 31, 2016	3,333	$16.65
Restrictions lapsed and shares released	(3,333)	$16.65
Unvested at December 31, 2017	—	N/A

Employee Stock Ownership Plan (ESOP)

Athens Federal Community Bank sponsors a leveraged ESOP that covers substantially all employees who meet certain age and eligibility requirements. The ESOP purchased 222,180 shares with the proceeds of a 15 year loan from Athens which is payable in annual installments and bears interest at 3.25% per annum.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.    EMPLOYEE BENEFITS (Continued)

Employee Stock Ownership Plan (ESOP) (Continued)

Athens Federal Community Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the unallocated shares, which are held in a suspense account, and are allocated among the participants as the loan is repaid. Cash dividends paid on allocated shares are distributed to the participant and cash dividends paid on unallocated shares are used to repay the outstanding debt of the ESOP.

ESOP shares are held by the plan trustee in a suspense account until allocated to participant accounts. Shares released from the suspense account are allocated to participants on the basis of their relative compensation in the year of allocation. Participants become vested in the allocated shares upon four years of employment with Athens Federal Community Bank. Any forfeited shares are allocated to other participants in the same proportion as contributions.

As ESOP shares are allocated to participants, Athens Federal Community Bank recognizes compensation expense equal to the fair value of the earned ESOP shares. Total compensation expense for the years ended December 31, 2017 and 2016, respectively, was $541,675 and $402,146.

A detail of ESOP shares is as follows:

	December 31, 2017	December 31, 2016
Allocated shares	118,496	103,684
Unallocated shares	103,684	118,496

Total ESOP Shares	222,180	222,180

Fair value of unreleased shares	$3,991,834	$4,117,736

Executive Benefit Plans

Athens has employment agreements with three of its executive officers for post-retirement compensation and other related benefits. As of December 31, 2017 and 2016, the net present value liability of these benefits was approximately $2,754,000 and $2,633,000, respectively. The expenses incurred by Athens for these executive benefits totaled $132,194 and $485,016 for the years ended December 31, 2017 and 2016, respectively.

Athens Federal Community Bank has an agreement with its former president that resulted in a net present value liability of $143,871 and $163,235 at December 31, 2017 and 2016, respectively. The expenses incurred by Athens Federal Community Bank for such benefits were $9,227 and $10,347 for the years ended December 31, 2017 and 2016, respectively.

NOTE 12.    DEFERRED COMPENSATION

Athens Federal Community Bank has established deferred compensation plans for the benefit of its board of directors. Under the plans, any director electing to defer directors’ fees will be entitled to receive the accumulated benefits, including interest earned, over a period of five to fifteen years following retirement. Athens Federal Community Bank recognizes the liability for these benefits over the service period. As of December 31, 2017 and December 31, 2016, the liability for these benefits was $169,386 and $257,898, respectively. The expenses incurred by Athens Federal Community Bank for these plans totaled $1,946 and $2,742 for the years ended December 31, 2017 and 2016, respectively. Athens Federal Community Bank,

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.    DEFERRED COMPENSATION (Continued)

utilizing bank owned life insurance, has insured the lives of certain directors who participate in the deferred compensation plans to assist in the funding of the deferred compensation liability. Athens Federal Community Bank is the owner and beneficiary of the insurance policies.

NOTE 13.    FAIR VALUE DISCLOSURES

Determination of Fair Value

Athens uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with ASC Topic 820, Fair Value Measurements and Disclosures, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

In accordance with this guidance, Athens groups its financial assets and financial liabilities generally measured at fair value in three levels, based on markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 - Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.    FAIR VALUE DISCLOSURES (Continued)

Fair Value Hierarchy (Continued)

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. There have been no changes in the methodologies used at December 31, 2017 and 2016.

The following methods and assumptions were used by Athens in estimating fair value disclosures for financial instruments.

Cash and Cash Equivalents: The carrying amounts of cash and cash equivalents approximate fair values based on the short-term nature of the assets.

Securities Available for Sale: Fair values are estimated using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Securities classified as available for sale are reported at fair value utilizing Level 2 inputs.

Investments, at Cost: The carrying value of investments at cost is a reasonable estimate of fair value.

Accrued Interest: The carrying amounts of accrued interest approximate fair value.

Loans: The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates, adjusted for credit risk and servicing costs. The estimate of maturity is based on Athens’ historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with ASC Topic 310, Accounting by Creditors for Impairment of a Loan.

Deposits: The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits and NOW, money market, and savings accounts, is equal to the amount payable on demand at the reporting date. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Securities Sold under Agreements to Repurchase: The carrying value of these liabilities, which are extremely short term, approximates their fair value.

Note Payable to Bank: Rates currently available to Athens for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

Assets Measured at Fair Value on a Recurring Basis: Assets measured at fair value on a recurring basis are summarized below (in thousands):

	Balance as of December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Securities available for sale:
Securities of U.S. Government agencies and corporations	$1,329	$—	$1,329	$—
Mortgage-backed and related securities	50,325	—	50,325	—
State and municipal securities	25,154	—	25,154	—

Total securities available for sale	$76,808	$—	$76,808	$—

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.    FAIR VALUE DISCLOSURES (Continued)

Fair Value Hierarchy (Continued)

	Balance as of December 31, 2016	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Securities available for sale:
Securities of U.S. Government agencies and corporations	$1,439	$—	$1,439	$—
Mortgage-backed and related securities	52,397	—	52,397	—
State and municipal securities	11,052	—	11,052	—

Total securities available for sale	$64,888	$—	$64,888	$—

Athens has no assets or liabilities whose fair values are measured on a recurring basis using Level 3 inputs.

Assets Measured at Fair Value on a Nonrecurring Basis: Under certain circumstances management makes adjustments to fair value for assets and liabilities although they are not measured at fair value on an ongoing basis. The following tables present the financial instruments carried on the consolidated balance sheets by caption and by level in the fair value hierarchy, for which a nonrecurring change in fair value has been recorded (in thousands):

	Balance as of December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Impaired loans	$3,034	$—	$1,560	$1,474
Foreclosed real estate	914	—	—	914

	Balance as of December 31, 2016	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Impaired loans	$3,006	$—	$1,440	$1,566
Foreclosed real estate	961	—	—	961

Impaired Loans: Loans considered impaired under ASC 310-10-35, Receivables, are loans for which, based on current information and events, it is probable that Athens will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans can be measured based on the present value of expected payments using the loan’s original effective rate as the discount rate, the loan’s observable market price, or the fair value of the collateral less selling costs if the loan is collateral dependent.

The fair value of impaired loans were primarily measured based on the value of the collateral securing these loans. Collateral may be real estate and/or business assets including equipment, inventory, and/or accounts receivable. Athens determines the value of the collateral based on independent appraisals performed by qualified licensed appraisers. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Appraised values are discounted for costs to sell and may be discounted further based on management’s historical knowledge, changes in market conditions from the date of the most recent appraisal, and/or management’s expertise and knowledge of the

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.    FAIR VALUE DISCLOSURES (Continued)

Fair Value Hierarchy (Continued)

customer and the customer’s business. Such discounts by management are subjective and are typically significant unobservable inputs for determining fair value. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors discussed above.

Foreclosed Assets: Foreclosed real estate, consisting of properties obtained through foreclosure or in satisfaction of loans, is initially recorded at fair value less estimated costs to sell upon transfer of the loan to other real estate. Subsequently, other real estate is carried at the lower of carrying value or fair value less costs to sell. Fair values are generally based on third party appraisals of the property and are classified within Level 3 of the fair value hierarchy. The appraisals are sometimes further discounted based on management’s historical knowledge, and/or changes in market conditions from the date of the most recent appraisal, and/or management’s expertise and knowledge of the customer and the customer’s business. Such discounts are typically significant unobservable inputs for determining fair value. In cases where the carrying amount exceeds the fair value, less cost to sell, a loss is recognized in noninterest expense.

The carrying amount and estimated fair value of Athens’ financial instruments at December 31, 2017 and 2016, are as follows (in thousands):

	December 31, 2017		December 31, 2016
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	$36,509	$36,509	$58,625	$58,625
Securities available for sale	76,808	76,808	64,888	64,888
Investments, at cost	4,480	4,480	4,470	4,470
Loans, net	319,229	319,526	285,218	286,342
Accrued interest receivable	1,363	1,363	1,114	1,114
Liabilities:
Deposits	403,022	405,342	377,400	379,595
Securities sold under agreements to repurchase	1,751	1,751	1,685	1,685
Note payable to bank	1,383	1,383	7,500	7,500
Accrued interest payable	236	236	234	234

NOTE 14.    RELATED PARTY TRANSACTIONS

In the ordinary course of business, Athens Federal Community Bank grants loans to principal officers and directors and their affiliates. Athens Federal Community Bank is prohibited from making loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit Athens Federal Community Bank to make loans to executive officers at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer over any other employee. All Bank employees are provided a reduction in their interest rate of approximately 1.00%. Other than a reduced interest rate, the loans are made on substantially the same terms as those prevailing at the time for comparable transactions with other persons. Directors do not participate in this benefit program. Loans to directors are substantially on the same rates and terms offered to the general public. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.    RELATED PARTY TRANSACTIONS (Continued)

Activity for the years ended December 31, 2017 and 2016, consisted of the following:

	2017	2016
Beginning balance	$714,162	$737,377
New loans	1,181,644	433,368
Repayments	(537,936)	(456,583)

Ending balance	$1,357,870	$714,162

Athens Federal Community Bank held related party deposits of $3,918,892 and $3,486,915 at December 31, 2017 and 2016, respectively.

NOTE 15.    FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Athens is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recorded in the accompanying consolidated balance sheets. Such financial instruments are recorded when they are funded.

Athens’ exposure to credit loss in the event of nonperformance by the counterparty to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Athens uses the same credit policies in making such commitments as it does for instruments that are included in the balance sheet.

At December 31, 2017 and 2016, commitments under standby letters of credit were approximately $1,313,000 and $1,252,000, respectively. Undisbursed loan commitments aggregated approximately $74,702,000 and $37,445,000 at December 31, 2017 and 2016, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Athens evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Athens upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by Athens to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Athens’ policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

Athens has not been required to perform on any financial guarantees during any of the periods presented. Athens did not incur any losses on its commitments for the years ended December 31, 2017 and 2016.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.    EARNINGS PER COMMON SHARE

The following is a summary of the basic and diluted earnings per share for the years ended December 31, 2017 and 2016:

	2017	2016
Basic earnings per share calculation:
Numerator: Net income	$4,130,134	$3,177,887

Denominator: Weighted average common shares outstanding	1,677,746	1,655,950
Effect of dilutive stock options	142,396	122,534

Diluted shares	1,820,142	1,778,484

Basic earnings per share	$2.46	$1.92

Diluted earnings per share	$2.27	$1.79

NOTE 17.    OTHER BORROWINGS

During April 2016, Athens executed a note payable with CapStar Bank in the amount of $7,500,000. This note is secured by a pledge of 100% of the common stock and equity of Athens’ subsidiary, Athens Federal Community Bank, National Association. Quarterly interest payments are required based on Prime Rate subject to the lender’s applicable floor, and plus (or minus) the applicable credit margin, as defined in the loan agreement (4.25% at December 31, 2017). Beginning on July 1, 2017, quarterly principal payments are required with all remaining unpaid principal and interest due at maturity on April 1, 2021.

At December 31, 2017, the note payable to bank is due as follows:

2018	$639,000
2019	743,849

$1,382,849

The note payable with CapStar Bank contains both financial and nonfinancial covenants. The financial covenants are tied to Bank capital ratios and performance ratios including non-performing assets, Texas ratio, liquidity ratio, ALLL/Loans and other performance indicators. At December 31, 2017, Athens was in compliance with all applicable covenants.

NOTE 18.    PURCHASE OF BANK BRANCHES

On April 26, 2016, Athens acquired four bank branches from Atlantic Capital Bank, dba FSG Bank (FSG). The acquired assets and liabilities were recorded at their fair values on the date of acquisition.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.    PURCHASE OF BANK BRANCHES (Continued)

The following table summarizes the estimated fair values of FSG’s assets acquired and liabilities assumed at the date of acquisition.

Assets acquired:
Cash and cash equivalents	$73,350,486
Loans	9,764,848
Premises and equipment	3,039,177
Core deposit intangible	3,636,598

Total assets acquired	$89,791,109

Liabilities assumed:
Deposits	$89,791,109

Total liabilities assumed	$89,791,109

The core deposit intangible is being amortized over a period of 10 years and had a balance of $3,030,499, net of accumulated amortization of $606,099, and $3,394,159, net of accumulated amortization of $242,439 at December 31, 2017 and 2016, respectively. Related amortization expense was $363,660 and $242,439 for the years ended December 31, 2017 and 2016, respectively.

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

ATHENS BANCSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31,	December 31,
	2018	2017
ASSETS

Cash and due from banks	$32,676,414	$28,464,600
Federal funds sold	12,868,000	8,027,000
Interest-bearing deposits in banks	17,167	17,121

Total cash and cash equivalents	45,561,581	36,508,721

Securities available for sale	73,222,911	76,807,971
Investments, at cost	4,511,400	4,479,750
Loans, net of allowance for loan losses of $3,971,933 and $3,961,107 at March 31, 2018 and December 31, 2017, respectively	330,520,290	319,228,764
Premises and equipment, net	7,733,508	7,511,829
Accrued interest receivable	1,365,598	1,363,208
Cash surrender value of bank owned life insurance	12,124,389	12,043,319
Foreclosed real estate	914,100	914,100
Core deposit intangible	2,939,584	3,030,499
Other assets	3,379,179	2,861,436

Total assets	$482,272,540	$464,749,597

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits:
Noninterest-bearing	$60,449,651	$56,997,824
Interest-bearing	361,737,569	346,024,515

Total deposits	422,187,220	403,022,339
Accrued interest payable	230,081	236,028
Securities sold under agreements to repurchase	785,355	1,750,921
Note payable to bank	—	1,382,849
Accrued expenses and other liabilities	6,081,689	5,813,476

Total liabilities	429,284,345	412,205,613

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 50,000,000 shares authorized; 2,777,250 shares issued and 1,816,845 outstanding at March 31, 2018 and 1,806,084 outstanding at December 31, 2017	18,168	18,061
Additional paid-in capital	18,933,788	18,799,708
Common stock acquired by benefit plans:
Unallocated common stock held by:
Employee Stock Ownership Plan Trust	(1,036,840)	(1,036,840)
Retained earnings	36,350,327	34,906,082
Accumulated other comprehensive loss	(1,277,248)	(143,027)

Total shareholders’ equity	52,988,195	52,543,984

Total liabilities and shareholders’ equity	$482,272,540	$464,749,597

The Notes to Unaudited Consolidated Interim Financial Statements are an integral part of these statements.

ATHENS BANCSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
INTEREST AND DIVIDEND INCOME
Loans, including fees	$4,328,304	$3,722,450
Dividends	46,777	38,486
Securities and interest-bearing deposits in other banks	601,813	438,119

Total interest and dividend income	4,976,894	4,199,055

INTEREST EXPENSE
Deposits	447,638	422,424
Fed funds purchased and securities sold under agreements to repurchase	393	361
Note payable to bank	8,733	63,486

Total interest expense	456,764	486,271

Net interest income	4,520,130	3,712,784
Provision for loan losses	25,984	181,527

Net interest income after provision for loan losses	4,494,146	3,531,257

NONINTEREST INCOME
Customer service fees	620,861	588,389
Other charges and fees	518,313	526,159
Investment sales commissions	143,156	147,197
Increase in cash surrender value of life insurance	10,753	94,846
Other noninterest income	185,471	589,585

Total noninterest income	1,569,554	1,946,176

NONINTEREST EXPENSES
Salaries and employee benefits	2,137,227	2,028,797
Occupancy and equipment	522,085	506,968
Federal deposit insurance premiums	35,000	37,650
Data processing	365,180	346,018
Advertising	76,669	73,551
Other operating expenses	926,322	866,047

Total noninterest expenses	4,062,483	3,859,031

Net income before income taxes	2,001,217	1,618,402
INCOME TAX EXPENSE	471,615	577,788

Net income	$1,529,602	$1,040,614

EARNINGS PER COMMON SHARE
Basic	$0.90	$0.62
Diluted	$0.83	$0.57
Dividends per common share	$0.05	$0.05

The Notes to Unaudited Consolidated Interim Financial Statements are an integral part of these statements.

ATHENS BANCSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Net income	$1,529,602	$1,040,614
Other comprehensive income (loss), before tax:
Unrealized holding gains (losses) on securities available for sale	(1,535,636)	139,894
Income tax benefit (expense) related to other comprehensive income items	401,415	(53,160)

Other comprehensive income (loss), net of tax	(1,134,221)	86,734

Comprehensive income	$395,381	$1,127,348

The Notes to Unaudited Consolidated Interim Financial Statements are an integral part of these statements.

ATHENS BANCSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Three Months Ended March 31, 2018

(Unaudited)

	Shares of Common Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Common Stock Acquired By Benefit Plans	Accumulated Other Comprehensive Loss	Total
BALANCE, December 31, 2017	1,806,084	$18,061	$18,799,708	$34,906,082	$(1,036,840)	$(143,027)	$52,543,984

Net income		—	—	1,529,602	—	—	1,529,602
Other comprehensive income		—	—	—	—	(1,134,221)	(1,134,221)
Dividends - $0.05 per share		—	—	(85,357)	—	—	(85,357)
Stock compensation expense		—	10,436	—	—	—	10,436
Issuance of Company common stock	10,761	107	123,644	—	—	—	123,751

Balance, March 31, 2018	1,816,845	$18,168	$18,933,788	$36,350,327	$(1,036,840)	$(1,277,248)	$52,988,195

The Notes to Unaudited Consolidated Interim Financial Statements are an integral part of these statements.

ATHENS BANCSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,529,602	$1,040,614
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	191,524	190,080
Amortization of securities and other assets	161,721	168,182
Provision for loan losses	25,984	181,527
Other gains and losses, net	—	(457,948)
Stock based compensation expense	10,436	24,308
Net change in:
Cash surrender value of life insurance	(81,070)	(75,002)
Accrued interest receivable	(2,390)	51,267
Accrued interest payable	(5,947)	(6,736)
Other assets and liabilities	(170,166)	345,274

Net cash provided by operating activities	1,659,694	1,461,566

CASH FLOWS FROM INVESTING ACTIVITIES:
Securities available for sale:
Purchases	—	(1,037,610)
Maturities, prepayments and calls	1,978,619	2,647,802
Investments, at cost:
Purchases	(31,650)	(9,450)
Loan originations and principal collections, net	(10,995,460)	(12,052,742)
Purchases of premises and equipment	(413,203)	(98,973)
Purchase of bank owned life insurance	—	(1,075,000)
Proceeds from sale of foreclosed real estate	—	65,000

Net cash used in investing activities	(9,461,694)	(11,560,973)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	19,164,881	17,640,737
Net decrease in securities sold under agreements to repurchase	(965,566)	(742,964)
Net decrease in note payable to bank	(1,382,849)	(2,000,000)
Issuance of Company common stock	123,751	—
Dividends paid	(85,357)	(83,247)

Net cash provided by financing activities	16,854,860	14,814,526

NET INCREASE IN CASH AND CASH EQUIVALENTS	9,052,860	4,715,119

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	36,508,721	58,624,749

CASH AND CASH EQUIVALENTS, END OF PERIOD	$45,561,581	$63,339,868

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid on deposits and borrowed funds	$462,711	$493,007
Income taxes paid	—	30,000

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
Acquisition of real estate acquired through foreclosure	$—	$—
Financed sales of foreclosed real estate	—	—

The Notes to Unaudited Consolidated Interim Financial Statements are an integral part of these statements.

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Athens Bancshares Corporation (“Athens”) and subsidiary conform with United States generally accepted accounting principles (“U.S. GAAP”) and practices within the banking industry.

The policies that materially affect financial position and results of operations are summarized as follows:

Interim Financial Information (Unaudited)

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X as promulgated by the SEC. Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation of the financial condition and results of operations for the periods presented have been included. Operating results for the three months ended March 31, 2018, are not necessarily indicative of the results that may be expected for the full year or in any other period.

Athens has evaluated events and transactions for potential recognition and disclosure through the date the financial statements were issued.

Nature of Operations

Athens is a holding company whose principal activity is the ownership and management of its wholly owned subsidiary, Athens Federal Community Bank, National Association (“Athens Federal Community Bank”). Athens Federal Community Bank provides a variety of financial services to individuals and corporate customers through its ten branches located in Athens, Sweetwater, Etowah, Madisonville, Cleveland and Lenoir City, Tennessee. Athens Federal Community Bank’s primary deposit products include checking, savings, certificates of deposit, and IRA accounts. Its primary lending products are one-to-four family residential, commercial real estate, and consumer loans. Southland Finance, Inc. (“Southland”) is a consumer finance company with one branch located in Athens, Tennessee and one branch located in Cleveland, Tennessee. Ti-Serv, Inc. (“Ti-Serv”) maintains Athens Federal Community Bank’s investment in Valley Title Services, LLC (“Valley Title”). Southland and Ti-Serv are wholly owned subsidiaries of Athens Federal Community Bank. Valley Title is a wholly owned subsidiary of Ti-Serv. Athens Muni Corp (“AMC”) is a wholly owned subsidiary of Athens Federal Community Bank.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, other-than-temporary impairment of securities, and the fair value of financial instruments.

Earnings Per Share

Basic earnings per share (“EPS”) is calculated by dividing net income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted EPS is computed in a manner similar to that of basic EPS except that the weighted-average number of common

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share (Continued)

shares outstanding is increased to include the number of incremental common shares (computed using the treasury stock method) that would have been outstanding if all potentially dilutive common stock equivalents such as stock options were vested during the period.

NOTE 2.     SECURITIES

The amortized cost and estimated fair value of securities classified as available for sale at March 31, 2018 and December 31, 2017, are as follows:

	March 31, 2018
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities of U.S. Government agencies and corporations	$1,277,113	$—	$(5,652)	$1,271,461
Mortgage-backed and related securities (1)	49,789,947	57,336	(1,909,126)	47,938,157
State and municipal securities	23,885,132	227,646	(99,485)	24,013,293

	$74,952,192	$284,982	$(2,014,263)	$73,222,911

	December 31, 2017
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities of U.S. Government agencies and corporations	$1,331,281	$—	$(2,506)	$1,328,775
Mortgage-backed and related securities (1)	51,204,769	68,364	(948,415)	50,324,718
State and municipal securities	24,465,566	696,627	(7,715)	25,154,478

	$77,001,616	$764,991	$(958,636)	$76,807,971

(1) Collateralized by residential mortgages and guaranteed by U.S. Government sponsored entities.

As of March 31, 2018 and December 31, 2017, Athens did not have any securities classified as held-to-maturity.

The amortized cost and estimated fair value of securities at March 31, 2018, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	March 31, 2018
	Amortized	Fair
	Cost	Value
Due in one year or less	$1,264,870	$1,261,844
Due after one year through five years	6,402,100	6,460,906
Due five years to ten years	13,745,275	13,850,497
Due after ten years	3,750,000	3,711,507
Mortgage-backed securities	49,789,947	47,938,157

Total	$74,952,192	$73,222,911

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 2.     SECURITIES (Continued)

Athens had no realized gains or losses for the three month periods ended March 31, 2018 or 2017.

Athens has pledged securities with carrying values of approximately $43,009,000 and $33,532,000 (which approximates market values) to secure deposits of public and private funds as of March 31, 2018 and December 31, 2017, respectively.

Securities with gross unrealized losses at March 31, 2018 and December 31, 2017, aggregated by investment category and length of time that individual securities have been in a continuous loss position, are as follows:

	March 31, 2018
	Less than 12 Months		12 Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(dollars in thousands)
Securities of U.S. Government agencies and corporations	$1,265	$(6)	$—	$—	$1,265	$(6)
Mortgage-backed and related securities	12,841	(402)	31,647	(1,507)	44,487	(1,909)
State and municipal securities	8,508	(95)	696	(4)	9,204	(99)

	$22,614	$(503)	$32,343	$(1,511)	$54,956	$(2,014)

	December 31, 2017
	Less than 12 Months		12 Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(dollars in thousands)
Securities of U.S. Government agencies and corporations	$1,283	$(3)	$—	$—	$1,283	$(3)
Mortgage-backed and related securities	13,382	(109)	33,170	(839)	46,552	(948)
State and municipal securities	756	(4)	697	(4)	1,453	(8)

	$15,421	$(116)	$33,867	$(843)	$49,288	$(959)

Management performs periodic reviews for impairment in accordance with ASC Topic 320, Investments – Debt and Equity Securities.

At March 31, 2018, the 43 securities with unrealized losses had depreciated 3.54 percent from Athens’ amortized cost basis. At December 31, 2017, the 34 securities with unrealized losses had depreciated 1.91 percent from Athens’ amortized cost basis.

Most of these securities are guaranteed by either U.S. government corporations or agencies or had investment grade ratings upon purchase. Further, the issuers of these securities have not established any cause for default. The unrealized losses associated with these investment securities are primarily driven by changes in interest rates and are not due to the credit quality of the issuers. These securities will continue to be monitored as a part of Athens’ ongoing impairment analysis, but are expected to perform even if the rating agencies reduce the credit rating of the bond insurers. Management evaluates the financial performance of each issuer on a quarterly basis to determine if it is probable that the issuers can make all contractual principal and interest payments.

Upon acquisition of a security, Athens determines the appropriate impairment model that is applicable. If the security is a beneficial interest in securitized financial assets, Athens uses the beneficial interests in

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 2.     SECURITIES (Continued)

securitized financial assets impairment model. If the security is not a beneficial interest in securitized financial assets, Athens uses the debt and equity securities impairment model. Athens conducts periodic reviews to evaluate each security to determine whether an other-than-temporary impairment has occurred. Athens did not have any securities that were classified as other-than-temporarily-impaired at March 31, 2018.

NOTE 3.     INVESTMENTS, AT COST

Athens Federal Community Bank carries the following investments at cost because they are not readily marketable and there is no established market price for the investments. These investments are normally redeemed by the issuer at par value and may carry call or put options under certain circumstances. Investments carried at cost at March 31, 2018 and December 31, 2017, consist of:

	March 31,	December 31,
	2018	2017
Federal Home Loan Bank of Cincinnati common stock	$2,549,000	$2,549,000
Federal Reserve Bank stock	671,200	655,750
Resolute Capital Partners Fund III L.P., F.K.A.
Tenth Street Fund III, L.P. investment	1,275,000	1,275,000
Resolute Capital Partners Fund IV L.P.	16,200	—

	$4,511,400	$4,479,750

Athens Federal Community Bank, as a member of the Federal Home Loan Bank (“FHLB”) of Cincinnati, is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. Management reviews for impairment based on the ultimate recoverability of the cost basis in the FHLB stock.

Athens Federal Community Bank also maintains an investment in the capital stock of the Federal Reserve Bank. This investment is carried at cost which approximates the fair value of such stock. The amount of Federal Reserve Bank stock required to be held by Athens Federal Community Bank is adjusted quarterly based on a determination made by the Federal Reserve Bank.

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 4.     LOANS AND ALLOWANCE FOR LOAN LOSSES

Portfolio Segmentation

Athens’ loans consist of the following at March 31, 2018 and December 31, 2017 (in thousands).

	March 31,	December 31,
	2018	2017
Mortgage loans on real estate:
Residential 1-4 family	$107,636	$105,397
Commercial real estate and multi-family (5 or more units)	121,461	116,387
Construction and land	37,337	31,590

	266,434	253,374

Commercial loans	24,493	26,827
Consumer and other	44,714	44,139

Total loans	335,641	324,340
Less: Allowance for loan losses	(3,972)	(3,961)
Unearned interest and fees	(570)	(569)
Net deferred loan origination fees	(579)	(581)

Loans, net	$330,520	$319,229

For purposes of the disclosures required pursuant to the adoption of ASC 310, the loan portfolio was disaggregated into segments. A portfolio segment is defined as the level at which an entity develops and documents a systematic method for determining its allowance for credit losses. There are five loan portfolio segments that include residential 1-4 family, commercial real estate and multi-family, construction and land, commercial loans, and consumer and other.

The following describe the risk characteristics relevant to each of the portfolio segments:

Residential 1-4 Family: Residential 1-4 family loans include real estate loans secured by 1-4 family first mortgage loans, second liens, or open end real estate loans, such as home equity lines. These are repaid by various means such as a borrower’s income, sale of the property, or rental income derived from the property. Loans within this portfolio segment are particularly sensitive to unemployment factors and valuation of real estate.

Commercial Real Estate and Multi-Family: Commercial real estate and multi-family loans include owner-occupied commercial real estate loans, owner-occupied construction loans for commercial businesses, and loans secured by income producing properties. Owner-occupied commercial real estate loans to operating businesses are long-term financing of land and buildings. Owner-occupied construction loans for a commercial business are for the development of land or construction of a building. Both of these loans are repaid by cash flow generated from the business operation. Real estate loans for income-producing properties such as apartment buildings, office and industrial buildings, and retail shopping centers are repaid from rent income derived from the properties. Loans within this segment are particularly sensitive to the valuation of real estate.

Construction and Land: Loans for real estate construction and land development are repaid through cash flow related to the operations, sale or refinance of the underlying property. This portfolio segment includes extensions of credit to real estate developers or investors where repayment is dependent on the sale of the real estate or income generated from the real estate collateral. Loans within this portfolio segment are particularly sensitive to the valuation of real estate.

Commercial: The commercial loan portfolio segment includes commercial and financial loans. These loans include those loans to commercial customers for use in normal business operations to finance working

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 4.     LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Portfolio Segmentation (Continued)

capital needs, equipment purchases, or expansion projects. Loans are repaid by business cash flows. Collection risk in this portfolio is driven by the creditworthiness of the underlying borrower, particularly cash flows from the customers’ business operations.

Consumer and Other: The consumer loan portfolio segment includes direct consumer installment loans, overdrafts and other revolving credit loans, and educational loans. Loans in this portfolio are sensitive to unemployment and other key consumer economic measures.

Credit Risk Management

Athens employs a credit risk management process with defined policies, accountability and routine reporting to manage credit risk in the loan portfolio segments. Credit risk management is guided by credit policies that provide for a consistent and prudent approach to underwriting and approval of credits. Within the Loan Policy, procedures exist that elevate the approval requirements as credits become larger and more complex. All loans are individually underwritten, risk-rated, approved, and monitored.

Responsibility and accountability for adherence to underwriting policies and accurate risk ratings lie in each portfolio segment. For the consumer portfolio segment, the risk management process focuses on managing customers who become delinquent in their payments. For the commercial and real estate portfolio segments, the risk management process focuses on underwriting new business and, on an ongoing basis, monitoring the credit of the portfolios, including a third party review of the largest credits on an annual basis or more frequently as needed. Credit quality and trends in the loan portfolio segments are measured and monitored regularly. Detailed reports, by product, collateral, accrual status, etc., are reviewed by the Directors Loan Committee.

The allowance for loan losses is a valuation reserve allowance established through provisions for loan losses charged against income. The allowance for loan losses, which is evaluated quarterly, is maintained at a level that management deems sufficient to absorb probable losses inherent in the loan portfolio. Loans deemed to be uncollectible are charged against the allowance for loan losses, while recoveries of previously charged-off amounts are credited to the allowance for loan losses. The allowance for loan losses is comprised of specific valuation allowances for loans evaluated individually for impairment, general allocations for pools of homogeneous loans with similar risk characteristics and trends, and an unallocated component that reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

The allowance for loan losses related to specific loans is based on management’s estimate of potential losses on impaired loans as determined by (1) the present value of expected future cash flows; (2) the fair value of collateral if the loan is determined to be collateral dependent or (3) the loan’s observable market price. Athens’ homogeneous loan pools include residential 1-4 family loans, commercial real estate and multi-family loans, construction and land loans, commercial loans, and consumer and other loans. The general allocations to these loan pools are based on the historical loss rates for specific loan types and the internal risk grade, if applicable, adjusted for both internal and external qualitative risk factors. The qualitative factors considered by management include, among other factors, (1) changes in local and national economic conditions; (2) changes in asset quality; (3) changes in loan portfolio volume; (4) the composition and concentrations of credit; (5) the impact of competition on loan structuring and pricing; (6) the impact of interest rate changes on portfolio risk and (7) effectiveness of Athens’ loan policies, procedures and internal controls. The total allowance established for each homogeneous loan pool represents the product of the historical loss ratio and the total dollar amount of the loans in the pool.

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 4.     LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Risk Management (Continued)

The following tables detail activity in the allowance for loan losses by portfolio segment for the periods ended March 31, 2018 and December 31, 2017 (in thousands). Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

		Commercial
	Residential	Real Estate	Construction
	1-4	and	and		Consumer
	Family	Multi-Family	Land	Commercial	and Other	Unallocated	Total
Balance, December 31, 2016	$1,114	$1,485	$298	$544	$676	$32	$4,149
Provision (reallocation) for loan losses	(103)	(152)	(92)	(90)	203	252	18
Loans charged-off	—	—	—	—	(317)	—	(317)
Recoveries	—	—	—	20	91	—	111

Balance, December 31, 2017	$1,011	$1,333	$206	$474	$653	$284	$3,961
Provision (reallocation) for loan losses	29	73	25	(62)	3	(42)	26
Loans charged-off	—	—	—	—	(48)	—	(48)
Recoveries	—	—	—	—	33	—	33

Balance, March 31, 2018	$1,040	$1,406	$231	$412	$641	$242	$3,972

The composition of loans by primary loan classification as well as impaired and performing loan status at March 31, 2018 and December 31, 2017, is summarized in the tables below (in thousands):

	Year Ending March 31, 2018
		Commercial
	Residential	Real Estate	Construction
	1-4	and	and		Consumer
	Family	Multi-Family	Land	Commercial	and Other	Unallocated	Total
Specified reserves – impaired loans	$268	$68	$8	$46	$54	$—	$444
General reserves	772	1,338	223	366	587	242	3,528

Total reserves	$1,040	$1,406	$231	$412	$641	$242	$3,972

Impaired loans	$2,778	$185	$55	$1,526	$271	$—	$4,815
Performing loans	104,858	121,276	37,282	22,967	44,443	—	330,826

Total loans	$107,636	$121,461	$37,337	$24,493	$44,714	$—	$335,641

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 4.     LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Risk Management (Continued)

	Year Ending December 31, 2017
		Commercial
	Residential	Real Estate	Construction
	1-4	and	and		Consumer
	Family	Multi-Family	Land	Commercial	and Other	Unallocated	Total
Specified reserves – impaired loans	$256	$69	$9	$67	$60	$—	$461
General reserves	755	1,264	197	407	593	284	3,500

Total reserves	$1,011	$1,333	$206	$474	$653	$284	$3,961

Impaired loans	$2,702	$242	$58	$1,568	$242	$—	$4,812
Performing loans	102,695	116,145	31,532	25,259	43,897	—	319,528

Total loans	$105,397	$116,387	$31,590	$26,827	$44,139	$—	$324,340

A description of the general characteristics of the risk grades used by Athens is as follows:

Pass: Loans in this risk category include borrowers of acceptable to strong credit quality and risk who have the apparent ability to satisfy their loan obligations. Loans in this risk grade would possess sufficient mitigating factors, such as adequate collateral or strong guarantors possessing the capacity to repay the debt if required, for any weakness that may exist.

Special Mention: Loans in this risk grade are the equivalent of the regulatory definition of “Other Assets Especially Mentioned” classification. Loans in this category possess some credit deficiency or potential weakness, which requires a high level of management attention. Potential weaknesses include declining trends in operating earnings and cash flows and/or reliance on the secondary source of repayment. If left uncorrected, these potential weaknesses may result in noticeable deterioration of the repayment prospects for the asset or in Athens’ credit position.

Substandard: Loans in this risk grade are inadequately protected by the borrower’s current financial condition and payment capability or the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the orderly repayment of debt. They are characterized by the distinct possibility that Athens will sustain some loss if the deficiencies are not corrected.

Doubtful: Loans in this risk grade have all weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or orderly repayment in full, on the basis of current existing facts, conditions and values, highly questionable and improbable. Possibility of loss is extremely high, but because of certain important and reasonably specific factors that may work to the advantage and strengthening of the exposure, its classification as an estimated loss is deferred until its more exact status may be determined.

Loss: Loans in this risk grade are considered to be non-collectible and of such little value that their continuance as bankable assets is not warranted. This does not mean the loan has absolutely no recovery value, but rather it is neither practical nor desirable to defer writing off the loan, even though partial recovery may be obtained in the future. Charge-offs against the allowance for loan losses are taken in the period in which the loan becomes uncollectible. Consequently, Athens typically does not maintain a recorded investment in loans within this category.

When Athens classifies an asset as substandard or doubtful, a specific allowance for loan losses may be established.

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 4.     LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Risk Management (Continued)

The following tables outline the amount of each loan classification and the amount categorized into each risk rating as of March 31, 2018 and December 31, 2017 (in thousands):

	Period Ending March 31, 2018
	Residential 1-4 Family	Commercial Real Estate and Multi-Family	Construction and Land	Commercial	Consumer and Other	Total
Pass	$103,277	$121,079	$37,227	$22,967	$44,281	$328,831
Special mention	1,581	197	55	—	162	1,995
Substandard	2,778	185	55	1,526	271	4,815

Total	$107,636	$121,461	$37,337	$24,493	$44,714	$335,641

	Year Ending December 31, 2017
	Residential 1-4 Family	Commercial Real Estate and Multi-Family	Construction and Land	Commercial	Consumer and Other	Total
Pass	$101,099	$115,939	$31,476	$25,259	$43,710	$317,483
Special mention	1,596	206	56	—	187	2,045
Substandard	2,702	242	58	1,568	242	4,812

Total	$105,397	$116,387	$31,590	$26,827	$44,139	$324,340

Past Due Loans

A loan is considered past due if any required principal and interest payments have not been received as of the date such payments were required to be made under the terms of the loan agreement. Generally, management places loans on nonaccrual when there is a clear indication that the borrower’s cash flow may not be sufficient to meet payments as they become due, which is generally when a loan is 120 days past due. The following tables present the aging of the recorded investment in loans as of March 31, 2018 and December 31, 2017 (in thousands):

	Period Ending March 31, 2018
	Past Due 30-89 Days and Accruing	Past Due 90 Days or More and Accruing	Nonaccrual	Total Past Due	Current Loans	Total Loans
Residential 1-4 family	$67	—	$842	$909	$106,727	$107,636
Commercial real estate and multi-family	—	—	—	—	121,461	121,461
Construction and land	—	—	22	22	37,315	37,337
Commercial	—	—	—	—	24,493	24,493
Consumer and other	57	—	73	130	44,584	44,714

Total	$124	—	$937	$1,061	$334,580	$335,641

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 4.     LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Past Due Loans (Continued)

	Year Ending December 31, 2017
	Past Due 30-89 Days and Accruing	Past Due 90 Days or More and Accruing	Nonaccrual	Total Past Due	Current Loans	Total Loans
Residential 1-4 family	$362	$129	$837	$1,328	$104,069	$105,397
Commercial real estate and multi-family	—	—	56	56	116,331	116,387
Construction and land	21	—	24	45	31,545	31,590
Commercial	—	—	—	—	26,827	26,827
Consumer and other	139	—	23	162	43,977	44,139

Total	$522	$129	$940	$1,591	$322,749	$324,340

Impaired Loans

A loan held for investment is considered impaired when based on current information and events, it is probable that Athens will be unable to collect all amounts due (both principal and interest) according to the terms of the loan agreement. The following tables detail impaired loans, by portfolio segment as of March 31, 2018 and December 31, 2017 (in thousands):

	As of March 31, 2018			For the Period Ended March 31, 2018
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans without a valuation allowance:
Residential 1-4 family	$1,208	$1,208	$—	$1,244	$60
Commercial real estate and multi-family	—	—	—	37	—
Construction and land	22	22	—	23	—
Commercial	10	10	—	10	—
Consumer and other	26	26	—	77	—

Total	1,266	1,266	—	1,391	60

Impaired loans with a valuation allowance:
Residential 1-4 family	1,570	1,570	268	1,489	29
Commercial real estate and multi-family	185	185	68	185	3
Construction and land	33	33	8	33	1
Commercial	1,516	1,516	46	1,531	19
Consumer and other	245	245	54	189	2

Total	3,549	3,549	444	3,427	54

Total impaired loans	$4,815	$4,815	$444	$4,818	$114

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 4.     LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans (Continued)

	As of December 31, 2017			For the Year Ended December 31, 2017
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans without a valuation allowance:
Residential 1-4 family	$1,200	$1,200	$—	$1,168	$140
Commercial real estate and multi-family	56	56	—	62	—
Construction and land	24	24	—	26	2
Commercial	11	11	—	13	3
Consumer and other	26	26	—	41	8

Total	1,317	1,317	—	1,310	153

Impaired loans with a valuation allowance:

Residential 1-4 family	1,502	1,502	256	1,458	—
Commercial real estate and multi-family	186	186	69	221	13
Construction and land	34	34	9	25	—
Commercial	1,557	1,557	67	1,580	79
Consumer and other	216	216	60	208	—

Total	3,495	3,495	461	3,492	92

Total impaired loans	$4,812	$4,812	$461	$4,802	$245

Troubled Debt Restructurings

At March 31, 2018 and December 31, 2017, impaired loans included loans that were classified as Troubled Debt Restructurings (“TDRs”). The restructuring of a loan is considered a TDR if both (i) the borrower is experiencing financial difficulties and (ii) the creditor has granted a concession.

The following tables present a summary of loans that were modified as troubled debt restructurings during the three months ended March 31, 2018 and year ended December 31, 2017 (in thousands):

	Three Months Ended March 31, 2018
	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Consumer and other	2	$9	$9

	Year Ended December 31, 2017
	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Consumer and other	5	$14	$14

Athens did not have any loans that were modified as troubled debt restructurings during the twelve months ended March 31, 2018 and 2017, for which there was a subsequent payment default during the year.

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 5.    STOCK OPTIONS, ESOP AND RESTRICTED SHARES

2010 Equity Incentive Plan

The Athens Bancshares Corporation 2010 Equity Incentive Plan (the “2010 Plan”) was approved by Athens’ shareholders at the annual meeting of shareholders held on July 14, 2010. Under the terms of the 2010 Plan, Athens may grant restricted stock awards and stock options to its employees, officers, and directors. The purpose of the 2010 Plan is to promote the success of Athens by linking the personal interests of its employees, officers, and directors to the interest of Athens’ shareholders, and by providing participants with an incentive for remarkable performance. All of Athens’ employees, officers, and directors are eligible to participate in the 2010 Plan.

Under terms of the 2010 Plan, Athens is authorized to issue up to 277,725 stock options and up to 111,090 shares of restricted stock.

Stock Options:

Athens granted stock options to its directors, officers, and employees on December 15, 2010 and December 17, 2014. Both incentive stock options and non-qualified stock options were granted under the 2010 Plan. The exercise price for each option was equal to the market price of Athens’ stock on the date of grant and the maximum term of each option is ten years. The vesting period for all options is five years, pro rata, from the date of grant. Athens recognizes compensation expense over the vesting period, based on the grant-date fair value of the options granted. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. For each of the three months ended March 31, 2018 and 2017, Athens recorded stock compensation expense of $10,436 and $10,436. At March 31, 2018, the total remaining compensation cost to be recognized on non-vested options is approximately $73,050.

A summary of the activity in the 2010 Plan for the three months ended March 31, 2018 is presented in the following table:

	Three months ended March 31, 2018
	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	217,024	$14.12
Options exercised	(10,761)	11.50

Outstanding at end of period	206,263	$14.26

Option exercisable at end of period	189,598	$13.30

The aggregate intrinsic value of options outstanding at March 31, 2018 is $5,824,620.

Other information regarding options outstanding and exercisable as of March 31, 2018 is as follows:

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$11.50	164,600	2.75 Years	$11.50	164,600	$11.50
25.17	41,663	6.75 Years	25.17	24,998	25.17

Outstanding at end of period	206,263

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 5.    STOCK OPTIONS, ESOP AND RESTRICTED SHARES (Continued)

Stock Options: (Continued)

Information pertaining to non-vested options for the three months ended March 31, 2018 is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested options, December 31, 2017	16,665	$5.57
Vested	—	—

Non-vested options, March 31, 2018	16,665	$5.57

Restricted Stock:

On January 19, 2011, Athens awarded 94,426 shares of restricted stock to its directors, officers, and employees pursuant to the terms of the 2010 Plan. Compensation expense associated with the performance-based share awards is recognized over the time period that the restrictions associated with the awards lapse based on the total cost of the award, which is the fair market value of the stock on the date of the grant. The closing price on the date of the grants issued on January 19, 2011, was $12.75 per share.

On December 19, 2012, Athens awarded 16,664 shares of restricted stock to its officers and employees pursuant to the terms of the 2010 Plan. The closing price on the date of the grants issued on December 19, 2012, was $16.65.

Athens recognized no in compensation expense attributable to shares that have been awarded for the three months ended March 31, 2018 and $18,497 for the three months ended March 31, 2017. There is no total remaining compensation cost to be recognized on non-vested restricted stock.

Employee Stock Ownership Plan (ESOP)

Athens Federal Community Bank sponsors a leveraged ESOP that covers substantially all employees who meet certain age and eligibility requirements. The ESOP purchased 222,180 shares with the proceeds of a 15 year loan from Athens which is payable in annual installments and bears interest at 3.25% per annum.

Athens Federal Community Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the unallocated shares, which are held in a suspense account, and are allocated among the participants as the loan is repaid. Cash dividends paid on allocated shares are distributed to the participant and cash dividends paid on unallocated shares are used to repay the outstanding debt of the ESOP.

ESOP shares are held by the plan trustee in a suspense account until allocated to participant accounts. Shares released from the suspense account are allocated to participants on the basis of their relative compensation in the year of allocation. Participants become vested in the allocated shares upon four years of employment with Athens Federal Community Bank. Any forfeited shares are allocated to other participants in the same proportion as contributions.

As ESOP shares are allocated to participants, Athens Federal Community Bank recognizes compensation expense equal to the fair value of the earned ESOP shares. No compensation expense has been recorded for the three months ended March 31, 2018 or 2017.

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 5.    STOCK OPTIONS, ESOP AND RESTRICTED SHARES (Continued)

Employee Stock Ownership Plan (ESOP) (Continued)

A detail of ESOP shares is as follows:

	March 31, 2018	December 31, 2017
Allocated shares	118,496	118,496
Unallocated shares	103,684	103,684

Total ESOP Shares	222,180	222,180

Fair value of unreleased shares	$4,075,818	$3,991,834

NOTE 6.     FAIR VALUE DISCLOSURES

Determination of Fair Value

Athens uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with ASC Topic 820, Fair Value Measurements and Disclosures, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

In accordance with this guidance, Athens groups its financial assets and financial liabilities generally measured at fair value in three levels, based on markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 - Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 6.     FAIR VALUE DISCLOSURES (Continued)

Fair Value Hierarchy (Continued)

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. There have been no changes in the methodologies used at December 31, 2017 and March 31, 2018.

The following methods and assumptions were used by Athens in estimating fair value disclosures for financial instruments.

Cash and Cash Equivalents: The carrying amounts of cash and cash equivalents approximate fair values based on the short-term nature of the assets.

Securities Available for Sale: Fair values are estimated using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Securities classified as available for sale are reported at fair value utilizing Level 2 inputs.

Investments, at Cost: The carrying value of investments at cost is a reasonable estimate of fair value.

Accrued Interest: The carrying amounts of accrued interest approximate fair value.

Loans: The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates, adjusted for credit risk and servicing costs. The estimate of maturity is based on Athens’ historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with ASC Topic 310, Accounting by Creditors for Impairment of a Loan.

Deposits: The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits and NOW, money market, and savings accounts, is equal to the amount payable on demand at the reporting date. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Securities Sold under Agreements to Repurchase: The carrying value of these liabilities, which are extremely short term, approximates their fair value.

Note Payable to Bank: Rates currently available to Athens for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 6.     FAIR VALUE DISCLOSURES (Continued)

Fair Value Hierarchy (Continued)

Assets Measured at Fair Value on a Recurring Basis: Assets measured at fair value on a recurring basis are summarized below (in thousands):

	Balance as of March 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Securities available for sale:
Securities of U.S. Government agencies and corporations	$1,272	$—	$1,272	$—
Mortgage-backed and related securities	47,938	—	47,938	—
State and municipal securities	24,013	—	24,013	—

Total securities available for sale	$73,223	$—	$73,223	$—

	Balance as of December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Securities available for sale:
Securities of U.S. Government agencies and corporations	$1,329	$—	$1,329	$—
Mortgage-backed and related securities	50,325	—	50,325	—
State and municipal securities	25,154	—	25,154	—

Total securities available for sale	$76,808	$—	$76,808	$—

Athens has no assets or liabilities whose fair values are measured on a recurring basis using Level 3 inputs.

Assets Measured at Fair Value on a Nonrecurring Basis: Under certain circumstances management makes adjustments to fair value for assets and liabilities although they are not measured at fair value on an ongoing basis. The following tables present the financial instruments carried on the consolidated balance sheets by caption and by level in the fair value hierarchy, for which a nonrecurring change in fair value has been recorded (in thousands):

	Balance as of March 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Impaired loans	$3,104	$—	$1,634	$1,470
Foreclosed real estate	914	—	—	914

	Balance as of December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Impaired loans	$3,034	$—	$1,560	$1,474
Foreclosed real estate	914	—	—	914

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 6.     FAIR VALUE DISCLOSURES (Continued)

Fair Value Hierarchy (Continued)

Impaired Loans: Loans considered impaired under ASC 310-10-35, Receivables, are loans for which, based on current information and events, it is probable that Athens will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans can be measured based on the present value of expected payments using the loan’s original effective rate as the discount rate, the loan’s observable market price, or the fair value of the collateral less selling costs if the loan is collateral dependent.

The fair value of impaired loans were primarily measured based on the value of the collateral securing these loans. Collateral may be real estate and/or business assets including equipment, inventory, and/or accounts receivable.

Athens determines the value of the collateral based on independent appraisals performed by qualified licensed appraisers. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Appraised values are discounted for costs to sell and may be discounted further based on management’s historical knowledge, changes in market conditions from the date of the most recent appraisal, and/or management’s expertise and knowledge of the customer and the customer’s business. Such discounts by management are subjective and are typically significant unobservable inputs for determining fair value. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors discussed above.

Foreclosed Assets: Foreclosed real estate, consisting of properties obtained through foreclosure or in satisfaction of loans, is initially recorded at fair value less estimated costs to sell upon transfer of the loan to other real estate. Subsequently, other real estate is carried at the lower of carrying value or fair value less costs to sell. Fair values are generally based on third party appraisals of the property and are classified within Level 3 of the fair value hierarchy. The appraisals are sometimes further discounted based on management’s historical knowledge, and/or changes in market conditions from the date of the most recent appraisal, and/or management’s expertise and knowledge of the customer and the customer’s business. Such discounts are typically significant unobservable inputs for determining fair value. In cases where the carrying amount exceeds the fair value, less cost to sell, a loss is recognized in noninterest expense.

The carrying amount and estimated fair value of Athens’ financial instruments at March 31, 2018 and December 31, 2017 are as follows (in thousands):

	March 31, 2018		December 31, 2017
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	$45,562	$45,562	$36,509	$36,509
Securities available for sale	73,223	73,223	76,808	76,808
Investments, at cost	4,511	4,511	4,480	4,480
Loans, net	330,520	329,857	319,229	319,526
Accrued interest receivable	1,366	1,366	1,363	1,363

Liabilities:
Deposits	422,187	424,589	403,022	405,342
Securities sold under agreements to repurchase	785	785	1,751	1,751
Note payable to bank	—	—	1,383	1,383
Accrued interest payable	230	230	236	236

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 7.     EARNINGS PER COMMON SHARE

The following is a summary of the basic and diluted earnings per share for the three months ended March 31, 2018 and 2017:

	2018	2017
Basic earnings per share calculation:
Numerator: Net income	$1,529,302	$1,040,614

Denominator: Weighted average common shares outstanding	1,707,400	1,666,582
Effect of dilutive stock options	135,509	144,940

Diluted shares	1,842,909	1,811,522

Basic earnings per share	$0.90	$0.62

Diluted earnings per share	$0.83	$0.57

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF June 11, 2018

BY AND BETWEEN

CAPSTAR FINANCIAL HOLDINGS, INC.

AND

ATHENS BANCSHARES CORPORATION

A-i

Exhibit A	Form of Company Voting Agreement
Exhibit B	Form of Purchaser Voting Agreement
Exhibit C	Plan of Bank Merger

A-ii

Agreement and Plan of Merger

This is an Agreement and Plan of Merger, dated as of June 11, 2018, by and between CapStar Financial Holdings, Inc., a Tennessee corporation (“Purchaser”), and Athens Bancshares Corporation, a Tennessee corporation (the “Company”).

Introductory Statement

The Boards of Directors of each of Purchaser and the Company have determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the respective best interests of Purchaser and the Company and in the best interests of their respective stockholders.

The parties hereto intend that the Merger (as defined herein) shall qualify as a “reorganization” under the provisions of Section 368(a) of the IRC (as defined herein) for federal income tax purposes and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the IRC.

Purchaser and the Company each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition and inducement to Purchaser’s willingness to enter into this Agreement, each member of the Board of Directors of the Company has entered into an agreement dated as of the date hereof in the form of Exhibit A, pursuant to which he or she will vote his or her shares of Company Common Stock in favor of this Agreement and the transactions contemplated hereby (each, a “Company Voting Agreement”).

As a condition and inducement to the Company’s willingness to enter into this Agreement, each member of the Board of Directors of Purchaser has entered into an agreement dated as of the date hereof in the form of Exhibit B, pursuant to which he or she will vote his or her shares of Company Common Stock in favor of this Agreement and the transactions contemplated hereby (each, a “Purchaser Voting Agreement”).

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I

DEFINITIONS

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition
Adjusted Stock Option	Section 2.11(a)
AFCB	Section 2.12
Articles of Merger	Section 2.3
Audited Financial Statements	Section 3.2(h)(i)
Bank Merger	Section 2.12
Bank Merger Certificates	Section 2.12
BSP	Section 3.2(t)
Burdensome Condition	Section 5.6
Change of Recommendation	Section 5.8(c)
Closing	Section 2.2
Closing Date	Section 2.2

Defined Term	Location of Definition
Company	Preamble
Company Benefit Plans	Section 3.2(r)(i)
Company Contract	Section 3.2(o)(i)
Company Equity Plan	Section 2.11(a)
Company ERISA Affiliate	Section 3.2(r)(i)
Company Intellectual Property	Section 3.2(p)(i)
Company IT Systems	Section 3.2(p)(ii)
Company Qualified Plans	Section 3.2(r)(iv)
Company Stock Option	Section 2.11(a)
Company Stockholder Meeting	Section 5.8(b)
Company Voting Agreement	Recitals
Confidentiality Agreements	Section 5.3(c)
Continuing Employee	Section 5.11(a)
Designated Directors	Section 5.15
Disclosure Letter	Section 3.1(a)
Dissenting Shares	Section 2.6
Dissenting Stockholder	Section 2.6
DOL	Section 3.2(r)(ii)
Effective Time	Section 2.3
Enforceability Exceptions	Section 3.2(d)
Exchange Agent	Section 2.7(a)
Exchange Ratio	Section 2.5(a)
Final Index Price	Section 7.1(g)
Financial Statements	Section 3.2(h)(i)
Indemnified Party	Section 5.12(a)
Index Price	Section 7.1(g)
Index Ratio	Section 7.1(g)
Joint Proxy Statement-Prospectus	Section 5.9(a)
Letter of Transmittal	Section 2.7(a)
Liabilities	Section 3.2(i)
Merger	Section 2.1
Merger Consideration	Section 2.5(a)
Multiemployer Plan	Section 3.2(r)(vii)
Multiple Employer Plan	Section 3.2(r)(vii)
OREO	Section 4.1(d)
Outside Date	Section 7.1(d)
PBGC	Section 3.2(r)(ii)
Premium Cap	Section 5.12(c)
Purchaser	Preamble
Purchaser Bank	Section 2.12
Purchaser Benefit Plans	Section 3.3(r)(i)
Purchaser Nonvoting Common Stock	Section 3.3(c)(i)
Purchaser Contract	Section 3.3(p)(i)
Purchaser ERISA Affiliate	Section 3.3(r)(i)
Purchaser Intellectual Property	Section 3.3(cc)(i)
Purchaser IT Systems	Section 3.3(cc)(ii)
Purchaser Qualified Plans	Section 3.3(r)(iii)
Purchaser Ratio	Section 7.1(g)(i)
Purchaser Reports	Section 3.3(h)
Purchaser Stockholder Meeting	Section 5.8(a)
Purchaser Voting Agreement	Recitals

Defined Term	Location of Definition
Representatives	Section 5.1(a)
Requisite Company Vote	Section 7.1(b)
Starting Date	Section 7.1(g)
Starting Price	Section 7.1(g)
Surviving Corporation	Section 2.1

For purposes of this Agreement:

“Acquisition Proposal” means any indication of interest, proposal or offer, whether or not in writing, with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction or series of transactions involving the Company or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the Company’s consolidated assets in a single transaction or series of transactions or 20% or more of any class of equity or voting securities of the Company or its Subsidiaries; (iii) any tender offer or exchange offer for 20% or more of the outstanding voting or equity securities of the Company or any of its Subsidiaries or the filing of a registration statement under the Securities Act in connection therewith; (iv) any transaction that is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing; or (v) any public announcement, notice or regulatory filing of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Affiliate” means, with respect to a Person, any person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such Person.

“Agreement” means this Agreement and the exhibits and schedules hereto, each as amended, modified or restated from time to time in accordance with its terms.

“Average Closing Price” means the average closing price of Purchaser Common Stock as reported on the NASDAQ for the twenty (20) consecutive full trading days ending on and including the Determination Date.

“Business Day” means any day other than a Saturday, Sunday or federal holiday.

“Certificate” means certificates or book entry shares evidencing shares of Company Common Stock held by the holders of Company Common Stock.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company 401(k) Plan” means the Athens Federal Community Bank, National Association 401(k) Plan.

“Company ESOP” means the Athens Federal Community Bank Employee Stock Ownership Plan, as amended and restated effective January 1, 2015.

“Company ESOP Loan” means the loan under which the Company ESOP is a borrower, documented pursuant to the ESOP Loan Agreement, Pledge Agreement and Promissory Note Agreement, each entered into by and between Pentegra Trust Company, as the Trustee for the Company ESOP and the Company, and each dated as of January 6, 2010.

“Company Severance Plan” means the Athens Federal Community Bank, N.A. Employee Severance Compensation Plan, approved and adopted by the Board of Directors of the Company as of April 18, 2018.

“CRA” means the Community Reinvestment Act, as amended.

“Determination Date” shall mean fifth day before the Closing Date; provided that if shares of the Purchaser Common Stock are not actually traded on the NASDAQ on such day, the Determination Date shall be the immediately preceding day to the fifth day before the Closing Date on which shares of Purchaser Common Stock actually trade on the NASDAQ.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, code, order or regulation relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Excluded Shares” means Dissenting Shares and shares of Company Common Stock owned or held (including as treasury shares), other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted, by Purchaser, by the Company or by a Subsidiary of either Purchaser or the Company.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, court, commission, or other administrative entity or SRO.

“Hazardous Material” means any substance (whether solid, liquid or gas) that is detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to Purchaser, the actual knowledge of those senior officers set forth in Purchaser’s Disclosure Letter and, with respect to the Company, the actual knowledge of those senior officers set forth in the Company’s Disclosure Letter.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee, participation interest in a loan, or other extension of credit.

“Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means an effect, circumstance, occurrence or change that, individually or in the aggregate, (A) is, or is reasonably likely to be, material and adverse to the business, financial condition or results of operations of the Company or Purchaser, as the context may dictate, and its Subsidiaries, taken as a whole, or (B) materially prevents, impairs or threatens the ability of either the Company or Purchaser, as the context may dictate, to perform its obligations under this Agreement or timely consummate the transactions contemplated by this Agreement; provided, however, that, in the case of clause (A) only, any such effect, circumstance, occurrence or change resulting from any (i) changes, after the date hereof, in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, (ii) changes, after the date hereof, in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of Purchaser or the Company required under this Agreement, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, (iv) worsening of national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, (v) natural disaster or other force majeure event, and (vi) any failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except to the extent that, with respect to this clause (vi), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any other clause of this definition) shall not be considered in determining if a Material Adverse Effect has occurred, except, with respect to clauses (i), (ii), (iv) and (v), to the extent that the effects of such effect, circumstance, occurrence or change are materially disproportionately adverse to the business, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations.

“NASDAQ” means the NASDAQ Global Select Market.

“OCC” means the Office of the Comptroller of the Currency.

“Option Payment Amount” equals the Average Closing Price multiplied by the Exchange Ratio.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Purchaser Common Stock” means the voting common stock, $1.00 par value per share, of Purchaser.

“Purchaser 401(k) Plan” means Purchaser’s 401(k) savings plan.

“Registration Statement” means a registration statement on Form S-4 (and any amendments or supplements thereto) with respect to the issuance of Purchaser Common Stock in the Merger.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Significant Subsidiary” means as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act, substituting as applicable, the Company or Purchaser as the “registrant.”

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“Subsidiary” means a corporation, partnership, joint venture or other entity in which the Company or Purchaser, as applicable, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited, bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that: (i) the Company’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of the Company than the transactions contemplated hereby (taking into account all factors relating to such proposed transaction deemed relevant by the Company’s Board of Directors, including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of such transactions proposed by Purchaser in response to such Acquisition Proposal)); (ii) is for 100% of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal.

“Taxes” means all federal, state, local, and foreign income, excise, franchise, gross receipts, ad valorem, profits, real and personal property, capital, sales, transfer, use, license, and gains, payroll, wage and employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tennessee Secretary” means the Secretary of State of the State of Tennessee.

“TBCA” means the Tennessee Business Corporation Act, as amended.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Purchaser (the “Merger”) at the Effective Time. At the Effective Time, the separate corporate existence of the Company shall cease. Purchaser shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger and shall continue to be governed by the TBCA and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.2 Closing. The closing of the Merger (the “Closing”) will take place by the electronic (PDF), facsimile or overnight courier exchange of executed documents or at a location and time as agreed to by the parties hereto on the date designated by Purchaser within fifteen (15) calendar days following satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the “Closing Date”).

2.3 Effective Time. In connection with the Closing, Purchaser and the Company shall duly execute and deliver articles of merger to the Tennessee Secretary, to the extent required by the relevant provision of the TBCA (the “Articles of Merger”). The Merger shall become effective when the Articles of Merger are duly filed or at such later date or time as Purchaser and the Company agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.4 Effects of the Merger. The Merger will have the effects set forth in this Agreement and the TBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, Purchaser shall possess all of the properties, rights, privileges, powers and franchises of the Company and be subject to all of the debts, liabilities and obligations of the Company.

2.5 Effect on Outstanding Shares of Company Common Stock.

(a) Subject to Section 2.5(b), by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, shall become and be converted into the right to receive, without interest, 2.864 shares (the “Exchange Ratio”) of Purchaser Common Stock (the “Merger Consideration”).

(b) Notwithstanding any other provision of this Agreement, no fraction of a share of Purchaser Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Purchaser shall pay to each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Purchaser Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the Average Closing Price.

(c) If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or into a different kind of shares or securities by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar change in capitalization, or there shall be any extraordinary dividend or distribution (for the avoidance of doubt, any quarterly cash dividend declared by the Company or Purchaser shall not be considered an extraordinary dividend of distribution) paid, the Exchange Ratio shall be adjusted appropriately and proportionately to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement before such event; provided, that nothing in this sentence shall be construed to permit Purchaser or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) As of the Effective Time, except for Dissenting Shares, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of Purchaser Common Stock that are held by the Company, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares.

2.6 Dissenter’s Rights. Each outstanding share of Company Common Stock, the holder of which has perfected his right to dissent under the TBCA (a “Dissenting Stockholder”) and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration hereunder and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBCA. Each holder of a Dissenting Share shall be entitled to receive the value of such Dissenting Share held by him in accordance with the applicable provisions of the TBCA; provided, that such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBCA. If any holder of any Dissenting Share shall effectively withdraw or lose such holder’s dissenter’s rights under the applicable provisions of the TBCA, each such Dissenting Share shall be exchangeable for the right to receive the Merger Consideration pursuant to Section 2.5(b). The Company shall promptly notify Purchaser of each stockholder who asserts rights as a Dissenting Stockholder following receipt of such stockholder’s written demand delivered as provided in the TBCA. Prior to the Effective Time, the Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment or commit or agree to make any payment, or settle or commit or offer to settle, any rights of a Dissenting Stockholder asserted under the TBCA.

2.7 Exchange Procedures.

(a) At or before the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with a bank or trust company designated by Purchaser and reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement entered into before the Closing, for the benefit of the holders of record of shares of Company Common Stock converted into the right to receive the Merger Consideration, for exchange in accordance with this Section 2.7, (i) the number of shares of Purchaser Common Stock sufficient to deliver the aggregate Merger Consideration and (ii) any cash payable in lieu of fractional shares pursuant to Section 2.5(b), and Purchaser shall instruct the Exchange Agent to timely deliver the Merger Consideration. Appropriate transmittal materials (“Letter of Transmittal”) shall be mailed as soon as practicable after the Effective Time to each holder of record of Company Common Stock. A Letter of Transmittal will be deemed properly completed only if the completed Letter of Transmittal is accompanied by one or more Certificates representing Company Common Stock (or customary affidavits and, if required by Purchaser pursuant to Section 2.7(h), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock to be converted thereby.

(b) At and after the Effective Time, each Certificate shall represent only the right to receive the Merger Consideration, and as to Dissenting Shares, shall represent only the right to receive applicable payments as set forth in Section 2.6. The Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

(c) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Purchaser may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate, or, at the election of Purchaser, a statement reflecting shares issued in book entry form, representing that number of whole shares of Purchaser Common Stock that such holder has the right to receive pursuant to Section 2.5(a) and a check in the amount equal to any cash in lieu of fractional shares such holder is entitled to pursuant to Section 2.5(b) and any dividends or other distributions to which such holder is entitled to pursuant to Section 2.7(d). Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Purchaser Common Stock and cash in lieu of fractional shares as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Purchaser Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto. If there is a transfer of ownership of any shares of Company Common

Stock not registered in the transfer records of the Company, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Company Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Purchaser and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(d) No dividends or other distributions declared or made after the Effective Time with respect to Purchaser Common Stock issued pursuant to this Agreement shall be remitted to any Person entitled to receive shares of Purchaser Common Stock hereunder until such Person surrenders his or her Certificates in accordance with this Section 2.7. Upon the surrender of such Person’s Certificates, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which after the Effective Time had become payable but not paid with respect to shares of Purchaser Common Stock represented by such Person’s Certificates.

(e) The stock transfer books of the Company shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock. If, after the Effective Time, Certificates are presented to Purchaser, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.7.

(f) Any portion of the aggregate amount of cash to be paid in lieu of fractions of a share pursuant to Section 2.5, any dividends or other distributions to be paid pursuant to this Section 2.7 or any proceeds from any investments thereof that remains unclaimed by the holders of Company Common Stock for six (6) months after the Effective Time shall be repaid by the Exchange Agent to Purchaser upon the written request of Purchaser. After such request is made, each holder of Company Common Stock who has not theretofore complied with this Section 2.7 shall look only to Purchaser for the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds, as determined pursuant to Section 2.5 of this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any Affiliate thereof) shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Purchaser and the Exchange Agent shall be entitled to rely upon the Company’s stock transfer books to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. The Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. In the event of a dispute with respect to ownership of stock represented by any Certificate, Purchaser and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.5.

2.8 Effect on Outstanding Shares of Purchaser Common Stock. At the Effective Time, and except as provided in Section 2.5(d), each share of Purchaser Common Stock issued and outstanding immediately before the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

2.9 Directors of Surviving Corporation After Effective Time. Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of Purchaser serving immediately before the Effective Time, plus the Designated Directors as contemplated by Section 5.15.

2.10 Articles of Incorporation and Bylaws. The articles of incorporation of Purchaser, as in effect immediately before the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms thereof. The bylaws of Purchaser, as in effect immediately before the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms of such bylaws.

2.11 Treatment of Stock Options.

(a) Except as provided in Section 2.11(b), at the Effective Time, each option to acquire shares of Company Common Stock that is outstanding and unexercised immediately prior thereto (“Company Stock Option”) that was granted pursuant to the Athens Bancshares Corporation 2010 Equity Incentive Plan (the “Company Equity Plan”) shall be automatically assumed and converted into an option (an “Adjusted Stock Option”) to purchase, on the same terms and conditions as were applicable to such Company Stock Option immediately prior to the Effective Time (including vesting terms) the number shares of Purchaser Common Stock (rounded down to the nearest whole number of shares of Purchaser Common Stock) equal to the product of (i) the number of shares of Company Common Stock subject to the Company Stock Option, multiplied by (ii) the Exchange Ratio, which Adjusted Stock Option shall have an exercise price per share of Purchaser Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio.

(b) At the Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior thereto that was granted pursuant to the Company Equity Plan that is held by any employee or service provider of the Company and its Subsidiaries who has terminated employment or service prior to the Effective Time shall automatically become vested and shall be cancelled and converted into the right to receive from Purchaser a cash payment in an amount, less required withholding taxes, equal to the product of (i) the number of shares of Company Common Stock subject to the Company Stock Option, multiplied by (ii) the amount by which the Option Payment Amount exceeds the exercise price of such Company Stock Option. If the exercise price of any Company Stock Option described in the immediately preceding sentence is greater than the Option Payment Amount, then at the Effective Time, such Company Stock Option shall be cancelled without any payment made in exchange therefor. Such cash payment shall be paid no later than five (5) Business Days following the Closing Date.

(c) As soon as practicable following the Effective Time, Purchaser shall file a post-effective amendment to the Form S-4 or an effective registration statement on Form S-8 with respect to the Purchaser Common Stock subject to the Adjusted Stock Options.

2.12 Bank Merger. As soon as practicable after the execution and delivery of this Agreement, Capstar Bank, a wholly owned subsidiary of Purchaser (“Purchaser Bank”), and Athens Federal Community Bank, National Association (“AFCB”), a wholly owned subsidiary of the Company, shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit C, pursuant to which AFCB shall merge with and into Purchaser Bank (the “Bank Merger”). The parties intend that the Bank Merger will become effective as soon as practicable following the Effective Time. Prior to the Effective Time, the Company shall cause AFCB, and Purchaser shall cause Purchaser Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger (“Bank Merger Certificates”).

2.13 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Purchaser may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as Purchaser may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iii) adversely limit or impact the qualification of the Merger as a “reorganization” under the provisions of Section 368(a) of the IRC. If Purchaser elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

2.14 Absence of Control. It is the intent of the parties hereto that Purchaser, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the Company or its Subsidiaries or to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or its Subsidiaries.

2.15 Additional Actions. If, at any time after the Effective Time, Purchaser or Purchaser Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Purchaser or Purchaser Bank its right, title or interest in, to or under any of the rights, properties or assets of the Company or AFCB, or (ii) otherwise carry out the purposes of this Agreement, AFCB, the Company and their respective officers and directors shall be deemed to have granted to Purchaser and Purchaser Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Purchaser or Purchaser Bank its right, title or interest in, to or under any of the rights, properties or assets of the Company or AFCB or (b) otherwise carry out the purposes of this Agreement, and the respective officers and directors of Purchaser or Purchaser Bank are authorized in the name of the Company or AFCB or otherwise to take any and all such action.

2.16 Withholding. Purchaser or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as Purchaser (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the IRC, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Purchaser or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Purchaser or the Exchange Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Disclosure Letters; Standard. (a) Before the execution and delivery of this Agreement, Purchaser and the Company have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Section 3.2 or Section 3.3, as applicable, or to one or more of its covenants contained in Articles IV or V (and making specific reference to the Section of this Agreement to which they relate). Disclosure in any paragraph of the Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure (notwithstanding the absence of a specific cross reference) that it is relevant to another paragraph of the Disclosure Letter or another Section of this Agreement.

(b) No representation or warranty of the Company or Purchaser contained in Sections 3.2 or 3.3, as applicable (other than (i) the representations and warranties contained in Sections 3.2(c), 3.2(j)(i) and 3.3(c), which shall be true in all respects, and (ii) the representations and warranties contained in Sections 3.2(a), 3.2(b)(with respect to Significant Subsidiaries only), 3.2(d), 3.2(e)(i) and (ii), 3.2(j)(ii), 3.2(u), 3.2(x), 3.3(a),

3.3(b)(with respect to Significant Subsidiaries only), 3.3(d), 3.3(e)(i) and (ii), 3.3(k) and 3.3(u), which shall be true in all material respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 3.2 or 3.3, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or Purchaser, as the case may be (it being understood that, except with respect to Section 3.2(j)(i), for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

3.2 Representations and Warranties of the Company. Except (i) as disclosed in the Company’s Disclosure Letter, and (ii) for information and documents commonly known as “confidential supervisory information” to the extent prohibited by applicable law from disclosure (and as to which nothing in this Agreement shall require disclosure, the Company represents and warrants to Purchaser that:

(a) Organization and Qualification. The Company is a corporation duly organized and validly existing under the laws of the State of Tennessee and is registered with the Federal Reserve as a bank holding company. The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. The Company is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company. The Company engages only in activities, and holds properties only of the types, permitted to bank holding companies by the Bank Holding Company Act of 1956, as amended, and the rules, regulations and interpretations promulgated thereunder.

(b) Subsidiaries.

(i) The Company’s Disclosure Letter sets forth with respect to each of the Company’s direct and indirect Subsidiaries its name, its jurisdiction of incorporation, the Company’s percentage ownership, the number of shares of stock or other equity interests owned or controlled by the Company and the name and number of shares held by any other person who owns any stock of the Subsidiary. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to the Company’s right to vote or dispose of any equity securities of its Subsidiaries. The Company’s ownership interest in each of its Subsidiaries complies with all applicable laws, rules and regulations relating to equity investments by bank holding companies or by national banking associations.

(ii) Each of the Company’s Subsidiaries is a corporation or limited liability company duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company.

(iii) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. No shares of capital stock of any Subsidiary of the Company are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv) AFCB is a national banking association. No Subsidiary of the Company other than AFCB is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. AFCB’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. AFCB is a member in good standing of the FHLB of Cincinnati and of the Federal Reserve Bank of Atlanta and owns the requisite amount of stock in each institution.

(c) Capital Structure.

(i) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, $0.01 par value per share.

(ii) As of the date of this Agreement:

(A) 1,831,747 shares of Company Common Stock are issued and outstanding, all of which are validly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and were issued in full compliance with all applicable laws (213,184 of which shares of Company Common Stock are held in the Company ESOP’s suspense account and 109,500 of which shares of Company Common Stock are allocated to participant accounts under the Company ESOP);

(B) no shares of Company preferred stock are issued and outstanding;

(C) 191,361 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Stock Options (including exercisable and unexercisable Company Stock Options), and no shares of Company Common Stock are reserved for issuance pursuant to the grant of future awards under the Company Equity Plan.

(iii) Set forth in the Company’s Disclosure Letter is a complete and accurate list of all outstanding Company Stock Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options.

(iv) No bonds, debentures, notes or other indebtedness, in each case having the right to vote on any matters on which stockholders of the Company may vote, are issued or outstanding.

(v) Except as set forth in this Section 3.2(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (B) other than Company Stock Options, neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, puts, calls, rights, convertible securities, commitments or agreements of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of the Company (including any rights plan or agreement and including any cash awards where the amount of payment is determined in whole or in part on the price of any capital stock of the Company or its Subsidiaries) or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, put, call, right, convertible security, commitment or agreement. Neither the Company nor any of its Subsidiaries has or is bound by any rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on shares of Company Common Stock, or any other security of the Company or a Subsidiary of the Company or any securities representing the right to vote, purchase or otherwise receive any shares of Company Common Stock or any other security of the Company or a Subsidiary of the Company. Other than as stated herein, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(vi) Other than the Voting Agreements and as set forth in the Company’s Disclosure Letter, there are no voting trusts, shareholder agreements, proxies or similar agreements to which the Company or any of its Subsidiaries has a contractual obligation in effect with respect to the voting or transfer of the Company Common Stock or other voting securities or equity interests of the Company or granting any stockholder or other person any registration rights. The Company does not have in effect a “poison pill” or similar shareholder rights plan.

(d) Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.2(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Company’s Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to be cast. The Company’s Board of Directors has determined that this Agreement is advisable and has directed that this Agreement be submitted to the Company’s stockholders for approval and adoption and has unanimously adopted a resolution to the foregoing effect and recommends that the stockholders approve and adopt this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws relating to or affecting insured depository institutions or their parent companies or creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity (the “Enforceability Exceptions”).

(e) No Violations. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.2(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which the Company or any of its Subsidiaries (or any of their respective properties or assets) is subject, (ii) violate the charter or bylaws of the Company or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or the loss of any benefit under, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

(f) Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including filings and notices with the Federal Reserve, Tennessee Department of Financial Institutions and the OCC, (ii) the filing with the SEC of a Joint Proxy Statement-Prospectus in definitive form relating to the meetings of Purchaser’s stockholders and the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby and of the Registration Statement in which such proxy statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger with the Tennessee Secretary pursuant to the TBCA and the filing of the Bank Merger Certificates, (iv) filing with the NASDAQ of a notification or application of the listing of the shares of Purchaser Common Stock to be issued in the Merger, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Purchaser Common Stock pursuant to this Agreement, and (vi) the approval by the Company’s stockholders required to approve the Merger under Tennessee law, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained by the Company in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, the Company has no Knowledge of any reason pertaining to the Company why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(g) Governmental Filings. The Company and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2015 with the Federal Reserve, the OCC or any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended to comply promptly following discovery of such noncompliance).

(h) Financial Statements. The Company has previously made available to Purchaser correct and complete copies of (i) the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2017, 2016 and 2015 and related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, together with the notes thereto, accompanied by the audit report of the Company’s independent auditor (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2018, and related consolidated statement of income, comprehensive income, changes in stockholders’ equity and cash flow for the three (3) month period ended March 31, 2018 (such unaudited financial statements, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements were prepared from the books and records of the Company and its Subsidiaries, fairly present the consolidated financial position of the Company and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions. As of the date of this Agreement, Mauldin & Jenkins, LLC has not resigned (or informed the Company that it intends to resign) or been dismissed as independent auditor of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(i) Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due, “Liabilities”) other than Liabilities reflected on or reserved against in the consolidated balance sheet of the Company as of December 31, 2017, except for (i) Liabilities incurred since December 31, 2017 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar Liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company and (ii) Liabilities incurred for legal, accounting, financial advising fees and out-of-pocket or other expenses or fees in connection with the transactions contemplated by this Agreement.

(j) Absence of Certain Changes or Events.

(i) Except as set forth in the Company’s Disclosure Letter, since December 31, 2017, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on the Company.

(ii) Except as set forth in the Company’s Disclosure Letter, since December 31, 2017, none of the Company or any of its Subsidiaries have taken any action that would be prohibited by clauses (b)(i), (c), (d), (e), (h), (j), (k), (n), (o) or (p) of Section 4.1 if taken after the date hereof.

(k) Litigation. There are no material suits, actions or legal, administrative or arbitration or other proceedings, or investigations of any nature pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries that (i) are seeking damages or declaratory relief against the Company or any of its Subsidiaries or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Purchaser or any of its Subsidiaries). Since January 1, 2015, (i) there have been no investigations, subpoenas, written demands, or document requests received by the Company or any of its Subsidiaries from any Governmental Entity (other than in the ordinary course of business) and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement, negotiation or tolling agreement with respect to any matter related to any such investigation, subpoena, written demand, or document request.

(l) Absence of Regulatory Actions. Since January 1, 2015, neither the Company nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been ordered to pay any civil money penalty by, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions relating to such matters as are material to the business of the Company or its Subsidiaries at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. To the Knowledge of the Company, there are no material unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of the Company or its Subsidiaries.

(m) Compliance with Laws. The Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. The Company and each of its Subsidiaries has, and has had at all times since January 1, 2015, all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(n) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by the Company or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on the Company’s Financial Statements (in accordance with GAAP). There is no pending, or to the Knowledge of the Company, threatened, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of the Company or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where the Company or any of its Subsidiaries do not file tax returns that the Company or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to the Company or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on the Company’s Financial Statements (in accordance with GAAP). The Company and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Company and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Neither the Company nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, which could require it to make any payments that would not be fully deductible under Section 162(m) of the IRC.

(o) Agreements.

(i) The Company has previously delivered to Purchaser, and the Company’s Disclosure Letter lists, any contract, arrangement, commitment or understanding (whether written or oral) to which the Company or any of its Subsidiaries is a party or is bound:

(A) (1) with any director, officer or employee of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement; (2) with respect to the employment of any directors, officers, employees or consultants; or (3) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(B) that (1) contains a non-compete or client, customer or employee non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Purchaser or any of its Subsidiaries), (2) obligates the Company or any of its Affiliates (or, following the consummation of the transactions contemplated hereby, Purchaser or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (3) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis;

(C) pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(D) that relates to borrowings of money (or guarantees thereof) by the Company or any of its Subsidiaries in an amount that exceeds $100,000, other than FHLB of Cincinnati and Federal Reserve Bank of

Atlanta borrowings and repurchase agreements with customers, in each case entered into in the ordinary course of business consistent with past practice;

(E) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries;

(F) that limits the payment of dividends by the Company or any of its Subsidiaries;

(G) that relates to the involvement of the Company or any Subsidiary in a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(H) that relates to an acquisition, divestiture, merger or similar transaction and that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(I) that is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $100,000 per annum;

(J) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum; or

(K) that is not of the type described in clauses (A) through (J) above and that involved payments by, or to, the Company or any of its Subsidiaries in the fiscal year ended December 31, 2017, or that could reasonably be expected to involve such payments during the fiscal year ending December 31, 2018, of more than $100,000 (excluding Loans) or the termination of which would require payment by the Company or any of its Subsidiaries of an amount in excess of $100,000.

(ii) Each contract, arrangement, commitment or understanding of the type described in this Section 3.2(o), whether set forth in the Company’s Disclosure Letter or not, is referred to herein as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto. Each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Company Contract. To the Company’s Knowledge, each counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it under such Company Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

(iii) Neither the Company nor any of its Subsidiaries is in default under (and no event has occurred that with due notice or lapse of time or both, would constitute a default under) or is in material violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the Knowledge of the Company, no other party to any such agreement (excluding any Loan or extension of credit made by the Company or any of its Subsidiaries) is in default in any respect thereunder.

(p) Intellectual Property; Company IT Systems.

(i) The Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all intellectual property, including patents, copyrights, trade secrets, trade names, service marks and trademarks, material to its business. The Company’s Disclosure Letter sets forth a complete and correct list of all material patents, trademarks, trade names, service marks and copyrights owned by or licensed to the Company or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that the Company or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “Company Intellectual Property”). With respect to each item of Company Intellectual Property owned by the Company or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Company Intellectual Property that the Company or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to the Company and the Subsidiaries. Neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that the Company or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of the Company or any of its Subsidiaries.

(ii) To the Company’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of the Company or its Subsidiaries (collectively, the “Company IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Company’s consolidated business as currently conducted. Neither the Company nor any of its Subsidiaries has experienced within the past two years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems. No Person has gained unauthorized access to any of the Company IT Systems that has had, or is reasonably expected to have, a Material Adverse Effect on the Company. The Company and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses without material disruption to, or material interruption in, the conduct of their respective businesses. The Company and its Subsidiaries comply in all material respects with all data protection and privacy laws and regulations as well as their own policies relating to data protection and the privacy and security of personal data and the non-public personal information of their respective customers and employees, except for immaterial failures to comply or immaterial violations.

(q) Labor Matters.

(i) The Company and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither the Company nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of the Company, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened.

(ii) The Company’s Disclosure Letter identifies (A) all present employees (including any leased or temporary employees) of the Company and its Subsidiaries and any consultants or independent contractors providing services to the Company or any of its Subsidiaries; (B) each employee’s, consultant’s or independent contractor’s date of hire and current rate of compensation; and (C) each employee’s accrued vacation, sick leave or personal leave if applicable. The Company’s Disclosure Letter also names any employee who is absent from work due to a leave of absence (including, but not limited to, in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who is receiving workers’ compensation or disability compensation. There are no unpaid wages, bonuses or commissions owed to any employee (other than those not yet due).

(r) Employee Benefit Plans.

(i) The Company’s Disclosure Letter lists all Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) with respect to which the Company or any Subsidiary or any trade or business of the Company or any of its Subsidiaries, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or liability or that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries or any Company ERISA Affiliate.

(ii) The Company has heretofore made available to Purchaser true, correct and complete copies of the following documents with respect to each of the Company Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any Company Benefit Plan, (iii) where any Company Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination letter, if any, relating to any Company Benefit Plan, (vi) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last three (3) years and (vii) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”).

(iii) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.

(iv) The Company’s Disclosure Letter identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the IRC (the “Company Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the IRC.

(v) Each Company Benefit Plan that is subject to Section 409A of the IRC has been administered and documented in compliance with the requirements of Section 409A of the IRC, except where any non-compliance has not and cannot reasonably be expected to result in material liability to the Company or any of its Subsidiaries or any employee of the Company or any of its Subsidiaries.

(vi) None of the Company, its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six years, maintained, contributed to or been obligated to contribute to any “employee pension benefit plan” as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA, any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(vii) Except as disclosed in the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries sponsors has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the IRC.

(viii) All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(ix) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Company’s Knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Company Benefit Plan, or any other party.

(x) To the Knowledge of the Company, none of the Company and its Subsidiaries nor any Company ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the IRC or Section 406 of ERISA) that could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the IRC or Section 502 of ERISA.

(xi) Except as disclosed in the Company’s Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the IRC. Neither the Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require the Company or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(xii) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the IRC, or otherwise. The Company’s Disclosure Letter includes true, correct and complete copies of Section 280G calculations (whether final or not) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(xiii) The Company ESOP is an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the IRC. Neither the Company nor the Company ESOP has, within the three year period immediately preceding the date of this Agreement, received any inquiry or notice from the IRS or any other governmental agency the effect of which is to question the qualification or status of the Company ESOP or any transaction entered into by the Company ESOP or the Company (with respect to the Company ESOP). The Company ESOP and the Company have filed all reports, returns or other documents in respect of the Company ESOP which are required to be filed pursuant to the applicable provisions of the IRC and ERISA and the regulations thereunder. The Company ESOP has not entered into any loan other than the Company ESOP Loan. The Company ESOP Loan constitutes an “exempt loan” under Treasury Regulation Section 54.4975-7(b)(1)(iii). The securities held by the Company ESOP constitute “employer securities” under Section 407(d)(1) of ERISA and Section 409(l) of the IRC and “qualifying employer securities” under Section 407(d)(5) of ERISA and Section 4975(e)(8) of the IRC.

(xiv) There are no pending or, to the Company’s Knowledge, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, nor any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries and no employees of the Company or any of its Subsidiaries are represented by any labor organization.

(s) Properties.

(i) A list of all real property owned or leased by the Company or a Subsidiary of the Company is set forth in the Company’s Disclosure Letter. The Company and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which the Company or any of its Subsidiaries as lessee, leases real or personal property is valid and in full force and effect as to the Company and the Subsidiaries and neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. The Company has previously delivered to Purchaser a complete and correct copy of each such lease. All real property owned or leased by the Company or any of its Subsidiaries are in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by the Company to be adequate for the current business of the Company and its Subsidiaries. To the Knowledge of the Company, none of the buildings, structures or other improvements located on any real property owned or leased by the Company or any of its Subsidiaries encroach upon or over any adjoining parcel or real estate or any easement or right-of-way.

(ii) The Company and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of the Company and its Subsidiaries that is leased rather than owned, neither the Company nor any of its Subsidiaries is in default under the terms of any such lease.

(t) Fairness Opinion. The board of directors of the Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Banks Street Partners, LLC (“BSP”) to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

(u) Fees. Other than for financial advisory services performed for the Company by BSP pursuant to an agreement executed on February 9, 2018, a true and complete copy of which is included in the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(v) Environmental Matters.

(i) Each of the Company’s and its Subsidiaries’ properties, the Participation Facilities, and, to the Knowledge of the Company, the Loan Properties is, and has been during the period of the Company’s or its Subsidiaries’ ownership or operation thereof, in material compliance with all Environmental Laws.

(ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of the Company, threatened, before any court or Governmental Entity against the Company or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries or any Participation Facility.

(iii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court or, to the Knowledge of the Company, Governmental Entity relating to or against any Loan Property (or the Company or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv) Neither the Company nor any of its Subsidiaries has received in writing any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v) To the Knowledge of the Company, there are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries or any Participation Facility. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other person or entity, has closed or removed any underground storage tanks from any properties owned or operated by the Company or any of its Subsidiaries or any Participation Facility.

(vi) During the period of (A) the Company’s or its Subsidiaries’ ownership or operation of any of their respective current properties or (B) the Company’s or its Subsidiaries’ participation in the management of any Participation Facility, to the Knowledge of the Company, there has been no release of Hazardous Materials in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release. To the Knowledge of the Company, before the period of (A) the Company’s or its Subsidiaries’ ownership or operation of any of their respective current properties or (B) the Company’s or its Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release.

(w) Loan Matters.

(i) All Loans held by the Company or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, in accordance in all material respects with sound banking practices and, the Loans are not subject to any pending, or to the Knowledge of the Company, threatened defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable and valid (except as may be limited by the Enforceability Exceptions), and in each case, true, genuine and what they purport to be.

(ii) Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the Company’s practices of soliciting, originating, approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii) The allowance for loan losses reflected in the Company’s audited balance sheet at December 31, 2017 and unaudited balance sheet at March 31, 2018 were, and the allowance for loan losses shown on the Financial Statements for periods ending after such date, in the opinion of management, were, or will be, adequate, as of the dates thereof, under GAAP.

(iv) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely because of a payment default by the obligor on any such Loan.

(v) (a) The Company’s Disclosure Letter sets forth a list of all Loans as of the date hereof by the Company or any of its Subsidiaries to any directors, executive officers, principal stockholders or other insider (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, (B) there are no Loans to any employee, officer, director, or other insider (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) or Affiliate thereof on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was or is not in compliance with Regulation O and (C) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(vi) Except as such disclosure may be limited by any applicable law, rule or regulation, the Company’s Disclosure Letter sets forth a listing, as of May 31, 2018, by account, of: (A) each borrower, customer or other party that has notified the Company or its Subsidiaries during the past twelve (12) months of, or has asserted against the Company or its Subsidiaries, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of the Company or its Subsidiaries, each borrower, customer or other party that has given the Company or its Subsidiaries any oral notification of, or orally asserted to or against Company or its Subsidiaries, any such claim; and (B) all Loans (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Pass 5,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, (4) that are considered troubled debt restructurings or where the interest rate terms have been reduced and/or the maturity dates have been extended after the origination of the Loan due to concerns regarding the borrower’s ability to pay in accordance with the Loan’s original terms and (5) where a specific reserve allocation exists in connection therewith, in each case of clauses (B)(1) to (B)(5), together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date; and (C) all other assets classified by the Company or its Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(x) Anti-takeover Provisions Inapplicable. The Company and its Subsidiaries have taken all actions required to exempt Purchaser, this Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(y) Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business, no current or former officer or director of the Company, or any family member or Affiliate of any such Person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

(z) Insurance. The Company and its Subsidiaries are presently insured for amounts deemed reasonable by management of the Company against such risks as companies engaged in a similar business, including engaging in the transactions contemplated by this Agreement, would, in accordance with good business practice, customarily be insured. The Company’s Disclosure Letter contains a list of all policies of insurance carried and owned by the Company or any of the Company’s Subsidiaries showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date. All of the insurance policies and bonds maintained by the Company and its Subsidiaries are in full force and effect, the Company and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid. There are presently no material claims pending under such policies of insurance and no notices have been given by the Company or any of its Subsidiaries under such policies (other than with respect to health or disability insurance).

(aa) Investment Securities; Derivatives.

(i) Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries, including but not limited to FHLB of Cincinnati stock and Federal Reserve Bank of Atlanta stock, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii) Neither the Company nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract or other similar risk management arrangements (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

(bb) Indemnification. Except as provided in the charter or bylaws of the Company and the similar organizational documents of its Subsidiaries, and in employment agreements, change in control agreements and other agreements related to employment or service as a director, officer or employee, neither the Company nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers, employees or stockholders, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of the Company and there are no claims pending, or to the Knowledge of the Company, for which any such Person would be entitled to indemnification under the charter or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any such employment-related agreement.

(cc) Corporate Documents and Records. The Company has previously provided a complete and correct copy of the charter, bylaws and similar organizational documents of the Company and each of the Company’s Subsidiaries, as in effect as of the date of this Agreement. Neither the Company nor any of the Company’s Subsidiaries is in violation of its charter, bylaws or similar organizational documents. The minute books of the Company and each of the Company’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

(dd) CRA, Anti-Money Laundering, OFAC and Customer Information Security. AFCB has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. The Company does not have Knowledge of any facts or circumstances that would cause AFCB or any other Subsidiary of the Company: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by AFCB. No non-public customer information has been disclosed to or, to the Knowledge of the Company, accessed by an unauthorized third party in a manner that would cause either the Company or any of its Subsidiaries to undertake any remedial action. The Board of Directors of AFCB (or where appropriate of any other Subsidiary of the Company) has adopted, and AFCB (or such other Subsidiary of the Company) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and AFCB (or such other Subsidiary of the Company) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(ee) Internal Controls. The Company and its Subsidiaries have devised and maintain a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information. To the Knowledge of the Company, there has occurred no fraud, whether material or not, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2015, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation or assertion regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls.

(ff) Tax Treatment of the Merger. The Company has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

(gg) Related Party Transactions. The Company’s Disclosure Letter lists all instances in which the Company or any of its Subsidiaries is a party to any transaction (including any loan or other credit accommodation) with any Affiliate, current director or executive officer or Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) of the Company or any of its Subsidiaries where the amount exceeds $120,000. All such transactions involving indebtedness (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of the Company or any of its Subsidiaries is presently in default or, during the three-year period before the date of this Agreement, has been in default or has been restructured, modified or extended. Neither the Company nor any of its Subsidiaries has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

(hh) Trust Accounts. The Company and each Subsidiary has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither the Company nor any other Subsidiary, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

(ii) No Other Representations or Warranties.

(i) Except for the representations and warranties made by the Company in this Section 3.2, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Purchaser or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by the Company in this Section 3.2, any oral or written information presented to Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii) The Company hereby acknowledges and agrees that neither Purchaser nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section  3.3.

3.3 Representations and Warranties of Purchaser. Except (i) as disclosed in (A) Purchaser’s Disclosure Letter and (B) the Purchaser Reports (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature), and (ii) for information and documents commonly known as “confidential supervisory information” to the extent prohibited by law from disclosure (and as to which nothing in this Agreement shall require disclosure), the Purchaser represents and warrants to the Company that:

(a) Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and is registered with the Federal Reserve as a bank holding company. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Purchaser is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Purchaser. Purchaser engages only in activities, and holds properties only of the types, permitted to financial holding companies by the Bank Holding Company Act of 1956, as amended, and the rules, regulations and interpretations promulgated thereunder.

(b) Subsidiaries.

(i) Purchaser owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to Purchaser’s right to vote or dispose of any equity securities of its Subsidiaries. Purchaser’s ownership interest in each of its Subsidiaries complies with all applicable laws, rules and regulations relating to equity investments by bank holding companies.

(ii) Each of Purchaser’s Subsidiaries is a legal entity duly organized and validly existing under the laws of its jurisdiction of incorporation, formation or organization, as applicable, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Purchaser.

(iii) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. No shares of capital stock of any Subsidiary of Purchaser are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv) Purchaser Bank is a Tennessee-chartered state bank. No Subsidiary of Purchaser other than Purchaser Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Purchaser Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. Purchaser Bank is a member in good standing of the FHLB of Cincinnati and owns the requisite amount of stock therein.

(c) Capital Structure.

(i) The authorized capital stock of Purchaser consists of 20,000,000 shares of Purchaser Common Stock, 5,000,000 shares of non-voting common stock, $1.00 par value per share (“Purchaser Nonvoting Common Stock”) and 5,000,000 shares of preferred stock, $1.00 par value per share.

(ii) As of May 31, 2018,

(A) 11,723,493 shares of Purchaser Common Stock are issued and outstanding, all of which are validly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and were issued in full compliance with all applicable;

(B) 132,561 shares of Purchaser Nonvoting Common Stock are issued and outstanding, all of which are validly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and were issued in full compliance with all applicable;

(C) No shares of Purchaser Voting Common Stock or Purchaser Nonvoting Common Stock are held in Purchaser’s treasury;

(D) 878,049 shares of Purchaser Series A nonvoting noncumulative perpetual convertible preferred stock are issued and outstanding;

(E) 55,819 shares of Purchaser Voting Common Stock underlying outstanding warrants; and

(F) 506,435 shares of Purchaser Common Stock are reserved for issuance pursuant to outstanding grants or awards under Purchaser’s stock-based benefit plans.

(iii) The shares of Purchaser Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(iv) No bonds, debentures, notes or other indebtedness, in each case having the right to vote on any matters on which stockholders of Purchaser may vote, are issued or outstanding.

(v) Except as set forth in this Section 3.3(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding, and (B) other than options to purchase shares of Purchaser Common Stock, neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, puts, calls, rights, convertible securities, commitments or agreements of any character obligating Purchaser or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Purchaser (including any rights plan or agreement) or obligating Purchaser or any of its Subsidiaries to grant, extend or enter into any such option, warrant, puts, calls, rights, convertible securities, commitment or agreement. Neither Purchaser nor any of its Subsidiaries has or is bound by any rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on shares of Purchaser Common Stock, or any other security of Purchaser or a Subsidiary of Purchaser or any securities representing the right to vote, purchase or otherwise receive any shares of Purchaser Common Stock or any other security of Purchaser or a Subsidiary of Purchaser. Other than as stated herein, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Purchaser or any of its Subsidiaries.

(d) Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.3(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Purchaser’s Board of Directors, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Purchaser Common Stock entitled to be cast. Purchaser’s Board of Directors has determined that this Agreement is advisable and has directed that this Agreement be submitted to Purchaser’s stockholders for approval and has unanimously adopted a resolution to the foregoing effect and recommends that the stockholders approve and adopt this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to fraudulent transfer, moratorium, reorganization and similar laws relating to or affecting insured depository institutions or their parent companies or creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e) No Violations. The execution, delivery and performance of this Agreement by Purchaser do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.3(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Purchaser or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of Purchaser or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Purchaser or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

(f) Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including filings and notices with the Federal Reserve, the Tennessee Department of Financial Institutions and the OCC, (ii) the filing with the SEC of a Joint Proxy Statement-Prospectus in definitive form relating to the meetings of Purchaser’s stockholders and the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby and of the Registration Statement in which such proxy statements will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger with the Tennessee Secretary pursuant to the TBCA and the filing of the Bank Merger Certificates, (iv) filing with the NASDAQ of a notification or application of the listing of the shares of Purchaser Common Stock to be issued in the Merger, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Purchaser Common Stock pursuant to this Agreement and (vi) the approval by the Purchaser’s stockholders required to approve the Merger under Tennessee law, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained by Purchaser in connection with the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, Purchaser has no Knowledge of any reason pertaining to Purchaser why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(g) Governmental Filings. Purchaser and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2015 with the

Federal Reserve, the OCC or any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended to comply promptly following discovery of such noncompliance).

(h) Securities Filings. Purchaser has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and exhibits thereto that it has been required to file under the Securities Act or the Exchange Act since January 1, 2015 (collectively, “Purchaser Reports”). As of their respective dates of filing with the SEC, none of the Purchaser Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC, all of Purchaser Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of Purchaser included in Purchaser Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(i) Financial Statements. Purchaser has previously made available to the Company copies of (i) the consolidated balance sheets of Purchaser and its Subsidiaries as of December 31, 2017, 2016 and 2015 and related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, together with the notes thereto, accompanied by the audit report of Purchaser’s independent registered public accounting firm, as reported in Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC and (ii) the unaudited consolidated balance sheets of Purchaser and its Subsidiaries as of March 31, 2018 and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the three months ended March 31, 2018, as reported in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2018 filed with the SEC. Such financial statements were prepared from the books and records of Purchaser and its Subsidiaries, fairly present the consolidated financial position of Purchaser and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of Purchaser and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of Purchaser and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(j) Undisclosed Liabilities. Neither Purchaser nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than Liabilities reflected on or reserved against in the consolidated balance sheet of Purchaser as of December 31, 2017, except for (i) Liabilities incurred since December 31, 2017 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Purchaser and (ii) Liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(k) Absence of Certain Changes or Events. Since December 31, 2017, Purchaser and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Purchaser.

(l) Litigation. There are no material suits, actions or legal, administrative or arbitration or other proceedings, or investigations of any nature pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser or any of its Subsidiaries or any property or asset of Purchaser or any of its Subsidiaries that (i) are seeking damages or declaratory relief against Purchaser or any of its Subsidiaries or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Purchaser or any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries. Since January 1, 2015 (i) there have been no investigations, subpoenas, written demands, or document requests received by Purchaser or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that Purchaser or any of its Subsidiaries enter into a settlement, negotiation or tolling agreement with respect to any matter related to any such investigations, subpoena, written demand, or document request.

(m) Absence of Regulatory Actions. Since January 1, 2015, neither Purchaser nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been ordered to pay any civil money penalty by, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions relating to such matters as are material to the business of Purchaser or its Subsidiaries at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. To the Knowledge of Purchaser, there are no material unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of Purchaser or its Subsidiaries.

(n) Compliance with Laws. Purchaser and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Purchaser and each of its Subsidiaries has, and has had at all times since January 1, 2015, all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of Purchaser, threatened. Neither Purchaser nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Purchaser.

(o) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Purchaser or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by Purchaser or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Purchaser’s balance sheet (in accordance with GAAP). There is no pending, or to the Knowledge of the Company, threatened, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Purchaser or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where Purchaser or any of its Subsidiaries do not file tax returns that Purchaser or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Purchaser or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Purchaser’s balance sheet (in accordance with GAAP). Purchaser and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. Purchaser and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Purchaser and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(p) Agreements.

(i) Each contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Purchaser, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Purchaser Contract”) and neither Purchaser nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(ii) Each Purchaser Contract is valid and binding on Purchaser or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Purchaser Contract. To the Knowledge of Purchaser, each third-party counterparty to each Purchaser Contract has in all material respects performed all obligations required to be performed by it under such Purchaser Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Purchaser or any of its Subsidiaries under any such Purchaser Contract.

(q) Labor Matters. Purchaser and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither Purchaser nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Purchaser or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of Purchaser, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Purchaser or any of its Subsidiaries pending or, to the Knowledge of Purchaser, threatened.

(r) Employee Benefit Plans.

(i) For purposes of this Agreement, “Purchaser Benefit Plans” mean all material employee benefit plans (as defined in Section 3(3) ERISA), whether or not subject to ERISA, whether funded or unfunded, and all material pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) with respect to which Purchaser or any Subsidiary or any trade or business of Purchaser or any of its Subsidiaries, whether or not incorporated, all of which together with Purchaser would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Purchaser ERISA Affiliate”), is a party or that are sponsored, maintained, contributed to or required to be contributed to by Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate for the benefit of any current employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate.

(ii) Each Purchaser Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Neither Purchaser nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Purchaser Benefit Plan, and neither Purchaser nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.

(iii) With regard to each Purchaser Benefit Plan that is intended to be qualified under Section 401(a) of the IRC (the “Purchaser Qualified Plans”), the IRS has issued a favorable determination letter with respect to each Purchaser Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of Purchaser, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Purchaser Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Purchaser Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the IRC.

(iv) None of Purchaser, it Subsidiaries, nor any Purchaser ERISA Affiliate has, at any time during the last six years, maintained, contributed to or been obligated to contribute to any “employee pension benefit plan” as described in Section 3(2) of ERISA that is subject to Title IV of ERISA, Multiemployer Plan or Multiple Employer Plan.

(v) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Purchaser’s Knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against Purchaser Benefit Plans, any fiduciaries thereof with respect to their duties to Purchaser Benefit Plans or the assets of any of the trusts under any of Purchaser Benefit Plans, that could reasonably be expected to result in any material liability of Purchaser or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Purchaser Benefit Plan, or any other party.

(vi) To the Knowledge of Purchaser, none of Purchaser and its Subsidiaries nor any Purchaser ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the IRC or Section 406 of ERISA) that could subject any of Purchaser Benefit Plans or their related trusts, Purchaser, any of its Subsidiaries, any Purchaser ERISA Affiliate or any person that Purchaser or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the IRC or Section 502 of ERISA.

(s) Properties. Purchaser and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Purchaser or any of its Subsidiaries as lessee, leases real or personal property is valid and in full force and effect as to Purchaser and the Subsidiaries and neither Purchaser nor any of its Subsidiaries, nor, to Purchaser’s Knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. All real property owned or leased by Purchaser or any of its Subsidiaries are in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by Purchaser to be adequate for the current business of Purchaser and its Subsidiaries.

(t) Loan Matters. All Loans held by Purchaser or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, in accordance in all material respects with sound banking practices and the Loans are not subject to any pending, or to the Knowledge of the Company, threatened defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable and valid (except as may be limited by the Enforceability Exceptions), and in each case, true, genuine and what they purport to be.

(u) Anti-takeover Provisions Inapplicable. Purchaser and its Subsidiaries have taken all actions required to exempt Purchaser, this Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(v) Corporate Documents and Records. Purchaser has previously made available a complete and correct copy of the articles of incorporation, bylaws and similar organizational documents of Purchaser and each of Purchaser’s Subsidiaries, as in effect as of the date of this Agreement. Neither Purchaser nor any of Purchaser’s Subsidiaries is in violation of its articles of incorporation, bylaws or similar organizational documents. The minute books of Purchaser and each of Purchaser’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

(w) CRA, Anti-Money Laundering, OFAC and Customer Information Security. Purchaser Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Purchaser does not have Knowledge of any facts or circumstances that would cause Purchaser Bank or any other Subsidiary of Purchaser: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Purchaser Bank. No non-public customer information has been disclosed to or, to the Knowledge of Purchaser, accessed by an unauthorized third party in a manner that would cause either Purchaser or any of its Subsidiaries to undertake any remedial action. The Board of Directors of Purchaser Bank (or where appropriate of any other Subsidiary of Purchaser) has adopted, and Purchaser Bank (or such other Subsidiary of Purchaser) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Purchaser Bank (or such other Subsidiary of Purchaser) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(x) Internal Controls. Purchaser and its Subsidiaries have devised and maintain a system of internal control over financial reporting as defined in Rule 13a-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Purchaser’s ability to record, process, summarize and report financial information. To the Knowledge of Purchaser, there has occurred no fraud, whether material or not, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting. Since January 1, 2015, neither Purchaser nor any of its Subsidiaries, nor, to the Knowledge of Purchaser, any Representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation or assertion regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls.

(y) Tax Treatment of the Merger. Purchaser has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

(z) Fairness Opinion. The Board of Directors of Purchaser has received the respective opinions (which, if initially rendered verbally, have been or will be confirmed by written opinions, dated the same date) of Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P. to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to Purchaser. Such opinion has not been amended or rescinded as of the date hereof.

(aa) Environmental Matters. Each of Purchaser’s and its Subsidiaries’ properties, the Participation Facilities, and, to the Knowledge of Purchaser, the Loan Properties, are, and have been during the period of Purchaser’s or its Subsidiaries’ ownership or operation thereof, in material compliance with all Environmental Laws.

(bb) Insurance. Purchaser and its Subsidiaries are presently insured for amounts deemed reasonable by management of Purchaser against such risks as companies engaged in a similar business, including engaging in the transactions contemplated by this Agreement, would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Purchaser and its Subsidiaries are in full force and effect, Purchaser and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion.

(cc) Intellectual Property; Purchaser IT Systems.

(i) Purchaser and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all intellectual property, including patents, copyrights, trade secrets, trade names, service marks and trademarks, material to its business. As used in this Agreement, the term the “Purchaser Intellectual Property” means all material trademarks, trade names, service marks and copyrights owned by Purchaser or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that Purchaser or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers. With respect to each item of Purchaser Intellectual Property owned by Purchaser or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Purchaser Intellectual Property that Purchaser or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to Purchaser and the Subsidiaries. Neither Purchaser nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that Purchaser or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the Knowledge of Purchaser, neither Purchaser nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Purchaser or any of its Subsidiaries.

(ii) To Purchaser’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of Purchaser or Purchaser Bank (collectively, “Purchaser IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. Purchaser IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct Purchaser’s consolidated business as currently conducted. Neither Purchaser nor Purchaser Bank has experienced within the past two years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of Purchaser IT Systems. No Person has gained unauthorized access to any of the Purchaser IT Systems that has had, or is reasonably expected to have a Material Adverse Effect on Purchaser. Purchaser and Purchaser Bank have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses without material disruption to, or material interruption in, the conduct of their respective businesses. Purchaser and its Subsidiaries comply in all material respects with all data protection and privacy laws and regulations as well as their own policies relating to data protection and the privacy and security of personal data and the non-public personal information of their respective customers and employees, except for immaterial failures to comply or immaterial violations.

(dd) No Other Representations or Warranties.

(i) Except for the representations and warranties made by Purchaser in this Section 3.3, neither Purchaser nor any other Person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by Purchaser in this Section 3.3, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii) Purchaser hereby acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 3.2.

ARTICLE IV

CONDUCT PENDING THE MERGER

4.1 Forbearances by the Company. Except as expressly contemplated or permitted by this Agreement, disclosed in the Company’s Disclosure Letter, or to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, without the prior written consent (which may include consent via electronic mail) of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would reasonably be likely to adversely affect or materially delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b) (i) incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than (A) the creation of deposit liabilities in the ordinary course of business consistent with past practice, (B) advances from the FHLB of Cincinnati and (C) advances from the Federal Reserve Bank of Atlanta;

(ii) prepay any indebtedness or other similar arrangements that would cause the Company to incur any prepayment penalty thereunder; or

(iii) purchase any brokered certificates of deposit;

(c) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on its capital stock except for (A) distributions by Subsidiaries of the Company consistent with past practice and (B) quarterly dividend payments by the Company consistent with past practice;

(iii) grant any person any right to acquire any shares of its capital stock or make any grant or award under the Company Equity Plan;

(iv) issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of Company Stock Options outstanding as of the date hereof; or

(v) redeem or otherwise acquire any shares of its capital stock other than a security interest or because of the enforcement of a security interest and other than as provided in this Agreement;

(d) other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned (“OREO”)), (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets to any Person other than a Subsidiary, or (ii) cancel, release or assign any indebtedness to any such Person or any claims held by any such Person;

(e) make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary;

(f) (i) renew, amend or terminate any Company Contract, or make any change in any of its leases or Company Contracts or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(g) Except for Loans or commitments for Loans that have previously been approved by the Company before the date of this Agreement, make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loans, or make any commitment in respect of any of the foregoing, except in conformity with existing lending practices;

(h) (i) make any new Loan, or commit to make any new Loan, to any director or executive officer of the Company or AFCB, or any entity controlled, directly or indirectly, by any of the foregoing or (ii) except for Loans made in accordance with Regulation O of the Federal Reserve (12 C.F.R. Part 215), amend, renew or increase any existing Loan, or commit to amend, renew or increase any such Loan, to any director or executive officer of the Company or AFCB, or any entity controlled, directly or indirectly, by any of the foregoing;

(i) except as required by any Company Benefit Plan in effect on the date hereof:

(i) (a) increase in any manner the compensation, bonuses or other fringe benefits of any of its employees or directors, other than increases in annual base salaries and wage rates in the ordinary course of business consistent with past practice that do not exceed three percent (3%) of the aggregate cost of all employee annual base salaries and wage rates as in effect as of the date hereof, or (b) pay, or commit to pay, any bonus, change in control, retention, pension, retirement allowance or contribution, except for payment of annual cash bonuses in respect of the fiscal year in effect as of the date of this Agreement in the ordinary course of business consistent with past practice pursuant to the Company Benefit Plans set forth in the Company’s Disclosure Letter, and contributions made to the Company ESOP in the ordinary course of business and consistent with past practice, or (c) fund any rabbi trust or similar arrangement, or (d) cause the Company ESOP to enter into any new loan;

(ii) become a party to, amend, renew, extend or commit itself to any Company Benefit Plan or any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance or change in control agreement with or for the benefit of any employee or director, except for amendments to any plan or agreement that are required by law;

(iii) amend, modify or revise the terms of any outstanding stock option or stock-based compensation or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or make any contributions to any defined contribution plan or Company Benefit Plan that are not made in the ordinary course of business consistent with past practice;

(iv) elect to any office with the title of Senior Vice President or higher any person who does not hold such office as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement; or

(v) hire or terminate any employee with an annualized salary that exceeds $100,000, other than (i) hiring employees to replace departed employees where the compensation of such replacement employee is materially consistent with the compensation of the departed employee and (ii) terminations for “cause”;

(j) commence any action or proceeding, other than to enforce any obligation owed to the Company or any of its Subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages that exceed $100,000 or (ii) that would impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k) amend its charter or bylaws, or similar governing documents of its Subsidiaries;

(l) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in the ordinary course of business consistent with past practice;

(m) purchase any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities;

(n) make, or commit to make, any capital expenditures in the aggregate amount of $100,000, other than pursuant to binding commitments existing on the date hereof, which are described in the Company’s Disclosure Letter, and except for ordinary course, immaterial expenditures reasonably necessary to maintain existing assets in good repair in prior consultation with Purchaser;

(o) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(p) enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(q) make any changes in policies in any material respect in existence on the date hereof with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; risk and asset/liability management; deposit pricing or gathering; underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, loans; its hedging practices and policies; or other material banking policies, in each case except as may be required by changes in applicable law or regulations, GAAP, or at the direction of a Governmental Entity;

(r) except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby:

(i) issue any communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Purchaser and, to the extent relating to employment, benefit or compensation information addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement, without the prior consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed); or

(ii) issue any communication of a general nature to customers without the prior approval of Purchaser (which shall not be unreasonably withheld, conditioned or delayed);

(s) except with respect to foreclosures in process as of the date hereof, foreclose upon or take a deed or title to any commercial real estate (i) without providing prior notice to Purchaser and conducting a Phase I environmental assessment of the property or (ii) if the Phase I environmental assessment referred to in the prior clause reflects the presence of any Hazardous Material or underground storage tank;

(t) make, change or rescind any material election concerning Taxes or Tax returns, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim, audit, dispute or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(u) take any action that is intended or would reasonably be likely to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time before the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(v) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(w) enter any new lines of business;

(x) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(y) merge or consolidate AFCB or any Subsidiary with any other corporation or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(z) knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(aa) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.1.

Any request by the Company or response thereto by Purchaser shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2 Forbearances by Purchaser. Except as expressly contemplated or permitted by this Agreement or to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Purchaser shall maintain its rights and franchises in all material respects, and shall not, nor shall Purchaser permit any of its Subsidiaries to, without the prior written consent (which may include consent via electronic mail) of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use best reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

(b) take any action that would reasonably be likely to adversely affect or materially delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis;

(c) take any action that is intended to or would reasonably be likely to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time before the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(d) knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

(e) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2; or

(f) amend, repeal or modify any provision of its charter or bylaws in a manner that would adversely affect the Company or any Company stockholder relative to other holders of Purchaser Common Stock or the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1 Acquisition Proposals.

(a) From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries, and its and its

Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries (collectively, the “Representatives”) not to, directly or indirectly, (i) solicit, initiate, induce or encourage, or take any other action to facilitate, any inquiries, offers discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any confidential or non-public information or data regarding the Company or any of its Subsidiaries or afford access to any such information or data to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any Person (other than Purchaser), regarding an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) release any Person from, waive any provisions of, or fail to use its reasonable best efforts to enforce any confidentiality agreement or standstill agreement to which the Company is a party or (vi) enter into or consummate any agreement, agreement in principle, letter of intent, arrangement or understanding contemplating any Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of the Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.1 by the Company. Notwithstanding the foregoing, before the adoption and approval of this Agreement by the Company’s stockholders at the Company Stockholder Meeting, this Section 5.1(a) shall not prohibit the Company from furnishing non-public information regarding the Company and its Subsidiaries to, or entering into discussions with, any Person in response to an Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if (1) the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, the Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, (2) the Company has not breached any of the covenants set forth in this Section 5.1, (3) the Company’s Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to violate the directors’ fiduciary obligations to the Company’s stockholders under applicable law, and (4) before furnishing any non-public information to, or entering into discussions with, such Person, the Company gives Purchaser written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions with, such Person and the Company receives from such Person an executed confidentiality agreement on terms no more favorable to such Person than the confidentiality agreement, dated as of February 23, 2018, between Purchaser and the Company is to Purchaser and the Company also provides Purchaser, prior to or substantially concurrently with the time such information is provided or made available to such Person, any non-public information furnished to such other Person that was not previously furnished to Purchaser. During the term of this Agreement, the Company shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any binding acquisition agreement, merger agreement, or other definitive transaction agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 5.1(a)) relating to any Acquisition Proposal.

(b) The Company will notify Purchaser orally within twenty-four (24) hours and in writing (within two (2) calendar days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the Person making such Acquisition Proposal, the request or inquiry and the terms and conditions thereof, and shall provide to Purchaser any written materials received by the Company or any of its Subsidiaries in connection therewith. The Company will keep Purchaser informed of any developments with respect to any such Acquisition Proposal, request or inquiry promptly orally (within one (1) calendar day) and in writing (within two (2) calendar days) upon the occurrence thereof.

(c) The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted before the date of this Agreement with respect to any of the foregoing, including (i) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a possible Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement and (ii) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such Person.

5.2 Advice of Changes. Before the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has Knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3 Access and Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Purchaser and the Company, for purposes of verifying the representations and warranties of the other and preparing for the Merger and other matters contemplated by this Agreement, shall (and shall cause its respective Subsidiaries to) afford to the other party and its representatives (including, without limitation, officers and employees of the other party and its Affiliates and counsel, accountants and other professionals retained by the other party) such reasonable access during normal business hours throughout the period before the Effective Time to the books, records, contracts, properties, personnel, information technology services and to such other information relating to the other party and its Subsidiaries as may be reasonably requested, except where such materials relate to (i) pending or threatened litigation or investigations if, in the opinion of counsel, the presence of such designees would or might jeopardize any privilege relating to, the matters being discussed or (ii) confidential supervisory information if, in the opinion of counsel, disclosure is prohibited by applicable laws; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made in this Agreement. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The parties will endeavor to make appropriate and reasonable substitute disclosure arrangements, consistent with law, in the case of circumstances where the restrictions in clause (i), clause (ii) or the preceding sentence apply.

(b) From the date hereof until the Effective Time, the Company shall, and shall cause its respective Subsidiaries to, promptly provide to Purchaser (i) a copy of each report filed with a Governmental Entity, (ii) a copy of each periodic report provided to its senior management and all materials relating to its business or operations furnished to its Board of Directors, (iii) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as may be reasonably requested; provided that Purchaser shall not be entitled to receive reports or other documents relating to (w) solely in the case of clause (ii), matters involving this Agreement, (x) pending or threatened litigation or investigations if, in the opinion of counsel, the disclosure of such information would or might jeopardize any privilege relating to, the matters being discussed, or (y) confidential supervisory information if, in the opinion of counsel, disclosure is prohibited by applicable laws. The Company will endeavor to make appropriate and reasonable substitute disclosure arrangements, consistent with law, in the case of circumstances where the restrictions in clause (w) or (x) apply.

(c) The Company and Purchaser will not, and will cause its respective representatives not to, use any information and documents obtained in the course of the consideration of the consummation of the transactions contemplated by this Agreement, including any information obtained pursuant to this Section 5.3, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and will hold such information and documents in confidence and treat such information and documents as secret and confidential and will use all reasonable efforts to safeguard the confidentiality of such information and documents in accordance with the provisions of (i) the confidentiality agreement, dated February 23, 2018, between Purchaser and the Company and (ii) the confidentiality agreement, dated April 16, 2018, between Purchaser and the Company (collectively, the “Confidentiality Agreements”).

(d) From and after the date hereof, representatives of Purchaser and the Company shall meet on a regular basis to discuss and plan for the conversion of the Company’s and its Subsidiaries’ data processing and related electronic informational systems to those used by Purchaser and its Subsidiaries with the goal of conducting such conversion as soon as practicable following the consummation of the Bank Merger.

(e) Within ten (10) Business Days of the end of each calendar month, the Company shall provide Purchaser with an updated list of Loans described in Section 3.2(w)(vi).

(f) The information regarding the Company and its Subsidiaries to be supplied by the Company for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied, or to be supplied, by the Company for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

(g) The information regarding Purchaser and its Subsidiaries to be supplied by Purchaser for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement-Prospectus (except for such portions thereof supplied by the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information supplied, or to be supplied, by Purchaser for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

5.4 Applications; Consents.

(a) The Company and Purchaser shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement-Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of the Company and Purchaser or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof, all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and Purchaser shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their respective Subsidiaries’ directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Purchaser, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Purchaser and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Purchaser and the Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a). In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

(b) As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its reasonable best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

(c) Purchaser and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that such consent or approval will not be obtained or that the receipt of any such required consent or approval will be materially delayed.

5.5 Anti-Takeover Provisions. The Company and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Purchaser, this Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an anti-takeover nature in the Company’s or its Subsidiaries’ charter and bylaws, or similar organizational documents, and the provisions of any federal or state anti-takeover laws.

5.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require the Purchaser or its Affiliates to agree to, and without the prior consent of Purchaser the Company and its subsidiaries shall not agree to, in connection with obtaining any actions or non-actions, extensions, waivers, consents or approvals of any Governmental Entity any condition or requirement that would so materially and adversely impact the economic or business benefits to Purchaser of the transactions contemplated hereby that, had such condition or requirement been known, Purchaser would not, in its reasonable judgment, have entered into this Agreement (such condition or requirement, a “Burdensome Condition”).

5.7 Publicity. The initial press release announcing this Agreement shall be a joint press release. Thereafter, the Company and Purchaser shall consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press releases or, to the extent practical, otherwise making public statements (including any written communications to stockholders) with respect to the Merger and any other transaction contemplated hereby; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure (i) that its counsel deems necessary to satisfy such party’s disclosure obligations imposed by law, (ii) at the request of a Governmental Entity or (iii) that is substantially similar to communications previously approved pursuant to this Section 5.7.

5.8 Stockholder Meetings.

(a) Purchaser shall submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders to carry out the intentions of this Agreement. In furtherance of that obligation, Purchaser will take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the “Purchaser Stockholder Meeting”) as promptly as practicable to consider and vote on approval and adoption of this Agreement and the transactions provided for in this Agreement. Subject only to applicable law, Purchaser shall, (i) through its Board of Directors, recommend to its stockholders the adoption and approval of this Agreement, (ii) include such recommendation in the Joint Proxy Statement-Prospectus and (iii) use reasonable best efforts to obtain from its stockholders a vote approving and adopting this Agreement.

(b) The Company shall submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders to carry out the intentions of this Agreement. In furtherance of that obligation, the Company will take, in accordance with applicable law and its charter and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as practicable to consider and vote on approval and adoption of this Agreement and the transactions provided for in this Agreement. Subject to Section 5.8(c), the Company shall, (i) through its Board of Directors, recommend to its stockholders the adoption and approval of this Agreement, (ii) include such recommendation in the Joint Proxy Statement-Prospectus and (iii) use reasonable best efforts to obtain from its stockholders a vote approving and adopting this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at any time before the Company Stockholder Meeting, the Company’s Board of Directors may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would be reasonably likely to result in a violation of its fiduciary duties under applicable law, withdraw or modify or change in a manner adverse to Purchaser its recommendation that the stockholders of the Company approve this Agreement (a “Change of Recommendation”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended); provided that before any such Change of Recommendation, the Company shall have complied with Section 5.1, given Purchaser at least three (3) Business Days’ prior written notice advising it of the intention of the Company’s Board of Directors to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action and, if the decision relates to an Acquisition Proposal, given Purchaser the material terms and conditions of the Acquisition Proposal or inquiry, including the identity of the Person making any such Acquisition Proposal and any written materials received by the Company or any of its Subsidiaries in connection therewith; and provided, further, that if the decision relates to an Acquisition Proposal: (i) the Company shall have given Purchaser three (3) Business Days after delivery of such notice to Purchaser to propose revisions to the terms of this Agreement (or make another proposal) and if Purchaser proposes to revise the terms of this Agreement, throughout such period the Company shall have negotiated in good faith with Purchaser with respect to such proposed revisions or other proposal; and (ii) the Company’s Board of Directors shall have determined in good faith, after consultation with the Company’s outside legal counsel and financial advisors and after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Purchaser, if any, that such Acquisition Proposal constitutes a Superior Proposal. If the Company’s Board of Directors does not make the determination that such Acquisition Proposal constitutes a Superior Proposal and thereafter determines not to withdraw, modify or change its recommendation that the stockholders of the Company approve this Agreement in connection with a new Acquisition Proposal, the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, modification or change. In the event of any material revisions to the Acquisition Proposal, the Company shall be required to deliver a new written notice to Purchaser and to again comply with the requirements of this Section 5.8(c) with respect to such new written notice, except that the three (3) Business Day period referred to above shall be reduced to two (2) Business Days. In addition to the foregoing, the Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

5.9 Registration of Purchaser Common Stock.

(a) Within forty-five (45) days following the date hereof, Purchaser shall prepare and file the Registration Statement with the SEC. The Registration Statement shall contain proxy materials relating to the matters to be submitted to Purchaser’s stockholders and to the Company stockholders at the respective stockholders meetings and shall also constitute the prospectus relating to the shares of Purchaser Common Stock to be issued in the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement-Prospectus”). The Company will furnish to Purchaser the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Purchaser and approve the form of, and any characterizations of such information included in, the Registration Statement before its being filed with the SEC. Each of Purchaser and the Company shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as needed to consummate the Merger and the transactions contemplated hereby. Each of Purchaser and the Company will use its reasonable best efforts to cause the Joint Proxy Statement-Prospectus to be mailed to its respective stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Purchaser will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Purchaser Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement-Prospectus or the Registration Statement. If, at any time before the Effective Time, any information relating to Purchaser or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Purchaser or the Company that should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Purchaser or the Company, as applicable, with the SEC and disseminated by Purchaser and the Company to their respective stockholders.

(b) Purchaser shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of the Company and Purchaser shall furnish all information concerning it and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(c) Before the Effective Time, Purchaser shall notify or file an application with the NASDAQ with respect to the additional shares of Purchaser Common Stock to be issued by Purchaser in exchange for the shares of Company Common Stock.

5.10 Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries after the date of this Agreement and before the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; (ii) any event, condition, change or occurrence which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VI and (iii) any event, condition, change or occurrence that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of the Company and Purchaser shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11 Employee Benefit Matters.

(a) Purchaser shall honor the Company Benefit Plans set forth in the Company’s Disclosure Letter in accordance with the terms of the Company Benefit Plans, except to the extent an alternative treatment is set forth in this Section 5.11 or in Section 2.11 of this Agreement. For one (1) year following the Effective Time, Purchaser shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of all Persons who are employees of the Company and its Subsidiaries immediately before the Effective Time and whose employment is not terminated before the Effective Time (a “Continuing Employee”), for so long as such Continuing Employee remains employed by Purchaser or one of its Subsidiaries, that, in the aggregate are substantially comparable to the employee benefit and compensation opportunities that are generally made available to similarly-situated employees of Purchaser or its Subsidiaries.

(b) At the sole discretion of Purchaser, Purchaser may maintain the Company’s health and welfare plans through the end of the calendar year in which the Effective Time occurs. Notwithstanding the foregoing, if Purchaser determines to terminate one or more of the Company’s health and/or other welfare plans, then, at the request of Purchaser, made at least thirty (30) days before the Effective Time, the Company or its Subsidiaries shall adopt resolutions, to the extent required, providing that the Company’s applicable health and welfare plans will be terminated effective immediately before the Effective Time (or such later date as requested by Purchaser in writing or as may be required to comply with any applicable advance notice or other requirements contained in such plans or provided for by law) and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date to the extent not prohibited by the terms of the arrangements or applicable law. Notwithstanding the foregoing, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Company’s health and welfare plans before the time the Continuing Employees or their dependents, as applicable, become eligible to participate in the health and welfare plans, programs and benefits common to similarly-situated employees of Purchaser and its Subsidiaries and their dependents and, consequently, no Continuing Employee shall experience a gap in coverage. Purchaser shall use commercially reasonable efforts to ensure that Continuing Employees who become covered under health and welfare plans, programs and benefits of Purchaser or any of its Subsidiaries shall (i) receive credit for any co-payments and deductibles paid under the Company’s health and welfare plans for the plan year in which coverage commences under Purchaser’s health and welfare plans and (ii) shall not be subject to any pre-existing conditions under any such plans or arrangements, in each case, to the same extent as applied under the Company’s health and welfare plans immediately prior to the Effective Time. Company employees who are not Continuing Employees and their qualified beneficiaries will have the right to continued coverage under group health plans of Purchaser in accordance with COBRA.

(c) Purchaser shall cause each Purchaser Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility and vesting (but not benefit accrual) under the Purchaser Benefit Plans the service of the Continuing Employees with the Company and its Subsidiaries to the same extent as such service was credited for such purpose by the Company and its subsidiaries; provided, however, that such service shall not be recognized: (i) to the extent that such recognition would result in a duplication of benefits under any Purchaser Benefit Plans, (ii) to the extent, at the sole discretion of Purchaser, the cash value of unused paid time-off is paid to Continuing Employees at the Effective Time, (iii) if similarly situated employees of IBG and its Subsidiaries do not receive credit for service under the applicable Purchaser

Benefit Plan or (iv) with respect to any Purchaser Benefit Plan that is grandfathered or frozen, either with respect to level of benefits or participation. The value of each Company employee’s (including employees of the Company’s Subsidiaries) unused paid time-off is set forth in the Company’s Disclosure Letter. This Agreement shall not be construed to limit the ability of Purchaser to terminate the employment of any employee of the Company or its Subsidiaries or to review any employee benefit plan or program from time to time and to make such changes (including terminating any such plan or program) as Purchaser deems appropriate.

(d) If requested in writing by Purchaser no later than thirty (30) days before Closing, the Company will also take all necessary steps to terminate the Company 401(k) Plan immediately before the Effective Time, subject to the occurrence of the Effective Time, and if further requested, shall prepare and submit a request to the IRS for a favorable determination letter on termination. If Purchaser requests that the Company apply for a favorable determination letter, then before the Effective Time, the Company shall take all such actions as are necessary (determined in consultation with Purchaser) to submit the application for favorable determination letter in advance of the Effective Time, and following the Effective Time, Purchaser shall use commercially reasonable efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the Company 401(k) Plan as may be required by the IRS as a condition to its issuance of a favorable determination letter). Before the Effective Time, the Company, and following the Effective Time, Purchaser, will adopt such amendments to the Company 401(k) Plan and resolutions required to effect the provisions of this Section 5.11(d) (which, in the case of any amendments or resolutions of the Company, shall be provided to Purchaser at least five (5) Business Days prior to adoption for Purchaser’s review and approval). If Purchaser requests the Company to submit an application to the IRS for a determination letter, the Company 401(k) Plan participants who are terminated at or after the Closing, but before the receipt of the IRS determination letter, may elect to receive a distribution from the Company 401(k) Plan upon termination of their employment. Purchaser shall take any and all actions as may be required to permit Continuing Employees to roll over their account balances, excluding outstanding plan loans, in the Company’s 401(k) Plan into Purchaser’s 401(k) Plan as of the Effective Time.

(e) The Company ESOP shall terminate as of immediately prior to the Effective Time in accordance with the terms of the Company ESOP (as amended with respect to the repayment of the loan as set forth below). Notwithstanding anything in this Agreement to the contrary, the number of shares of Company Common Stock in the Company ESOP’s suspense account having a value equal to the Company ESOP’s indebtedness under the Company ESOP Loan collateralized thereby shall be treated as Excluded Shares for purposes of this Agreement and, at the Effective Time, shall be cancelled and shall cease to exist. Such cancellation of the shares of Company Common Stock in the Company ESOP’s suspense account shall be in consideration for the repayment and/or forgiveness in full of the Company ESOP’s indebtedness under the Company ESOP Loan collateralized thereby. For purposes of the two immediately preceding sentences, the value of a share of Company Common Stock shall be equal to the value of the Merger Consideration, with the value of a share of Purchaser Common Stock for such purpose determined based on the closing price during regular trading hours of a share of Purchaser Common Stock on the NASDAQ on the Closing Date. If requested, the Company shall prepare and submit a request to the IRS for a favorable determination letter on termination. If Purchaser requests that the Company apply for a favorable determination letter, then before the Effective Time, the Company shall take all such actions as are necessary (determined in consultation with Purchaser) to submit the application for a favorable determination letter in advance of the Effective Time, and following the Effective Time, Purchaser shall use commercially reasonable efforts to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the Company ESOP as may be required by the IRS as a condition to its issuance of a favorable determination letter). Before the Effective Time, the Company will adopt such amendments to the Company ESOP and related trust and resolutions required to effect the provisions of this Section 5.11(e) (which amendments or resolutions of the Company, shall be provided to Purchaser at least five (5) Business Days prior to adoption for Purchaser’s review and approval).

(f) For one (1) year following the Effective Time, Purchaser will honor the Company Severance Plan; provided, however, that the minimum severance payment shall be four (4) weeks of base compensation irrespective of the service of the employee. Continuing Employees (including such Continuing Employees who are terminated at the Effective Time) who would otherwise be eligible to receive benefits under the Company Severance Plan, but who do not meet the minimum service requirements for eligibility will be provided four (4) weeks of base compensation as severance pay if they are terminated at or within one (1) year of the Effective Time other than for cause. For one (1) year following the Effective Time, Purchaser or Purchaser Bank will offer AFCB employees whose jobs are eliminated as a result of the Bank Merger priority in applying for open positions within Purchaser and Purchaser Bank; provided, however, that any decision to offer employment to any such person shall be made in the sole discretion of Purchaser and Purchaser Bank.

(g) Purchaser shall honor all obligations under the employment agreements, deferred compensation arrangements and group term carve out plans set forth in the Company’s Disclosure Letter in accordance with their terms.

(h) The Company shall establish a retention bonus pool in the amount as provided in the Company’s Disclosure Letter for employees of the Company and its Subsidiaries jointly designated in writing by Purchaser and the Company to help retain key employees; provided, that no retention bonus pool payment shall be made that would be considered an “excess parachute payment” within the meaning of Section 280G of the IRC or result in any other adverse tax consequence to the Purchaser. The amount and payment date of the retention bonus for each applicable employee shall be jointly determined in writing by Purchaser and the Company, but shall be no earlier than the date on which the systems conversion is completed.

(i) Concurrently with the execution of this Agreement, Purchaser and Company shall enter into employment agreements with each of Jeffrey Cunningham, Michael Hutsell and Jay Leggett, Jr. to be effective as of the Effective Time.

(j) For one (1) year following the Effective Time, Purchaser shall provide all employees of the Company and its Subsidiaries whose employment was terminated other than for cause, disability or retirement at or following the Effective Time, and who so desires, job counseling and outplacement assistance services for three (3) months following his or her termination date, and shall notify all such employees who want to be so notified of opportunities for positions with Purchaser or any of its Subsidiaries for which Purchaser reasonably believes such persons are qualified and shall consider any application for such positions submitted by such persons; provided, however, that any decision to offer employment to any such person shall be made in the sole discretion of Purchaser. Such job counseling and outplacement services shall be provided by a vendor selected by Purchaser.

(k) Without limiting the generality of Section 8.8, the provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or service provider shall be regarded for any purpose as a third party beneficiary to this Agreement. The terms of this Agreement shall not be deemed to (i) establish, amend or modify any Company Benefit Plan, Purchaser Benefit Plan or any employee benefit plan, program, agreement or arrangement maintained or sponsored by the Company, the Purchaser or any of their Affiliates, (ii) alter or limit the ability of Purchaser and its Subsidiaries to amend, modify or terminate any compensation or benefit plan, program or agreement after the Effective Time or (iii) confer on any current or former employee, director or service provider any right to employment or continued employment or service with the Company, Purchaser or any of their Affiliates.

5.12 Indemnification.

(a) From and after the Effective Time, Purchaser shall indemnify and hold harmless each of the current or former directors, officers or employees of the Company or any of its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of the Company, any of its Subsidiaries or any of their respective predecessors or was before the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such Person would have been indemnified or have the right to advancement of expenses pursuant to the Company’s charter and bylaws as in effect on the date of this Agreement and as permitted by applicable law, and Purchaser and the Surviving Corporation shall also advance expenses as incurred by such Indemnified Party to the fullest extent permitted under applicable law, provided, however, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to indemnification.

(b) Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify Purchaser thereof. Any failure to so notify shall not affect the obligations of Purchaser under Section 5.12(a) unless and to the extent that Purchaser is actually prejudiced as a result of such failure.

(c) For a period of six (6) years following the Effective Time, Purchaser shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy with respect to claims against such Persons arising from facts or events occurring at or before the Effective Time (provided that Purchaser may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less favorable in any material respect to the insured); provided, however, that in no event shall Purchaser be required to expend in the aggregate pursuant to this Section 5.12(c) more than 200% of the annual premium currently paid by the Company for such insurance (the “Premium Cap”) and, if Purchaser is unable to maintain such policy as a result of this proviso, Purchaser shall obtain as much comparable insurance as is available at a premium equal to the Premium Cap; provided further, that Purchaser may (i) request that the Company obtain an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such Person than the Company’s existing insurance policies as of the date hereof if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(d) If Purchaser or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Purchaser and its successors and assigns assume the obligations set forth in this Section 5.12.

(e) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

(f) Any indemnification payments made pursuant to this Section 5.12 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

5.13 Stockholder Litigation. The Company shall give Purchaser the opportunity to participate at Purchaser’s own expense in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.14 Disclosure Supplements. From time to time before the Effective Time, the Company and Purchaser will promptly notify the other party in writing with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Letters or that is necessary to correct any information in such Disclosure Letters that has been rendered materially inaccurate thereby. For the avoidance of doubt, such written notice shall not be deemed to be a supplement or amendment to such Disclosure Letters.

5.15 Director Appointment. Before the Closing Date, each of Purchaser and Purchaser Bank shall take all required action to appoint each of the Designated Directors (as hereinafter defined) to serve as a director of Purchaser and Purchaser Bank effective as of the Effective Time. “Designated Directors” shall mean two (2) members of the current board of directors of the Company, selected by the Company in consultation with Purchaser, and subject to the bylaws and the requirements of the nominating and governance committee of Purchaser and Purchaser Bank, respectively, and the requirements regarding service as a member of the board of directors of Purchaser and Purchaser Bank, as applicable.

5.16 Athens Federal Foundation Contribution. Following the Effective Time, consistent with its continuing commitment to the Athens community, Purchaser shall contribute to the Athens Federal Foundation $1,500,000 in the aggregate, $500,000 of which shall be made by Purchaser within sixty (60) days after the Closing Date, with the balance to be contributed during the subsequent four (4) calendar years.

ARTICLE VI

CONDITIONS TO CONSUMMATION

6.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a) Stockholder Approval. This Agreement shall have been approved by the requisite vote of the Company’s stockholders in accordance with applicable laws and regulations and by the requisite vote of Purchaser’s stockholders in accordance with applicable laws and regulations.

(b) Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired or been terminated.

(c) No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding to enjoin or prohibit the consummation of the Merger, the Bank Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or the Bank Merger.

(d) Registration Statement. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and not withdrawn.

(e) Stock Listing. Purchaser shall have filed with the NASDAQ a notification form or application, as applicable, for the listing of all shares of Purchaser Common Stock to be delivered as Merger Consideration, and the NASDAQ shall not have objected to the listing of such shares of Purchaser Common Stock.

(f) Tax Opinions. Purchaser and the Company shall have received written opinions of Wachtell, Lipton, Rosen & Katz and Luse Gorman, PC, respectively, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Purchaser and the Company, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and (ii) Purchaser and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the IRC. Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Purchaser, the Company and others.

6.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Purchaser:

(a) The Company’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct at and as of the date of this Agreement and at and as of Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b) Performance of the Company’s Obligations. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Effective Time.

(c) Officers’ Certificate. Purchaser shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of the Company to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(e) Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain a Burdensome Condition.

6.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by the Company:

(a) Purchaser’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true and correct at and as of date of this Agreement and at and as of Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b) Performance of Purchaser’s Obligations. Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Purchaser to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Purchaser.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated, and the Merger abandoned, at any time before the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite stockholder approval:

(a) by the mutual written consent of Purchaser and the Company; or

(b) by either Purchaser or the Company, in the event of the failure of the Company’s stockholders to approve this Agreement at the Company Stockholder Meeting (“Requisite Company Vote”); provided, however, that the Company shall only be entitled to terminate this Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.8 (subject to Section 5.8(c));

(c) by either Purchaser or the Company, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order permanently enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement, unless the failure to obtain such required approval, consent or waiver shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Purchaser or the Company, if the Merger is not consummated by March 31, 2019 (the “Outside Date”); provided, that, if on the Outside Date either of the conditions set forth in Section 6.1(b) or Section 6.1(c) shall not have been satisfied, then the Outside Date shall be automatically extended to June 30, 2019 (and in the case of such extension, any reference to the Outside Date in any other provision of this Agreement shall be a reference to the Outside Date, as extended); in each case, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(e) by either Purchaser or the Company (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be and such breach or untrue representation or warranty has not been or cannot be cured within the earlier of the Outside Date and thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty, or by its nature or timing cannot be cured during such period;

(f) by Purchaser, if (i) the Company shall have breached its obligations under Section 5.1 or Section 5.8 in any material respect or (ii) if the Board of Directors of the Company does not publicly recommend in the Joint Proxy Statement-Prospectus that stockholders approve and adopt this Agreement or if the Board of Directors effects a Change of Recommendation; and

(g) by the Company, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) The number obtained by dividing the Average Closing Price by the Starting Price (the “Purchaser Ratio”) shall be less than 0.80; and

(ii) The Purchaser Ratio shall be less than the number obtained by subtracting 0.20 from the Index Ratio;

subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 7.1(g), it shall give written notice to Purchaser (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Purchaser shall have the option to increase the Exchange Ratio in a manner such, and to the extent required, so that the condition set forth in either clause (i) or (ii) above shall be deemed not to exist. If Purchaser so elects within such five-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 7.1(g) the following terms shall have the meanings indicated:

“Final Index Price” shall mean the average of the Index Prices for the twenty (20) consecutive full trading days ending on and including the Determination Date.

“Index Price” shall mean $4391.77, which is the closing price on the Starting Date for the NASDAQ Bank Index.

“Index Ratio” shall mean the Final Index Price divided by the Index Price.

“Starting Date” shall mean the third trading day before the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean $20.25, which is the closing price of a share of Purchaser Common Stock on the NASDAQ (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

7.2 Termination Fee; Expenses.

(a) If Purchaser terminates this Agreement pursuant to Section 7.1(f), the Company shall make payment to Purchaser of a termination fee of $5,000,000.

(b) If (i) this Agreement is terminated (A) by either party pursuant to Section 7.1(b), or (B) by either party pursuant to Section 7.1(d) without the Requisite Company Vote having been obtained or (C) by Purchaser pursuant to Section 7.1(e), (ii) before the Company Stockholder Meeting (in the case of termination pursuant to Section 7.1(b)) or the date of termination (in the case of termination pursuant to Section 7.1(d) and Section 7.1(e)), an Acquisition Proposal has been publicly announced, disclosed or communicated and (iii) within twelve (12) months of such termination the Company shall consummate or enter into any agreement with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as set forth in clause (ii) of this Section 7.2(b)), then the Company shall make payment to Purchaser of a termination fee of $5,000,000.

(c) If (i) this Agreement is terminated by either party pursuant to Section 7.1(d), (ii) the reason for such failure to consummate the Merger on or before the Outside Date is that either of the conditions set forth in

Section 6.1(b) or Section 6.1(c) shall not have been satisfied by the Outside Date and (iii) the failure of either such condition to be satisfied is not attributable to the failure of the Company to perform or observe the covenants and agreements set forth herein, then Purchaser shall pay to the Company a termination fee of $4,000,000.

(d) The fees payable pursuant to Section 7.2(a) shall be made by wire transfer of immediately available funds at the time of termination. Any fee payable pursuant to Section 7.2(b) or Section 7.2(c) shall be made by wire transfer of immediately available funds within two (2) Business Days after notice of demand for payment. The Company and Purchaser acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Purchaser would enter into this Agreement; accordingly, if the Company or Purchaser, as applicable, fails promptly to pay the amount due pursuant to this Section 7.2, and, in order to obtain such payment, Purchaser or the Company, as applicable, commences a suit which results in a judgment against the other party for such termination fee or any portion thereof, such other party shall pay the costs and expenses of Purchaser or the Company, as applicable (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Purchaser or the Company, as applicable, fails to pay the amounts payable pursuant to this Section 7.2, then Purchaser or the Company, as applicable, shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amount payable by the Company pursuant to Section 7.2(a) or (b), or by Purchaser pursuant to Section 7.2(c), in each case, constitutes liquidated damages and not a penalty and shall be the sole remedy of Purchaser or the Company, as applicable, in the event of termination of this Agreement on the bases specified in such sections. The fee contemplated by Section 7.2(c) shall solely be payable subject to Section 7.2(c) of the Company’s Disclosure Letter.

7.3 Effect of Termination. If this Agreement is terminated by either Purchaser or the Company as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2 and Article VIII, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

ARTICLE VIII

CERTAIN OTHER MATTERS

8.1 Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2 Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of this Agreement and shall not survive the Effective Time.

8.3 Waiver; Amendment. Before the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of the Company, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Company Common Stock or that would contravene any provision of the TBCA or the applicable state and federal banking laws, rules and regulations.

8.4 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

8.5 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Tennessee, without regard to conflicts of laws principles.

8.6 Expenses. Except as otherwise provided in Section 7.2, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, by registered or certified mail (return receipt requested) or by commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser, to:

CapStar Financial Holdings, Inc.

1201 Demonbreun Street, Suite 700

Nashville, Tennessee 37203

Attention: Claire W. Tucker

Email: ctucker@capstarbank.com

With copies to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

Facsimile: (212) 403-2000

Attention: Matthew M. Guest

Email: MMGuest@wlrk.com

If to the Company, to:

Athens Bancshares Corporation

106 Washington Avenue

Athens, Tennessee 37303

Facsimile: (423) 745-2710

Attention: Jeffrey L. Cunningham

                 President and Chief Executive Officer

Email: jeffc@athensfederal.com

With copies to:

Luse Gorman, PC

5335 Wisconsin Avenue, N.W.

Suite 780

Washington, DC 20015

Facsimile: (202) 362-2902

Attention: Victor L. Cangelosi

                  Thomas P. Hutton

Email: vcangelosi@luselaw.com

            thutton@luselaw.com

8.8 Entire Agreement; etc. This Agreement (including the documents and the instruments referred to herein), together with the Exhibits and Disclosure Letters hereto and the Confidentiality Agreements, represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 5.12, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.9 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

8.10 Severability. If any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

8.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

8.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

8.13 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated by means of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature page immediately follows]

In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

CapStar Financial Holdings, Inc.

By:	/s/ Claire W. Tucker
Name: Claire W. Tucker
Title: President and Chief Executive Officer

Athens Bancshares Corporation

By:	/s/ Jeffrey L. Cunningham
Name: Jeffrey L. Cunningham
Title: President and Chief Executive Officer

[Signature Page to the Merger Agreement]

EXHIBIT A

FORM OF COMPANY VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of June 11, 2018, is entered into by and among CapStar Financial Holdings, Inc., a Tennessee corporation (“Purchaser”), Athens Bancshares Corporation, a Tennessee corporation (the “Company”), and [●], a stockholder of the Company (the “Stockholder”). Each of Purchaser, the Company and the Stockholder may be referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), dated as of the date hereof, by and between Purchaser and the Company, the Company will be merged with and into Purchaser, with Purchaser as the surviving corporation (the “Merger”);

WHEREAS, the Stockholder beneficially owns the number of shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) as set forth on Schedule A hereto (the “Existing Shares”); and

WHEREAS, as an inducement and a condition to Purchaser and the Company to entering into the Merger Agreement, Purchaser and the Company have required that the Stockholder, in his or her capacity as a stockholder of the Company, enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agrees as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement.

2.

Voting Agreement. From the date hereof until the earlier of the Closing Date and the termination of the Merger Agreement in accordance with its terms (the “Support Period”), the Stockholder irrevocably and unconditionally hereby agrees, that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s stockholders, however called, or in connection with any written consent of the Company’s stockholders, the Stockholder shall (i) appear at such meeting or otherwise cause all of the Existing Shares, and other shares of Company Common Stock over which he or she has acquired beneficial ownership after the date hereof (including any shares of Company Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Company Common Stock or warrants or the conversion of any convertible securities or otherwise) (collectively, the “New Shares” and, together with the Existing Shares, the “Shares”), which he or she owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, without regard to the terms of such Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in this Agreement, or (2) prevent, materially impede or materially delay the Company’s or Purchaser’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger; provided, that the foregoing applies solely to Stockholder in his or her capacity as a stockholder or as a trustee or a limited general partner in any entity holding Shares, and, to the extent the

Exh-A-1

Stockholder serves as a member of the Board of Directors of the Company, nothing in this Agreement shall limit or affect any actions or omissions taken by the Stockholder in Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or shall be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as a director or officer to the Company or its stockholders. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity holding Shares for which the Stockholder serves in any partner, stockholder or trustee capacity. To the extent the Stockholder does not control, by himself or herself, the determinations of such stockholder entity, the Stockholder agrees to exercise all voting or other determination rights he or she has in such stockholder entity to carry out the intents and purposes of his or her support and voting obligations in this paragraph and otherwise set forth in this Agreement. The Stockholder covenants and agrees that, except for this Agreement, he or she (x) has not entered into, and shall not enter during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of this Agreement.

3.	GRANT OF IRREVOCABLE PROXY. IN THE EVENT OF A FAILURE BY THE STOCKHOLDER TO ACT IN ACCORDANCE WITH THE STOCKHOLDER’S OBLIGATIONS AS TO VOTING PURSUANT TO SECTION 2 DURING THE SUPPORT PERIOD, THE STOCKHOLDER HEREBY IRREVOCABLY (DURING THE SUPPORT PERIOD) GRANTS TO AND APPOINTS PURCHASER AS THE STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF STOCKHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT BY VOTING AT ANY MEETING OF THE COMPANY’S STOCKHOLDERS, HOWEVER CALLED, OR IN CONNECTION WITH ANY WRITTEN CONSENT OF THE COMPANY’S STOCKHOLDERS, WITH RESPECT TO THE SHARES REGARDING THE MATTERS REFERRED TO IN SECTION 2 DURING THE SUPPORT PERIOD, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS THE STOCKHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 3 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE DURING THE SUPPORT PERIOD. DURING THE SUPPORT PERIOD, THE STOCKHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. THE STOCKHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN SECTION 2 AND THIS SECTION 3.

4.	Transfer Restrictions Prior to Merger. The Stockholder hereby agrees that he or she will not, during the Support Period, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable (a “Transfer”), except with the prior consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Stockholder may Transfer Shares for estate planning, tax planning or philanthropic purposes so long as the transferee, prior to the date of a Transfer, agrees in a signed writing reasonably acceptable to Purchaser to be bound by and comply with the provisions of this Agreement or upon the death of the Stockholder.

5.

Non-Solicitation. Unless this Agreement shall have been terminated, the Stockholder shall not initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any

Exh-A-2

negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal. The Stockholder will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Purchaser with respect to any Acquisition Proposal.

6.	No Exercise of Appraisal Rights. The Stockholder hereby waives and agrees not to exercise any appraisal rights or right to dissent in respect of the Shares that may arise with respect to the Merger.

7.	Confidential Information. From and after the date of this Agreement, the Stockholder shall not disclose any confidential information of Purchaser or the Company obtained by such person while serving as a director of the Company except in accordance with a judicial or other governmental order or the Merger Agreement. For purposes of this Agreement, “confidential information” does not include (a) information that is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Stockholder; (b) information that was in the Stockholder’s possession prior to serving as a director or information received by the Stockholder from another person without any limitations on disclosure, but only if the Stockholder had no reason to believe that the other person was prohibited from using or disclosing such information by a contractual or fiduciary obligation; or (c) information that was independently developed by the Stockholder without using any confidential information of Purchaser or the Company.

8.	Representations of the Stockholder. The Stockholder represents and warrants to Purchaser as follows: (a) the Stockholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and legally binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery by the Stockholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon the Stockholder or the Existing Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity; (d) as of the date hereof, the Stockholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) the Existing Shares; (e) as of the date hereof, the Stockholder beneficially owns the Existing Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions, applicable securities laws and similar considerations).

9.	Effectiveness. This Agreement shall be effective upon signing and is irrevocable. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement (other than Sections 10 through 15) shall automatically terminate and be null and void and of no effect.

10.	Entire Agreement; Assignment. The recitals are incorporated as a part of this Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each Party; provided, however, that the rights under this Agreement are assignable by Purchaser to a majority-owned affiliate or any successor-in-interest of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder.

11.

Remedies/Specific Enforcement. Each Party agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Purchaser would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Agreement, in addition

Exh-A-3

to any other remedy to which Purchaser may be entitled (including monetary damages), Purchaser shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. The Stockholder further agrees that neither Purchaser nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Stockholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

12.	Governing Law; Jurisdiction and Venue. All questions concerning the construction, validity enforcement and interpretation of this Agreement shall be governed by the internal law of the State of Tennessee, without giving effect to any choice of law of conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the Courts of Tennessee or federal court within the State of Tennessee), in any action or proceeding arising out of or relating to this Agreement and each Party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law; (a) any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 12, and (b) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

13.	Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part of this Agreement, the remaining provisions of this Agreement shall remain in full force and effect, and the court construing this Agreement shall add as a part of this Agreement, a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.
14.	Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Purchaser and the Stockholder, and (b) in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.	Counterparts. The Parties may execute this Agreement in one or more counterparts, including by facsimile, e-mail delivery of a “.pdf” format data file, or other form of electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

Exh-A-4

SIGNED as of the date first set forth above:

CAPSTAR FINANCIAL HOLDINGS, INC.		ATHENS BANCSHARES CORPORATION

By:		By:
	Name: Claire W. Tucker Title: President and Chief Executive Officer		Name: Jeffrey L. Cunningham Title: President and Chief Executive Officer

Additional Signatures on Next Page

[Signature Page to Voting and Support Agreement]

STOCKHOLDER:

[Signature Page to Voting and Support Agreement]

Schedule A

Stockholder	Number of Shares

EXHIBIT B

FORM OF PURCHASER VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of June 11, 2018, is entered into by and among CapStar Financial Holdings, Inc., a Tennessee corporation (“Purchaser”), Athens Bancshares Corporation, a Tennessee corporation (the “Company”), and [●], a stockholder of Purchaser (the “Stockholder”) Each of Purchaser, the Company and the Stockholder may be referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), dated as of the date hereof, by and between Purchaser and the Company, the Company will be merged with and into Purchaser, with Purchaser as the surviving corporation (the “Merger”);

WHEREAS, the Stockholder beneficially owns the number of shares of voting common stock, $1.00 par value, of Purchaser (“Purchaser Common Stock”) as set forth in Purchaser’s proxy statement for its 2018 annual meeting of stockholders together with changes in ownership, if any, thereto reflected on any subsequently filed Form 4 (the “Existing Shares”); and

WHEREAS, as an inducement and a condition to Purchaser and the Company to entering into the Merger Agreement, Purchaser and the Company have required that the Stockholder, in his or her capacity as a stockholder of Purchaser, enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agrees as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement.

2.	Voting Agreement. From the date hereof until the earlier of the Closing Date and the termination of the Merger Agreement in accordance with its terms (the “Support Period”), the Stockholder irrevocably and unconditionally hereby agrees, that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Purchaser’s stockholders, however called, or in connection with any written consent of the Purchaser’s stockholders, the Stockholder shall (i) appear at such meeting or otherwise cause all of the Existing Shares, and other shares of Purchaser Common Stock over which he or she has acquired beneficial ownership after the date hereof (including any shares of Purchaser Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Purchaser Common Stock or warrants or the conversion of any convertible securities or otherwise) (collectively, the “New Shares” and, together with the Existing Shares, the “Shares”), which he or she owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Purchaser’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement, and (C) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of Purchaser contained in the Merger Agreement, or of the Stockholder contained in this Agreement, or (2) prevent, materially impede or materially delay the Company’s or Purchaser’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger; provided, that the foregoing applies solely to Stockholder in his or her capacity as a stockholder or as a trustee or a limited

Exh-B-1

general partner in any entity holding Shares, and, to the extent the Stockholder serves as a member of the Board of Directors of Purchaser, nothing in this Agreement shall limit or affect any actions or omissions taken by the Stockholder in Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or shall be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as a director or officer to Purchaser or its stockholders. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity holding Shares for which the Stockholder serves in any partner, stockholder or trustee capacity. To the extent the Stockholder does not control, by himself or herself, the determinations of such stockholder entity, the Stockholder agrees to exercise all voting or other determination rights he or she has in such stockholder entity to carry out the intents and purposes of his or her support and voting obligations in this paragraph and otherwise set forth in this Agreement. The Stockholder covenants and agrees that, except for this Agreement, he or she (x) has not entered into, and shall not enter during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of this Agreement.

3.	GRANT OF IRREVOCABLE PROXY. IN THE EVENT OF A FAILURE BY THE STOCKHOLDER TO ACT IN ACCORDANCE WITH THE STOCKHOLDER’S OBLIGATIONS AS TO VOTING PURSUANT TO SECTION 2 DURING THE SUPPORT PERIOD, THE STOCKHOLDER HEREBY IRREVOCABLY (DURING THE SUPPORT PERIOD) GRANTS TO AND APPOINTS THE COMPANY AS THE STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF STOCKHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT BY VOTING AT ANY MEETING OF THE PURCHASER’S STOCKHOLDERS, HOWEVER CALLED, OR IN CONNECTION WITH ANY WRITTEN CONSENT OF THE PURCHASER’S STOCKHOLDERS, WITH RESPECT TO THE SHARES REGARDING THE MATTERS REFERRED TO IN SECTION 2 DURING THE SUPPORT PERIOD, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS THE STOCKHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 3 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE DURING THE SUPPORT PERIOD. DURING THE SUPPORT PERIOD, THE STOCKHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. THE STOCKHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN SECTION 2 AND THIS SECTION 3.

4.	Transfer Restrictions Prior to Merger. The Stockholder hereby agrees that he or she will not, during the Support Period, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable (a “Transfer”), except with the prior consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Stockholder may Transfer Shares for estate planning, tax planning or philanthropic purposes so long as the transferee, prior to the date of a Transfer, agrees in a signed writing reasonably acceptable to the Company to be bound by and comply with the provisions of this Agreement or upon the death of the Stockholder.

Exh-B-2

5.	Confidential Information. From and after the date of this Agreement, the Stockholder shall not disclose any confidential information of Purchaser or the Company obtained by such person while serving as a director of Purchaser except in accordance with a judicial or other governmental order or the Merger Agreement. For purposes of this Agreement, “confidential information” does not include (a) information that is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Stockholder; (b) information that was in the Stockholder’s possession prior to serving as a director or information received by the Stockholder from another person without any limitations on disclosure, but only if the Stockholder had no reason to believe that the other person was prohibited from using or disclosing such information by a contractual or fiduciary obligation; or (c) information that was independently developed by the Stockholder without using any confidential information of Purchaser or the Company.

6.	Representations of the Stockholder. The Stockholder represents and warrants to the Company as follows: (a) the Stockholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and legally binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery by the Stockholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon the Stockholder or the Existing Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity; (d) as of the date hereof, the Stockholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) the Existing Shares; (e) as of the date hereof, the Stockholder beneficially owns the Existing Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement, under applicable federal or state securities laws or pursuant to any written policies of Purchaser with respect to the trading of securities in connection with insider trading restrictions, applicable securities laws and similar considerations).

7.	Effectiveness. This Agreement shall be effective upon signing and is irrevocable. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement (other than Sections 8 through 13) shall automatically terminate and be null and void and of no effect.

8.	Entire Agreement; Assignment. The recitals are incorporated as a part of this Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each Party; provided, however, that the rights under this Agreement are assignable by the Company to a majority-owned affiliate or any successor-in-interest of the Company, but no such assignment shall relieve the Company of its obligations hereunder.

9.	Remedies/Specific Enforcement. Each Party agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the Company would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which the Company may be entitled (including monetary damages), the Company shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. The Stockholder further agrees that neither the Company nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Stockholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Exh-B-3

10.	Governing Law; Jurisdiction and Venue. All questions concerning the construction, validity enforcement and interpretation of this Agreement shall be governed by the internal law of the State of Tennessee, without giving effect to any choice of law of conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the Courts of Tennessee or federal court within the State of Tennessee), in any action or proceeding arising out of or relating to this Agreement and each Party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law; (a) any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 10, and (b) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

11.	Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part of this Agreement, the remaining provisions of this Agreement shall remain in full force and effect, and the court construing this Agreement shall add as a part of this Agreement, a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

12.	Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by the Company and the Stockholder, and (b) in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.	Counterparts. The Parties may execute this Agreement in one or more counterparts, including by facsimile, e-mail delivery of a “.pdf” format data file, or other form of electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

Exh-B-4

SIGNED as of the date first set forth above:

CAPSTAR FINANCIAL HOLDINGS, INC.		ATHENS BANCSHARES CORPORATION

By:		By:
	Name: Claire W. Tucker		Name: Jeffrey L. Cunningham
	Title: President and Chief Executive Officer		Title: President and Chief Executive Officer

Additional Signatures on Next Page

[Signature Page to Voting and Support Agreement]

STOCKHOLDER:

[Signature Page to Voting and Support Agreement]

EXHIBIT C

FORM OF BANK MERGER AGREEMENT

This Agreement and Plan of Merger (this “Agreement”), dated as of June 11, 2018, is made by and between Capstar Bank, a state banking association chartered under the laws of the State of Tennessee (“Purchaser Bank”), and Athens Federal Community Bank, National Association, a national bank chartered under the laws of the United States (“Company Bank”).

RECITALS

WHEREAS, all of the issued and outstanding capital stock of Purchaser Bank is owned as of the date hereof directly by CapStar Financial Holdings, Inc., a Tennessee corporation (“Purchaser”);

WHEREAS, all of the issued and outstanding capital stock of Company Bank is owned as of the date hereof directly by Athens Bancshares Corporation, a Tennessee corporation (the “Company”);

WHEREAS, Purchaser and the Company have entered into an Agreement and Plan of Merger, dated as of June 11, 2018 (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, the Company will merge with and into Purchaser, with Purchaser surviving such merger (collectively, the “HoldCo Merger”);

WHEREAS, contingent upon the HoldCo Merger, on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Company Bank with and into Purchaser Bank, with Purchaser Bank surviving such merger (the “Bank Merger”); and

WHEREAS, the board of directors of Purchaser Bank and the board of directors of Company Bank deem the Bank Merger advisable and in the best interests of their respective stockholders, and have authorized and approved the execution and delivery of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

BANK MERGER

Section 1.1 The Bank Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Company Bank shall be merged with and into Purchaser Bank in accordance with the provisions of the Tennessee Banking Act and 12 U.S.C. 1828(c). At the Effective Time, the separate existence of Company Bank shall cease, and Purchaser Bank, as the surviving entity (the “Surviving Bank”), shall continue unaffected and unimpaired by the Bank Merger. All assets of Company Bank as they exist at the Effective Time of the Bank Merger shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of each of the merging banks existing as of the Effective Time of the Bank Merger. Immediately following the Effective Time, the Surviving Bank shall continue to operate the main office and each of the branches of Company Bank existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate each of the branches of the Surviving Bank existing at the Effective Time.

Section 1.2 Closing. The closing of the Bank Merger will take place as soon as practicable following the HoldCo Merger or at such other time and date as specified by the parties, but in no case prior to the date on

Exh-C-1

which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, at such place as is agreed by the parties hereto.

Section 1.3 Effective Time. Subject to applicable law, the Bank Merger shall become effective as of the date and time specified in the articles of merger filed with the Secretary of State of the State of Tennessee, or such other time and date as shall be provided by law and agreed to by the parties hereto (such date and time being herein referred to as the “Effective Time”).

Section 1.4 Articles of Association and By-laws. The articles of association and by-laws of Purchaser Bank in effect immediately prior to the Effective Time shall be the articles of association and the by-laws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.

Section 1.5 Board of Directors and Officers. At the Effective Time, the board of directors of the Surviving Bank shall consist of the board of directors of Purchaser Bank as of immediately prior to the Bank Merger as well as the Designated Directors appointed to the board of directors of Purchaser Bank effective as of the effective time of the HoldCo Merger in accordance with Section 5.15 of the Merger Agreement. The officers of the Surviving Bank shall consist of the officers of Purchaser Bank as of immediately prior to the Bank Merger.

ARTICLE II

CONSIDERATION

Section 2.1 Effect on Company Bank Capital Stock. By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Company Bank, at the Effective Time, all shares of Company Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.2 Effect on Purchaser Bank Capital Stock. Each share of Purchaser Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.

ARTICLE III

COVENANTS

Section 3.1 During the period from the date of this Agreement and continuing until the Effective Time, subject to the provisions of the Merger Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1 The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

(a) All approvals, consents or waivers of any Governmental Entity (as defined in the Merger Agreement) required for the consummation the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired or been terminated.

Exh-C-2

(b) The HoldCo Merger shall have been consummated in accordance with the terms of the Merger Agreement.

(c) No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.

(d) This Agreement shall have been adopted by the sole stockholder of each of Purchaser Bank and Company Bank.

ARTICLE V

TERMINATION AND AMENDMENT

Section 5.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by an instrument executed by each of the parties hereto. This Agreement will terminate automatically upon the termination of the Merger Agreement.

Section 5.2 Amendment. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1 Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 6.2 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, by registered or certified mail (return receipt requested) or by commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice)::

If to Purchaser Bank, to:

CapStar Bank
1201 Demonbreun Street, Suite 700
Nashville, Tennessee 37203
Attention:	Claire W. Tucker
Email:	ctucker@capstarbank.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY 10019
Facsimile:	(212) 403-2000
Attention:	Matthew M. Guest
Email:	MMGuest@wlrk.com

Exh-C-3

If to the Company Bank, to:

Athens Federal Community Bank, National Association
106 Washington Avenue
Athens, Tennessee 37303
Facsimile:	(423) 745-2710
Attention:	Jeffrey L. Cunningham
President and Chief Executive Officer
Email:	jeffc@athensfederal.com

With a copy (which shall not constitute notice) to:

Luse Gorman, PC
5335 Wisconsin Avenue, N.W.
Suite 780
Washington, DC 20015
Facsimile:	(202) 362-2902
Attention:	Victor L. Cangelosi
Thomas P. Hutton
Email:	vcangelosi@luselaw.com
thutton@luselaw.com

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile, electronic mail or other wire transmission, (iii) three (3) business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one (1) business day after being deposited with a reputable overnight courier.

Section 6.3 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.4 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by facsimile, e-mail delivery of a “.pdf” format data file, or other electronic means), all of which shall be considered one (1) and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 6.5 Entire Agreement. This Agreement (including any exhibits thereto, the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Merger Agreement.

Section 6.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee applicable to agreements made and to be performed wholly within such state, except to the extent that the federal laws of the United States shall be applicable hereto.

Section 6.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the parties hereto and any attempted assignment in contravention of this Section 6.7 shall be null and void.

[Signature page follows]

Exh-C-4

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

CAPSTAR BANK

By:
Name:
Title:

ATHENS FEDERAL COMMUNITY BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Page to Bank Merger Agreement]

Appendix B

The Board of Directors

CapStar Financial Holdings, Inc.

1201 Demonbreun Street, Suite 700

Nashville, TN 37203

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to CapStar Financial Holdings, Inc. (“CapStar”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Athens Bancshares Corporation (“Athens”) with and into CapStar, pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between CapStar and Athens. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, by virtue of the Merger, automatically and without any action on the part of any holder of common stock, par value $0.01 per share, of Athens (“Athens Common Stock”), each share of Athens Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Agreement), other than Excluded Shares (as defined in the Agreement), shall become and be converted into the right to receive, without interest, 2.864 shares of common stock, par value $1.00 per share, of CapStar (“CapStar Common Stock”). The ratio of 2.864 shares of CapStar Common Stock for one share of Athens Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, subject to the terms thereof and as further described therein, as soon as practicable after the Effective Time, Athens Federal Community Bank, National Association, a wholly-owned subsidiary of Athens (“Athens Bank”), will merge with and into Capstar Bank, a wholly-owned subsidiary of CapStar, pursuant to a separate plan of bank merger to be entered into between Athens Bank and Capstar Bank (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to CapStar and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and in the case of CapStar, further to an existing sales and trading relationship with a KBW broker-dealer affiliate), may from time to time purchase securities from, and sell securities to, CapStar and Athens. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of CapStar or Athens for our and their own accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of CapStar (the “Board”) in rendering this opinion and will receive a fee from CapStar for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, CapStar has agreed to indemnify us for certain liabilities arising out of our engagement.

In addition to this present engagement, in the past two years, KBW has provided investment banking and financial advisory services to CapStar and received compensation for such services. KBW acted as an underwriter in connection with CapStar’s September 2016 initial public offering of CapStar Common Stock. In

The Board of Directors – CapStar Financial Holdings, Inc.

June 11, 2018

the past two years, KBW has not provided investment banking or financial advisory services to Athens. We may in the future provide investment banking and financial advisory services to CapStar and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of CapStar and Athens and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated June 5, 2018 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the two fiscal years ended December 31, 2017 of Capstar and the audited financial statements for the fiscal year ended December 31, 2015 of CapStar; (iii) the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 of CapStar; (iv) the audited financial statements for the three fiscal years ended December 31, 2017 of Athens; (v) the unaudited interim consolidated financial statements for the fiscal quarter ended March 31, 2018 of Athens; (vi) certain regulatory filings of CapStar, Capstar Bank, Athens and Athens Bank, including, as applicable, the quarterly reports on Form FRY-9C and quarterly call reports that were filed with respect to each quarter during the three year period ended December 31, 2017 as well as the quarter ended March 31, 2018; (vii) certain other interim reports and other communications of CapStar and Athens to their respective stockholders; and (viii) other financial information concerning the respective businesses and operations of CapStar and Athens that was furnished to us by CapStar and Athens or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of CapStar and Athens; (ii) the assets and liabilities of CapStar and Athens; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of CapStar and Athens with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts of Athens with respect to fiscal years 2018 and 2019 that were prepared by Athens management, provided to and discussed with us by such management, and used and relied upon by us, based on such discussions, at the direction of CapStar management and with the consent of the Board; (vi) assumed Athens long-term growth rates that were provided to and discussed with us by CapStar management and used and relied upon by us at the direction of such management and with the consent of the Board, (vii) the publicly available consensus “street estimates” of CapStar, as well as assumed CapStar long-term growth rates that were provided to us by CapStar management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on CapStar (including without limitation the potential cost savings and related expenses expected to result or be derived from the Merger) that were prepared by CapStar management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held by the managements of CapStar and Athens regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any

Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors – CapStar Financial Holdings, Inc.

June 11, 2018

responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Athens, with the consent of CapStar, as to the reasonableness and achievability of the financial and operating forecasts of Athens with respect to fiscal years 2018 and 2019 (and the assumptions and bases therefor) referred to above, and we have assumed that such forecasts were reasonably prepared and represent the best currently available estimates and judgments of such management, and that such forecasts will be realized in the amounts and in the time periods currently estimated by such management. We have further relied upon CapStar management as to the reasonableness and achievability of the publicly available consensus “street estimates” of CapStar, the assumed long-term growth rates of Athens and CapStar, and the estimates regarding certain pro forma financial effects of the Merger on CapStar, all as referred to above (and the assumptions and bases for all such information, including, without limitation, the potential cost savings and related expenses expected to result or be derived from the Merger), and we have assumed that all such information was reasonably prepared and represents, or in the case of the publicly available consensus “street estimates” of CapStar referred to above that such estimates are consistent with, the best currently available estimates and judgments of CapStar management and that the forecasts and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of CapStar and Athens that was provided to and discussed with us was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of CapStar referred to above, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements CapStar and Athens, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either CapStar or Athens since the date of the last financial statements of each such entity that were made available to us and that we were directed to use. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of CapStar and Athens are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of CapStar or Athens, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of CapStar or Athens under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in

Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors – CapStar Financial Holdings, Inc.

June 11, 2018

respect of Athens Common Stock; (ii) that any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement or as otherwise described to us by representatives of CapStar; (iii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iv) that each party to the Agreement or any of the related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (v) that all conditions to the completion of the Merger and any related transactions (including the Bank Merger) will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (vi) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions (including the Bank Merger), no delay, limitation, restriction or condition, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of CapStar, Athens or the pro forma entity, or the contemplated benefits and effects of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of CapStar that CapStar has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to CapStar, Athens, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to CapStar. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger and the charitable contribution to be made by CapStar following the consummation of the Merger as provided for in the Agreement), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger to CapStar, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, escrow, cooperation, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of CapStar to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by CapStar or the Board, (iii) any business, operational or other plans with respect to Athens or the pro forma entity that may be currently contemplated by CapStar or the Board or that may be implemented subsequent to the closing of the Merger, (iv) the fairness of the amount or nature of any compensation to any of CapStar’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of CapStar Common Stock or relative to the Exchange Ratio, (v) the effect of the Merger or any related transaction (including the Bank Merger) on, or the fairness of the consideration to be received by, holders of any class of securities of CapStar, Athens or any other party to any transaction contemplated by the Agreement, (vi) any adjustment (as provided in the Agreement) to the Exchange Ratio assumed for purposes of our opinion, (vii) the actual value of CapStar Common Stock to be issued in connection with the Merger, (viii) the prices, trading range or volume at which CapStar Common Stock or Athens Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which

Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors – CapStar Financial Holdings, Inc.

June 11, 2018

CapStar Common Stock will trade following the consummation of the Merger, (ix) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (x) any legal, regulatory, accounting, tax or similar matters relating to CapStar, Athens, any of their respective stockholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction (including the Bank Merger), including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of CapStar Common Stock or any stockholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the Merger.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to CapStar.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, A Stifel Company

Appendix C

June 11, 2018

Board of Directors

CapStar Financial Holdings, Inc.

1201 Demonbreun Street, Suite 700

Nashville, TN 37203

Ladies and Gentlemen:

CapStar Financial Holdings, Inc. (“Purchaser”) and Athens Bancshares Corporation (“Company”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Company shall merge with and into Purchaser with Purchaser being the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of Company common stock, $0.01 par value per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, will be converted into the right to receive, without interest, 2.864 shares (the “Exchange Ratio”) of common stock, $1.00 par value per share, of Purchaser (“Purchaser Common Stock”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to Purchaser.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated June 10, 2018; (ii) certain publicly available financial statements and other historical financial information of Purchaser that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iv) publicly available mean analyst earnings per share estimates for Purchaser for the years ending December 31, 2018 and December 31, 2019 with a long-term earnings per share growth rate for the years thereafter as well as dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Purchaser; (v) certain internal financial projections for Company for the years ending December 31, 2018 and December 31, 2019, as provided by the senior management of Company and confirmed with the senior management of Purchaser, as well as a long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Purchaser; (vi) the pro forma financial impact of the Merger on Purchaser based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Purchaser; (vii) the publicly reported historical price and trading activity for Purchaser Common Stock and Company Common Stock, including a comparison of certain stock trading information for Purchaser Common Stock and Company Common Stock and

certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Purchaser and Company with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Purchaser the business, financial condition, results of operations and prospects of Purchaser and held similar discussions with the senior management of Company and its representatives regarding the business, financial condition, results of operations and prospects of Company.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Purchaser, Company or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Purchaser and Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Purchaser or Company. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Purchaser or Company. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Purchaser or Company, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Purchaser or Company. We have assumed, with your consent, that the respective allowances for loan losses for both Purchaser and Company are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available mean analyst earnings per share estimates for Purchaser for the years ending December 31, 2018 and December 31, 2019 with a long-term earnings per share growth rate for the years thereafter as well as dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Purchaser. In addition, Sandler O’Neill used certain internal financial projections for Company for the years ending December 31, 2018 and December 31, 2019, as provided by the senior management of Company and confirmed with the senior management of Purchaser, as well as a long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Purchaser. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Purchaser. With respect to the foregoing information, the senior managements of Purchaser and Company confirmed to us that such information reflected (or, in the case of the publicly available consensus mean analyst estimates referred to above, were consistent with) the best currently available projections and estimates of the senior managements of Purchaser and Company as to the future financial performance of Purchaser and Company, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections or estimates, or the assumptions on which they are based. We have also assumed that there has been no material change in

Purchaser’s or Company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Purchaser and Company will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect that would be material to our analyses of Purchaser, Company or the Merger, or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Purchaser has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

We have acted as Purchaser’s financial advisor in connection with the Merger and will receive a fee for our services, which transaction fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill upon consummation of the Merger. Purchaser has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof Sandler O’Neill has provided certain other investment banking services to, and received fees from, Purchaser. Most recently, Sandler O’Neill acted as book running manager in connection with Purchaser’s initial public offering of common stock, which transaction closed in September 2016. Sandler O’Neill has not provided any investment banking services to, or received any fees from, Company in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Purchaser and its affiliates. We may also actively trade the equity and debt securities of Purchaser, Company and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Purchaser in connection with its consideration of the Agreement and Merger and does not constitute a recommendation to any shareholder of Purchaser as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to Purchaser and does not address the underlying business decision of Purchaser to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Purchaser or the effect of any other transaction in which Purchaser might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Purchaser or Company officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion may not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in any regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Purchaser from a financial point of view.

Very truly yours,

Appendix D

June 11, 2018

Board of Directors

Athens Bancshares Corporation

106 Washington Ave.

Athens, TN 37303

Members of the Board:

BSP Securities, LLC (“BSP”), a wholly-owned broker/dealer subsidiary of Banks Street Partners, LLC, understands that Athens Bancshares Corporation (“AFCB”) and CapStar Financial Holdings, Inc. (“CSTR”) have proposed to enter into an Agreement and Plan of Merger, dated as of June 11, 2018 (the “Agreement”), pursuant to which CSTR will acquire AFCB through the merger of AFCB with and into CSTR, with CSTR as the resulting corporation (the “Merger”). All capitalized terms not defined herein shall have the respective meanings set forth in the Agreement.

In accordance with the terms of the Agreement, each share of AFCB common stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall become and be converted into the right to receive, without interest, 2.8640 shares of CSTR common stock (the “Exchange Ratio”).

Each option to acquire shares of AFCB common stock that is outstanding and unexercised

(“Company Stock Option”) that was granted pursuant to the Athens Bancshares Corporation 2010 Equity Incentive Plan (the “Company Equity Plan shall, at the Effective Time, be automatically assumed and converted into an Adjusted Stock Option”) to purchase, on the same terms and conditions as were applicable to such Company Stock Option immediately prior to the Effective Time (including vesting terms), the number shares of CSTR common stock (rounded down to the nearest whole number) equal to the product of (i) the number of shares of AFCB common stock subject to the Company Stock Option, multiplied by (ii) the Exchange Ratio, which Adjusted Stock Option shall have an exercise price per share of CSTR common stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of AFCB common stock subject to such Company Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio. The common stock consideration and option consideration described above are referred to collectively herein as the Merger Consideration.

AFCB has requested that BSP render its opinion (the “Opinion”) to AFCB’s Board of Directors, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of AFCB common stock under the terms of the Agreement. BSP, as part of its investment banking business, is regularly engaged in the valuation of banks, bank holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, private placements and valuations for corporate and other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of AFCB and will receive a fee for this Opinion. BSP will also receive compensation for other advisory services related to the Merger, a portion of which is contingent upon the consummation of the Merger. AFCB has also agreed to reimburse us for our reasonable out-of-pocket expenses and has agreed to indemnify us for certain liabilities arising out of our engagement by AFCB in connection with the Merger. During the past two years, BSP has not provided advisory services to either AFCB or CSTR, for which it has received compensation.

3290 Northside Parkway NW, Suite 800 / Atlanta, GA 30327 / (404) 848-1571 (phone)

For purposes of this Opinion and in connection with our review of the proposed Merger, we have, among other things:

1.	Reviewed the terms of the Agreement;

2.	Participated in discussions with AFCB management concerning AFCB’s financial condition, asset quality, regulatory standing, capital position, historical and current earnings, management succession and AFCB’s and CSTR’s future financial performance;

3.	Reviewed AFCB’s audited consolidated financial statements for the years ended December 31, 2015, 2016 and 2017, and unaudited consolidated financial statements for the quarter ended March 31, 2018;

4.	Reviewed CSTR’s audited consolidated financial statements for the years ended December 31, 2015, 2016 and 2017, and unaudited consolidated financial statements for the quarter ended March 31, 2018;

5.	Reviewed certain financial forecasts and projections of AFCB, prepared by its management, as well as the estimated cost savings and related estimated transaction expenses expected to result from the Merger;

6.	Analyzed certain aspects of AFCB’s financial performance and condition and compared such financial performance and condition with similar data of publicly-traded companies we deemed similar to AFCB;

7.	Reviewed historical trading activity of CSTR and management’s projections for future financial performance;

8.	Compared the proposed financial terms of the Merger with the financial terms of certain other recent merger and acquisition transactions involving acquired companies that we deemed to be relevant to AFCB; and

9.	Performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as we deemed relevant.

In giving our Opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by AFCB and CSTR, and its respective representatives, and of the publicly available information for AFCB and CSTR that we reviewed. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheet of CSTR and AFCB at March 31, 2018 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We are not retained to, nor did we conduct a physical inspection of any of the properties or facilities of AFCB, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of AFCB, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction to the Merger might be more favorable to holders of AFCB common stock.

With respect to the financial projections for AFCB used by BSP in its analyses, management of AFCB confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performance of AFCB. We assumed that the financial performance reflected in all projections and estimates used

3290 Northside Parkway NW, Suite 800 / Atlanta, GA 30327 / (404) 848-1571 (phone)

by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of AFCB or CSTR since the date of the most recent financial statements made available to us, other than those changes which may have been provided by senior management of AFCB and CSTR. We have assumed in all respects material to our analyses that the AFCB and CSTR will remain as going concerns for all periods relevant to our analyses, that all representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice AFCB received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our Opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by CSTR to holders of AFCB common stock in the Merger and does not address AFCB’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of AFCB, and our opinion does not constitute a recommendation to any director of AFCB as to how such director should vote with respect to the Agreement. In rendering the Opinion, we express no opinions in respect to the amount or nature of any compensation to any officers, directors, or employees of AFCB, or any class of such persons relative to the Merger Consideration to be received by the holders of AFCB common stock in the Merger or with respect to the fairness of any such compensation.

Except as hereinafter provided, this Opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent. The consent of any such public reference shall be satisfactory to us as set forth in the financial advisory agreement dated February 9, 2018 by and between AFCB and BSP. This letter is addressed and directed to the Board of Directors of AFCB in its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. The Opinion expressed herein is intended solely for the benefit of the Board of Directors and shareholders of AFCB in connection with the matters addressed herein and may not be relied upon by any other person or entity, or for any other purpose without our written consent. This Opinion was approved by the Fairness Opinion Committee of BSP.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration is fair to the holders of AFCB common stock, from a financial point of view.

Sincerely,

BSP Securities, LLC

3290 Northside Parkway NW, Suite 800 / Atlanta, GA 30327 / (404) 848-1571 (phone)

Appendix E

TENNESSEE CODE

TITLE 48 CORPORATIONS AND ASSOCIATIONS

CHAPTER 23

DISSENTERS’ RIGHTS

Part 1

Right to Dissent and Obtain Payment for Shares.

48-23-101. Chapter Definitions.

48-23-102. Right to dissent.

48-23-103. Dissent by nominees and beneficial owners.

Part 2

Procedure for Exercise of Dissenters’ Rights.

48-23-201. Notice of dissenters’ rights.

48-23-202. Notice of intent to demand payment.

48-23-203. Dissenters’ notice.

48-23-204. Duty to demand payment.

48-23-205. Share restrictions.

48-23-206. Payment.

48-23-207. Failure to take action.

48-23-208. After-acquired shares.

48-23-209. Procedure if shareholder dissatisfied with payment or offer.

Part 3

Judicial Appraisal of Shares.

48-23-301. Court action.

48-23-302. Court costs and counsel fees.

PART 1

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

48-23-101. Chapter Definitions.

As used in this chapter, unless the context otherwise requires:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, and, for purposes of §§ 48-23-203—48-23-302, includes the survivor of a merger or conversion or the acquiring entity in a share exchange of that issuer;

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

(4) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

(5) “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

1

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

48-23-102. Right to dissent.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger if the merger is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the merger if the merger had been submitted to a vote at a shareholders’ meeting; or

(B) If the corporation is a subsidiary that is merged with its parent under § 48-21-105;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan if the plan is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the plan if the plan had been submitted to a vote at a shareholders’ meeting;

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange if the sale or exchange is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the sale or exchange if the sale or exchange had been submitted to a vote at a shareholders’ meeting, including a sale of all, or substantially all, of the property of the corporation in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preferential right of the shares;

(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under § 48-16-104;

(5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;

(6) Consummation of a conversion of the corporation to another entity pursuant to chapter 21 of this title; or

(7) In accordance with and to the extent provided in § 48-28-104(b), an amendment to the charter of a corporation as described in § 48-28-104(b)(1), or consummation of a merger or plan of share exchange as described in § 48-28-104(b)(2).

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(b) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934, compiled in 15 U.S.C. § 78f, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, compiled in 15 U.S.C. § 78a, as amended.

48-23-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection (a) are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

PART 2

PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

48-23-201. Notice of dissenters’ rights.

(a) Where any corporate action specified in § 48-23-102(a) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (including any meeting notice required under chapters 11-27 to be provided to nonvoting shareholders) must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert dissenters’ rights under this chapter. If the corporation concludes that dissenters’ rights are or may be available, a copy of this chapter must accompany the meeting notice sent to those record shareholders entitled to exercise dissenters’ rights.

(b) In a merger pursuant to § 48-21-105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert dissenters rights that the corporate action became effective. Such notice must be sent within ten (10) days after the corporate action became effective and include the materials described in § 48-23-203.

(c) Where any corporate action specified in § 48-23-102(a) is to be approved by written consent of the shareholders pursuant to § 48-17-104(a) or § 48-17-104(b):

(1) Written notice that dissenters’ rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter; and

(2) Written notice that dissenters’ rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by § 48-17-104(e) and (f), may include the

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materials described in § 48-23-203 and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter.

(d) A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202. Notice of intent to demand payment.

(a) If a corporate action specified in § 48-23-102(a) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter:

(1) Must deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) Must not vote, or cause or permit to be voted, any such shares in favor of the proposed action.

(b) If a corporate action specified in § 48-23-102(a) is to be approved by less than unanimous written consent, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter must not sign a consent in favor of the proposed action with respect to such shares.

(c) A shareholder who fails to satisfy the requirements of subsection (a) or subsection (b) is not entitled to payment under this chapter.

48-23-203. Dissenters’ notice.

(a) If a corporate action requiring dissenters’ rights under § 48-23-102(a) becomes effective, the corporation must send a written dissenters’ notice and form required by subdivision (b)(1) to all shareholders who satisfy the requirements of § 48-23-202(a) or § 48-23-202(b). In the case of a merger under § 48-21-105, the parent must deliver a dissenters’ notice and form to all record shareholders who may be entitled to assert dissenters’ rights.

(b) The dissenters’ notice must be delivered no earlier than the date the corporate action specified in § 48-23-102(a) became effective, and no later than (10) days after such date, and must:

(1) Supply a form that:

(A) Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action;

(B) If such announcement was made, requires the shareholder asserting dissenters’ rights to certify whether beneficial ownership of those shares for which dissenters’ rights are asserted was acquired before that date; and

(C) Requires the shareholder asserting dissenters’ rights to certify that such shareholder did not vote for or consent to the transaction;

(2) State:

(A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision (b)(2)(B);

(B) A date by which the corporation must receive the form, which date may not be fewer than forty (40) nor more than sixty (60) days after the date the subsection (a) dissenters’ notice is sent, and state that the shareholder shall have waived the right to demand payment with respect to the shares unless the form is received by the corporation by such specified date;

(C) The corporation’s estimate of the fair value of shares;

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(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten (10) days after the date specified in subdivision (b)(2)(B) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(E) [Deleted by 2015 amendment.]

(3) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201.

48-23-204. Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 48-23-203(b)(2), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

(d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

48-23-205. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

48-23-206. Payment.

(a) Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to § 48-23-203(b)(2)(C);

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under § 48-23-209; and

(5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203.

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48-23-207. Failure to take action.

(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under § 48-23-203 and repeat the payment demand procedure.

48-23-208. After-acquired shares.

(a) A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 48-23-209.

48-23-209. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under § 48-23-206), or reject the corporation’s offer under § 48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:

(1) The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or

(3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

(b) A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.

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PART 3

JUDICIAL APPRAISAL OF SHARES

48-23-301. Court action.

(a) If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or

(2) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under § 48-23-208.

48-23-302. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

(1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

(2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

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